As filed with the Securities and Exchange Commission on May 3, 2024.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SERINA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in our Charter)

Delaware	2834	82-1436829
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

601 Genome Way, Suite 2001

Huntsville, Alabama 35806

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven Ledger
Interim Chief Executive Officer
601 Genome Way, Suite 2001

Huntsville, Alabama 35806

(256) 327-9630
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Please send copies of all communications to:

Scott Ludwig

Stephen Hinton

Bradley Arant Boult Cummings LLP

200 Clinton Avenue Huntsville Alabama 35801

(256) 517-5100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☒
	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

On March 26, 2024, the Delaware corporation formerly known as “AgeX Therapeutics, Inc.” completed our previously announced merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of August 29, 2023 (the “Merger Agreement”), by and among AgeX Therapeutics, Inc., a Delaware corporation (“AgeX”), Canaria Transaction Corporation, an Alabama corporation and a wholly owned subsidiary of AgeX (“Merger Sub”), and Serina Therapeutics, Inc., an Alabama corporation (“Legacy Serina”), pursuant to which Merger Sub merged with and into Legacy Serina, with Legacy Serina surviving the merger as a wholly owned subsidiary of AgeX (the “Merger”). Additionally, on March 26, 2024, AgeX changed our name from “AgeX Therapeutics, Inc.” to “Serina Therapeutics, Inc.” (the “Company,” the “Combined Company,” “we,” “us,” or “our”).

At the effective time of the Merger (the “Effective Time”), each outstanding share of Legacy Serina capital stock (after giving effect to the automatic conversion of all shares of Legacy Serina preferred stock into shares of Legacy Serina common stock and excluding any shares held as treasury stock by Legacy Serina or held or owned by AgeX or any subsidiary of AgeX or Legacy Serina and any dissenting shares) was converted into the right to receive 0.97682654 shares of AgeX common stock, which resulted in the issuance by AgeX of an aggregate of 5,913,277 shares of AgeX common stock to the stockholders of Legacy Serina (the “Exchange Shares”). In addition, AgeX assumed the Legacy Serina 2017 Stock Option Plan and each outstanding and unexercised option to purchase Legacy Serina common stock and each outstanding and unexercised warrant to purchase Legacy Serina capital stock were adjusted with such stock options and warrants henceforth representing the right to purchase a number of shares of our common stock equal to 0.97682654 multiplied by the number of shares of Legacy Serina common stock previously represented by such options and warrants.

The Merger was treated as a reverse recapitalization under U.S. generally accepted accounting principles. Legacy Serina is considered the accounting acquirer for financial reporting purposes. Immediately following the consummation of the Merger, AgeX changed our name to “Serina Therapeutics, Inc.” and the Company’s common stock, par value $0.0001 per share (“common stock”), began trading on the NYSE American under the symbol “SER.”

On March 19, 2024, AgeX issued a warrant dividend (the “Warrant Dividend”) to all AgeX stockholders of record as of the close of business on March 18, 2024. The Warrant Dividend consisted of three warrants (each, a “Post-Merger Warrant”) for each five shares of AgeX common stock issued and outstanding held by the stockholder of record as of the Warrant Dividend Record Date. Each Post-Merger Warrant is exercisable at an exercise price equal to $13.20 per warrant for (i) one share of the Company’s common stock and (ii) one warrant (each, an “Incentive Warrant”) and will expire on July 31, 2025. Each Incentive Warrant will be exercisable at an exercise price equal to $18.00 per warrant for one share of common stock, and will expire on the four-year anniversary of closing of the Merger. No fractional warrants were issued, and the number of Post-Merger Warrants issued to a stockholder of record were rounded down to the nearest whole number if such holder was entitled to receive a fractional warrant.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 3, 2024

PRELIMINARY PROSPECTUS

Serina Therapeutics, Inc.

Up to 3,000,568 Shares of common stock Issuable Upon Exercise of Warrants

Up to 1,500,284 Warrants to Purchase Shares of common stock
and Up to 1,889,323 Shares of common stock

This prospectus relates to the offer and sale from time to time by us of up to: (i) 1,500,284 shares of common stock issuable upon the exercise of Post-Merger Warrants which are exercisable at a price of $13.20 per share; (ii) 1,500,284 Incentive Warrants; and (iii) 1,500,284 shares of common stock issuable upon the exercise of Incentive Warrants which are exercisable at a price of $18.00 per share (together, the Post-Merger Warrants and the Incentive Warrants are referred to as the “Warrants”).

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “selling securityholders”) of up to 4,156,509 shares of our common stock consisting of (i) up to 1,133,593 shares of our common stock issuable upon the exercise of 1,133,593 Post-Merger Warrants; (ii) up to 1,133,593 shares of our common stock issuable upon the exercise of 1,133,593 Incentive Warrants; and (iii) up to 1,889,323 shares of our common stock outstanding as of the date hereof.

The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock or Warrants, except with respect to amounts received by us upon the exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock or the Warrants. See “Plan of Distribution” beginning on page 164 of this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the selling securityholders will issue, offer or sell, any of the securities.

Our common stock is listed on the NYSE American Market under the symbol “SER.” On May 2, 2024, the last reported sales price of our common stock was $8.8999 per share.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2024.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling securityholders have authorized anyone to provide you with different information. Neither we nor the selling securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any Warrants. We will receive proceeds from any exercise of the Warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Serina,” “we,” “us,” “our” and similar terms refer to Serina Therapeutics, Inc. (f/k/a AgeX Therapeutics, Inc.) and our consolidated subsidiaries. References to “AgeX” refer to our predecessor company prior to the consummation of the Merger.

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CERTAIN DEFINED TERMS

Unless the context indicates otherwise, the following terms have the following meanings when used in this prospectus:

“Board” or “Board of Directors” means our board of directors.

“Legacy Serina common stock” means the shares of common stock, par value $0.01 per share, of Legacy Serina.

“Legacy Serina Stock Options” means the options to purchase Legacy Serina common stock granted pursuant to the Legacy Serina 2017 Stock Option Plan.

“Legacy Serina Warrants” means the warrants to purchase Legacy Serina common stock outstanding prior to the Merger.

“Legacy Serina 2017 Stock Option Plan” means the Serina 2017 Stock Option Plan, previously administered by Legacy Serina.

“Rollover Options” means the options to acquire common stock resulting from the automatic conversion at the Effective Time of each Legacy Serina Stock Option that was outstanding and unexercised as of immediately prior to the Effective Time into an option to acquire an adjusted number of shares of common stock at an adjusted exercise price per share, subject to the terms and conditions as were applicable to the corresponding Legacy Serina Stock Option immediately prior to the Effective Time, including applicable vesting conditions, except to the extent such terms or conditions are rendered inoperative by the Merger.

“Rollover Warrants” means the warrants to acquire common stock resulting from the automatic conversion at the Effective Time of each Legacy Serina Warrant that was outstanding and unexercised as of immediately prior to the Effective Time into a warrant to acquire an adjusted number of shares of common stock at an adjusted exercise price per share, subject to the terms and conditions as were applicable to the corresponding Legacy Serina Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger.

“selling securityholders” means the persons listed in the table in the “selling securityholders” section of this prospectus, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interest in common stock or Warrants in accordance with the terms of the Registration Rights Agreement or the terms of certain lock-up agreements entered into by the selling securityholders, in each case other than through a public sale.

“Warrant Agreement” means that certain Warrant Agreement, by and between AgeX and Equiniti Trust Company, LLC as warrant agent, dated as of March 19, 2024.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. The words “may,” “will,” “anticipate,” “believe,” “expect,” “continue,” “could,” “estimate,” “future,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “aim,” “strive,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	the benefits of the Merger;

●	our financial performance following the Merger;

●	our strategies, prospects, plans, expectations and objectives of management for future operations and projected capital resources and financial position;

●	statements concerning proposed products or product candidates;

●	the benefits that may be derived from, or the commercial or market opportunity of, our product candidates;

●	statements regarding future economic conditions or performance; and

●	statements of belief and any statement of assumptions underlying any of the foregoing.

For a discussion of the factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, and for a discussion of risk associated with us, see “Risk Factors” beginning on page 5 of this prospectus. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports we filed with the SEC. See “Where You Can Find More Information” beginning on page 173 of this prospectus.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, our results could differ materially from the forward-looking statements. All forward-looking statements in this prospectus are current only as of the date on which the statements were made. We do not undertake any obligation (and expressly disclaim any such obligation) to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events, except as required by applicable law.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and any accompanying prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

We are a clinical-stage biotechnology company developing a pipeline of wholly-owned drug product candidates to treat neurological diseases and pain. Our POZ PlatformTM (“POZ”) drug delivery technology is designed to enable certain existing drugs and novel drug candidates to be modified in a way that may provide an increase in efficacy and safety of the resulting polymeric drug conjugate. Our proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Our POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection.

The therapeutic agents in our product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. We believe that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood. We believe that POZ technology can be applied to small molecules, proteins, antibody drug conjugates (“ADCs”), and other classes of molecules.

Our business is largely focused on the development of a wholly-owned pipeline of POZ-enabled drug candidates for central nervous system (“CNS”) indications, including Parkinson’s disease, epilepsy, and pain. Our lead product candidate, SER 252 (POZ-apomorphine), is a POZ conjugate of the potent dopamine agonist apomorphine being developed for the treatment of Parkinson’s disease and is in preclinical development. SER 252 is designed to provide continuous dopaminergic stimulation (“CDS”) via a subcutaneous injection delivered one to two times per week. CDS is a long-sought clinical strategy for Parkinson’s disease that currently approved therapies fall short of delivering. Other POZ-conjugate candidates, including SER 227 (POZ-buprenorphine) for long-acting pain relief and SER 228 (POZ-cannabidiol) for epilepsy, are in preclinical development. We intend to develop other potential applications of the POZ technology, such as therapeutics delivered through ADCs and lipid-nanoparticle (“LNP”), through partnerships. Our SER 214, a POZ conjugate of rotigotine for the treatment of early Parkinson’s and Restless Leg Syndrome, was our first product candidate advanced into human study and has completed a Phase Ia study in 19 subjects. We have not internally advanced SER 214 beyond the Phase Ia study and will seek to partner on any further development of this product candidate. We have not received approval from the U.S. Food and Drug Administration (the “FDA”) for any of our product candidates and our lead product candidate remains in preclinical development.

Corporate Information

On March 26, 2024, the Delaware corporation incorporated on January 6, 2017, and formerly known as “AgeX Therapeutics, Inc.” completed our previously announced merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of August 29, 2023 (the “Merger Agreement”), by and among AgeX Therapeutics, Inc., a Delaware corporation (“AgeX”), Canaria Transaction Corporation, an Alabama corporation and a wholly owned subsidiary of AgeX (“Merger Sub”), and Serina Therapeutics, Inc., an Alabama corporation (“Legacy Serina”), pursuant to which Merger Sub merged with and into Legacy Serina, with Legacy Serina surviving the merger as a wholly owned subsidiary of AgeX (the “Merger”).

Immediately following the consummation of the Merger, AgeX changed our name from “AgeX Therapeutics, Inc.” to “Serina Therapeutics, Inc.” (the “Company”) and the Company’s common stock, par value $0.0001 per share (“common stock”), began trading on the NYSE American under the symbol “SER.” Our principal executive offices are located at 601 Genome Way, Suite 2001, Huntsville, Alabama 35806, and our telephone number is (256) 327-9630.

Our website address is https://serinatherapeutics.com/. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase shares of our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

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We use our logo and other marks as trademarks in the United States and other countries. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without a trademark symbol, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

Emerging Growth Company

We are an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

● reduced disclosure about our executive compensation arrangements;

● no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements; and

● exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt securities during the previous three years; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. However, we have elected to comply with newly adopted or revised accounting standards when they become applicable to public companies because the financial statements of AgeX were previously consolidated with those of AgeX’s former parent company which was not an emerging growth company under the JOBS Act and was therefore not permitted to delay the adoption of new or revised accounting standards that become applicable to public companies. This election under the JOBS Act to not delay the adoption of new or revised accounting standards is irrevocable.

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The Offering

Issuer	Serina Therapeutics, Inc. (f/k/a AgeX Therapeutics, Inc.)

Issuance of common stock

Shares of common stock offered by us	3,000,568 shares of common stock issuable upon exercise of the Warrants, consisting of (i) up to 1,500,284 shares of common stock that are issuable upon the exercise of the Post-Merger Warrants and (ii) up to 1,500,284 shares of common stock that are issuable upon the exercise of the Incentive Warrants.

Shares of common stock outstanding prior to exercise of all Warrants	8,413,889 shares of common stock as of May 1, 2024

Shares of common stock outstanding assuming cash exercise of all Warrants	11,414,457 shares of common stock as of May 1, 2024

Exercise Price of Post-Merger Warrants	$13.20 per share, subject to adjustments as described herein.

Exercise Price of Incentive Warrants	$18.00 per share, subject to adjustments as described herein.

Use of proceeds	We will receive up to an aggregate of approximately $46.8 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

Resale of common stock

Securities offered by the selling securityholders	1,889,323 shares of common stock outstanding as of the date hereof.

Terms of the offering	The selling securityholders will determine when and how they will dispose of the shares of common stock registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling securityholders.

Lock-up restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Certain Relationships and Related Transactions—Lock-Up Agreements” for further discussion.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

NYSE American Symbol	Our common stock is listed on the NYSE American under the symbol “SER.”

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Risk Factor Summary

We are subject to various risks associated with our business and our industry. You should carefully read this prospectus, and especially consider the material risks discussed below and these and other risks discussed in greater detail under the section titled “Risk Factors” beginning on page 5 of this prospectus.

●	We have a history of operating losses that are expected to continue for the foreseeable future, and we are unable to predict the extent of future losses, or whether we will generate significant revenues or achieve or sustain profitability;

●	We will need additional financing to execute our operating plan and fund our operations, which may not be available to us on favorable terms or at all;

●	We have never generated revenue from product sales and may never become profitable;

●	Our product candidates are at an early stage of development and may not be successfully developed or commercialized;

●	Failure of our technology would significantly harm our business, results of operations, and prospects;

●	The FDA regulatory approval process is lengthy, time-consuming, and inherently unpredictable, and we may experience significant delays in the clinical development and regulatory approval, if any, of our product candidates;

●	If any product candidate that we successfully develop does not achieve broad market acceptance among physicians, patients, health care payors and the medical community, the revenues that we generate from their sales will be limited;

●	Our success will depend upon intellectual property and proprietary technologies, and we may be unable to protect our intellectual property;

●	The market price of our common stock is expected to be volatile;

●	We will incur costs and demands upon management as a result of complying with the laws, rules and regulations affecting public companies;

●	Anti-takeover provisions in our governance documents and under Delaware law could make an acquisition of the Company more difficult and may prevent attempts by our stockholders to replace or remove our management; and

●	If we fail to attract and retain management and other key personnel, we may be unable to continue to successfully develop or commercialize our product candidates or otherwise implement our business plan.

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RISK FACTORS

Investing in our securities involves risks. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Serina,” “we,” “us,” “our” and similar terms refer to Serina Therapeutics, Inc. (f/k/a AgeX Therapeutics, Inc.) and our consolidated subsidiaries. References to “AgeX” refer to our predecessor company prior to the consummation of the Merger.

Risks Related to Our Operating History, Financial Position and Capital Requirements

We have a history of operating losses that are expected to continue for the foreseeable future, and we are unable to predict the extent of future losses, or whether we will generate significant revenues or achieve or sustain profitability.

We have focused on research and product development and have not generated any revenues to date from product sales. Additionally, we expect to continue to incur operating losses for the foreseeable future. These operating losses have adversely affected, and are likely to continue to adversely affect, our working capital, total assets, and stockholders’ deficit.

Because we are an early-stage company, our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations.

We expect to make substantial expenditures and incur increasing operating costs in the future and our accumulated deficit will increase significantly as we expand development and clinical trial activities for our product candidates. Because of the risks and uncertainties associated with product development, we are unable to predict the extent of any future losses, whether we will ever generate significant revenues or if we will ever achieve or sustain profitability.

We are dependent on obtaining, and will continue to pursue, necessary funding from outside sources, including obtaining additional funding from the issuance of securities in order to continue our operations. Without adequate funding, we may not be able to meet our financial obligations.

We have not demonstrated an ability to perform the functions necessary for the successful commercialization of any products. The successful commercialization of any of our products will require us to perform a variety of functions, including:

●	continuing to undertake preclinical and clinical development;

●	engaging in the development of product candidate formulations and manufacturing processes;

●	interacting with the applicable regulatory authorities and pursuing other required steps for regulatory approval;

●	engaging with payors and other pricing and reimbursement authorities;

●	submitting marketing applications to, and receiving approval from, the applicable regulatory authorities; and

●	manufacturing the applicable products and product candidates in accordance with regulatory requirements and, if ultimately approved, conducting sales and marketing activities in accordance with health care, FDA and similar foreign regulatory authority laws and regulations.

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We have a limited operating history and expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our operations to date have been primarily limited to organizing and staffing our company, developing and securing our proprietary technology and preclinical and clinical development of our product candidates. We have not yet successfully completed all clinical trial phases for any of our product candidates, manufactured our product candidates at commercial scale or conducted sales and marketing activities that will be necessary to successfully commercialize our product candidates, if approved.

Our financial condition has varied significantly in the past and will continue to fluctuate from quarter to quarter or year to year due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include other factors described elsewhere in this prospectus and also include, among other things:

●	our ability to obtain additional funding to develop our product candidates;

●	our ability to conduct and complete nonclinical studies and clinical trials,

●	delays in the commencement, enrollment, and timing of clinical trials;

●	the success of our nonclinical studies and clinical trials through all phases of development;

●	any delays in regulatory review and approval of product candidates in clinical development;

●	our ability to obtain and maintain regulatory approval for our product candidates in the United States and foreign jurisdictions;

●	potential toxicity and/or side effects of our product candidates that could delay or prevent commercialization, limit the indications for any approved products, require the establishment of risk evaluation and mitigation strategies, or cause an approved drug to be taken off the market;

●	our ability to establish or maintain partnerships, collaborations, licensing or other arrangements;

●	market acceptance of our product candidates, if approved;

●	competition from existing products, new products or new therapeutic approaches that may emerge;

●	the ability of patients or health care providers to obtain coverage of or sufficient reimbursement for our products;

●	our ability to leverage our proprietary POZ technology platform to discover and develop additional product candidates;

●	our ability and our licensors’ abilities to successfully obtain, maintain, defend and enforce intellectual property rights important to our business; and

●	potential product liability claims.

Accordingly, the results of any quarterly or annual periods should not be relied upon as indications of future operating performance.

We need additional financing to execute our operating plan and continue to operate as a going concern.

As required under Accounting Standards Update 2014-15, Presentation of Financial Statements-Going Concern (ASC 205-40), we have the responsibility to evaluate whether conditions and/or events raise substantial doubt about our ability to meet our future financial obligations as they become due within one year after the date the financial statements are issued. Based on our most recent projected cash flows, we believe that our cash and cash equivalents would not be sufficient to satisfy our anticipated operating and other funding requirements for the next twelve months from December 31, 2023. These factors raise substantial doubt regarding our ability to continue as a going concern. In addition, the report of our independent registered public accountant accompanying our audited consolidated financial statements included elsewhere in this prospectus contains a qualification to such effect.

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We have incurred operating losses and negative cash flows since inception and had an accumulated deficit of approximately $33.2 million as of December 31, 2023. We expect to continue to incur operating losses and negative cash flows. Our operations have consumed substantial amounts of cash. We will require substantial additional funds to support our continued research and development activities, including the anticipated costs of nonclinical studies and clinical trials, regulatory approvals, and potential commercialization. Additionally, our estimates on future financial needs may be based on assumptions that prove to be wrong, and we may spend our available financial resources much faster than we expect. Because we expect to continue to experience operating losses, our ability to continue as a going concern is subject to our ability to obtain necessary capital from outside sources, including obtaining additional capital from the sale of our capital stock or other equity securities or assets, obtaining additional loans from financial institutions or investors, and entering into collaborative research and development arrangements or licensing some or all of our patents and know-how to third parties while retaining a royalty and other contingent payment rights related to the development and commercialization of products covered by the licenses. Our continued operating losses and the risks associated with the development of our product candidates and technologies have increased the difficulty in obtaining such capital, and there can be no assurances that we will be able to obtain such capital on favorable terms or at all. Furthermore, geopolitical instability, including the ongoing military conflicts between Russia and Ukraine and Israel and Hamas, as well as the impact of inflationary pressures and resulting rise in interest rates, on global financial markets could make the terms of any available financing less attractive to us and more dilutive to our existing stockholders. If we are unable to raise additional capital, we will have to delay, curtail, or eliminate one or more of our research and development programs or ultimately not be able to continue as a going concern. Additionally, raising additional capital may cause dilution to our stockholders.

We have never generated revenue from product sales and may never become profitable.

Our ability to generate product sales and achieve profitability depends on our ability, alone or with collaborative partners, to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize, our current and future product candidates. We do not anticipate generating product sales for the next several years, if ever.

Our product candidates will require additional clinical, manufacturing, and non-clinical development, regulatory approval, commercial manufacturing arrangements, establishment of a commercial organization, significant marketing efforts, and further investment before we generate any product sales. We cannot guarantee that we will meet our timelines for our development programs, which may be delayed or not completed for a number of reasons. Our ability to generate future revenues from product sales depends heavily on our, or our collaborators’, ability to successfully:

●	complete research and obtain favorable results from nonclinical and clinical development of our current and future product candidates, including addressing any clinical holds that may be placed on our development activities by regulatory authorities;

●	seek and obtain regulatory and marketing approvals for any of our product candidates for which we complete clinical trials, as well as their manufacturing facilities;

●	launch and commercialize any of our product candidates for which we obtain regulatory and marketing approval by establishing a sales force, marketing, and distribution infrastructure or, alternatively, collaborating with a commercialization partner;

●	qualify for coverage and establish adequate reimbursement by government and third-party payors for any of our product candidates for which we obtain regulatory and marketing approval;

●	develop, maintain, and enhance a sustainable, scalable, reproducible, and transferable manufacturing process for the product candidates we may develop;

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●	establish and maintain supply and manufacturing capabilities internally or with third parties that can provide adequate, in both amount and quality, products and services to support clinical development and the market demand for any of our product candidates for which we obtain regulatory and marketing approval;

●	obtain market acceptance of current or any future product candidates as viable treatment options and effectively compete with other therapies to establish market share;

●	maintain a continued acceptable safety and efficacy profile of our product candidates following launch;

●	address competing technological and market developments;

●	implement internal systems and infrastructure, as needed;

●	negotiate favorable terms in any collaboration, licensing, or other arrangements into which we may enter and perform our obligations in such collaborations;

●	maintain, protect, enforce, defend, and expand our portfolio of intellectual property rights, including patents, trade secrets, and know-how;

●	avoid and defend against third-party interference, infringement, and other intellectual property claims; and

●	attract, hire, and retain qualified personnel.

Even if one or more of our current and future product candidates are approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Our expenses could increase beyond our expectations if we are required by the FDA or other regulatory authorities to perform clinical and other studies in addition to those that we currently anticipate. If we are required to conduct additional clinical trials or other testing of our product candidates that we develop beyond those that we currently expect, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive, or if there are safety concerns, we may be delayed in obtaining marketing approval for our product candidates, not obtain marketing approval at all, or obtain more limited approvals. Even if we are able to generate revenues from the sale of any approved product candidates, we may not become profitable and may need to obtain additional funding to continue operations.

Risks Related to the Development of Our Products

Our product candidates are at an early stage of development and may not be successfully developed or commercialized.

All of our current product candidates are in preclinical development and will require substantial further capital expenditures, development, testing, and regulatory approval prior to commercialization. We have limited experience designing clinical trials and have not yet filed or supported a marketing application. We may be unable to design and execute a clinical trial that ultimately supports marketing approval.

The time required to obtain approval from the FDA and comparable foreign authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of regulatory authorities. The outcome of studies is also inherently uncertain. Of the large number of drugs in development, only a small percentage successfully complete the regulatory approval process and are commercialized. The results of nonclinical studies, interim or top line studies, and early clinical trials of our product candidates may not be predictive of the results of later stage clinical trials. Failure can occur at any time during the clinical trial process. Product candidates in later stages of clinical trials may fail to show the desired safety, purity, and potency traits despite having progressed through nonclinical studies and initial clinical trials. Nonclinical and early clinical studies may also reveal unfavorable product candidate characteristics, including safety concerns. A number of companies have suffered significant setbacks in advanced clinical trials, notwithstanding promising results in earlier trials. In some instances, there can be significant variability in results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the clinical trial protocols, and the rate of dropout among clinical trial participants.

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Accordingly, even if we are able to obtain the requisite financing to fund our development programs, we cannot assure you that our product candidates will be successfully developed or commercialized. Our failure to develop, manufacture or receive regulatory approval for, or successfully commercialize any of, our product candidates could result in the failure of our business and a loss of all of our stockholders’ investment.

Our product candidates may fail at any stage of preclinical or clinical development, and may also reveal unfavorable product candidate characteristics, including safety concerns or the failure to demonstrate efficacy in initial clinical trials. Further, our product candidates may not receive regulatory approval even if they are successful in clinical trials. Although we anticipate completing the preclinical development, including toxicology testing and clinical supply manufacturing development, necessary to file an investigational new drug application (“IND”) for SER 252 and additional INDs for other product candidates in the future, we may experience numerous unforeseen events before, during, or as a result of clinical trials that could delay or prevent our ability to commence or complete development, commence or complete clinical trials, receive marketing approval or commercialize our product candidates, including:

●	we may be unable to generate sufficient nonclinical, toxicology, or other in vivo or in vitro data to support the initiation of clinical trials;

●	regulators or independent review boards (“IRBs”) or Independent Ethics Committees (“IECs”) may not authorize us or our investigators to commence or continue a clinical trial, conduct a clinical trial at a prospective trial site, or amend trial protocols, or may require that we modify or amend our clinical trial protocols;

●	Regulators, independent data safety monitoring committees, IRBs or IECs, we, or our data monitoring committee(s) may recommend or require the suspension or termination of clinical research for various reasons, including non-compliance with regulatory requirements or a finding that participants are being exposed to unacceptable health risks, undesirable side effects, or a failure of the product candidate to demonstrate any benefit to subjects, or other unexpected characteristics (alone or in combination with other products) of the product candidate, or due to findings of undesirable effects caused by a chemically or mechanistically similar therapeutic or therapeutic candidate;

●	new information may emerge regarding our product candidates or technology platform that result in continued development of some or all of our product candidates being deemed undesirable;

●	we may have delays identifying, recruiting, and training suitable clinical investigators or investigators may withdraw from our studies;

●	we may experience delays in reaching, or failing to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites or contract research organizations (“CROs”. Contractual terms can be subject to extensive negotiation, may be subject to modification from time to time and may vary significantly among different CROs and trial sites;

●	we may have delays in adding new investigators or clinical trial sites, or we may experience a withdrawal of clinical trial sites;

●	the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, or participants may drop out of these clinical trials or be lost to follow up at a higher rate than we anticipate for a number of reasons, such as adverse events, an inadequate treatment response, fatigue with the clinical trial process or personal issues;

●	patients who enroll in our studies may misrepresent their eligibility or may otherwise not comply with clinical trial protocols, resulting in the need to drop those patients from those studies, increase the needed enrollment size for those studies, or extend the duration of those studies;

●	there may be flaws in our study design, which may not become apparent until a study is well advanced;

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●	our contractors may fail to comply with regulatory requirements or clinical trial protocols, or meet their contractual obligations to us in a timely manner, or at all, or we may be required to engage in additional clinical trial site monitoring;

●	regulatory authorities or IRBs/IECs may disagree with the design, including endpoints, scope, or implementation of our clinical trials, or regulatory authorities may disagree with our intended indications;

●	regulatory authorities may disagree with the formulation for our product candidates, or our product candidate dose or dosing schedule;

●	we may be unable to demonstrate to the satisfaction of regulatory authorities that a product candidate is safe, pure, and potent for any indication;

●	regulatory authorities may not accept, or Serina or our clinical trials may not meet the criteria required to submit, clinical data from trials which are conducted outside of their jurisdictions;

●	the results of clinical trials may be negative or inconclusive, may not meet the level of statistical significance required for, or may not otherwise be sufficient to support marketing approval, and we may decide, or regulatory authorities may require us, to conduct additional clinical trials, analyses, reports, data, or nonclinical studies, or abandon product development programs;

●	our product candidates may have undesirable or unintended side effects, toxicities, or other characteristics that preclude marketing approval or prevent or limit commercial use;

●	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks or otherwise provide an advantage over current standard of care or current or future competitive therapies in development;

●	the standard of care for the indications we are investigating may change, which changes could impact the meaningfulness of the resulting study data, or which may necessitate changes to the studies;

●	regulatory authorities may disagree with the scope, design, including endpoints, implementation, or our interpretation of data from nonclinical studies or clinical trials;

●	regulatory authorities may require us to amend our studies, perform additional or unanticipated clinical trials or nonclinical studies or manufacturing development work to obtain approval or initiate clinical trials, or we may decide to do so or abandon product development programs;

●	regulatory authorities may find that we or our third-party manufacturers do not satisfy regulatory requirements and standards for the facilities and operations used in the manufacture of our product candidates;

●	the cost of clinical trials of our product candidates may be greater than we anticipate, or we may have insufficient funds for a clinical trial or to pay the substantial user fees required by the FDA or other regulatory authorities upon the filing of a marketing application;

●	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate;

●	regulatory authorities may take longer than we anticipate to make a decision on our product candidates; or

●	changes in, or the enactment of, the approval policies, statutes, or regulations of the applicable regulatory authorities may significantly change in a manner rendering our nonclinical or clinical data insufficient for approval.

Furthermore, we expect to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and, while we expect to enter into agreements governing their committed activities, we have limited influence over their actual performance.

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A clinical trial may be suspended or terminated by us, our partners, the IRBs of the institutions in which such trials are being conducted, the Data and Safety Monitoring Board for such trial or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug or therapeutic biologic, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If we experience delays in the completion of, or termination of, any clinical trial of any of our potential future product candidates, the commercial prospects of such product candidate will be harmed, and our ability to generate product revenue from such product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow our product development and approval process, and jeopardize our ability to commence product sales and generate revenue, and we may not have the financial resources to continue development of the product candidate that is affected or any of our other product candidates. We may also lose, or be unable to enter into, collaborative arrangements for the affected product candidate and for other product candidates that we are developing. Any of these occurrences may materially and adversely affect our business, financial condition, results of operations and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our potential future product candidates.

Preliminary results from our nonclinical studies and clinical trials that we announce or publish from time to time may change as more patient data becomes available and as the data undergoes audit and verification procedures.

From time to time, we may publish interim, topline, or preliminary results from our nonclinical studies and clinical trials. Preliminary and interim results from our clinical trials are not necessarily predictive of final results and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary, interim, and topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data previously published. As a result, preliminary, interim, and topline data should be viewed with caution until the final data are available. Material adverse changes in the final data compared to the preliminary, interim, or topline data could significantly harm our business prospects.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or therapeutic product, if any, and us in general. In addition, the information we choose to publicly disclose regarding a particular nonclinical study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular therapeutic product, if any, product candidate or our business. If the preliminary, interim, and topline data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects, or financial condition.

The FDA or comparable foreign regulatory authorities may disagree with our regulatory plans, and we may fail to obtain regulatory approval of our product candidates.

The FDA standard for approval of a drug or biologic generally requires two adequate, well-controlled clinical trials, each convincingly demonstrating the product candidate’s safety and effectiveness, or one large and robust, well-controlled trial providing substantial evidence that the product candidate is safe and effective for proposed indication. Phase III clinical trials typically involve hundreds of patients, have significant costs and take years to complete. Product candidates studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may be eligible for accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (“IMM”), that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA usually requires a sponsor of a drug or biologic receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on IMM or other clinical endpoint, and the drug or biologic may be subject to withdrawal procedures by the FDA that are more accelerated than those available for regular approvals.

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Our clinical trial results may not support either accelerated or regular approval. The results of nonclinical studies and clinical trials may not be predictive of the results of later-stage clinical trials, and product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through nonclinical studies and initial clinical trials. In addition, our product candidates could fail to receive regulatory approval for many reasons, including the following:

●	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

●	the population studied in the clinical program may not be sufficiently broad or representative to assure safety in the full population for which we seek approval;

●	we may be unable to demonstrate that our product candidates’ risk-benefit ratios for their proposed indications are acceptable;

●	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

●	we may be unable to demonstrate that the clinical and other benefits of our product candidates outweigh their safety risks;

●	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from nonclinical studies or clinical trials;

●	the data collected from clinical trials of our product candidates may not be sufficient to the satisfaction of the FDA or comparable foreign regulatory authorities to support the submission of a new drug application (“NDA”) or biologics license application (“BLA”) or other comparable submission in foreign jurisdictions or to obtain regulatory approval in the United States or elsewhere;

●	the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes, our own manufacturing facilities, or a third-party manufacturer’s facilities with which it contracts for clinical and commercial supplies; and

●	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Failure to obtain regulatory approval to market any of our product candidates would significantly harm our business, results of operations, and prospects.

Failure of our technology would significantly harm our business, results of operations, and prospects.

We may not be successful in our efforts to use and expand our discovery engine to build a pipeline of product candidates.

A key element of our strategy is to use and expand our POZ Platform drug delivery technology to build a pipeline of product candidates and progress these product candidates through preclinical and clinical development for the treatment of various diseases. Although our research efforts to date suggest that the POZ Platform technology can deliver payloads including small molecules, proteins, and nucleic acids, this hypothesis may prove incorrect, or we may not be able to identify a product candidate that is safe or effective as a treatment for various diseases. Further, the scientific evidence to support the feasibility of developing viable product candidates based on our platform has not been established.

Even if we are successful in building our pipeline of product candidates, the potential product candidates that we identify may not be suitable for clinical development or generate acceptable clinical data, including as a result of being shown to have unacceptable toxicity or other characteristics that indicate that they are unlikely to be products that will receive marketing approval from the FDA or other regulatory authorities or achieve market acceptance. Investment in biopharmaceutical product development involves significant risk that any potential product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval, and become commercially viable. We cannot provide any assurance that we will be able to successfully advance any of these additional product candidates through the development process. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development or commercialization for many reasons, including the following:

●	our platform may not be successful in identifying additional product candidates;

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●	we may not be able or willing to assemble sufficient resources to acquire or discover additional product candidates;

●	our product candidates may not succeed in nonclinical or clinical testing;

●	a product candidate may upon further study demonstrate harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

●	competitors may develop alternatives that render our product candidates obsolete or less attractive;

●	product candidates we develop may nevertheless be covered by third parties’ patents or other exclusive rights;

●	the market for a product candidate may change during our program so that the continued development of that product candidate is no longer reasonable;

●	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

●	a product candidate may not be accepted as safe and effective by patients, the medical community, or third-party payors, if applicable.

If any of these events occur, we may be forced to abandon our development efforts for a program or programs, or we may not be able to identify, discover, develop, or commercialize additional product candidates, which would have a material adverse effect on our business and could potentially cause it to cease operations. Even if we receive FDA approval to market additional product candidates, we cannot assure you that any such product candidates will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives.

We may seek designations under FDA programs designed to facilitate and potentially expedite product candidate development, such as fast track or breakthrough therapy designation. Our product candidates may not receive any such designations or if they do receive such designations they may not lead to faster development or regulatory review or approval and it does not increase the likelihood that our product candidates will receive marketing approval.

We may seek designations under the FDA’s expedited programs for serious conditions, such as fast track or breakthrough therapy designation, which are intended to facilitate and expedite the development or regulatory review or approval process for product candidates.

The granting of fast track or breakthrough therapy designation to an investigational product is entirely within the FDA’s discretion. Accordingly, even if we believe one of our product candidates meets the criteria for a designation, the FDA may disagree and instead determine not to grant such designation. In any event, the receipt of a fast track or breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to product candidates considered for approval under conventional FDA procedures and does not assure ultimate marketing approval by the FDA. In addition, the FDA may later decide that the product candidate no longer meets the designation conditions, in which case any granted designations may be revoked, or the agency may decide that the time period for review or approval of the product candidate will not be shortened.

If we are unable to obtain approval via the accelerated approval pathway, we may be required to conduct additional nonclinical studies or clinical trials. Even if we receive accelerated approval from the FDA, the FDA may seek to withdraw accelerated approval.

We may seek an accelerated approval development pathway for our product candidates.

If we choose to pursue accelerated approval, it intends to seek feedback from the FDA or will otherwise evaluate our ability to seek and receive such accelerated approval. After our evaluation of the feedback from the FDA or other factors, we may decide not to pursue or submit an NDA for accelerated approval or any other form of expedited development, review, or approval. Furthermore, if we submit an application for accelerated approval, there can be no assurance that such application will be accepted or that approval will be granted on a timely basis, or at all. The FDA also could require us to conduct further studies or trials prior to considering our application or granting approval of any type and may require it to have a confirmatory trial to verify the clinical benefit of the product underway and partially or fully enrolled before granting approval. We might not be able to fulfill the FDA’s requirements in a timely manner, which would cause delays, or approval might not be granted because our submission is deemed incomplete by the FDA.

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Even if we receive accelerated approval from the FDA, we will be subject to rigorous post marketing requirements, including the completion of confirmatory post market clinical trials, submission to the FDA of periodic progress reports on confirmatory trials, and submission to the FDA of all promotional materials prior to their dissemination. The FDA could seek to withdraw accelerated approval for multiple reasons, including if we fail to conduct any required post market study with due diligence; a post market study does not confirm the predicted clinical benefit; other evidence shows that the product is not safe or effective under the conditions of use; or if we disseminate promotional materials that are found by the FDA to be false and misleading. Under the Consolidated Appropriations Act for 2023 (the “CAA”), the FDA may use expedited procedures to withdraw any product for which we receive accelerated approval if our confirmatory trials fail to verify the purported clinical benefits.

A failure to obtain accelerated approval or any other form of expedited development, review or approval for a product candidate that we may choose to develop would delay our commercialization of such product candidate, could increase the cost of development of such product candidate and could harm our competitive position in the marketplace.

If we apply for orphan drug designation from the FDA, there is no guarantee that we will be able to obtain or maintain this designation, receive this designation for any of our other product candidates, or receive or maintain any corresponding benefits, including periods of exclusivity.

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that drug or biologic. Orphan drug designation (“ODD”) must be requested before submitting an NDA. In the United States, ODD entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages, and user fee waivers. After the FDA grants ODD, the generic identity of the drug and our potential orphan use are disclosed publicly by the FDA. ODD does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

If a product that has ODD subsequently receives the first FDA approval for a particular active ingredient for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including an NDA, to market the same drug for the same indication for seven years, except in limited circumstances such as a showing of clinical superiority to the product with orphan drug exclusivity or if FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. As a result, even if one of our drug candidates receives orphan exclusivity, the FDA can still approve other drugs that have a different active ingredient for use in treating the same indication or disease. Furthermore, the FDA can waive orphan exclusivity if we are unable to manufacture sufficient supply of our product.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on research programs and product candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing, or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

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If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of subjects who remain in the trial until its conclusion. We may not be able to initiate or continue conducting clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible subjects to participate in these trials. The enrollment of patients depends on many factors, including:

●	the number of clinical trials for other product candidates in the same therapeutic area that are currently in clinical development, and our ability to compete with such trials for subjects and clinical trial sites;

●	the severity of the disease under investigation and the existence of current treatments;

●	the perceived risks and benefits of the product candidate, including the potential advantages or disadvantages of the product candidate being studied in relation to other available therapies;

●	the subject eligibility criteria defined in the protocol, as well as our ability to compensate subjects for their time and effort;

●	the size and nature of the patient population;

●	the proximity and availability of clinical trial sites for prospective subjects;

●	the design of the trial, including factors such as frequency of required assessments, length of the study and ongoing monitoring requirements;

●	subjects’ and investigators’ ability to comply with the specific instructions related to the trial protocol, proper documentation, and use of the product candidate;

●	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

●	patient referral practices of physicians and the effectiveness of publicity created by clinical trials sites regarding the trial;

●	the ability to adequately monitor subjects during and after treatment and compensate them for their time and effort;

●	the ability of our clinical study sites, CROs, and other applicable third parties to facilitate timely enrollment;

●	the ability of clinical trial sites to enroll subjects that meet all inclusion criteria and any patient exclusion due to erroneous enrollment;

●	our ability to obtain and maintain subject informed consents; and

●	the risk that subjects enrolled in clinical trials will drop out of the trials before completion of the study or not return for post study follow up, especially subjects in control groups.

In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Because the number of qualified clinical investigators is limited, we may conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites. Moreover, because our product candidates represent a departure from more commonly used methods for disease treatment, potential patients and their doctors may be inclined to use conventional therapies, rather than enroll patients in any future clinical trial.

Our inability to enroll a sufficient number of subjects for our clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether. Moreover, a significant number of withdrawn subjects would compromise the quality of our data. Enrollment delays in our clinical trials may result in increased development costs for our product candidates, or the inability to complete development of our product candidates, which could cause the value of our company to decline, limit our ability to obtain additional financing, and materially impair our ability to generate revenues.

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Any product candidate we advance into clinical trials may cause unacceptable adverse events or have other properties that may delay or prevent our regulatory approval or commercialization or limit our commercial potential.

As with most new drugs, use of our product candidates could be associated with side effects or adverse events, which can vary in severity from minor reactions to death and in frequency from infrequent to prevalent. Undesirable side effects caused by any potential future product candidate could cause regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. We have not yet completed all clinical trial phases for any of our current product candidates, and it is possible that there will be side effects associated with their use. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of these side effects. In such an event, our trials could be suspended or terminated, and the FDA or other regulatory authorities could order it to cease further development of, or deny approval of, a product candidate for any or all targeted indications. Such side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may materially and adversely affect our business and financial condition and impair our ability to generate revenues.

Further, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of patients and limited duration of exposure, rare and severe side effects of a product candidate may only be uncovered when a significantly larger number of patients are exposed to the product candidate or when patients are exposed for a longer period of time.

If one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, including during any long term follow up observation period recommended or required for patients who receive treatment using our products, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may withdraw or limit their approvals of such products;

●	regulatory authorities may require the addition of labeling statements, specific warnings or contraindications;

●	we may be required to create a risk evaluation and mitigation strategy plan (a “REMS”), which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for health care providers, and/or other elements to assure safe use;

●	we may be required to change the way such products are distributed or administered, or change the labeling of the products;

●	the FDA or a comparable foreign regulatory authority may require us to conduct additional clinical trials or costly post marketing testing and surveillance to monitor the safety and efficacy of the products;

●	we may decide to recall such products from the marketplace after they are approved;

●	we could be sued and held liable for harm caused to individuals exposed to or taking our products; and

●	our reputation may suffer.

In addition, adverse side effects caused by any therapeutics that may be similar in nature to our product candidates could delay or prevent regulatory approval of our product candidates, limit the commercial profile of an approved label for our product candidates, or result in significant negative consequences for our product candidates following marketing approval.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product candidates and could substantially increase the costs of commercializing our product candidates, if approved, and significantly impact our ability to successfully commercialize our product candidates and generate revenues.

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We may form or seek strategic partnerships or enter into additional licensing arrangements in the future, and we may not realize the benefits of such alliances or licensing arrangements.

From time to time, we may form or seek strategic partnerships or collaborations or enter into additional licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to our product candidates and any future product candidates that we may develop. Any such relationships may require us to incur non-recurring and other charges, increase our near and long term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business. These relationships also may result in a delay in the development of our product candidates if we become dependent upon the other party and such other party does not prioritize the development of our product candidates relative to our other development activities. Additionally, any collaborations or licensing arrangements would be subject to the same product candidate development and compliance risks and obligations as we would be if we were to develop the product candidate on our own. Should any third party with which we enter into any of these arrangements not comply with the applicable regulatory requirements, we or they may be subject to regulatory enforcement action and we or they may be delayed or prevented from obtaining marketing approval for the applicable product candidate.

In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangement for our product candidates because they may be deemed to be at too early of a stage of development for collaborative effort, and third parties may not view our product candidates as having the requisite potential to demonstrate safety and efficacy. If we license products, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture. Any licensed products may also subject us to the risk of regulatory enforcement should the product or business not be compliant with applicable regulatory requirements. We cannot be certain that, following a strategic transaction or licensing arrangement, we will achieve the revenue or specific net income that justifies such a transaction.

We rely on contract manufacturing organizations to manufacture our nonclinical and clinical pharmaceutical supplies and expects to continue to rely on CMOs to produce commercial supplies of any approved product candidate, and our dependence on CMOs could adversely impact our business.

We rely on contract manufacturing organizations (“CMOs”) for the manufacture of nonclinical and clinical supplies for our product candidates and plans to continue to do so for commercial supplies should we receive marketing approval for any of our product candidates. This reliance also results in our reduced control over the manufacture of our product candidates and the protection of our trade secrets and know-how from misappropriation or inadvertent disclosure, which may adversely affect our future business prospects. Nevertheless, as the developer of the product candidates and sponsor of clinical trials involving such product candidates, we continue to have regulatory obligations to maintain oversight of the CMOs to ensure compliance with, among other things, contractual obligations, specifications, and the current good manufacturing regulations enforced by the FDA (“cGMP”).

In complying with the manufacturing regulations of the FDA and other comparable foreign regulatory authorities, we and our third-party suppliers must spend significant time, money, and effort in the areas of design and development, testing, production, record keeping and quality control to assure that the products meet applicable specifications and other regulatory requirements. Although our agreements with our CMOs require them to perform according to certain cGMP such as those relating to quality control, quality assurance and qualified personnel, we cannot control the conduct of our CMOs to implement and maintain these standards. If our CMOs do not successfully carry out their contractual duties, meet expected deadlines or manufacture our product candidates in accordance with regulatory requirements, if there are disagreements between us and such parties, or if such parties are unable to support the commercialization of any of our product candidates for which we obtain marketing approval, we may not be able to produce, or may be delayed in producing sufficient product to meet our supply requirements. Any delays in obtaining adequate supplies on adequate terms with respect to our product candidates and components, due to manufacturing issues, global trade policies, or for other reasons, may delay the development, approval, or commercialization of our product candidates.

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We may not succeed in our efforts to establish manufacturing relationships on commercially reasonable terms. Our product candidates may compete with other products and product candidates for access to manufacturing facilities, of which there are a limited number that operate under cGMP conditions and that are both capable of manufacturing our product candidates and willing to do so. Even if it does establish such collaborations or arrangements, our CMOs may breach, terminate, or not renew these agreements. These facilities may also be affected by a global pandemic, natural disasters such as floods, fires, explosions or such facilities could face manufacturing issues, such as contamination or adverse regulatory findings following a regulatory inspection. Further, our CMOs may be temporarily unable to manufacture our product candidates due to government restrictions, requirements, or limitations. If our CMOs cease to manufacture our product candidates for any reason, we would experience delays in obtaining sufficient quantities of our product for us to meet commercial demand if we receive marketing approval or in advancing our development programs while we identify and qualify replacement suppliers. We could also incur added costs and delays in identifying and qualifying any such replacements and transferring any necessary technology and processes. The terms of a new arrangement may also be less favorable than any prior arrangements if we are able to negotiate a new arrangement at all. The addition of a new or alternative CMO may also require FDA approval and may have a material adverse effect on our business.

We or our CMOs may also encounter shortages in the raw materials or substances necessary to produce our product candidates in the quantities and at the quality needed for our nonclinical studies and clinical trials or, if any of our product candidates are approved for commercialization, to produce our products on a commercial scale, meet an increase in demand, or compete effectively. Such shortages may occur for a variety of reasons, including capacity constraints, delays or disruptions in the market, and shortages caused by the purchase of such materials by our competitors or others. Our or our third-party manufacturers’ failure to obtain the raw materials or substances necessary to manufacture sufficient quantities of our product candidates may have a material adverse effect on our business.

Moreover, any problems or delays we experience in preparing for commercial scale manufacturing of a product candidate or component, including manufacturing validation, may result in a delay in a future marketing approval, if any, or commercial launch of any of our product candidates, should they receive regulatory approval, or may impair our ability to manufacture commercial quantities or manufacture such quantities at an acceptable cost, which could result in the delay, prevention, or impairment of commercialization of our product candidates, if approved, and could adversely affect our business. Furthermore, if the future manufacturers of the commercial supplies of our products, if approved, fail to deliver the required commercial quantities of our product candidates on a timely basis and at commercially reasonable prices, we would likely be unable to meet demand for our products and we could lose potential revenues. The manufacture of drugs requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of drugs often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel, and compliance with strictly enforced federal, state, and foreign regulations. If our manufacturers were to encounter any of these difficulties and were unable to perform as agreed, our ability to provide our product candidates for use in nonclinical studies or our current and planned clinical trials, or, if any of our product candidates are approved, our ability to produce our product for commercial use, could be jeopardized.

In addition, all manufacturers of our product candidates used in clinical trials and of our products for commercial supply, should any of our product candidates receive regulatory approval, must comply with cGMP regulations promulgated by the FDA and equivalent foreign regulatory authorities that are applicable to both finished products and their active components used both for clinical and commercial supply. Regulatory authorities enforce these requirements through facility inspections. CMO facilities must be satisfactory to the FDA and equivalent foreign regulatory authorities as determined by inspections that will be conducted after we submit our marketing applications to the appropriate agencies and prior to product approval and commercialization. Our CMOs will also be subject to continuing, periodic regulatory authority inspections should our product candidates receive marketing approval. Further, we, in cooperation with our CMOs, must supply all necessary chemistry, manufacturing, and control documentation to the FDA and equivalent foreign regulatory authorities in support of a marketing application on a timely basis.

The cGMP include quality control, quality assurance, and the maintenance of records and documentation. Manufacturers of our product candidates may be unable to comply with our specifications, cGMP or with other applicable regulatory requirements. Poor control of production processes can lead to the introduction of adventitious agents or other contaminants, or to inadvertent changes in the properties or stability of a product candidate that may not be detectable in final product testing. If our CMOs cannot successfully manufacture material that conforms to our specifications and the applicable regulatory requirements, they may not be able to secure or maintain regulatory acceptance of their manufacturing facilities for the purpose of producing our product candidates.

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Deviations from manufacturing requirements may also require reporting and remedial measures that may be costly and/or time consuming for us or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales, if any of our product candidates receives regulatory approval, or the temporary or permanent closure of a facility. Any such remedial measure could materially harm our business. Any delay in obtaining products or product candidates that comply with the applicable regulatory requirements may result in delays to nonclinical studies and clinical trials, or potential product approvals or commercialization. Any such delay may also require that we conduct additional studies.

While we are ultimately responsible for the manufacture and regulatory compliance of our products and product candidates, we have little control over our manufacturers’ compliance with these regulations and standards other than through our contractual arrangements. If the FDA or a comparable foreign regulatory authority does not find these facilities satisfactory for the manufacture of our products, if approved, or product candidates or if such authorities find such facilities to be noncompliant in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain and maintain regulatory approval for or market our product candidates, if approved. Any new manufacturers would need to either obtain or develop the necessary manufacturing know-how, and obtain the necessary equipment and materials, which may take substantial time and investment. We must also receive FDA or other relevant comparable regulatory authority approval for the use of any new manufacturers for commercial supply.

Our failure, or the failure of our third-party manufacturers, to comply with applicable regulatory requirements may result in regulatory enforcement actions against our manufacturers or ourself, including fines and civil and criminal penalties, including suspension of, or restrictions on, production, injunctions, delay, withdrawal or denial of product approval or supplements to approved products, clinical holds or termination of clinical studies, warning or untitled letters, regulatory authority communications warning the public about safety issues with a product, refusal to permit the import or export of a product, product seizure, detention, or recall, operating restrictions, civil penalties, criminal prosecution, corporate integrity agreements, or consent decrees and equivalent foreign sanctions. Depending on the severity of any potential regulatory action, supplies of our product candidates or products, if approved, could be interrupted or limited, which could have a material adverse effect on our business.

We rely on third parties to conduct some of our nonclinical studies and all of our clinical trials. If these third parties do not meet our deadlines or otherwise conduct the trials as required, our development programs could be delayed or unsuccessful and we may not be able to obtain regulatory approval for, or commercialize, our product candidates when expected or at all.

We do not have the ability to conduct all aspects of our clinical trials ourselves and do not currently plan to independently conduct clinical trials. We use third parties, such as CROs, to conduct, supervise, and monitor the clinical trials and will rely upon such CROs, as well as medical institutions, investigators, and consultants, to conduct any future clinical trials that we may conduct in accordance with our protocols and applicable laws and regulations. In addition, we occasionally use third parties to conduct our nonclinical studies. Our CROs, investigators and other service providers play a significant role in the conduct of clinical trials and the subsequent collection and analysis of data from such trials.

Our service providers are not our employees and, except for remedies available to us under our agreements with such third parties, as a result we will have less control over the timing, quality and other aspects of such nonclinical studies and clinical trials than we would have if we were to conduct them on our own. If these third parties do not successfully carry out their contractual duties to us, meet our expected timelines or conduct our nonclinical studies or clinical trials in accordance with regulatory requirements or our stated protocols, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our protocols or applicable regulatory requirements or for other reasons, our trials may need to be repeated, extended, delayed, or terminated. Further, we may not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates, we may fail or be delayed in our efforts to successfully commercialize our product candidates, if approved. Such failures may also subject us or our third-party service providers to regulatory enforcement actions. As a result, our results of operations and the commercial prospects for our product candidates could be harmed, our costs could increase and our ability to generate revenues could be delayed. To the extent we are unable to successfully identify and manage the performance of service providers in the future, our business may be materially and adversely affected. Our third-party service providers may also have relationships with other entities, some of which may be our competitors, for whom they may also be conducting trials or other therapeutic development activities that could harm our competitive position.

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Agreements with third parties conducting or otherwise assisting with our nonclinical studies or clinical trials might terminate for a variety of reasons, including a failure to perform by such parties. If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with suitable alternative providers or do so on commercially reasonable terms. Switching or adding third parties involves additional cost and requires management time and focus. There is also a natural transition period when a new third party commences work. As a result, if we need to enter into alternative arrangements, it could delay our product development activities and adversely affect our business. Although we carefully manage our relationships with our third parties, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects, and results of operations.

Our reliance on third parties for development activities will reduce our control over these activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards, and our reliance on third parties does not relieve us of our oversight and regulatory responsibilities. For example, we will remain responsible for ensuring that each of our trials is conducted in accordance with the general investigational plan and protocols for that trial. We must also ensure that our nonclinical studies are conducted in accordance with good laboratory practice (“GLP”) requirements, as appropriate. Moreover, the FDA and comparable foreign regulatory authorities require us to comply with established good clinical practice (“GCP”) standards for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. In addition, our clinical trials must be conducted with product candidates that were produced under cGMP conditions. Regulatory authorities enforce these requirements through periodic inspections of trial sponsors, clinical and nonclinical investigators, manufacturers, and trial sites. If we or any of our third-party service providers fail to comply with applicable regulatory requirements, we or they may be subject to enforcement or other legal actions, the data generated in our trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional studies, which may significantly delay our clinical development plans and the regulatory approval process. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that we, our third-party service providers, or clinical trial sites are in substantial compliance with the applicable regulatory requirements.

In addition, we will be required to report certain financial interests of our third-party investigators if these relationships exceed certain financial thresholds or meet other criteria. The FDA or comparable foreign regulatory authorities may question the integrity of the data from those clinical trials conducted by investigators who may have conflicts of interest. We are also required to register certain clinical trials and post the results of certain completed clinical trials on a government sponsored database, clinicaltrials.gov, within specified timeframes. Failure to do so can result in enforcement actions and adverse publicity.

We rely on other third parties to store and distribute our product candidates for nonclinical studies and clinical trials that we conduct.

We also rely on other third parties to store and distribute our product candidates for the nonclinical studies and clinical trials that we are conducting or plan to conduct. Any performance failure, or failure to comply with applicable regulations, on the part of our distributors could delay development, the regulatory approval process, or potential commercialization of our product candidates, producing additional losses and depriving us of potential product revenue.

We may incur substantial product liability or indemnification claims relating to the clinical testing of our product candidates.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials, and claims could be brought against us if the use or misuse of one of our product candidates causes, or merely appears to have caused, personal injury or death. We will face an even greater risk of product liability if we receive marketing approval for and commercialize any of our product candidates. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, or a breach of warranties. Claims could also be asserted under state consumer protection acts. Product liability claims might be brought against us by consumers, health care providers or others using, administering, or selling our products.

Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources, or destroy the prospects for commercialization of the product which is the subject of any such claim. For instance, product liability claims may result in:

●	loss of revenue from decreased demand for our products and/or product candidates;

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●	impairment of our business reputation or financial stability;

●	incurred costs and time of related litigation;

●	substantial monetary awards to patients or other claimants, and loss of revenue;

●	diversion of management attention;

●	withdrawal of clinical trial participants and potential termination of clinical trial sites or entire clinical programs;

●	the inability to commercialize our product candidates;

●	significant negative media attention;

●	a decrease in the value of Serina;

●	initiation of investigations, and enforcement actions by regulators; and/or

●	product recalls, withdrawals, revocation of approvals, or labeling, marketing or promotional restrictions.

If we cannot successfully defend ourselves against these claims, we will incur substantial liabilities or be required to limit development or commercialization of our products or product candidates. Although we maintain product liability and clinical trial insurance coverage, it may be inadequate to cover all liabilities that we may incur. We anticipate that we will need to increase our insurance coverage as we continue clinical development of our product candidates and if we successfully commercialize any medicine. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Risks Related to Our Business, Industry and Future Commercialization

If any product candidate that we successfully develop does not achieve broad market acceptance among physicians, patients, health care payors and the medical community, the revenues that we generate from their sales will be limited.

Even if our product candidates receive regulatory approval, they may not gain market acceptance among physicians, patients, health care payors and the medical community. Market acceptance of our products by the medical community, patients, and third-party payors will depend on a number of factors, some of which are beyond our control, including:

●	the efficacy of our products and the prevalence and severity of any adverse events;

●	any potential advantages or disadvantages when compared to alternative treatments;

●	interactions of our products with other medicines patients are taking and any restrictions on the use of our products together with other medications;

●	the clinical indications for which the products are approved and the approved claims that we may make for the products;

●	limitations or warnings contained in the product’s FDA approved labeling, including potential limitations or warnings for such products that may be more restrictive than other competitive products;

●	changes in the standard of care for the targeted indications for such product candidates, which could reduce the marketing impact of any claims that we could make following approval, if obtained;

●	the safety, efficacy, and other potential advantages over alternative treatments, such as relative convenience and ease of administration of such products, and the availability of alternative treatments already used or that may later be approved;

●	cost of treatment versus economic and clinical benefit in relation to alternative treatments or therapies;

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●	the availability of formulary coverage and adequate coverage or reimbursement by third parties, such as insurance companies and other health care payors, and by U.S. and international government health care programs, including Medicaid and Medicare;

●	the price concessions required by third-party payors and government health care programs to obtain coverage and payment;

●	the extent and strength of our marketing and distribution of such products;

●	distribution and use restrictions imposed by the FDA and equivalent foreign regulatory authorities with respect to such products or to which we agree, for instance, as part of a REMS or voluntary risk management plan;

●	the timing of market introduction of such products, as well as competitive products;

●	our ability to offer such products for sale at competitive prices;

●	our ability to offer programs to facilitate market acceptance and insurance coverage from public and private insurance companies, provide patient assistance, and transition patient coverage;

●	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

●	the extent and strength of our third-party manufacturer and supplier support;

●	the approval of other new products, including biosimilar products that may be priced at a substantially lower price than we expect to offer our product candidates for, if approved;

●	adverse publicity about the product or favorable publicity about competitive products;

●	the success of any efforts to educate the medical community and third-party payors regarding our products, which efforts may require significant resources and may not be successful; and

●	potential product liability claims.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, health care payors and patients, we may not generate sufficient revenue from these products and may not become or remain profitable.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any product candidates we may develop, we may not be successful in commercializing those product candidates if and when they are approved.

We do not have a sales or marketing infrastructure and have limited experience in the sale, marketing, or distribution of pharmaceutical products. To achieve commercial success for any approved medicine for which we retain sales and marketing responsibilities, we must either develop a sales and marketing organization or outsource these functions to third parties. In the future, we may choose to build a focused sales, marketing, and commercial support infrastructure to sell, or participate in sales activities with our collaborators for, some of our current and future product candidates if and when they are approved.

There are risks involved with both establishing and managing our own commercial capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force or reimbursement specialists is expensive and time consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing and other commercialization capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our commercialization personnel.

Factors that may inhibit our efforts to commercialize product candidates on our own include:

●	our inability to recruit and retain adequate numbers of effective sales, marketing, reimbursement, customer service, medical affairs, and other support personnel;

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●	the inability of sales personnel to obtain access to physicians to discuss our products;

●	the inability of reimbursement professionals to negotiate arrangements for formulary access, reimbursement, and other acceptance by payors, and to secure adequate coverage;

●	reduced realization on government sales from mandatory discounts, rebates and fees, and from price concessions to private health plans and pharmacy benefit managers necessitated by competition for access to managed formularies;

●	the clinical indications for which the products are approved and the claims that we may make for the products, as well as any limitations on use or warnings;

●	the costs associated with training sales and marketing personnel on legal and regulatory compliance matters and monitoring their actions, and any liability for sales or marketing personnel who fail to comply with the applicable legal and regulatory requirements;

●	restricted or closed distribution channels that make it difficult to distribute our products to different segments of the patient population;

●	the lack of complementary medicines to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating an independent commercialization organization.

If we enter into arrangements with third parties to perform sales, marketing, commercial support, and distribution services, our product revenues, or the profitability of these product revenues to us may be lower than if we were to market and sell any product that we may develop ourselves. In addition, we may not be successful in entering into arrangements with third parties to commercialize our products or may be unable to do so on terms that are favorable to us. We may have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish commercialization capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing any products we may develop.

We face significant competition in an environment of rapid technological change, and there is a possibility that our competitors may achieve regulatory approval before us or develop therapies that are safer or more advanced or effective than ours, which may harm our financial condition and our ability to successfully market or commercialize any product candidates we may develop.

The development and commercialization of new drugs is highly competitive. Moreover, the CNS and drug delivery fields are characterized by rapidly changing technologies, significant competition, and a strong emphasis on intellectual property. We will likely face competition with respect to any product candidates that we may seek to develop or commercialize in the future from numerous pharmaceutical and biotechnology organizations, as well as from academic institutions, government agencies and other public and private research organizations for our current and future product candidates. Our commercial success will be reduced or eliminated if our competitors develop products that are safer, more effective, or less costly than ours.

A number of well-resourced pharmaceutical and biotechnology companies are developing products anticipated to be in competition with our product candidates and our drug delivery platform technology. These products and technologies, as well as marketing campaigns by competitors and clinical trial results with competitive products, could significantly diminish our ability to market and sell our future products.

Many of our current or potential competitors, either alone or with their collaboration partners, may have significantly greater financial resources and expertise in research and development, manufacturing, nonclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize product candidates that are safer, more effective, have fewer or less severe side effects, are more convenient, or are less expensive than the product candidates we may develop or that would render any of our product candidates obsolete or non-competitive. Our competitors also may obtain FDA or other regulatory approval for their product candidates more rapidly than we may obtain approval for our product candidates, which could result in our competitors establishing a strong market position before we are able to enter the market.

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Our commercial opportunity may also be reduced or limited if we or our partners are unable to scale up the manufacture of our product candidates to meet clinical or commercial requirements. The compositions we seek to develop may exhibit poor pharmaceutical properties, and formulation, purification and stable storage could be challenging.

In addition, we could face litigation with respect to the validity and/or scope of patents relating to our competitors’ products. The availability of competitive products could limit the demand and the price we are able to charge for our products. Further, intellectual property protection for our POZ platform technology and our product candidates is dynamic and rapidly evolving. The scope of intellectual property protection for our POZ platform may be limited, and our commercial opportunity may be reduced or limited if our competitors are able to acquire or develop the same or similar technologies.

Corporate and academic collaborators may take actions to delay, prevent, or undermine the success of our products.

Our operating and financial strategy for the development, clinical testing, manufacture, and commercialization of product candidates is heavily dependent on our entering into collaborations with corporations, academic institutions, licensors, licensees, and other parties and we may not be successful in establishing such collaborations. Some of our existing collaborations are, and future collaborations may be, terminable at the sole discretion of the collaborator. Replacement collaborators might not be available on attractive terms, or at all. The activities of any collaborator will not be within our control and may not be within our power to influence. Any collaborators may not perform their obligations to our satisfaction, or at all, we may not derive any revenue or profits from such collaborations, and any collaborators may ultimately compete with us. If any collaboration is not pursued, we may require substantially greater capital to undertake development and marketing of our proposed products and may not be able to develop and market such products effectively, if at all. In addition, a lack of development and marketing collaborations may lead to significant delays in introducing proposed products into certain markets and/or reduced sales of proposed products in such markets.

Data provided by collaborators and others upon which we rely that has not been independently verified could turn out to be false, misleading, or incomplete.

We rely on third-party vendors, scientists, and collaborators to provide us with significant data and other information related to our projects, clinical trials and our business. If such third parties provide inaccurate, misleading, or incomplete data, our business, prospects, and results of operations could be materially adversely affected.

Even if we are able to commercialize any product candidates, such products may become subject to unfavorable pricing regulations, reimbursement practices, or health care reform initiatives, which would harm our business.

The regulations that govern pricing and reimbursement for new medicines vary widely from country to country, and current and future legislation may change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Outside the United States, some countries require approval of the sale price of a medicine before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a product candidate in a particular country, but then be subject to price regulations that delay or might even prevent our commercial launch of the product candidate, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product candidate in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates we may develop, even if any such product candidates obtain marketing approval.

Our ability to commercialize any product candidates successfully also will depend in part on the extent to which reimbursement for these product candidates and related treatments will be available from government authorities or health care programs, private health plans, and other organizations. Even if we succeed in bringing one or more products to the market, these products may not be considered medically necessary and/or cost effective, and the amount reimbursed for any products may be insufficient to allow it to sell our products on a competitive basis. At this time, we are unable to determine their cost effectiveness or the likely level or method of reimbursement for our product candidates. Government authorities and third-party payors, such as private health plans, decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. health care industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are challenging the prices charged for medical products and requiring that biopharmaceutical companies provide them with predetermined discounts from list prices. Novel medical products, if covered at all, may be subject to enhanced utilization management controls designed to ensure that the products are used only when medically necessary. Such utilization management controls may discourage the prescription or use of a medical product by increasing the administrative burden associated with our prescription or creating coverage uncertainties for prescribers and patients. We cannot be sure that reimbursement will be available for any product candidate that we commercialize and, if reimbursement is available, that the level of reimbursement will be adequate. Reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval.

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We currently expect that any drugs we develop may need to be administered under the supervision of a physician on an outpatient basis. Under currently applicable U.S. law, certain therapeutic products that are not usually self-administered (such as most injectable drugs and biologics) may be eligible for coverage under the Medicare Part B program if:

●	they are incident to a physician’s services;

●	they are reasonable and necessary for the diagnosis or treatment of the illness or injury for which they are administered according to accepted standards of medical practice; and

●	they have been approved by the FDA and meet other requirements of the statute.

There may be significant delays in obtaining reimbursement for newly approved product candidates, and coverage may be more limited than the purposes for which the product candidate is approved by the FDA or other regulatory authorities. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to pay all or part of the costs associated with their prescription medications. Patients are unlikely to use our products unless coverage is provided, and payment is adequate to cover all or a significant portion of the cost of our products. Therefore, coverage and adequate payment is critical to new product acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new products when more established or lower cost therapeutic alternatives are already available or subsequently become available. Moreover, eligibility for reimbursement does not imply that any product candidate will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale, and distribution. Interim reimbursement levels for new product candidates, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the product candidate and reimbursement in the clinical setting in which it is used may be based on reimbursement levels already set for lower cost therapies or medicines and may be incorporated into existing payments for other services. Net prices for product candidates may be reduced by mandatory discounts or rebates required by government health care programs or private payors and by any future relaxation of laws that presently restrict imports of medicines from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates. However, no uniform policy requirement for coverage and reimbursement for drug products exists among third-party payors in the United States. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. As a result, the coverage determination process is often a time consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Our inability to promptly obtain coverage and profitable payment rates from both government funded and private payors for any approved product candidates we may develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize medicines, and our overall financial condition.

This Merger may limit our ability to use some or all of our net operating loss carryforwards in the future.

The ultimate realization of our deferred income tax assets is dependent upon generating future taxable income. We have recorded a full valuation allowance against our deferred income tax assets. The valuation allowance may fluctuate as conditions change. Our ability to utilize net operating loss carryforwards to offset our future taxable income and/or to recover previously paid taxes would be limited if we were to undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an “ownership change” occurs whenever the percentage of the stock of a corporation owned by “5 percent stockholders” (within the meaning of Section 382 of the Code) increases by more than 50 percentage points over the lowest percentage of the stock of such corporation owned by such “5 percent stockholders” at any time over the testing period. An ownership change under Section 382 of the Code would establish an annual limitation to the amount of net operating losses (“NOLs”) we could utilize to offset our taxable income in any single year. The application of these limitations might prevent full utilization of the deferred tax assets attributable to our net operating loss carryforwards.

We have not yet formally determined the amount of the cumulative change in our ownership resulting from the Merger or other transactions, or any resulting limitations on our ability to utilize our NOL carryforwards and other tax attributes. As a result, if we earn net taxable income, our ability to use our pre-Merger net operating loss carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. If an ownership change occurs and our ability to use our NOL carryforwards is materially limited, it could harm our future operating results by effectively increasing our future tax obligations.

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Our insurance policies are expensive and protect us only from some business risks, which will leave us exposed to significant uninsured liabilities.

We carry insurance for most categories of risk that our business may encounter; however, we may not have adequate levels of coverage. We currently maintain general liability, property, workers’ compensation, products liability and directors’ and officers’ insurance, along with an umbrella policy. We may not be able to maintain existing insurance at current or adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our cash position and results of operations.

Risks Related to Our Intellectual Property

Our success is largely based upon our intellectual property and proprietary technologies, and we may be unable to protect and/or enforce our intellectual property.

Our success will depend, in large part, on obtaining and maintaining patent protection and trade secret protection for our product candidates and their formulations and uses, as well as successfully enforcing our patents against third-party infringers and/or defending these patents against third-party challenges. If we (or our licensees should such licensees be granted the right to prosecute or enforce certain patents within our portfolio) fails to appropriately prosecute or is unable to obtain and maintain patent protection for our product candidates (or aspects thereof), our ability to develop, license and/or commercialize these product candidates may be adversely affected and we may not be able to prevent competitors from making, using, selling or importing competing products. This failure or inability to properly or adequately protect the intellectual property rights relating to these product candidates could have a material adverse effect on our financial condition and results of operations.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or our partners will be successful in protecting our product candidates by obtaining, enforcing and defending patents. These risks and uncertainties include the following:

●	patent applications may not result in any patent being issued;

●	patents that may be issued may not include claims that cover a broad enough scope to prevent design around solutions by competitors;

●	patents that may be issued or in-licensed may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable, or otherwise may not provide adequate barriers to entry or any competitive advantage;

●	because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before a potential product can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, reducing, or eliminating any advantage of the patent;

●	our competitors, many of which have substantially greater resources than us or our partners do, and many of which have made significant investments in competing technologies, may seek, or may already have sought or obtained, patents that will limit, interfere with, or eliminate our ability to make, use, and sell our potential products;

●	there may be significant pressure on the U.S. government and other international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful as a matter of public policy regarding worldwide health concerns;

●	countries other than the United States may have patent laws less favorable to patentees than those upheld by United States courts, allowing foreign competitors a better opportunity to create, develop, and market competing products; and

●	we may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and/or unsuccessful.

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In addition to patents, we also rely on trade secrets and proprietary know-how. Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and assignment agreements with employees, consultants, and advisors, there exists the potential that third parties may still somehow obtain this information or arrive at the same or similar information independently, which would reduce or eliminate our competitive advantage. Moreover, we may become subject to claims that we directly or indirectly (through our consultants, advisors, or independent contractors that we may engage to assist us in developing our product candidates) have wrongfully or inadvertently disclosed, acquired or used trade secrets or other proprietary information of third parties.

We may be forced to litigate to enforce or defend our intellectual property rights, and/or the intellectual property rights of our licensors.

We may be forced to litigate to enforce or defend our intellectual property rights against infringement by competitors, and to protect our trade secrets against unauthorized use. In so doing, we may place our intellectual property at risk of being invalidated, rendered unenforceable, or limited or narrowed in scope such that we may no longer be used to adequately prevent the manufacture, sale or import of competitive product. Further, an adverse result in any litigation or other proceedings before government agencies such as the United States Patent and Trademark Office (the “USPTO”), may place pending applications at risk of non-issuance or limitations in scope. Further, derivation proceedings, entitlement proceedings, ex parte reexamination, inter partes review, post grant review, and opposition proceedings provoked by third parties or brought by the USPTO or any foreign patent authority may be used to challenge the inventorship, ownership, claim scope, or validity of our patents. Additionally, because of the substantial amount of discovery typically required in connection with intellectual property litigation, there is a risk that some of our confidential and proprietary information or trade secrets could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the value of the Company. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If we enter into future arrangements involving government funding, and we make inventions as a result of such funding, our intellectual property rights to such discoveries may be subject to the applicable provisions of the Bayh Dole Act of 1980. To the extent any of our current or future intellectual property is generated through the use of U.S. government funding, the provisions of the Bayh Dole Act may similarly apply. Any exercise by the government of certain of our rights could harm our competitive position, business, financial condition, results of operations and prospects.

If we or our partners are sued for infringing on the intellectual property rights of third parties, it could be costly and time consuming, and an unfavorable outcome in any such litigation could have a material adverse effect on our business.

Our success also depends upon our ability and the ability of any of our future collaborators to develop, manufacture, market and sell our product candidates without infringing on the proprietary rights of third parties. Numerous United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing products, some of which may be directed at claims that overlap with the subject matter of our intellectual property. Because patent applications can take many years to issue, there may be currently pending applications, now unknown to us, which may later result in issued patents that our product candidates or proprietary technologies may be alleged to infringe upon. Similarly, there may be issued patents relevant to our product candidates of which it is not aware.

In addition, third parties may sue us alleging that we infringe, or have infringed, on their patents. Even if we are successful in defending any claims of infringement, the defense of such claims may be costly and present a time consuming distraction. In the event of a successful claim of infringement against us, we may be required to:

●	pay substantial damages and/or ongoing royalty payments;

●	stop using some or all of our technologies and methods;

●	stop certain research and development efforts;

●	develop non infringing products or methods (i.e., develop or design around); and/or

●	obtain one or more licenses from third parties for an upfront lump sum, an ongoing royalty, or a combination thereof.

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If required, we cannot assure you that we will be able to obtain such licenses on acceptable terms, or at all. If we are sued for infringement, we could encounter substantial delays in the development, manufacture, and commercialization of our product candidates. Any litigation, whether to enforce our patent rights or to defend against allegations that we allegedly infringe on third party rights, could be costly, time consuming, and may distract management from other important tasks.

As is commonplace in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. To the extent our employees are involved in research endeavors that are similar to those which they were involved in at their former place of employment, we may be subject to claims that such employees and/or we have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of such former employers. Litigation may be necessary to defend against such claims, which could result in substantial costs, be a distraction to management and ultimately have a material adverse effect on us, even if we are successful in defending such claims.

The biotechnology and pharmaceutical industries have experienced substantial litigation and other proceedings concerning intellectual property rights, and third parties may initiate legal proceedings alleging that we are infringing, misappropriating, or otherwise violating their intellectual property rights, the outcome of which could be uncertain and may prevent, delay, or otherwise interfere with our product discovery and development efforts. Our commercial success depends upon our ability and the ability of our collaborators and licensors to develop, manufacture, market, and sell our products. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights as well as administrative proceedings for challenging patents, including derivation, inter partes review, post grant review, and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. We may be subject to, and may in the future become party to, or threatened with, adversarial proceedings or litigation concerning intellectual property rights with respect to our POZ platform and any product candidates we may develop, including interference proceedings, post grant review, inter partes review, and derivation proceedings before the USPTO and similar proceedings in foreign jurisdictions such as oppositions before the European Patent Office (the “EPO”). Numerous United States and foreign issued patents and pending patent applications that are owned by third parties exist in the fields in which we are developing our product candidates and infringement claims may be asserted against us or our partners based on existing patents or patents that may be granted in the future, regardless of their merit.

As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our POZ platform and product candidates may give rise to claims of infringement of the patent rights of others. Moreover, it is not always clear to industry participants, including us, which patents cover various types of therapies, products or their methods of use or manufacture. Moreover, as with many technology-based products, there may be third-party patent applications that, if issued, may include the claims that could be or are construed to cover components of our POZ platform and product candidates. There may also be third party patents of which we are currently unaware with claims to our technologies, compositions, methods of manufacture or methods of use.

Our ability to commercialize our product candidates in the United States and abroad may be adversely affected if we cannot successfully defend against infringement claims or obtain a license on commercially reasonable terms to relevant third party patents that cover our product candidates. Even if we have a strong defense and/or believe that third-party intellectual property claims are without merit, there can be no assurance that a court would find in our favor on questions of infringement, validity, enforceability, and/or priority. A court of competent jurisdiction could hold that these third party patents are valid and enforceable and have been infringed upon, which could materially and adversely affect our ability to commercialize our product candidates or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claims, there is no assurance that a court of competent jurisdiction would invalidate the asserted claims of any such U.S. patent. If we are found to be infringing on a third party’s intellectual property rights, and we are unsuccessful in demonstrating that any such patents are invalid or unenforceable, we could be required to pay damages and/or an ongoing royalty or obtain a license from such third party to continue developing, manufacturing, and marketing our product candidates and our technologies. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain such a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to it, and it could require us to pay substantial licensing fees and/or make ongoing royalty payments. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, we may be unable to commercialize our POZ platform or product candidates or such commercialization efforts may be significantly delayed, which could in turn significantly harm our business. While less likely given the high bar required for injunction, we also could be temporarily or permanently forced, including by court order, to cease developing, manufacturing, and commercializing the infringing technology or product candidates. In addition, we could be found liable for significant monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed on a patent or other intellectual property right. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar material adverse effect on our business, financial condition, results of operations, and prospects.

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The defense of third-party claims of alleged infringement, misappropriation, or violation of intellectual property rights often involves substantial litigation expense and could also be a substantial diversion of management and employee time and resources from our business. Some third parties may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, financial condition, results of operations and prospects. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, this could have a substantial adverse effect on the price of our common stock.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications are due to be paid to the USPTO and foreign patent agencies outside of the United States over the lifetime of our owned or licensed patents and applications. In the case of any in-licensed patent rights, we generally rely on our licensors to pay these fees due to U.S. and non U.S. patent agencies. For patent rights we own, we rely on our outside patent counsel and/or annuity services in the United States and foreign countries to monitor these deadlines and to pay these fees when so instructed by us.

The USPTO and foreign patent agencies require compliance with procedural, documentary, fee payment, and other similar provisions, such as the requirement to disclose known prior art, during the patent application process. In the case of any in-licensed patent rights, we generally depend on our licensors to take the necessary action to comply with these requirements with respect to our licensed intellectual property, and for our owned patent applications, we engage counsel and other professionals to help us comply with these requirements. While certain inadvertent lapses can be cured by payment of a late fee, by petition, or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in a partial or complete loss of patent rights in the relevant jurisdiction. In the unlikely event that a non-compliance event were to occur, our competitors might be able to enter the market with similar or identical products or technology given our partial or complete loss of patent rights, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

If we do not obtain patent term extension for our drug candidates, our business may be materially harmed.

Depending upon the timing, duration, and specifics of FDA regulatory approval of our drug candidates, one or more patents issued from U.S. patent applications that we file or those of our future licensors may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Amendments”). The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during the FDA regulatory review process based on the first regulatory approval for a particular drug or biologic. A maximum of one patent may be extended per FDA-approved drug as compensation for the patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of drug approval, and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. Patent term extension may also be available in certain foreign countries upon regulatory approval of our drug candidates.

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Despite the possibility of an extension, we may not be granted an extension for which it applies in the United States or any other jurisdiction because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the applicable time or the scope of patent protection afforded could be less than we request.

If we are unable to obtain patent term extension or restoration, or the foreign equivalent, or the term of any such extension is less than we request, our competitors or other third parties may obtain approval of competing drugs following our patent expiration, and our revenue could be reduced, possibly materially. Further, if this occurs, our competitors or other third parties may take advantage of our investment in development and trials by referencing our clinical and preclinical data and launch their drug earlier than might otherwise be the case. Any of the foregoing could materially harm our business, financial condition, results of operations and prospects.

Changes in patent law in the United States and in non U.S. jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our technologies and product candidates.

As is the case with other biotech and pharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity, and are therefore costly, time consuming and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of our issued patents. For example, in March 2013, under the America Invents Act, the United States transitioned from a “first to invent” to a “first to file” patent system. Under a “first to file” system, assuming that other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on an invention regardless of whether another inventor had made the invention earlier. A third party that filed a patent application in the USPTO after March 2013, but before we or Legacy Serina filed could therefore be awarded a patent covering an invention of ours even if we or Legacy Serina had made the invention before it was made by such third party. This requires us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that it or any licensors were the first to either file any patent application related to our technologies or product candidates or invent any of the inventions claimed in our or our licensor’s patents or patent applications. The America Invents Act also includes a number of other significant changes to U.S. patent law, including provisions that affect the way patent applications will be prosecuted, allowing third-party submission of prior art, and establishing a new post grant review system, including post grant review, inter partes review, and derivation proceedings. Because of the lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use USPTO proceedings to invalidate our patent claims even though the claim would not have been invalidated if first challenged by the third party in a district court action.

In addition, U.S. Supreme Court rulings over the past decade have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the validity and enforceability of issued patents. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce and/or defend our existing patents and patents that we might obtain in the future.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patents have a limited lifespan. The terms of individual patents depend upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from the earliest non provisional filing date in the applicable country. However, the actual protection afforded by a patent varies from country to country, and also depends upon many factors, including the type of patent, the scope of coverage, the availability of regulatory related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent, and whether a portion of the patent term has been terminally disclaimed based on other patents. Various extensions including patent term extension and patent term adjustment may be available, but the lives of such extensions, and the protections they afford, are limited. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products, including generics. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting our product candidates might expire before or shortly after we or our partners commercialize those candidates. As a result, our owned and/or licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours for an adequate time period.

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If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

In addition to seeking patents for our technologies and product candidates, we also rely on trade secret protection, as well as confidentiality agreements, non-disclosure agreements and assignment agreements with our employees, consultants and third parties, to protect our know-how and other confidential and proprietary information, especially where we do not believe patent protection is appropriate or obtainable.

It is our policy to require our employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors, and other third parties to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements generally provide that all confidential information concerning our business or financial affairs developed by or made known to an individual or entity during the course of that party’s relationship with us are to be kept confidential and not disclosed to third parties, except in certain specified circumstances. In the case of employees, the agreements also provide that all inventions conceived by the individual, and that are related to our current or planned business or research and development or made during normal working hours, on our premises or using our equipment or proprietary information, are our exclusive property. In the case of consultants and other third-party service providers, the agreements provide us with certain rights to all inventions arising from the services provided to us by those individuals or entities. However, we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technologies and processes. Additionally, the assignment of intellectual property rights may not be self-executing, or assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. We may not be able to obtain adequate remedies for any breaches of such agreements. Ultimately, enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time consuming, and the outcome is unpredictable.

In addition to contractual measures, we protect the confidential nature of our proprietary information through other appropriate precautions, such as physical and technological security measures. However, trade secrets and know-how can be difficult to protect despite these precautions. These measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and any recourse we might take against this type of misconduct may not provide an adequate remedy to protect our interests fully. In addition, our trade secrets may be independently developed by others in a manner that could prevent us from receiving legal recourse. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any of that information was independently developed by a competitor, our competitive position could be harmed.

If we choose to go to court to stop a third party from using any of our trade secrets, we may incur substantial costs. In addition, courts inside and outside the United States are sometimes less willing or unwilling to protect trade secrets. Even if we are successful, these types of lawsuits may consume, in addition to substantial costs, significant amounts of our time and other resources. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

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Third parties may assert that our employees, consultants, or advisors have wrongfully used or disclosed confidential information or misappropriated trade secrets.

As is common in the biotechnology and pharmaceutical industries, we employ individuals that are currently or were previously employed at universities, research institutions or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we employ measures to ensure that our employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. We may then be directly or indirectly involved in litigation proceedings to defend against these claims. If we fail in defending against any such claims, in addition to potentially paying monetary damages, we may lose valuable intellectual property rights and/or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, that perception could have a substantial adverse effect on the price of our common stock. Ultimately, any such litigation could substantially increase our operating losses and reduce our resources available for development activities, and we may not have sufficient financial or other resources to adequately engage in such litigation. For example, some of our competitors may be able to sustain the costs of such litigation more effectively than we can because of their substantially greater financial resources. In any case, uncertainties resulting from the initiation and continuation of intellectual property litigation or other intellectual property related proceedings could adversely affect our ability to compete in the marketplace.

Any trademarks we may obtain may be infringed or successfully challenged, resulting in harm to our business.

We expect to rely on trademarks as one means to distinguish any of our product candidates that are approved for marketing from the products of our competitors. However, our trademarks or trade names may be challenged, infringed, circumvented, or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we benefit from to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be allegations of trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversions of resources and could adversely affect our business, financial condition, results of operations and growth prospects.

In addition, any proprietary name we propose to use with any product candidate in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of the potential for confusion with other product names. If the FDA objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable proprietary product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties, and be acceptable to the FDA.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit it to maintain our competitive advantage. For example:

●	any of our current and future product candidates, if approved, may eventually become commercially available in generic or biosimilar product forms;

●	others may be able to make immunotherapies that are similar to any of our current and future product candidates or utilize lymph node targeting technology but that are not covered by the claims of the patents that we license or may own in the future;

●	we, or our licensors or current or future collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent application that we license or may own in the future, potentially resulting in the invalidation of such patents or refusal of such applications;

●	we, or our licensors or current or future collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

●	we, or our licensors or current or future collaborators, may fail to meet our obligations to the U.S. government regarding any in licensed patents and patent applications funded by U.S. government grants, leading to the loss or unenforceability of patent rights;

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●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing on our owned or licensed intellectual property rights;

●	it is possible that our pending, owned or licensed patent applications or those that we may own or license in the future will not lead to issued patents;

●	it is possible that there are prior public disclosures that could invalidate our owned or in-licensed patents, or parts of our owned or in-licensed patents;

●	it is possible that there are unpublished patent applications that may later issue with claims covering our product candidates or technology similar to ours;

●	it is possible that our owned or in-licensed patents or patent applications omit individual(s) that should be listed as inventor(s) or include individual(s) that should not be listed as inventor(s), which may cause these patents or patents issuing from these patent applications to be held invalid or unenforceable or result in a change in ownership;

●	issued patents to which we hold rights may be held invalid, unenforceable, or narrowed in scope, including as a result of legal challenges by our competitors;

●	the claims of our owned or in-licensed issued patents or patent applications, if and when issued, may not cover our product candidates or narrowly cover our product candidates in such a way that competitors may be able to design around to avoid infringement allegations;

●	the laws of foreign countries may not protect our proprietary rights or the proprietary rights of our licensors or current or future collaborators to the same extent as the laws of the United States;

●	the inventors of our owned or in licensed patents or patent applications may become involved with competitors, develop products or processes that design around our patents, or become hostile to it or the patents or patent applications on which they are named as inventors;

●	our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	we have engaged in scientific collaborations in the past and we intend to continue to do so in the future, and our collaborators may develop adjacent or competing products that are outside the scope of our patents;

●	we may not develop additional proprietary technologies that are patentable;

●	any product candidates we develop may be covered by third-party patents or other exclusive rights;

●	the patents of others may prohibit or otherwise harm our business; or

●	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently commercialize the technology and/or file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations, and prospects.

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Risks Related to Regulatory and Compliance Matters

The FDA regulatory approval process is lengthy, time consuming, and inherently unpredictable, and we may experience significant delays in the clinical development and regulatory approval, if any, of our product candidates.

The research, testing, manufacturing, labeling, approval, selling, import, export, adverse event reporting, record keeping, advertising, promotion, and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States. We are not permitted to market any drug product in the United States until we receive approval from the FDA. We have not previously submitted an NDA to the FDA, or similar approval filings to comparable foreign authorities. An NDA must include extensive nonclinical and clinical data and supporting information to establish that the product candidate is safe, pure, potent, and effective for each desired indication. The NDA must also include significant information regarding the chemistry, manufacturing, and controls for the product, and the manufacturing facilities must complete a successful pre license inspection. The FDA may also require a panel of experts, referred to as an Advisory Committee, to deliberate on the adequacy of the safety and efficacy data to support approval. The opinion of the Advisory Committee, although not binding, may have a significant impact on our ability to obtain licensure of the product candidates based on the completed clinical trials. Accordingly, the regulatory approval pathway for our product candidates may be uncertain, complex, expensive, and lengthy, and approval may not be obtained.

Even if we receive regulatory approval of our product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense, and we may be subject to penalties if we fail to comply with regulatory requirements.

If our product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record keeping, conduct of post marketing studies, and submission of safety, efficacy, and other post market information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities.

Manufacturers and manufacturers’ facilities must comply with extensive FDA, and comparable foreign regulatory authority, requirements, including ensuring that quality control and manufacturing procedures conform to cGMP regulations. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any NDA, other marketing applications, and previous responses to inspection observations. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.

Any regulatory approvals that we receive for our product candidates may be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post marketing testing, including Phase IV clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require a REMS program as a condition of approval of our product candidates, which could entail requirements for long term patient follow up, a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. In addition, if the FDA or a comparable foreign regulatory authority approves our product candidates, we will have to comply with requirements including submissions of safety and other post marketing information and reports, registration, as well as continued compliance with cGMP and GCP for any clinical trials that it conducts post approval.

The FDA strictly regulates marketing, labeling, advertising, and promotion of products that are placed on the market. Drugs and biologics may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off label uses, and a company that is found to have improperly promoted off label uses may be subject to significant liability.

Failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

●	fines, warning letters or other enforcement related letters or clinical holds on post approval clinical trials;

●	refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product approvals;

●	product seizure or detention, or refusal to permit the import or export of products;

●	injunctions or the imposition of civil or criminal penalties; and

●	consent decrees, corporate integrity agreements, debarment, or exclusion from federal health care programs; or mandated modification of promotional materials and labeling and the issuance of corrective information.

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The policies of the FDA and of other regulatory authorities may change and additional government regulations may be enacted that could prevent, limit, or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

Additional regulatory burdens and other risks and uncertainties in foreign markets may limit our growth.

Our future growth may depend, in part, on our ability to develop and commercialize product candidates in foreign markets for which we may rely on strategic partnerships with third parties. We will not be permitted to market or promote any product candidate before we receive regulatory approval from the applicable regulatory authority in a foreign market, and we may never receive such regulatory approval. To obtain separate regulatory approval in foreign countries, we generally must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing, and distribution of a product candidate, and it cannot predict success in these jurisdictions. If we obtain approval of any of our potential future product candidates and ultimately commercialize any such product candidate in foreign markets, we would be subject to risks and uncertainties, including the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements and the reduced protection of intellectual property rights in some foreign countries.

In addition, obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing, and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional nonclinical studies or clinical trials as trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Health care and other reform legislation may increase the difficulty and cost for us and any collaborators we may have to obtain marketing approval of and commercialize our product candidates and affect the prices we, or they, may obtain.

All aspects of our business, including research and development, manufacturing, marketing, pricing, sales, litigation, and intellectual property rights, are subject to extensive legislation and regulation. Changes in applicable U.S. federal and state laws and agency regulation, as well as foreign laws and regulations, could have a materially negative impact on our business. In the United States and in some other jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the health care system that could prevent or delay marketing approval of our product candidates or any potential future product candidates of ours, restrict or regulate post approval activities, or affect our ability to profitably sell any product candidates for which we obtain marketing approval. Increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post marketing testing and other requirements. Congress also must reauthorize the FDA’s user fee programs every five years and often makes changes to those programs in addition to policy or procedural changes that may be negotiated between the FDA and industry stakeholders as part of this periodic reauthorization process. Congress most recently reauthorized the user fee programs in September 2022 without any substantive policy changes.

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Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in health care systems with the stated goals of containing health care costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, Congress passed the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”), which substantially changed the way health care is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry.

There remain judicial and Congressional challenges to certain aspects of the ACA, and as a result certain sections of the ACA have not been fully implemented or effectively repealed. However, following several years of litigation in the federal courts, in June 2021, the U.S. Supreme Court upheld the ACA when it dismissed a legal challenge to the law’s constitutionality. Further legislative and regulatory changes under the ACA remain possible. It is unknown what form any such changes or any law would take, and how or whether it may affect the pharmaceutical industry as a whole or our business in the future. We expect that changes or additions to the ACA, the Medicare and Medicaid programs, and changes stemming from other health care reform measures, especially with regard to health care access, financing, or other legislation in individual states, could have a material adverse effect on the health care industry in the United States.

The uncertainty around the future of the ACA, and in particular the impact to reimbursement levels, may lead to uncertainty or delay in the purchasing decisions of our customers, which may in turn negatively impact our product sales. If there are not adequate reimbursement levels, our business and results of operations could be adversely affected.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and was extended by the CAA. The CAA will remain in effect through 2032 unless additional Congressional action is taken.

In addition, the Drug Supply Chain Security Act enacted in 2013 (the “DSCSA”) imposed obligations on manufacturers of pharmaceutical products related to product tracking and tracing, and in February 2022, the FDA released proposed regulations to amend the national standards for licensing of wholesale drug distributors by the states; establish new minimum standards for state licensing third-party logistics providers; and create a federal system for licensure for use in the absence of a state program, each of which is mandated by the DSCSA. As another example, on December 20, 2019, President Trump signed the Further Consolidated Appropriations Act for 2020 into law that includes a piece of bipartisan legislation called the CREATES Act. The CREATES Act aims to address the concern articulated by both the FDA and others in the industry that some brand manufacturers have improperly restricted the distribution of their products, including by invoking the existence of a REMS for certain products, to deny generic and biosimilar product developers access to samples of brand products. The CREATES Act establishes a private cause of action that permits a generic or biosimilar product developer to sue the brand manufacturer to compel such brand manufacturer to furnish the necessary samples on “commercially reasonable, market based terms.” Whether and how generic and biosimilar product developments will use this new pathway, as well as the likely outcome of any legal challenges to provisions of the CREATES Act, remain highly uncertain and the potential effects on our future commercial products are unknown. Other legislative and regulatory proposals have been made to expand post approval requirements and restrict sales and promotional activities for pharmaceutical products. We are unsure whether additional legislative changes will be enacted, or whether the current regulations, guidance or interpretations will be changed, or whether such changes will have any impact on our business.

Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices considering the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. For example, state legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In December 2020, the U.S. Supreme Court held unanimously that federal law does not preempt the states’ ability to regulate pharmaceutical benefit managers (“PBMs”) and other members of the health care and pharmaceutical supply chain, an important decision that may lead to further and more aggressive efforts by states in this area.

At the federal level, the Department of Health and Human Services (the “HHS”) has solicited feedback on various measures intended to lower drug prices and reduce the out of pocket costs of drugs and has implemented others under our existing authority. For example, in May 2019, the Centers for Medicare & Medicaid Services (“CMS”) issued a final rule to allow Medicare Advantage plans the option to use step therapy for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019.

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Most recently, in August 2022, President Biden signed into the law the Inflation Reduction Act of 2022 (the “IRA”). Among other things, the IRA has multiple provisions that may impact the prices of drug products that are both sold into the Medicare program and throughout the United States. Starting in 2023, a manufacturer of a drug or biological product covered by Medicare Parts B or D must pay a rebate to the federal government if the product’s price increases faster than the rate of inflation. This calculation is made on a drug product by drug product basis and the amount of the rebate owed to the federal government is directly dependent on the volume of a drug product that is paid for by Medicare Parts B or D. Additionally, starting in payment year 2026, CMS will negotiate drug prices annually for a select number of single source Part D drugs without generic or biosimilar competition. CMS will also negotiate drug prices for a select number of Part B drugs starting for payment year 2028. If a drug product is selected by CMS for negotiation, it is expected that the revenue generated from such drug will decrease.

Many European Economic Area (“EEA”) countries periodically review their reimbursement procedures for medicinal products, which could have an adverse impact on reimbursement status. We expect that legislators, policymakers and healthcare insurance funds in EEA countries will continue to propose and implement cost-containing measures, such as lower maximum prices, lower or lack of reimbursement coverage and incentives to use cheaper, usually generic, products as an alternative to branded products, and/or branded products available through parallel import to keep healthcare costs down. Moreover, in order to obtain reimbursement for our products in some European countries, including some EEA countries, we may be required to compile additional data comparing the cost-effectiveness of our products to other available therapies. Health Technology Assessment (“HTA”) of medicinal products is becoming an increasingly common part of the pricing and reimbursement procedures in some EEA countries, including those representing the larger markets. The HTA process is the procedure to assess therapeutic, economic and societal impact of a given medicinal product in the national healthcare systems of the individual country. The outcome of an HTA will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EEA countries. The extent to which pricing and reimbursement decisions are influenced by the HTA of the specific medicinal product currently varies between EEA countries.

In December 2021, Regulation No 2021/2282 on HTA amending Directive 2011/24/EU, was adopted in the EU. This Regulation, which entered into force in January 2022 and will apply as of January 2025, is intended to boost cooperation among EEA countries in assessing health technologies, including new medicinal products, and providing the basis for cooperation at the EEA level for joint clinical assessments in these areas. This Regulation foresees a three-year transitional period and will permit EEA countries to use common HTA tools, methodologies, and procedures across the EEA, working together in four main areas, including joint clinical assessment of the innovative health technologies with the most potential impact for patients, joint scientific consultations whereby developers can seek advice from HTA authorities, identification of emerging health technologies to identify promising technologies early, and continuing voluntary cooperation in other areas. Individual EEA countries will continue to be responsible for assessing non-clinical (e.g., economic, social, ethical) aspects of health technologies, and making decisions on pricing and reimbursement. If we are unable to maintain favorable pricing and reimbursement status in EEA countries for drug candidates that we may successfully develop and for which we may obtain regulatory approval, any anticipated revenue from and, growth prospects for, those products in the EEA could be negatively affected.

Legislators, policymakers and healthcare insurance funds in the EEA may continue to propose and implement cost-containing measures to keep healthcare costs down; particularly due to the financial strain that the COVID-19 pandemic placed on national healthcare systems of the EEA countries. These measures could include limitations on the prices we would be able to charge for drug candidates that we may successfully develop and for which we may obtain regulatory approval or the level of reimbursement available for these products from governmental authorities or third-party payors. Further, an increasing number of EEA and other foreign countries use prices for medicinal products established in other countries as “reference prices” to help determine the price of the product in their own territory. Consequently, a downward trend in prices of medicinal products in some countries could contribute to similar downward trends elsewhere.

We cannot predict whether future healthcare initiatives will be implemented at the federal or state level, supranational or national level, or how any future legislation or regulation may affect us, any of which may have a materially adverse effect on our business, financial condition, results of operations and prospects.

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Any additional federal or state health care reform measures could limit the amounts that third-party payors will pay for future health care products and services, and, in turn, could significantly reduce the projected value of certain development projects and reduce our profitability.

Our employees, principal investigators, consultants, and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of fraud or other misconduct by our employees, consultants, and commercial partners, and our principal investigators. Misconduct by these parties could include intentional failures to comply with FDA regulations or the regulations applicable in the European Union and other jurisdictions, provide accurate information to the FDA or other regulatory authorities, comply with health care fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately, or disclose unauthorized activities to us. In particular, sales, marketing, and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commissions, customer incentive programs, and other business arrangements. Such misconduct also could involve the improper use of information obtained in the course of clinical trials or interactions with the FDA or other regulatory authorities, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, financial condition, results of operations, and prospects, including the imposition of significant fines or other sanctions.

Laws and regulations governing any international operations we may have in the future may preclude us from developing, manufacturing, and selling certain product candidates outside of the United States and require us to develop and implement costly compliance programs.

We are subject to numerous laws and regulations in each jurisdiction outside the United States in which we operate. The creation, implementation and maintenance of international business practices compliance programs is costly and such programs are difficult to enforce, particularly where reliance on third parties is required.

The Foreign Corrupt Practices Act of 1977 (the “FCPA”) prohibits any U.S. individual or business from paying, offering, authorizing payment, or offering of anything of value, directly or indirectly, to any foreign official, political party, or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. The anti-bribery provisions of the FCPA are enforced primarily by the U.S. Department of Justice. The SEC is involved with enforcement of the books and records provisions of the FCPA.

Similarly, the U.K. Bribery Act 2010 has extra territorial effect for companies and individuals having a connection with the United Kingdom. The U.K. Bribery Act prohibits inducements both to public officials and private individuals and organizations. Compliance with the FCPA and the U.K. Bribery Act is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. If we expand our business outside of the United States, we will be required to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing, or selling certain products and product candidates outside of the United States, which could limit our growth potential and increase our development costs. The failure to comply with laws governing international business practices may result in substantial penalties, including suspension or debarment from government contracting. Violations of the FCPA can result in significant civil and criminal penalties. Indictment alone under the FCPA can lead to suspension of the right to do business with the U.S. government until the pending claims are resolved. A conviction under the FCPA can result in long term disqualification as a government contractor. The termination of a government contract or relationship as a result of our failure to satisfy any of our obligations under laws governing international business practices could have a negative impact on our operations and harm our reputation and ability to procure government contracts. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.

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Risks Related to Employee and Operations Matters, Managing Growth and Information Technology

A pandemic, epidemic, or outbreak of an infectious disease, such as the COVID-19 pandemic, may materially and adversely affect our business and our financial results and could cause a disruption to the development of product candidates.

Public health crises such as pandemics or similar outbreaks could adversely impact our business. The extent to which an outbreak impacts our operations or those of our collaborators will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that will emerge concerning the severity of the virus and the actions to contain it or treat our impact, among others.

The spread of any outbreak globally could adversely impact any preclinical or clinical trial operations in the United States and Europe, including our ability to recruit and retain patients and principal investigators and site staff who, as health care providers, may have heightened exposure to an infectious disease if an outbreak occurs in their geography. For example, similar to other biotechnology companies, we have experienced, and may in the future experience, delays in initiating IND enabling studies, delays in manufacturing, protocol deviations, enrolling patients in clinical trials and dosing patients in clinical trials, as well as in activating trial sites. An outbreak may also result in the need to suspend enrollment in clinical studies, subject withdrawals, postponement of planned clinical or nonclinical studies, redirection of site resources from studies, study modification, suspension, or termination, the introduction of remote study procedures and modified informed consent procedures, study site changes, direct delivery of investigational products to patient homes requiring state licensing, study deviations or noncompliance, and changes or delays in site monitoring. The foregoing may require that we consult with relevant review and ethics committees, IRBs, and the FDA. The foregoing may also impact the integrity of our study data. The effects of an outbreak may also increase the need for clinical trial patient monitoring and regulatory reporting of adverse effects. The pandemic could further impact our ability to interact with the FDA or other regulatory authorities and may result in delays in the conduct of inspections or review of pending applications or submissions. For example, the FDA may delay preapproval inspections. Although the FDA lifted restrictions relating to COVID-19 and affecting our inspection and other compliance operations in July 2022, the agency currently faces a significant backlog on compliance monitoring and enforcement activities for both domestic and foreign manufacturers, which may affect the scheduling of necessary preapproval inspections of manufacturing facilities for drug and biological product candidates.

In addition, the patient populations that our product candidates target may be particularly susceptible to COVID-19, which may make it more difficult for us to identify patients able to enroll in our current and future clinical trials and may impact the ability of enrolled patients to complete any such trials. Any negative impact the COVID-19 pandemic has on patient enrollment or treatment, or the execution of any product candidates could cause costly delays to clinical trial activities, which could adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses and have a material adverse effect on our financial results. Additionally, timely enrollment in planned clinical trials is dependent upon clinical trial sites which could be adversely affected by global health matters, such as pandemics. The COVID-19 pandemic has also impacted, and may continue to impact, our third-party suppliers and manufacturers, including through the effects of facility closures, reductions in operating hours, staggered shifts and other social distancing efforts, labor shortages, decreased productivity and the unavailability of materials or components. While we maintain an inventory of materials used to conduct our research and development activities, a prolonged pandemic could lead to shortages in the raw materials necessary to manufacture our product candidates. If any of these third parties are adversely impacted by the COVID-19 pandemic or the restrictions resulting from the outbreak, if they cannot obtain the necessary supplies, or if such third parties need to prioritize other products or customers over ours, including under the Defense Production Act, we may experience additional delays or disruptions in our supply chain, which could have a material and adverse impact on our business. CMOs may also need to implement measures and changes or deviate from typical requirements because of the COVID-19 pandemic that may otherwise adversely impact our supply chains or the quality of the resulting products or supplies. Depending on the change, we may need to obtain FDA preapproval or otherwise provide the FDA with a notification of the change.

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An outbreak may additionally result in changes in laws and regulations. By example, in March 2020, the U.S. Congress passed the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) which includes various provisions regarding FDA drug shortage reporting requirements, as well as provisions regarding supply chain security, such as risk management plan requirements, and the promotion of supply chain redundancy and domestic manufacturing. This and any future changes in law may require that we change our internal processes and procedures to ensure continued compliance.

Even after an outbreak or pandemic subsides, we may continue to experience an adverse impact to our business as a result of our global economic impact, including from increased inflation and the prospect that policy responses to inflation could delay economic recovery or lead to another recession.

Any of these factors, and other factors related to any such disruptions that are unforeseen, could have a material adverse effect on our business, financial condition, results of operation or prospects. Further, uncertainty around these and related issues could continue to adversely impact the economies of the United States and other countries, which could impact our ability to raise the necessary capital needed to develop and commercialize our product candidates.

Our future success depends on our ability to recruit and retain our executive team and key scientists and to attract, retain, and motivate qualified personnel.

We are highly dependent on the principal members of our management and scientific teams. These principal members are employed “at will,” meaning we or they may terminate the employment relationship at any time. The loss of the services of any of these persons could impede the achievement of our research, development, and commercialization objectives.

Recruiting and retaining qualified scientific, clinical, manufacturing, business development, general and administrative and sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. In addition, inflation has had, and we expect that it will continue to have, an impact on the costs that we incur to attract and retain qualified personnel and may make it more difficult for us to attract and retain such personnel. The inability to recruit, or loss of services of certain executives, key employees, consultants, or advisors, may impede the progress of our research, development, and commercialization objectives and have a material adverse effect on our business, financial condition, results of operations, and prospects.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

Over time we will need to hire additional qualified personnel with expertise in drug development, product registration, clinical, preclinical, and nonclinical research, quality compliance, government regulation, formulation and manufacturing, financial matters and sales and marketing. We compete for qualified individuals with numerous biopharmaceutical companies, universities, and other research institutions. Competition for such individuals is intense, and our search for such personnel may not be successful. Attracting and retaining qualified personnel will be critical to our success.

We expect to expand our development, regulatory, and future sales and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

As of May 1. 2024, we had 10 full time employees and, in connection with the growth and advancement of our pipeline, we expect to increase the number of our employees and the scope of our operations, particularly in the areas of product development, business development, regulatory affairs, and sales and marketing. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational, and financial systems, expand our facilities, and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expected expansion of our operations or recruit and train additional qualified personnel. Moreover, the expected physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

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As a growing biotechnology company, we are actively pursuing new product candidates in many therapeutic areas and across a wide range of diseases. Successfully developing product candidates for and fully understanding the regulatory and manufacturing pathways to all of these therapeutic areas and disease states requires a significant depth of talent, resources, and corporate processes in order to allow simultaneous execution across multiple areas. Due to our limited resources, we may not be able to effectively manage this simultaneous execution and the expansion of our operations or recruit and train additional qualified personnel. This may result in weaknesses in our infrastructure, give rise to operational mistakes, legal or regulatory compliance failures, loss of business opportunities, loss of employees and reduced productivity among remaining employees. The physical expansion of our operations may lead to significant costs and may divert financial resources from other projects, such as the development of our product candidates. If our management is unable to effectively manage our expected development and expansion, our expenses may increase more than expected, our ability to generate or increase our revenue could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to compete effectively and commercialize our product candidates, if approved, will depend in part on our ability to effectively manage the future development and expansion of our company.

Our internal computer systems, or those of our vendors, collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs, compromise sensitive information related to our business or prevent it from accessing critical information, potentially exposing it to liability or otherwise adversely affecting our business.

Our internal computer systems and those of our current and any future third-party vendors, collaborators and other contractors or consultants are vulnerable to damage, interruption or data theft from computer viruses, computer hackers, malicious code, employee theft or misuse, ransomware, social engineering (including phishing attacks), denial of service attacks, sophisticated nation state and nation state supported actors, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Cybersecurity incidents, which may not be immediately or ever detected, are increasing in frequency and evolving in nature. Additionally, due to geopolitical tensions related to Russia’s invasion of Ukraine, the risk of cyber-attacks may be elevated.

While we seek to protect our information technology systems from system failure, accident, and security breach, if such an event were to occur and cause interruptions in our operations, it could result in a disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other proprietary information or other disruptions. For example, the loss of clinical trial data from future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. If we were to experience a significant cybersecurity breach of our information systems or data, the costs associated with the investigation, remediation, and potential notification of the breach to counterparties and data subjects could be material. In addition, our remediation efforts may not be successful. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology and cybersecurity infrastructure, we could suffer significant business disruption, including transaction errors, supply chain or manufacturing interruptions, processing inefficiencies, data loss or the loss of or damage to intellectual property or other proprietary information. In addition, in response to the ongoing COVID-19 pandemic, some of our workforce began to work remotely. This has continued and is now considered normal business. This could increase our cyber security risk, create data accessibility concerns, and make us more susceptible to communication disruption.

To the extent that any disruption or security breach were to result in a loss of, or damage to, our or our third-party vendors’, collaborators’ or other contractors’ or consultants’ data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability including litigation exposure, penalties and fines, we could become the subject of regulatory actions or investigations, our competitive position could be harmed and the further development and commercialization of our product candidates could be delayed. Any of the above could have a material adverse effect on our business, financial condition, results of operations or prospects. While we maintain cyber liability insurance (covering security and privacy matters), such insurance may not be adequate to cover any losses experienced as a result of a cybersecurity incident.

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If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

We have material weaknesses in our internal control systems over financial reporting and will need to hire additional personnel and design and implement proper and effective internal controls over financial reporting commensurate with the accounting and reporting requirements of a public company. We may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. If we fail to remediate our material weaknesses, we may not be able to report our financial results accurately or prevent fraud. Our management is responsible for establishing and maintaining internal control over financial reporting, disclosure controls, and compliance with the other requirements of the Sarbanes-Oxley Act and the rules promulgated by the SEC thereunder.

General Risk Factors

Unfavorable global economic conditions could adversely affect our business, financial condition, or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. For example, in 2008, the global financial crisis caused extreme volatility and disruptions in the capital and credit markets and the COVID-19 pandemic has caused significant volatility and uncertainty in U.S. and international markets. See “Risks Related to Employee and Operations Matters, Managing Growth and Information Technology.” A pandemic, epidemic, or outbreak of an infectious disease, such as the COVID-19 pandemic, may materially and adversely affect our business and our financial results and could cause a disruption to the development of our product candidates. A severe or prolonged economic downturn, or additional global financial crises, could result in a variety of risks to our business, including weakened demand for our product candidates, if approved, or our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

U.S. federal income tax reform could adversely affect our business and financial condition.

The rules dealing with U.S. federal, state, and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service (the “IRS”) and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. For example, on March 27, 2020, former President Trump signed into law the CARES Act which included certain changes in tax law intended to stimulate the U.S. economy in light of the COVID-19 coronavirus outbreak, including temporary beneficial changes to the treatment of NOLs, interest deductibility limitations and payroll tax matters. Additionally, on December 22, 2017, former President Trump signed into law the Tax Cuts and Jobs Act of 2017 (the “TCJA”), which significantly reformed the Code. The TCJA included significant changes to corporate and individual taxation, some of which could adversely impact an investment in our common stock. Under the TCJA, in general, NOLs generated in taxable years beginning after December 31, 2017 may offset no more than 80 percent of such year’s taxable income and there is no ability for such NOLs to be carried back to a prior taxable year. The CARES Act modifies the TCJA with respect to the TCJA’s limitation on the deduction of NOLs and provides that NOLs arising in taxable years beginning after December 31, 2017 and before January 1, 2021, may be carried back to each of the five taxable years preceding the tax year of such loss, but NOLs arising in taxable years beginning after December 31, 2020 may not be carried back. In addition, the CARES Act eliminates the limitation on the deduction of NOLs to 80 percent of current year taxable income for taxable years beginning before January 1, 2021. As a result of such limitation, we may be required to pay federal income tax in some future year notwithstanding that it had a net loss for all years in the aggregate. Future changes in tax laws could have a material adverse effect on our business, cash flow, financial condition, or results of operations. We urge investors to consult with their legal and tax advisers regarding the implications of potential changes in tax laws on an investment in our common stock.

We face risks associated with increased political uncertainty.

The invasion of Ukraine by Russia and the sanctions, bans and other measures taken by governments, organizations and companies against Russia and certain Russian citizens in response thereto has increased the political uncertainty in Europe and has strained the relations between Russia and a significant number of governments, including the United States. Any retaliatory actions taken by Russia, the duration and outcome of this conflict and the conflict among Israel, Hamas and Hezbollah, and the impact on regional or global economies is unknown but could have a material adverse effect on our business, financial condition and results of our operations.

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Changes in U.S. and international trade policies, particularly with respect to China, may adversely impact our business and operating results.

The U.S. government has made statements and taken actions in recent years that have led to certain changes and may lead to additional changes to U.S. and international trade policies, including imposing several rounds of tariffs affecting certain products manufactured in China. In March 2018, the Trump administration announced the imposition of tariffs on steel and aluminum entering the United States and in June 2018 announced further tariffs targeting goods imported from China. Both China and the United States have each imposed tariffs indicating the potential for further trade barriers. It is unknown whether and to what extent new tariffs (or other new laws or regulations) will be adopted, or the effect that any such actions would have on us or our industry, and it is unclear whether the Biden administration will work to reverse these measures or pursue similar policy initiatives. Any unfavorable government policies on international trade, such as export controls, capital controls or tariffs, may affect the use of testing facilities in China that we use, including pursuant to our testing arrangements with WuXi AppTec (HongKong) Limited. If any new tariffs, export controls, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if the U.S. government takes retaliatory trade actions due to the recent U.S.-China trade tension, such changes could have an adverse effect on our business, financial condition and results of operations.

Risks Related to the Company

We will need to raise additional financing in the future to fund our operations, which may not be available to us on favorable terms or at all.

We will require substantial additional funds to support our continued research and development activities, including the anticipated costs of nonclinical studies and clinical trials, regulatory approvals, and potential commercialization. Our future capital requirements will depend upon a number of factors, including: the number and timing of future product candidates in the pipeline; progress with and results from preclinical testing and clinical trials; the ability to manufacture sufficient drug supplies to complete preclinical and clinical trials; the costs involved in preparing, filing, acquiring, prosecuting, maintaining and enforcing patent and other intellectual property claims; and the time and costs involved in obtaining regulatory approvals and favorable reimbursement or formulary acceptance. Raising additional capital may be costly or difficult to obtain and could significantly dilute stockholders’ ownership interests or inhibit our ability to achieve our business objectives. If we raise additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Further, to the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, our stockholder’s ownership interest in us will be diluted. In addition, any debt financing may subject us to fixed payment obligations and covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish certain valuable intellectual property or other rights to our product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. Even if we were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to us or our stockholders.

Transfers of our securities utilizing Rule 144 of the Securities Act may be limited.

A significant portion of our securities are restricted from immediate resale. Holders should be aware that transfers of our securities pursuant to Rule 144 may be limited as Rule 144 is not available, subject to certain exceptions, for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. The Merger made us subject to the SEC requirements applicable to reporting shell company business combinations. Following the Merger, we are no longer a shell company. As a result, we anticipate that holders will not be able to sell their restricted securities pursuant to Rule 144 without registration until one year after April 1, 2024, the date that we filed the Current Report on Form 8-K following the closing that includes the required Form 10 information that reflects we are no longer a shell company.

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The Merger made us subject to the SEC requirements applicable to reporting shell company business combinations. As a result, we will be subject to more stringent reporting requirements, offering limitations, and resale restrictions.

According to SEC guidance, the requirements applicable to reporting shell company business combinations apply to any company that sells or otherwise disposes of our historical assets or operations in connection with or as part of a plan to combine with a non-shell private company in order to convert the private company into a public one. The Merger made us subject to the SEC requirements applicable to reporting shell company business combinations, which are as follows:

●	we were required to file a Form 8-K to report the Form 10 type information after closing of the Merger with the SEC reflecting our status as an entity that is not a shell company;

●	we will not be eligible to use a Form S-3 until 12 full calendar months after closing of the Merger;

●	we will need to wait at least 60 calendar days after closing of the Merger to file a Form S-8;

●	we will be an “ineligible issuer” for three years following the closing of the Merger, which will prevent us from (i) incorporating by reference in our Form S-1 filings, (ii) using a free writing prospectus, or (iii) taking advantage of the well-known seasoned issuer status regardless of our public float;

●	investors who (i) were affiliates of Legacy Serina or AgeX at the time the Merger was submitted for the vote or consent of the respective company’s stockholders, (ii) received securities in the Merger (i.e., Rule 145(c) securities) and (iii) publicly offer or sell such securities will be deemed to be engaged in a distribution of such securities, and therefore to be underwriters with respect to resales of those securities, and accordingly such securities may not be included in any resale registration statement unless such securities are sold only in a fixed price offering in which such investors are named as underwriters in the prospectus; and

●	Rule 144(i)(2) will limit the ability to publicly resell Rule 145(c) securities per Rule 145(d), as well as any other “restricted” or “control” securities per Rule 144 until one year after the Form 10 information is filed with the SEC.

The foregoing SEC requirements will increase our time and cost of raising capital, offering stock under equity plans, and compliance with securities laws. Further, such requirements will add burdensome restrictions on the resale of our shares by affiliates and any holders of “restricted” or “control” securities.

The market price of our common stock is expected to be volatile, and may drop following the Merger.

The market price of our common stock following the Merger could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

●	our ability to obtain regulatory approvals for our product candidates, and delays or failures to obtain such approvals;

●	failure of any of our product candidates, if approved, to achieve commercial success;

●	failure by us to maintain our existing third-party license and supply agreements;

●	failure by us or our licensors to prosecute, maintain, or enforce our intellectual property rights;

●	changes in laws or regulations applicable to our product candidates;

●	any inability to obtain adequate supply of our product candidates or the inability to do so at acceptable prices;

●	adverse regulatory authority decisions;

●	introduction of new products, services or technologies by our competitors;

●	failure to meet or exceed financial and development projections we may provide to the public;

●	failure to meet or exceed the financial and development projections of the investment community;

●	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

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●	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by us or our competitors;

●	disputes or other developments relating to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

●	additions or departures of key personnel;

●	significant lawsuits, including patent or stockholder litigation;

●	if securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our business and stock;

●	changes in the market valuations of similar companies;

●	general market or macroeconomic conditions;

●	sales of our common stock by us or our stockholders in the future;

●	trading volume of our common stock;

●	failure to maintain compliance with the listing requirements of the NYSE American;

●	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

●	adverse publicity generally, including with respect to other products and potential products in such markets;

●	the introduction of technological innovations or new therapies that compete with our potential products;

●	changes in the structure of health care payment systems; and

●	period-to-period fluctuations in our financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

Additionally, a decrease in the stock price of our common stock may cause our common stock to no longer satisfy the continued listing standards of the NYSE American. If we are not able to maintain the requirements for listing on the NYSE American, it could be delisted, which could have a materially adverse effect on our ability to raise additional funds as well as the price and liquidity of our common stock.

We will incur costs and demands upon management as a result of complying with the laws, rules and regulations affecting public companies.

We will incur significant legal, accounting and other expenses that Legacy Serina did not incur as a private company, including costs associated with public company reporting requirements. We will also incur costs associated with corporate governance requirements, including requirements under the laws, rules and regulations of the SEC as well as the NYSE American rules. These laws, rules and regulations are expected to increase Legacy Serina’s legal and financial compliance costs and to make some activities more time consuming and costly. These executive officers and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These laws, rules and regulations also may make it difficult and expensive for us to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board or as our executive officers, which may adversely affect investor confidence in us and could cause our business or stock price to suffer.

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Anti-takeover provisions in our governance documents and under Delaware law could make an acquisition of Serina more difficult and may prevent attempts by our stockholders to replace or remove our management.

Provisions in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws may delay or prevent an acquisition or a change in management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with our Board, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

The Amended and Restated Certificate of Incorporation will provide that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws provide, among other things, that that the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws will also provide the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against the Company or any of our directors, officers, employees, or agents and arising under the Securities Act. Nothing in the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws will preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

We do not anticipate paying any cash dividends in the foreseeable future.

The current expectation is that we will retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our stockholders’ sole source of gain, if any, for the foreseeable future.

An active trading market for our common stock may not develop and our stockholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the Merger, there had been no public market for our common stock. An active trading market for the shares of our common stock may never develop or be sustained. If an active market for our common stock does not develop or is not sustained, it may be difficult for our stockholders to sell their shares at an attractive price or at all.

Future sales of shares by existing stockholders could cause our stock price to decline.

If our stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. We are not able to predict the effect that sales may have on the prevailing market price of our common stock.

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If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that equity research analysts publish about it and our business. Equity research analysts may elect not to provide research coverage of our common stock after the completion of the Merger, and such lack of research coverage may adversely affect the market price of our common stock. In the event we do have equity research analyst coverage, we will not have any control over the analysts, or the content and opinions included in their reports. The price of our common stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease, which in turn could cause our stock price or trading volume to decline.

The pro forma condensed combined financial statements included in this prospectus are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the completion of the Merger.

The pro forma condensed combined financial statements contained in this prospectus are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Merger for several reasons. The pro forma condensed combined financial statements have been derived from the historical audited financial statements of AgeX and Legacy Serina and certain adjustments and assumptions have been made regarding us after giving effect to the Merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma condensed combined financial statements do not reflect all costs that we are expected to be incur in connection with the Merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma condensed combined financial statements. As a result, our actual financial condition following the Merger may not be consistent with, or evident from, these pro forma condensed combined financial statements. The assumptions used in preparing the pro forma condensed combined financial statements may not prove to be accurate, and other factors may affect our financial condition following the Merger. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” in this prospectus.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the NYSE American. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. As a private company, Legacy Serina was never required to test its internal controls within a specified period. This will require that we incur substantial professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts. We may experience difficulty in meeting these reporting requirements in a timely manner.

We may discover weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If that were to happen, the market price of our common stock could decline and it could be subject to sanctions or investigations by the NYSE American, the SEC or other regulatory authorities.

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If we fail to attract and retain management and other key personnel, we may be unable to continue to successfully develop or commercialize our product candidates or otherwise implement our business plan.

Our ability to compete in the highly competitive pharmaceuticals industry depends on our ability to attract and retain highly qualified managerial, scientific, medical, legal, sales, marketing and other personnel. We will be highly dependent on our management and scientific personnel. The loss of the services of any of these individuals could impede, delay, or prevent the successful development of our product pipeline, completion of our planned clinical trials, commercialization of our product candidates or in-licensing or acquisition of new assets and could negatively impact our ability to successfully implement our business plan. If we lose the services of any of these individuals, we might not be able to find suitable replacements on a timely basis or at all, and our business could be harmed as a result. We might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses.

We expect to take advantage of reduced disclosure and governance requirements applicable to smaller reporting companies and emerging growth companies, which could result in our common stock being less attractive to investors.

Following the Merger, we had a public float of less than $250 million and therefore qualify as a smaller reporting company under the rules of the SEC as of the date of this prospectus. As a smaller reporting company, we will be able to take advantage of reduced disclosure requirements, such as simplified executive compensation disclosures and reduced financial statement disclosure requirements in our SEC filings. Decreased disclosures in our SEC filings due to our status as a smaller reporting company may make it harder for investors to analyze our results of operations and financial prospects. We cannot predict if investors will find our common stock less attractive if it relies on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of the reporting exemptions applicable to a smaller reporting company until we are no longer a smaller reporting company, which status would end once we have a public float greater than $250 million. In that event, we could still be a smaller reporting company if our annual revenues were below $100 million and we have a public float of less than $700 million.

Following the Merger, we also qualify as an emerging growth company (“EGC”), as defined in the JOBS Act, as amended. For as long as we continue to be an EGC, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may remain an EGC until the earlier of (a) December 31, 2026, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion or more, (c) the date we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (d) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Changes in tax laws may materially adversely affect our business, prospects, financial condition and operating results.

New tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect our business, prospects, financial condition and operating results. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, the Tax Act, the CARES Act, and the IRA enacted many significant changes to the U.S. tax laws. Future guidance from the IRS and other tax authorities with respect to such legislation may affect us, and certain aspects of such legislation could be repealed or modified in future legislation. Such tax law changes could have a material adverse impact on us. In addition, it is uncertain if and to what extent various states will conform to newly enacted federal tax legislation. While it is too early to assess the overall impact of these changes, as these and other tax laws and related regulations are revised, enacted, and implemented, our financial condition, results of operations, and cash flows could be materially adversely impacted.

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Our ability to use net operating loss (NOL) carryforwards and other tax attributes may be limited, including as a result of the Merger.

We have incurred losses during our history, and we do not expect to become profitable in the near future and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2023, AgeX had U.S. federal NOL carryforwards of $59.7 million, which includes $16.8 million that will expire at various dates between 2028 and 2037 and $42.9 million that have an unlimited carryforward period. Additionally, for state income tax purposes, AgeX had NOLs of $19.8 million that will expire at various dates between 2028 and 2043. As of December 31, 2023, AgeX had capital loss carryforwards for federal and state tax purposes of $12.4 million and $5.9 million, respectively. The federal and California capital loss carryforwards will expire in 2026. As of December 31, 2023, Legacy Serina had U.S. federal NOL carryforwards of $37.1 million, which includes $23.2 million that will expire at various dates beginning in 2027 and $13.9 million that have an unlimited carryforward period. Additionally, for state income tax purposes, Legacy Serina had NOLs of $36.5 million that will expire at various dates beginning in 2024. Under current law, U.S. federal NOL carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such NOL carryforwards is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to federal law. In addition, under Sections 382 and 383 of the Code, federal NOL carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our NOL carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Merger or other transactions. Similar rules may apply under state tax laws. If we earn taxable income, such limitations could result in increased future income tax liability to us, and our future cash flows could be adversely affected.

Conflicts of interest may arise from our relationship with Juvenescence, which will own a significant percentage of our common stock as well as warrants to purchase additional shares of our common stock and will be able to substantially influence the Company and exert control over matters subject to stockholder approval.

Upon the closing of the Merger, Juvenescence Limited (“Juvenescence”) is expected to own approximately 23.21% of the outstanding shares of our common stock, including our common stock subject to warrants held by Juvenescence. See “Principal Stockholders of the Company” for additional information.

One member of our Board is expected to be the Executive Chairman and Co-Founder of Juvenescence and another member of our Board is expected to be the Chief Executive Officer of Juvenescence. Based on Juvenescence’s ownership of shares of our common stock, Juvenescence will be able to substantially influence us and exert control over matters subject to stockholder approval, the elections of directors, approval of our equity incentive plans, amendments to our organizational documents, or approval of any merger, amalgamation, sale of assets or other major corporate transaction.

Juvenescence’s interests may not always coincide with our corporate interests or the interests of our other stockholders, and we may exercise our voting and other rights in a manner with which other stockholders may not agree or that may not be in our best interests or the best interests of our stockholders other than Juvenescence. So long as Juvenescence owns a significant amount of our equity, it will be able to strongly influence our decisions. While the directors affiliated with Juvenescence will be obligated to act in accordance with their fiduciary duty, they may have equity or other interests in Juvenescence and, accordingly, their interests may be aligned with Juvenescence’s interests, which may not always coincide with our corporate interests or the interests of our other stockholders.

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USE OF PROCEEDS

All of the shares of our common stock offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the cash exercise of all outstanding Warrants, we will receive an aggregate of approximately $46.8 million. We expect to use the net proceeds from the exercise of the Warrants, if any, for working capital and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE American listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

50

DETERMINATION OF OFFERING PRICE

The Post-Merger Warrants have an exercise price of $13.20 per share of common stock. The Incentive Warrants have an exercise price of $18.00 per share of common stock.

We cannot currently determine the price or prices at which shares of our common stock may be sold by the selling securityholders under this prospectus.

51

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock is currently listed on the NYSE American under the symbol “SER.” Prior to the consummation of the Merger, our common stock was listed on the NYSE American under the symbol “AgeX.” As of March 26, 2024, following the completion of the Merger, there were 150 holders of record of our common stock.

Dividend Policy

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board at such time. We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future.

52

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this prospectus. Unless the context otherwise requires, the “Company” or “Combined Company” refers to Serina Therapeutics, Inc. and our subsidiaries after the Merger and AgeX Therapeutics, Inc. prior to the Merger.

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.

On August 29, 2023, AgeX Therapeutics, Inc. (AgeX) entered into the Agreement and Plan of Merger and Reorganization (as may be amended from time to time, the Merger Agreement) with Serina Therapeutics Inc. (Serina) and Canaria Transaction Corporation (Merger Sub), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Serina, with Serina surviving as a wholly owned subsidiary of AgeX (the Merger). AgeX following the Merger is referred to herein as the “combined company.”

At the effective time of the Merger (the Effective Time): (i) each outstanding share of common stock, $0.01 par value per share, of Serina (Serina common stock) (after giving effect to the conversion of each share of preferred stock of Serina into Serina common stock (the Serina preferred stock conversion) and including all such shares that are so converted other than shares held by Serina, AgeX, Merger Sub or any of their respective subsidiaries and appraisal shares) were automatically converted solely into the right to receive a number of shares of common stock of AgeX, $0.0001 par value per share (AgeX common stock) equal to the exchange ratio (the exchange ratio) determined in accordance with the Merger Agreement; (ii) each outstanding and unexercised option to purchase shares of Serina common stock (Serina option) immediately prior to the Effective Time under the Serina Therapeutics, Inc. 2017 Stock Option Plan, as amended (the Serina Plan), whether vested or unvested, was converted into and became an option to purchase AgeX common stock, with the number of shares of AgeX common stock subject to the option and exercise price being appropriately adjusted to reflect the exchange ratio, and AgeX assumed the Serina Plan and each Serina option in accordance with the terms of the Serina Plan and the terms of the Serina option; and (iii) each outstanding and unexercised warrant to purchase shares of Serina common stock (Serina warrant) immediately prior to the Effective Time, if any, was converted into and became a warrant to purchase AgeX common stock, with the number of shares of AgeX common stock subject to the warrant and exercise price being appropriately adjusted to reflect the exchange ratio, and AgeX assumed each Serina warrant in accordance with its terms.

Through the application of the exchange ratio, immediately following closing of the Merger, the stockholders of AgeX immediately prior to the closing of the Merger owned approximately 25% of the aggregate number of outstanding shares of AgeX common stock immediately after the Effective Time, and the stockholders of Serina immediately prior to the closing of the Merger owned approximately 75% of the aggregate number of outstanding shares of AgeX common stock immediately after the Effective Time, in each case on a pro forma fully-diluted basis, subject to certain assumptions and exclusions, including the Actual Closing Price of AgeX common stock being equal to or greater than $12.00 per share (on a post-reverse stock split basis), giving effect to the reverse stock split and the AgeX preferred stock conversion (as defined elsewhere in, or incorporated by reference to, this Current Report on Form 8-K) and excluding the impact of any post-merger warrant, incentive warrant or the issuance of any share of AgeX common stock upon exercise of any post-merger warrant or incentive warrant.

AgeX asked its stockholders on March 14, 2024 to approve an amendment to its certificate of incorporation to effect a reverse stock split, which was approved. On March 14, 2024, AgeX implemented the 1 for 35.17 reverse stock split of its common stock. Upon the effectiveness of the amendment to its certificate of incorporation effecting the reverse stock split, the outstanding shares of AgeX common stock were combined into a lesser number of shares resulting in approximately 2,500,000 shares of AgeX common stock being outstanding immediately prior to the Effective Time. The unaudited pro forma condensed combined financial information does not reflect the reverse stock split, unless otherwise stated.

Following the reverse stock split and the AgeX preferred stock conversion and prior to the consummation of the Merger (the “Closing”), AgeX issued to each holder of AgeX common stock as of the close of business on a business day following the reverse stock split and the AgeX preferred stock conversion and prior to the closing of the Merger (the Warrant Dividend Record Date) three warrants (each, a post-merger warrant) for each five shares of AgeX common stock issued and outstanding held by such holder as of the Warrant Dividend Record Date. Each post-merger warrant will be exercisable for (i) one share of AgeX common stock and (ii) one warrant (each, an incentive warrant) at an exercise price equal to $13.20 per warrant (such exercise price reflecting the planned reverse stock split) and will expire on July 31, 2025. Each incentive warrant will be exercisable for one share of AgeX common stock at a price equal to $18.00 per share (such exercise price reflecting the planned reverse stock split) and will expire on the four-year anniversary of the Closing. Each post-merger warrant and incentive warrant will be issued pursuant to the terms of a warrant agreement to be entered into by AgeX and a warrant agent in connection with the closing of the Merger. On March 19, 2024, AgeX issued the post-merger warrants to each holder of AgeX common stock as of the dividend record date of March 18, 2024.

53

The unaudited pro forma condensed combined financial information presents the combination of the financial information of AgeX and Serina to give effect to the Merger, which has been accounted for as a reverse recapitalization under accounting principles generally accepted in the United States of America (GAAP). Serina is considered the accounting acquirer for financial reporting purposes. This determination is primarily based on the expectation that, immediately following the Merger:

●	The pre-Merger stockholders of Serina were expected to own approximately 75% of the combined company and to hold the majority of voting rights in the combined company;
●	The pre-Merger stockholders of Serina have the right to appoint or approve a majority of the directors on the combined company’s board of directors;
●	Certain current members of the Serina executive management team assumed key leadership roles of the combined company; and
●	The combined company intends to primarily focus on developing Serina’s product candidates, and it is anticipated that the combined company will not continue to develop AgeX’s product candidates.

The transaction will be accounted for as a reverse recapitalization of AgeX by Serina similar to as if Serina had issued equity for the net assets of AgeX. As a result of Serina being treated as the accounting acquirer, Serina’s assets and liabilities will be recorded at their pre-Merger carrying amounts with no goodwill or other intangible assets recorded. AgeX’s assets and liabilities will be measured and recognized at their fair values as of the Effective Time of the Merger, which are expected to approximate the carrying value of the acquired cash and other non-operating net assets. Any difference between the consideration transferred and the fair value of the net assets of AgeX following determination of the actual purchase consideration for AgeX will be reflected as an adjustment to additional paid-in capital. Upon consummation of the Merger, the historical financial statements of Serina became the historical consolidated financial statements of the combined company.

The unaudited pro forma condensed combined balance sheet assumes that the Merger took place on December 31, 2023, and combines the historical balance sheets of AgeX and Serina as of such date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 assumes that the Merger took place as of January 1, 2023 and combines the historical results of AgeX and Serina for the year then ended. The unaudited pro forma condensed combined financial information was prepared pursuant to the rules and regulations of Article 11 of SEC Regulation S-X, as amended.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations and financial position would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary accounting and estimates and the final accounting conclusions and amounts may occur as a result of changes in initial assumptions in the determination of the accounting acquirer and related accounting, and the amount of cash used in AgeX’s operations, and other changes in AgeX’s assets and liabilities, which are expected to be completed after the closing of the Merger, may occur and these differences could have a material impact on the unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma condensed combined financial information.

54

The unaudited pro forma condensed combined financial information is derived from:

●	the historical audited consolidated financial statements of AgeX for the year ended December 31, 2023, included in AgeX’s Annual Report on Form 10-K for the year ended December 31, 2023; and
●	the historical audited financial statements of Serina for the year ended December 31, 2023, included elsewhere in, or incorporated by reference to, this Current Report on Form 8-K.

Such unaudited pro forma condensed financial information has been prepared on a basis consistent with the financial statements of AgeX. This information should be read together with the financial statements of AgeX and Serina and related notes thereto, the discussion of the financial condition and results of operations of AgeX and Serina in the section entitled “AgeX Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Serina Management’s Discussion and Analysis of Financial Condition and Results of Operations,” respectively; and other information included elsewhere in, or incorporated by reference to, this Registration Statement on Form S-1.

The unaudited pro forma condensed combined financial information has been prepared in a manner consistent with the accounting policies adopted by Serina. Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of AgeX may materially vary from those of Serina. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the completion of the Merger, management will perform a more detailed review of the accounting policies of AgeX and Serina in order to determine if differences in accounting policies require adjustment or reclassification of AgeX’s results of operations or reclassification of assets or liabilities to conform to Serina’s accounting policies and classifications. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the future combined financial statements if the transaction is consummated.

55

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2023

(in thousands, except share and per share data)

	As Reported		Pre-Transaction Accounting		Adjusted		Transaction Accounting		Pro Forma Combined
	AgeX	Serina	Adjustments	Notes	AgeX	Serina	Adjustments	Notes	Total
ASSETS
Current Assets:
Cash and cash equivalents	$345	$7,618	$5,069	A	$5,414	$7,618	$(3,081)	D	$9,751
							(200)	E
Accounts and grants receivable, net	57	-	-		57	-	-		57
Related party receivables, net	-	-	-		-	-	-		-
Prepaid expenses and other current assets	352	-	-		352	-	-		352
Total current assets	754	7,618	5,069		5,823	7,618	(3,281)		10,160

Restricted cash	50	-	-		50	-	-		50
Property and equipment, net	-	573	-		-	573	-		573
Right of use assets - operating leases	-	666	-		-	666	-		666
Right of use assets - finance leases	-	110	-		-	110	-		110
Intangible assets, net	607	-	-		607	-	-		607
Convertible note receivable	10,554	-	-		10,554	-	(10,554)	F	-
TOTAL ASSETS	$11,965	$8,967	$5,069		$17,034	$8,967	$(13,835)		$12,166

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued liabilities	$2,176	$1,163	-		$2,176	$1,163	$(554)	F	$2,785
Loans due to Juvenescence, net of debt issuance costs, current portion	3,672	-	5,069	A	8,741	-	-		8,741
Contract liability	-	-	-		-	-	-		-
Related party payables, net	66		-		66	-	-		66
Insurance premium liability and other current liabilities	-	-	-		-	-	-		-
Current portion of operating lease liabilities	-	213	-		-	213	-		213
Current portion of finance lease liabilities	-	36	-		-	36	-		36
Total current liabilities	5,914	1,412	5,069		10,983	1,412	(554)		11,841

Convertible promissory notes, at fair value	-	2,983	7,017	B	-	10,000	(10,000)	F	-
Warrant liability	-	-	-		-	-	10,005	G	10,005
Operating lease liabilities, net of current portion	-	461	-		-	461	-		461
Finance lease liabilities, net of current portion	-	1	-		-	1	-		1
Loans due to Juvenescence, net of debt issuance costs, net of current portion	693	-	-		693	-	-		693
Total liabilities	6,607	4,857	12,086		11,676	11,874	(549)		23,001

Redeemable convertible preferred stock, Serina, $0.01 par value, 10,000,000 shares authorized; and 3,520,128 shares issued and outstanding	-	36,404	10,277	C	-	46,681	(46,681)	J	-

Stockholders’ Equity (Deficit):
Series A preferred stock, AgeX, no par value, stated value $100 per share, 211,600 shares issued and zero shares outstanding	-	-	-		-	-	-		-
Series B preferred stock, AgeX, no par value, stated value $100 per share, 148,400 shares issued and zero shares outstanding	-	-	-		-	-	-		-
Common stock, AgeX, $0.0001 par value, 200,000,000 shares authorized; and 1,079,080 shares issued and outstanding	-	-	-		-	-	-		-
Common stock, Serina, $0.01 par value, 15,000,000 shares authorized; and 2,467,434 shares issued and outstanding	-	25	-		-	25	-		25
Additional paid-in capital	136,482	858	-		136,482	858	(136,482)	H	42,892
							5,358	I
							(10,005)	G
							46,681	J
Accumulated deficit	(131,013)	(33,177)	(7,017)	B	(131,013)	(50,471)	131,013	H	(53,752)
			(10,277)	C			(3,081)	D
							(200)	E
Total pro forma combined stockholders’ equity (deficit)	5,469	(32,294)	(17,294)		5,469	(49,588)	33,284		(10,835)
Noncontrolling interest	(111)	-	-		(111)	-	111	H	-
Total stockholders’ equity (deficit)	5,358	(32,294)	(17,294)		5,358	(49,588)	33,395		(10,835)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$11,965	$8,967	$5,069		$17,034	$8,967	$(13,835)		$12,166

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2023

(in thousands, except share and per share data)

	As Reported		Pre-Transaction Accounting		Adjusted		Transaction Accounting		Pro Forma Combined
	AgeX	Serina	Adjustments	Notes	AgeX	Serina	Adjustments	Notes	Total
REVENUES
Contract revenues	$-	$3,000	$-		$-	$3,000	$-		$3,000
Grant revenues	77	153	-		77	153	-		230
Other revenues	65	-	-		65	-	-		65
Total revenues	142	3,153			142	3,153	-		3,295

Cost of sales	40	-	-		40	-	-		40

Gross profit	102	3,153			102	3,153	-		3,255

OPERATING EXPENSES
Research and development expenses	734	2,387	-		734	2,387	-		3,121
General and administrative expenses	9,328	3,894	-		9,328	3,894	3,081	CC	16,503
							200	DD
Total operating expenses	10,062	6,281			10,062	6,281	3,281		19,624

Gain on disposition of fixed assets	73	-			73	-	-		73
Loss from operations	(9,887)	(3,128)			(9,887)	(3,128)	(3,281)		(16,296)

OTHER EXPENSE, NET
Interest income (expense), net	(4,900)	(275)	-		(4,900)	(275)	554	EE	(5,175)
							(554)	FF
Change in fair value of warrants	(35)	1,077	-		(35)	1,077	-		1,042
Fair value inception adjustment on convertible promissory notes	-	2,240	(2,240)	BB	-	-	-		-
Change in fair value of convertible promissory notes	-	5,356	(579)	AA	-	-	-		-
			(4,777)	BB
Other income, net	11	-	-		11	-	-		11
Total other expense, net	(4,924)	8,398			(4,924)	802	-		(4,122)

NET INCOME (LOSS)	(14,811)	5,270			(14,811)	(2,326)	(3,281)		(20,418)

Net loss attributable to noncontrolling interest	8	-	-		8	-	-		8

NET INCOME (LOSS) ATTRIBUTABLE TO COMBINED COMPANY	$(14,803)	$5,270			$(14,803)	$(2,326)	$(3,281)		$(20,410)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(13.72)	$2.30							$(0.06)
Diluted	$(13.72)	$1.46							$(0.06)

Weighted average number of common shares outstanding
Basic	1,079,080	2,288,377						GG	351,788,608
Diluted	1,079,080	4,005,072						GG	351,788,608

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NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share data)

Note 1: Description of the Transaction

AgeX, Serina, and Canaria have entered into the Merger Agreement, pursuant to which, among other, matters and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Serina, with Serina surviving as a wholly owned subsidiary of AgeX. At the Effective Time, each outstanding share of Serina common stock (other than shares held by Serina, AgeX, Merger Sub or any of their respective subsidiaries and appraisal shares) were automatically converted solely into the right to receive a number of shares of AgeX common stock equal to the exchange ratio. The exchange ratio was estimated to be equal to approximately 0.83217216 shares of AgeX common stock for each share of Serina common stock, which estimated exchange ratio assumed (i) the Actual Closing Price (as defined elsewhere in, or incorporated by reference to, this Current Report on Form 8-K) of a share of AgeX common stock is equal to $12.00 per share (on a post-reverse stock split basis), (ii) the number of Company Outstanding Shares (as defined elsewhere in, or incorporated by reference to, this Current Report on Form 8-K) is equal to 9,012,558, (iii) the number of Company Merger Shares (as defined elsewhere in, or incorporated by reference to, this Current Report on Form 8-K) is equal to 7,500,000 and (iv) the implementation of the reverse stock split and the AgeX preferred stock conversion prior to the consummation of the Merger, as described in the accompanying information statement. There can be no assurance that any of these assumptions will be accurate when the final exchange ratio is determined.

At the Effective Time, (i) each outstanding and unexercised Serina option immediately prior to the Effective Time under the Serina Plan, whether vested or unvested, was converted into and became an option to purchase AgeX common stock, with the number of shares of AgeX common stock subject to the option and exercise price being appropriately adjusted to reflect the exchange ratio, and AgeX assumed the Serina Plan and each Serina option in accordance with the terms of the Serina Plan and the terms of the Serina option, and (ii) each outstanding and unexercised Serina warrant immediately prior to the Effective Time, if any, was converted into and became a warrant to purchase AgeX common stock, with the number of shares of AgeX common stock subject to the warrant and exercise price being appropriately adjusted to reflect the exchange ratio, and AgeX assumed each Serina warrant in accordance with its terms.

Immediately following the Merger, equity holders of Serina immediately prior to the closing of the Merger own approximately 75% of the outstanding shares of common stock of the combined company, and equity holders of AgeX immediately prior to the closing of the Merger own approximately 25% of the outstanding shares of common stock of the combined company, in each case, on a pro forma fully diluted basis, subject to certain assumptions and exclusions, including the Actual Closing Price of AgeX common stock being equal to or greater than $12.00 per share (on a post-reverse stock split basis), giving effect to the reverse stock split and the AgeX preferred stock conversion and excluding the impact of any post-merger warrant, incentive warrant or the issuance of any share of AgeX common stock upon exercise of any post-merger warrant or incentive warrant.

Consummation of the Merger was subject to certain closing conditions, including, among other things, approval by the AgeX and Serina stockholders.

Note 2: Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. In accordance with Release No. 33-10786, the unaudited condensed combined pro forma statements of operations reflect transaction accounting adjustments. The historical financial information of AgeX and Serina has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Merger in accordance with GAAP.

58

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023, combines the historical results of AgeX and Serina for the respective period presented to give pro forma effect to the Merger was if such had occurred on January 1, 2023. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 combines the historical balance sheets of AgeX and Serina to give pro forma effect to the Merger as if such transactions were completed on December 31, 2023. The pro forma information does not purport to represent what the actual consolidated results of operations of the combined company would have been if the Merger had occurred on January 1, 2023, nor is it necessarily indicative of the future consolidated results of operations of the combined company. The actual results of operations of the combined company will likely differ, perhaps materially, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified, and changes in operating results following the closing date of the Merger and the date of the pro forma financial information.

The pro forma financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger and the related transactions. The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments, as management believes income tax adjustments to not be meaningful given the combined entity incurred significant losses during the historical periods presented.

AgeX and Serina have incurred certain non-recurring charges and AgeX and Serina anticipate that additional non-recurring charges will be incurred in connection with the Merger, the substantial majority of which consist of transaction costs related to financial advisors, legal services and professional accounting services. Such non-recurring charges could affect the future results of the combined company in the period in which such charges are incurred; however, these costs are not expected to be incurred in any period beyond 12 months from the closing date of the Merger. Accordingly, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, reflects the effects of these non-recurring charges, which are not accrued for in the historical balance sheets of AgeX and Serina as of December 31, 2023.

Note 3: Accounting Treatment for the Merger

For accounting purposes, Serina was considered to be the acquiring company and the Merger was accounted for as a reverse recapitalization of AgeX by Serina. This determination is primarily based on the expectation that, immediately following the Merger:

●	The pre-Merger stockholders of Serina were expected to own approximately 75% of the combined company and to hold the majority of voting rights in the combined company;
●	The pre-Merger stockholders of Serina have the right to appoint or approve a majority of the directors on the combined company’s board of directors;
●	Certain current members of the Serina executive management team continued in key leadership roles of the combined company; and
●	The combined company intends to primarily focus on developing Serina’s product candidates, and it is anticipated that the combined company will not continue to develop AgeX’s product candidates.

Under reverse recapitalization accounting, Serina’s assets and liabilities will be recorded at their pre-Merger carrying amounts with no goodwill or other intangible assets recorded. The assets and liabilities of AgeX will be recorded, as of the completion of the Merger, at their fair value, which are expected to approximate the carrying value of the acquired cash and other non-operating net assets. Fair value was determined in accordance with the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation. Any difference between the final fair value of the consideration transferred and the fair value of the net assets of AgeX following determination of the actual purchase price consideration for AgeX will be reflected as an adjustment to additional paid-in capital. As a result, any change in fair value of the consideration transferred is not expected to materially affect the unaudited pro forma condensed combined financial information. The subsequent financial statements of Serina will reflect the combined operations of Serina, as the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the stockholders of the legal acquirer, AgeX, immediately prior to the Effective Time, and a recapitalization of the equity of the accounting acquirer, Serina.

59

For purposes of these unaudited pro forma condensed combined financial information, the estimated purchase price consideration consists of the following:

(in thousands, except share and per share data)
Estimated number of shares of the combined company to be owned by AgeX’s stockholders (i)	87,951,260
Multiplied by the estimated fair value per share of AgeX’s common stock (ii)	$0.3850
Total	$33,861
Post-merger warrants issued to AgeX stockholders (iii)	$10,005
Total estimated purchase price consideration	$43,866

(i) Reflects the number of shares of common stock of the combined company that AgeX stockholders were expected to own as of the Effective Time pursuant to the Merger Agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on the shares of AgeX common stock outstanding as of December 31, 2023 and giving effect to the AgeX preferred stock conversion. On July 21, 2023, AgeX entered into the certain Exchange Agreement (the 2023 Exchange Agreement) with Juvenescence Limited (Juvenescence) pursuant to which AgeX issued to Juvenescence 211,600 shares of a newly authorized Series A preferred stock and 148,400 shares of a newly authorized Series B preferred stock in exchange for the cancellation of a total of $36,000 of indebtedness consisting of the outstanding principal amount of certain loans made by Juvenescence to AgeX and loan origination fees accrued with respect to those loans. The cancellation of indebtedness in exchange for the preferred stock was conducted pursuant to the 2023 Exchange Agreement. The transaction closed on July 24, 2023. By completing the exchange of indebtedness for shares of Series A preferred stock and Series B preferred stock, AgeX satisfied stockholders equity requirements to under the NYSE American continued listing requirements. Accordingly, the NYSE American staff withdrew its delisting determination and a scheduled hearing of AgeX’s appeal of that determination was cancelled. The NYSE American has approved the listing of the 36,939,190 shares of AgeX common stock into which the Series A and Series B preferred stock is presently convertible. In order to comply with Section 713 of the NYSE American Company Guide, the issuance of an additional 13,060,809 shares of AgeX common stock upon conversion of shares of Series B preferred stock is currently restricted by a “cap” prohibiting issuance of those additional shares without the prior approval of AgeX stockholders. On February 1, 2024, all outstanding shares of Series A and Series B preferred stock automatically converted into a total of 49,999,999 shares of AgeX common stock (on a pre-reverse stock split basis) in accordance with the terms and after that conversion no shares of AgeX preferred stock remained outstanding.

(ii) Reflects the price per share of AgeX common stock, which is the closing bid price of AgeX common stock as reported by NYSE American on December 29, 2023. The fair value of common stock included in the estimated purchase price consideration will change based on fluctuations in the share price of AgeX common stock and the number of equity instruments held by preexisting stockholders of AgeX at the Effective Time.

(iii) Reflects the fair value of post-merger warrants to be issued to the holders of AgeX common stock (including Juvenescence) prior to the consummation of the Merger. The fair value of the post-merger warrants was determined using level 3 inputs utilizing the Black-Scholes-Merton option pricing model.

The actual purchase price consideration transferred for the net assets of AgeX will vary based on, among other things, the exchange ratio and the Actual Closing Price of AgeX common stock, and those differences could be material. As such, the estimated purchase price consideration reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual purchase price consideration will be when the Merger is completed. The actual purchase price will fluctuate until the Effective Time, and the final valuation of the purchase price consideration could differ significantly from the current estimate.

Note 4: Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

Adjustments included in the column under the heading “Pre-Transaction Accounting Adjustments” are primarily related to transactions that are conditions to the closing of the Merger and occur prior to the closing of the Merger or automatically upon the Merger but are not part of the required accounting directly related to the Merger. Adjustments included in the column under the heading “Transaction Accounting Adjustments” reflect the application of the required accounting to the Merger, applying the effects of the Merger to the AgeX and Serina historical financial information.

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Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2023

Pre-Transaction Accounting Adjustments

The pre-transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2023, are as follows:

A	As a condition to the closing of the Merger, AgeX must have on hand at least $500 of immediately spendable non-restricted cash net of all payables and other liabilities (including Transaction Expenses (as defined elsewhere in, or incorporated by reference to, this Current Report on Form 8-K)) immediately prior to the closing. The adjustment represents additional loans due to Juvenescence necessary for AgeX to obtain to satisfy the closing condition to the Merger. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 reflects an increase to cash with a corresponding increase in loans due to Juvenescence, net of debt issuance costs, current portion of $4,850. The additional loans due to Juvenescence would not be considered as additional payables in accordance with this closing condition.

B	Upon the consummation of the Merger, the $10,000 convertible promissory note between AgeX and Serina remains outstanding and became an intercompany asset of AgeX and an intercompany liability of Serina. The adjustment reverses any previous fair value adjustments recorded by Serina to bring the balance of the convertible promissory note liability back to its principal amount of $10,000. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 reflects an increase to the convertible promissory note liability of $7,017 with a corresponding adjustment to accumulated deficit.

C	Represents an adjustment of $10,277 to Serina’s redeemable convertible preferred stock to reflect the preferred stock at its max redemption value as of December 31, 2023. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 reflects an increase to redeemable convertible preferred stock with a corresponding increase in accumulated deficit.

Transaction Accounting Adjustments

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2023 are as follows:

D	Represents payment of AgeX’s estimated transaction costs subsequent to December 31, 2023. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 reflects payment of these estimated costs with a corresponding increase in accumulated deficit, which excludes amounts which were previously paid and expensed of $2,975 during the year ended December 31, 2023. Refer to the table below for a summary of estimated transaction costs associated with the Merger:

(in thousands)
Advisory, legal, and other professional fees	$1,700
D&O insurance	1,073
Other transaction costs and fees	308
Total	$3,081

E	Represents payment of Serina’s estimated transaction costs subsequent to December 31, 2023. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 reflects payment of these estimated costs with a corresponding increase in accumulated deficit, which excludes amounts which were previously paid and expensed of $1,545 during the year ended December 31, 2023. Refer to the table below for a summary of estimated transaction costs associated with the Merger:

(in thousands)
Advisory, legal, and other professional fees	$200
Total	$200

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F	Upon the consummation of the Merger, the aggregate principal amount of $10,000 pursuant to the Serina Note between AgeX and Serina remains outstanding and became an intercompany asset of AgeX and an intercompany liability of Serina that is eliminated in the combined company’s consolidation. As of December 31, 2023, accrued interest on the Serina Note was $554. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 reflects a reduction to the Serina Note asset recorded by AgeX of $10,554 comprising the principal and accrued interest, a reduction of accrued interest recorded in accounts payable and accrued liabilities of $554 recorded by Serina, and a reduction to the Serina Note liability of $10,000 recorded by Serina.

G	Represents the estimated fair value of post-merger warrants issued on March 19, 2024 to the holders of AgeX common stock (including Juvenescence) prior to the consummation of the Merger. The Black-Scholes-Merton option pricing model was utilized to determine the fair value of the warrants. A total of 39,868,484 post-merger warrants (on a pre-reverse stock split basis) were issued to Juvenescence and a total of 12,899,772 post-merger warrants (on a pre-reverse stock split basis) were issued to other AgeX stockholders. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 include an estimated adjustment of $10,005 to the post-merger warrant liability representing the fair value of the post-merger warrants issued with a corresponding change to additional paid-in capital.

H	Represents the derecognition of the AgeX adjusted stockholders’ equity (deficit) balances. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 include an adjustment of $136,482 to additional paid-in capital, $131,013 to accumulated deficit, and $111 to noncontrolling interest.

I	Represents an adjustment of $5,358 to account for the adjusted AgeX net assets acquired in the reverse recapitalization as of December 31, 2023.

J	Represents an adjustment of $46,681 to account for the conversion of Serina’s adjusted redeemable convertible preferred stock into shares of common stock in the combined company.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2023

Pre-Transaction Accounting Adjustments

The pre-transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023, are as follows:

AA	Represents the derecognition of Serina’s as reported changes in the fair value at inception and through the end of the period of the convertible promissory notes (other than the Serina Note held by AgeX) of $579 in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023.

BB	Represents the derecognition of Serina’s as reported change in fair value of the Serina Note held by AgeX at its inception on March 15, 2023 of $2,240 and through December 31, 2023 of $4,777 in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023. Upon the consummation of the Merger, the aggregate principal amount of $10,000 pursuant to the Serina Note between AgeX and Serina remains outstanding and became an intercompany asset of AgeX and an intercompany liability of Serina that is eliminated in the combined company’s consolidation.

Transaction Accounting Adjustments

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023, are as follows:

CC	Recognition of estimated transaction costs related to the Merger expected to be incurred by AgeX in the amount of $3,081 that would be expensed. The unaudited pro forma condensed combined statement of operations reflects payment of these costs as an increase in general and administrative expense for the year ended December 31, 2023. The unaudited pro forma condensed combined statement of operations already includes amounts that were previously paid and expensed of $2,975 during the year ended December 31, 2023.

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DD	Recognition of estimated transaction costs related to the Merger expected to be incurred by Serina in the amount of $200 that would be expensed. The unaudited pro forma condensed combined statement of operations reflects payment of these costs as an increase in general and administrative expense for the year ended December 31, 2023. The unaudited pro forma condensed combined statement of operations already includes amounts that were previously paid and expensed of $1,545 during the year ended December 31, 2023.

EE	Represents the derecognition of Serina’s as reported interest expense from the convertible promissory note with AgeX of $554 in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023. Upon the consummation of the Merger, the $10,000 convertible promissory note between AgeX and Serina remains outstanding and became an intercompany asset of AgeX and an intercompany liability of Serina with the balances eliminated in consolidation.

FF	Represents the derecognition of AgeX’s as reported interest income from the Serina Note of $554 in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023. Upon the consummation of the Merger, the $10,000 Serina Note between AgeX and Serina remains outstanding and became an intercompany asset of AgeX and an intercompany liability of Serina with the balances eliminated in consolidation.

GG	The pro forma basic and diluted earnings per share of capital stock of AgeX and Serina have been adjusted to reflect the pro forma net loss for the year ended December 31, 2023. In addition, the number of shares of capital stock of AgeX and Serina used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company for the year ended December 31, 2023.

For the year ended December 31, 2023, the pro forma weighted average shares of capital stock of AgeX and Serina outstanding has been calculated as follows:

(in thousands, except share and per share data)
Historical Serina weighted average shares of Serina common stock outstanding	2,288,377
Impact of historical Serina options to purchase shares converted into options to purchase AgeX common stock as of January 1, 2023 on an as exercised basis	1,756,816
Impact of historical Serina Series A Preferred Stock outstanding on an as converted basis (giving effect to the Serina preferred stock conversion as of January 1, 2023) (iv)	4,788,308
Total	8,833,501
Application of the exchange ratio to historical Serina weighted average shares of Serina capital stock outstanding on an as converted basis	29.8679
Adjusted Serina weighted average shares outstanding on an as converted basis	263,837,877
Historical AgeX weighted average shares of AgeX common stock outstanding	37,950,732
Impact of historical AgeX weighted average shares of AgeX Series A preferred stock and Series B preferred stock outstanding on an as converted basis (giving effect to the AgeX preferred stock conversion as of January 1, 2023)	49,999,999
Total pro forma weighted average shares outstanding	351,788,608

(iv) The AgeX common stock allocated to the Serina Series A Preferred Stock assumes a Merger price at the Minimum Merger Consideration as detailed in the Merger Agreement. The actual Merger Price may vary.

The reverse stock split occurred following receipt of stockholder approval on March 14, 2024 and prior to the consummation of the Merger, the exchange ratio and the estimated weighted average shares of AgeX common stock issued to Serina stockholders have not been adjusted to give retrospective effect to the reverse stock split.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which our management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis should be read together with our audited financial statements as of and for the year ended December 31, 2023 and 2022 and the related notes thereto, included elsewhere in this prospectus. This discussion and analysis should also be read together with our pro forma financial information for the year ended and as of December 31, 2023 (in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”). Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business and related financing, includes forward looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section titled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. References to “we,” “us” and “our” in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” refer to Legacy Serina prior to the Merger.

On March 26, 2024, the Delaware corporation formerly known as “AgeX Therapeutics, Inc.” completed its previously announced merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of August 29, 2023 (the “Merger Agreement”), by and among AgeX Therapeutics, Inc. (“AgeX”), Canaria Transaction Corporation, a wholly owned subsidiary of AgeX (“Merger Sub”), and Serina Therapeutics, Inc. (“Legacy Serina”), pursuant to which Merger Sub merged with and into Legacy Serina, with Legacy Serina surviving the merger as a wholly owned subsidiary of AgeX (the “Merger”). Additionally, on March 26, 2024, AgeX changed its name from “AgeX Therapeutics, Inc.” to “Serina Therapeutics, Inc.” (the “Company”). See the Company’s Current Report on Form 8-K filed on April 1, 2024 (the “Form 8-K”) for additional information regarding completion of the Merger.

You should read the following discussion and analysis of Legacy Serina’s financial condition and results of operations together with the “Unaudited Pro Forma Condensed Combined Financial Information” attached as Exhibit 99.3 to the Form 8-K, and Serina’s audited consolidated financial statements and related notes for the years ended December 31, 2023 and 2022 attached as Exhibit 99.2 to the Form 8-K. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business and related financing, includes forward looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors” incorporated by reference in the Form 8-K, our actual results could differ materially from the results described in or implied by the forward looking statements contained in the following discussion and analysis. You should carefully read the section titled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward looking statements. References to “we,” “us” and “our” in this “Serina Management’s Discussion and Analysis of Financial Condition and Results of Operations” refer to Serina prior to the Merger.

Overview

We are a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and pain. Our POZ drug delivery technology is designed to enable certain existing drugs and novel drug candidates to be modified in a way that may provide an increase in efficacy and safety of the resulting polymeric drug conjugate. Our proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Our POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in our product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. We believe that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood.

Our operations through December 31, 2023, have been financed primarily by aggregate net proceeds of $46.91 million from the issuance of convertible preferred stock and convertible notes. Since our inception in 2006, we have had significant annual operating losses. Our operating loss was $3.13 million, $2.27 million and $1.63 million for the years ended December 31, 2023, 2022 and 2021, respectively. As of December 31, 2023, we had an accumulated deficit of $33.18 million and $7.62 million in cash and cash equivalents.

Our losses from operations, negative operating cash flows and accumulated deficit, as well as the additional capital needed to fund operations within one year of the audited consolidated financial statement issuance date, raise substantial doubt about our ability to continue as a going concern. We expect to incur substantial expenditures in the foreseeable future for the development of our product candidates and will require additional financing to continue this development. Our audited consolidated financial statements attached as Exhibit 99.2 to the Form 8-K have been prepared on a basis that assumes that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Our audited consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our accounts payable and accrued expenses. We expect to continue to incur net losses for the foreseeable future, and we expect our research and development expenses, general and administrative expenses, and capital expenditures will continue to increase. In particular, we expect our expenses to increase as we continue our development of, and seek regulatory approvals for, our product candidates, as well as hire additional personnel, pay fees to outside consultants, attorneys, and accountants, and, incur other increased costs associated with being a public company. In addition, if and when we seek and obtain regulatory approval to commercialize any product candidate, we will also incur increased expenses in connection with commercialization and marketing of any such product. Our net losses may fluctuate significantly from quarter to quarter and year to year, depending on the timing of our clinical trials and our expenditures on other research and development activities. We anticipate that our expenses will increase significantly in connection with our ongoing activities as we:

●	advance our lead product candidate, SER 252 into Phase I clinical trials;

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●	advance our other product candidates;
●	advance our preclinical programs to clinical trials;
●	further invest in our pipeline;
●	seek regulatory approval for our investigational medicines;
●	maintain, expand, protect, and defend our intellectual property portfolio;
●	secure facilities to support continued growth in our research, development, and commercialization efforts; and
●	increase our headcount to support our development efforts and to expand our clinical development team.

We believe that our cash on hand, along with the approximately $15 million of cash proceeds expected to be received from Juvenescence through the exercise of all the Post-Merger Warrants it holds pursuant to the terms of a letter agreement between us, AgeX and Juvenescence (the “Side Letter”), will enable us to fund our operations through calendar year 2025 based on our current plan. Approximately $8 million of these funds are expected to be allocated to advance our lead product candidate SER 252 from IND enabling preclinical studies through a Phase I clinical trial, and approximately $2.5 million is expected to be allocated to advance our POZ-LNP internal research and development programs. The balance of such funds is expected to be used as working capital to fund our operations through calendar year 2025 based on our current plan. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. If we do not receive the approximately $15 million of cash proceeds expected to be received from Juvenescence through the exercise of the Post-Merger Warrants, there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements are prepared using GAAP as applicable to a going concern. To finance our operations beyond calendar 2025, we will need to raise additional capital, which cannot be assured. We have not had any products approved for sale. We do not expect to generate any product sales unless and until we successfully complete development and obtain regulatory approval for one or more of our product candidates. If we obtain regulatory approval for any of our product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing, and distribution. As a result, until such time, if ever, that we can generate substantial product revenue, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, including collaborations, licenses, or similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed or on favorable terms, if at all. Any failure to raise capital as and when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies, including our research and development activities. If we are unable to raise capital, we will need to delay, reduce, or terminate planned activities to reduce costs.

The COVID-19 pandemic continues to evolve. While it appears its most severe effects have subsided, COVID-19 could reemerge or new public health threats could appear. The future impact of the COVID-19 pandemic or a similar health disruption is highly uncertain and subject to change. We cannot predict the full extent of potential delays or impacts on our business, our clinical trials, health care systems, third parties with whom we engage or the global economy as a whole, but if we or any of the third parties with whom we engage, including personnel at CMOs, and other third parties with whom we conduct business, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timeline presently planned could be materially and adversely impacted. While we have been able to continue to execute our overall business plan, some of our business activities have taken longer to complete than anticipated. Overall, we recognize the challenges of product development during a pandemic, and we will continue to closely monitor events as they develop and plan for alternative and mitigating measures if needed.

On August 29, 2023, we entered into the Merger Agreement with AgeX. The transaction closed on March 26, 2024.

Prior to the execution of the Merger Agreement, we issued a convertible promissory note (the “AgeX-Serina Note”) to AgeX in the principal amount of $10 million. Immediately prior to completion of the Merger, the AgeX-Serina Note was converted into our capital stock as a capital contribution. It is expected that the funds provided by the AgeX-Serina Note, together with the approximately additional $15 million of proceeds from the Juvenescence through the Post-Merger Warrant cash exercises, are expected to provide working capital for the Combined Company to help fund operations through calendar year 2025.

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Recent Developments

On March 26, 2024, we completed the Merger, pursuant to which Merger Sub merged with and into us, with us surviving the merger as a wholly owned subsidiary of AgeX. Additionally, on March 26, 2024, AgeX changed its name from “AgeX Therapeutics, Inc.” to “Serina Therapeutics, Inc.”. See the Form 8-K for additional information regarding completion of the Merger.

Immediately prior to the Merger, the Side Letter among Serina, AgeX and Juvenescence became effective. The Side Letter provides, among other things, that (i) immediately prior to the Merger, Juvenescence cancelled all out of the money AgeX warrants held by Juvenescence; (ii) Juvenescence will exercise all of the Post-Merger Warrants it holds to provide the Combined Company approximately an additional $15 million in capital according to the following schedule: (x) at least one-third on or before May 31, 2024, (y) at least one-third on or before November 30, 2024, and (z) at least one-third on or before June 30, 2025; (iii) Juvenescence will not sell any shares of AgeX Series A preferred stock or AgeX Series B preferred stock and will take all actions necessary to effect the AgeX preferred stock conversion, whereby all of such preferred stock will be converted into AgeX common stock prior to the reverse stock split (which occurred on February 1, 2024); (iv) Juvenescence will release all security interests, guarantees, pledges, assignments and other forms of collateral that it may have in AgeX’s assets pursuant to the terms of certain loans to AgeX; and (v) Juvenescence will consent to a newly formed subsidiary of AgeX assuming AgeX’s obligations with respect to loans agreements and promissory notes governing loans payable to Juvenescence, including obligations for amounts currently owed and future advances of loan funds, and Juvenescence shall release AgeX from those loan obligations.

In October 2023, we entered into a non-exclusive license agreement with Pfizer, Inc. (“Pfizer”) to use our POZ polymer technology for use in lipid nanoparticle drug delivery formulations. The agreement grants Pfizer non-exclusive rights to certain intellectual property, know-how, and proprietary technologies. Under the terms of the agreement, Pfizer is authorized to develop, manufacture, market, and commercialize products incorporating the licensed technology with respect to a specific POZ polymer structure in one field. The agreement outlines the protection and enforcement of intellectual property rights related to the licensed technology. Pfizer is obligated to use commercially reasonable diligent efforts to develop and commercialize licensed products, and to use such efforts to accomplish specified development and commercial objectives. The agreement includes a one-time upfront payment of $3 million that was received on December 15, 2023, milestone payments payable to us upon the achievement of specific development, regulatory, and commercial milestones, and a royalty on net sales of products incorporating the licensed technology in accordance with the terms outlined in the license agreement. The range of royalties on sales of products is between 2.75% – 3.5% and is tiered to achievement of certain sales milestones.

Components of Operating Results

Operating Expenses

Our operating expenses since inception have consisted primarily of research and development expenses and general and administrative costs.

Research and Development

Our research and development expenses consist primarily of costs incurred for the development of our product candidates and our drug discovery efforts, which include:

● personnel costs, which include salaries, benefits and equity-based compensation expense;

● expenses incurred under agreements with consultants and contract organizations that conduct research and development activities on our behalf;

● costs related to production of preclinical and clinical materials, including fees paid to contract manufacturers;

● laboratory and vendor expenses related to the execution of preclinical studies and planned clinical trials; and

● laboratory supplies and equipment used for internal research and development activities.

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We expense all research and development costs in the periods in which they are incurred. Costs for certain research and development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to us by our vendors and service providers.

Our research and development expenses are not currently tracked on a program-by-program basis. We use our personnel and infrastructure resources across multiple research and development programs directed toward identifying and developing product candidates and therefore have not implemented the systems and procedures to track research and development expenses on a program-by-program basis. We track research and development expenses based on the type of expense as further described below under “Results of Operations – Research and Development Expenses.” Substantially all our research and development costs in the years ended December 31, 2023 and 2022 were incurred on the development of our preclinical candidates and advancing research on our POZ lipid technology.

We expect our research and development expenses to increase substantially for the foreseeable future as we continue to invest in research and development activities related to developing our product candidates, including investments in conducting clinical trials, manufacturing and otherwise advancing our programs. The process of conducting the clinical research necessary to obtain regulatory approval is costly and time consuming, and the successful development of our product candidates is highly uncertain.

Because of the numerous risks and uncertainties associated with product development and the current stage of development of our product candidates and programs, we cannot reasonably estimate or know the nature, timing, and estimated costs necessary to complete the remainder of the development of our product candidates or programs. We are also unable to predict if, when, or to what extent we will obtain approval and generate revenues from the commercialization and sale of any of our product candidates. The duration, costs and timing of preclinical studies and clinical trials and development of our product candidates will depend on a variety of factors, including:

●	successful completion of preclinical studies and initiation of clinical trials for future product candidates;

●	successful enrollment and completion of clinical trials for our current product candidates;

●	data from our clinical programs that support an acceptable risk benefit profile of our product candidates in the intended patient populations; acceptance by the FDA, or other applicable regulatory agencies of the IND, applications, clinical trial applications and/or other regulatory filings for SER 252 and other product candidates.

●	expansion and maintenance of a workforce of experienced scientists and others to continue to develop our product candidates;

●	successful application for and receipt of marketing approvals from applicable regulatory authorities;

●	obtainment and maintenance of intellectual property protection and regulatory exclusivity for our product candidates;

●	making of arrangements with CMOs for, or establishment of, commercial manufacturing capabilities;

●	establishment of sales, marketing and distribution capabilities and successful launch of commercial sales of our product candidates, if and when approved, whether alone or in collaboration with others;

●	acceptance of our product candidates, if and when approved, by patients, the medical community and third-party payors;

●	effective competition with other therapies;

●	obtainment and maintenance of coverage, adequate pricing, and adequate reimbursement from third-party payors, including government payors;

●	maintenance, enforcement, defense, and protection of our rights in our intellectual property portfolio;

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●	avoidance of infringement, misappropriation, or other violations with respect to others’ intellectual property or proprietary rights; and

●	maintenance of a continued acceptable safety profile of our products following receipt of any marketing approvals.

We may never succeed in achieving regulatory approval for any of our product candidates. We may obtain unexpected results from our preclinical studies and clinical trials. We may elect to discontinue, delay, or modify clinical trials of some product candidates or focus on others. A change in the outcome of any of these factors could mean a significant change in the costs and timing associated with the development of our current and future preclinical and clinical product candidates. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required for the completion of clinical development, or if we experience significant delays in execution of or enrollment in any of our preclinical studies or clinical trials, we could be required to expend significant additional financial resources and time on the completion of preclinical and clinical development.

Research and development activities account for a significant portion of our operating expenses. We expect our research and development expenses to increase for the foreseeable future as we continue to implement our business strategy, which includes advancing SER 252 and our other product candidates through clinical development, expanding our research and development efforts, including hiring additional personnel to support our research and development efforts, and seeking regulatory approvals for our product candidates that successfully complete clinical trials. In addition, product candidates in later stages of clinical development generally incur higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later stage clinical trials. As a result, we expect our research and development expenses to increase as our product candidates advance into later stages of clinical development. However, we do not believe that it is possible at this time to accurately project total program specific expenses through commercialization. There are numerous factors associated with the successful commercialization of any of our product candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development.

General and Administrative Expenses

Our general and administrative expenses consist primarily of personnel costs, including equity-based compensation, and other expenses for outside professional services, including legal, recruiting, audit and accounting and facility related costs not otherwise included in research and development expenses. Personnel costs consist of salaries, benefits and equity-based compensation expense for our personnel in executive and other administrative functions. We expect our general and administrative expenses to increase over the next several years to support our continued research and development activities, manufacturing activities, increased costs of expanding our operations and operating as a public company. These increases will likely include increases related to the hiring of additional personnel and legal, regulatory, and other fees and services associated with maintaining compliance with the NYSE American, the NYSE American Company Guide and Securities and Exchange Commission, or SEC, requirements, director and officer insurance costs and investor relations costs associated with being a public company.

Other Income/(Expense)

Our other income (expense) is comprised of interest from cash equivalents, expenses related to the change in fair value of the embedded derivative and interest accrued from the convertible notes.

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Results of Operations

Comparison of the Years Ended December 31, 2023 and 2022

The following sets forth our results of operations for the year ended December 31, 2023 as compared to the year ended December 31, 2022:

			Change
	2023	2022	Amount	Percent
Revenue:
Contract Revenue	$3,000,000	$500,000	$2,500,000	500%
Grant Revenue	153,500	91,500	62,000	68%
Total Revenue	3,153,500	591,500	2,562,000	433%
Operating Expenses:
Research and development expenses	2,387,270	1,573,085	814,185	52%
General and administrative expenses	3,893,881	1,288,783	2,605,098	202%
Total Operating Expenses	6,281,151	2,861,868	3,419,283	119%
Operating Loss	(3,127,651)	(2,270,368)	(857,283)	38%
Other Income (Expense):
Loss on equity securities, net	—	(7,585)	7,585	-100%
Interest expense	(558,082)	(15,878)	(542,204)	3,415%
Interest and dividend income	283,160	1,757	281,403	16,016%
Fair value inception adjustment on convertible promissory notes	2,240,000	(179,000)	2,419,000	1,351%
Change in fair value of convertible promissory notes	5,355,661	(88,000)	5,443,661	6,186%
Change in fair value of warrant liability	1,076,766	(124,118)	1,200,884	968%
Other income	—	1,084	(1,084)	-100%
Total Other Income (Expense):	8,397,505	(411,740)	8,809,245	2,140%
Net Income (Loss)	$5,269,854	$(2,682,108)	$7,951,962	296%

Revenues

Contract revenue for the year ended December 31, 2023, was $3,000,000 compared to $500,000 for the year ended December 31, 2022. The increase of $2,500,000 was due primarily to the $3,000,000 upfront payment we received in December 2023 from the non-exclusive license agreement with Pfizer, compared to $500,000 in contract revenue related to partner collaboration activities for the year ended December 31, 2022.

Research and development expenses

The following table summarizes our research and development expenses for the year ended December 31, 2023 as compared to the year ended December 31, 2022:

			Change
	2023	2022	Amount	Percent

Amortization expense	$23,349	$23,349	$-	-%
Consulting services	62,983	29,014	33,969	117%
Depreciation	76,992	12,403	64,589	521%
Freight	2,572	1,831	741	40%
Lab supplies	276,227	58,803	217.424	370%
Outside lab analysis	26,510	34,895	(8,385)	-24%
Professional fees	317,902	231,550	86,352	37%
R&D labor	1,534,667	1,127,146	407,521	36%
Repairs and maintenance	27,183	19,509	7,674	39%
Travel	7,523	8,427	(904)	-11%
Rent	31,344	26,158	5,186	20%
Waste disposal	18	-	18	100%
Research and development expenses	$2,387,270	$1,573,085	$814,185	52%

Research and development expenses were $2,387,270 for the year ended December 31, 2023, compared to $1,573,085 for the year ended December 31, 2022. The increase of $814,185 was due to primarily to increases of approx. $408,000 in R&D labor, $217,000 in lab supplies, $86,000 in professional fees, $34,000 in consulting services, and $65,000 in depreciation expense.

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General and administrative expenses

General and administrative expenses were $3,893,881 for the year ended December 31, 2023, compared to $1,288,783 for the year ended December 31, 2022. The increase of $2,605,098 was due primarily to increases of approximately $1,047,000 in professional fees, approximately $1,290,000 in legal expenses, approximately $134,000 in general and administrative salaries and benefits, approximately $47,000 in rent expense, and approximately $107,000 in dues and subscriptions and computer support due to an annual fee for a new online platform for pharmaceutical companies and increase in cloud storage usage.

Other income (expense)

Interest and dividend income for the year ended December 31, 2023 was $283,160 compared to $1,757 for the year ended December 31, 2022. The increase of $281,403 was primarily due to higher interest earning cash balances.

Interest expense for the year ended December 31, 2023 was $558,082 compared to $15,878 for the year ended December 31, 2022. The increase of $542,204 was due to the interest recognized on the convertible notes.

The aggregate change in the fair value of the Serina Convertible Notes, the AgeX-Serina Note and Series A-5 preferred share warrants for the year ended December 31, 2023, was $8,672,427. The change in the fair value of the Serina Convertible Notes and Series A-5 preferred share warrants for the year ended December 31, 2022, was $(391,118). The increase of $9,063,545 million was due primarily to the change in the at inception fair value adjustment of $2,419,000, the change in the fair market value of the AgeX-Serina Note issued to AgeX in March 2023 of $5,443,661 during the period, and the change in the fair market value of the Series A-5 preferred share warrants.

The change in the fair value of Series A-5 preferred stock warrants was $1,076,766 during the year ended December 31, 2023, as compared to the year ended December 31, 2022. The decrease was the result of the warrants mark to market adjustments.

Liquidity and Capital Resources

Sources of Liquidity

Our operations from inception through December 31, 2023 have been financed primarily by aggregate net proceeds of $46.91 million from the issuance of convertible preferred stock and convertible notes. Since inception, we have had significant operating losses. Our operating loss was $3.13 million, $2.27 million and $1.63 million for the years ended December 31, 2023, 2022 and 2021, respectively. As of December 31, 2023, we had an accumulated deficit of $33.18 million and $7.62 million in cash and cash equivalents. Our primary use of cash is to fund operating expenses, which consist primarily of research and development expenditures, and to a lesser extent, general and administrative expenditures. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable and accrued expenses.

Our losses from operations, negative operating cash flows and accumulated deficit, as well as the additional capital needed to fund operations within one year of the audited consolidated financial statement issuance date, raise substantial doubt about our ability to continue as a going concern. We expect to incur substantial expenditures in the foreseeable future for the development of our product candidates and will require additional financing to continue this development. Our audited consolidated financial statements attached as Exhibit 99.2 to the Form 8-K have been prepared on a basis that assumes that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The unaudited consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Funding Requirements

Any product candidates we may develop may never achieve commercialization, and we anticipate that we will continue to incur losses for the foreseeable future. We expect that our research and development expenses, general and administrative expenses, and capital expenditures will continue to increase. As a result, until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings or other capital sources, including potential collaborations, licenses, and other similar arrangements. Our primary uses of capital are, and we expect will continue to be, costs related to preclinical and clinical research, clinical studies, manufacturing, and development services; compensation and related expenses; costs relating to the build out of our laboratories at our headquarters; license payments or milestone obligations that may arise; laboratory expenses and costs for related supplies; manufacturing costs; legal and other regulatory expenses and general overhead costs.

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We believe that our cash on hand, along with the approximately $15 million of cash proceeds expected to be received from Juvenescence through the exercise of all the Post-Merger Warrants it holds pursuant to the terms of the Side Letter, will enable us to fund our operations through calendar year 2025 based on our current plan. To finance our operations beyond that point, we will need to raise additional capital, which cannot be assured. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. We will continue to require additional financing to advance our current product candidates through clinical development, to develop, acquire or in license other potential product candidates and to fund operations for the foreseeable future. We will continue to seek funds through equity offerings, debt financings or other capital sources, including potential collaborations, licenses, and other similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. If we do raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders, including investors in this offering, will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends. Any failure to raise capital as and when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies. If we are unable to raise capital, we will need to delay, reduce, or terminate planned activities to reduce costs.

Because of the numerous risks and uncertainties associated with research, development, and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

●	the impacts of the COVID-19 pandemic;

●	the progress, costs and results of IND enabling studies for our lead product candidate SER 252 and our potential future clinical trials for SER 252;

●	the scope, progress, results and costs of discovery research, preclinical development, laboratory testing and clinical trials for our other product candidates;

●	the costs, timing, and outcome of regulatory review of our product candidates;

●	our ability to enter into contract manufacturing arrangements for supply of active pharmaceutical ingredient (“API”), and manufacture of our product candidates and the terms of such arrangements;

●	our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such arrangements;

●	the payment or receipt of milestones and receipt of other collaboration based revenues, if any;

●	the costs and timing of any future commercialization activities, including product manufacturing, sales, marketing, and distribution, for any of our product candidates for which we may receive marketing approval;

●	the amount and timing of revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval;

●	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property and proprietary rights and defending any intellectual property related claims;

●	the extent to which we acquire or in license other products, product candidates, technologies, or data referencing rights;

●	the ability to receive additional nondilutive funding, including grants from organizations and foundations; and

●	the costs of operating as a public company

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Further, our operating plans may change, and we may need additional funds to meet operational needs and capital requirements for clinical trials and other research and development activities. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated product development programs.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2023 and 2022:

Comparison of the Years Ended December 31, 2023 and 2022

	Year Ended December 31,
	2023	2022	$ Change	% Change
Net cash used in operating activities	$(2,477,037)	$(2,075,624)	$(401,413)	-19%
Net cash (used in) provided by investing activities	(504,015)	980,937	(1,484,952)	-151%
Net cash provided by financing activities	10,067,228	1,312,070	8,755,158	667%
Net increase in cash	$7,086,176	$217,383	$6,868,793	3,160%

Operating Activities

Net cash used in operating activities increased by $401,413 to $2,477,037 during the year ended December 31, 2023, from $2,075,624 during the year ended December 31, 2022. Net cash used in operating activities is impacted by our net income (loss) adjusted for certain non-cash items, including changes in the fair value of convertible notes and warrants, among other non-cash items as well as the effect of changes in operating assets and liabilities. The increase was primarily due to the non-cash change in the fair value of the Serina Convertible Notes and the AgeX-Serina Note outstanding of approx. $7,596,000 and the non-cash change in fair value of the Series A-5 preferred share warrants outstanding of $1,076,766. These increases were offset by changes related to various asset and liability accounts, notably an increase in accounts payable of approximately $392,000 and accrued interest of approximately $558,000.

Investing Activities

Net cash (used in) provided by investing activities decreased by $1,484,952 to $(504,015) during the year ended December 31, 2023 from $980,937 during the year ended December 31, 2022. The net cash used during the year ended December 31, 2023 related to purchases of capital equipment of approximately $504,000. The net cash provided by in the year ended December 31, 2022 related to proceeds of approx. $991,000 from the sale of equity investments, partially offset by approx. $10,000 in purchases of capital equipment.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2023 was $10,067,228 comprised of $10,100,000 in net proceeds from the issuance of $100,000 of Serina Convertible Notes, $10,000,000 from the issuance of the AgeX-Serina Note, approx. $15,000 in proceeds from common stock issued, partially offset by $48,000 in principal repayments on finance lease liabilities.

Net cash provided by financing activities for the year ended December 31, 2022 was $1,312,070 comprised of $1,350,000 from the issuance of Serina Convertible Notes, $4,400 in proceeds from common stock issued, partially offset by approx. $42,000 in principal repayments on finance lease liabilities.

Off-Balance Sheet Arrangements

As of December 31, 2023 and December 31, 2022, we did not have any relationships with special purpose or variable interest entities which would have been established for the purpose of facilitating off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

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Critical Accounting Policies and Use of Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Going Concern

Our evaluation of our ability to continue as a going concern requires us to evaluate our future sources and uses of cash sufficient to fund our currently expected operations in conducting research and development activities one year from the date our audited consolidated financial statements are issued. We evaluate the probability associated with each source and use of cash resources in making our going concern determination. The research and development of pharmaceutical products is inherently subject to uncertainty.

Research and Development Costs

We will incur substantial expenses associated with manufacturing, preclinical research, and clinical studies. Accounting for preclinical research and clinical studies relating to activities performed by CROs, and other external vendors requires management to exercise significant estimates in regard to the timing and accounting for these expenses. We estimate costs of research and development activities conducted by service providers, which include the conduct of sponsored research, preclinical research, clinical studies, and contract manufacturing activities. The diverse nature of services being provided under CROs and other arrangements, the different compensation arrangements that exist for each type of service and the lack of timely information related to certain preclinical and clinical activities complicates the estimation of accruals for services rendered by CROs and other vendors in connection with preclinical research and clinical studies. We record the estimated costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and include these costs in the accrued expenses or prepaid expenses on the balance sheets and within research and development expense on the consolidated statements of operations. In estimating the duration of a clinical study, we evaluate the start up, treatment and wrap up periods, compensation arrangements and services rendered attributable to each clinical trial and fluctuations are regularly tested against payment plans and trial completion assumptions.

We estimate these costs based on factors such as estimates of the work completed and budget provided and in accordance with agreements established with our collaboration partners and third-party service providers. We make significant judgments and estimates in determining the accrued liabilities and prepaid expense balances in each reporting period. As actual costs become known, we adjust our accrued liabilities or prepaid expenses. We have not experienced any material differences between accrued costs and actual costs incurred since our inception.

Our expenses related to clinical trials will be based on estimates of patient enrollment and related expenses at clinical investigator sites as well as estimates for the services received and efforts expended pursuant to contracts with multiple research institutions and CROs that may be used to conduct and manage clinical trials on our behalf. We will accrue expenses related to clinical trials based on contracted amounts applied to the level of patient enrollment and activity. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, we will modify our estimates of accrued expenses accordingly on a prospective basis.

Fair market value of common stock

As there has been no public market for our common stock, the estimated fair value of our common stock has been determined by our Board as of the date of each option grant, with input from management, considering our most recently available third-party valuations of common stock and our Board’s assessment of additional objective and subjective factors it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation. The common stock valuations were prepared using the option pricing method. These third-party valuations were performed at various dates, which resulted in valuations of our common stock of $0.99 per share as of December 31, 2022 and $0.06 per share as of March 31, 2021.

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Leases

ASU No. 2016 02, Leases (ASC 842), establishes a right of use model (“ROU”) that requires a lessee to recognize a ROU asset and corresponding lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the unaudited statement of operations as well as the reduction of the right of use asset.

At the inception of an arrangement, we determine whether the arrangement is or contains a lease based on specific facts and circumstances, the existence of an identified asset(s), if any, and our control over the use of the identified asset(s), if applicable. Operating lease liabilities and their corresponding ROU assets are recorded based on the present value of future lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, we will utilize the incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.

We have elected to combine lease and non-lease components as a single component. Operating leases are recognized on the consolidated balance sheet as ROU lease assets, current lease liabilities and non-current lease liabilities. Fixed rents are included in the calculation of the lease balances, while variable costs paid for certain operating and pass through costs are excluded. Lease expense is recognized over the expected term on a straight-line basis.

Stock based Compensation

Prior to the Merger, we issued equity-based compensation awards through the granting of options, which generally vest over four years. We account for equity-based compensation in accordance with Accounting Standards Codification, or ASC, 718, Compensation Stock Compensation, or ASC 718. In accordance with ASC 718, compensation cost is measured at estimated fair value at grant date and is included as compensation expense over the vesting period during which service is provided in exchange for the award. Compensation cost of awards that contain a performance condition are recognized when success is considered probable during the performance period.

We use the Black Scholes option pricing model, or Black Scholes, to determine fair value of our options. Black Scholes includes various assumptions, including the fair value of common shares, expected life of incentive shares, the expected volatility and the expected risk-free interest rate. These assumptions reflect our best estimates, but they involve inherent uncertainties based on market conditions generally outside our control. As a result, if other assumptions had been used, equity-based compensation cost could have been materially impacted. Furthermore, if we use different assumptions for future grants, equity-based compensation cost could be materially impacted in future periods.

The risk-free interest rate is estimated using the weighted average rate of return on U.S. Treasury notes with a life that approximates the expected life of the option. The expected term of options granted to employees was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted average vesting period of the option. We use the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The contractual life of the option was used for the expected life of options granted to nonemployees. Expected volatility is based on the weighted average of the historical volatility of a peer group of publicly traded companies. The assumed dividend yield is based upon our expectation of not paying dividends in the foreseeable future.

No stock options to purchase common stock were granted during the year ended December 31, 2023.

We granted stock options to purchase 50,000 shares of common stock in the year ended December 31, 2022. The fair value of our awards in the year ended December 31, 2022 has been estimated using Black Scholes based on the following assumptions: expected term of 10 years; volatility of 88.57%; risk free rate of 3.96%; and no expectation of dividends.

We will continue to use judgment in evaluating the assumptions utilized for our equity-based compensation expense calculations on a prospective basis. In addition to the assumptions used in the Black Scholes model, the amount of equity-based compensation expense we recognize in our consolidated financial statements includes incentive share forfeitures as they occurred.

As there has been no public market for our common shares to date, our Board, with input from management, has determined the estimated fair value of our common shares as of the date of each option grant considering our then most recently available third-party valuation of common shares. Valuations are updated when facts and circumstances indicate that the most recent valuation is no longer valid, such as changes in the stage of our development efforts, various exit strategies and their timing, and other scientific developments that could be related to the valuation of our company, or, at a minimum, annually. Third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

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The estimates of fair value of our common stock are highly complex and subjective. There are significant judgments and estimates inherent in the determination of the fair value of our common shares. These judgments and estimates include assumptions regarding our future operating performance, the time to completing a liquidity event, the related valuations associated with these events, and the determinations of the appropriate valuation methods at each valuation date. The assumptions underlying these valuations represent our best estimates, which involve inherent uncertainties and the application of management judgment. If we had made different assumptions, our equity-based compensation expense, net loss, and net loss per share applicable to common stockholders could have been materially different. Following the completion of the Merger, we intend to determine the fair value of our common stock based on the closing price of our common stock as reported by New York American Stock Exchange on the date of grant.

Refer to Note 7, Redeemable Convertible Preferred Stock and Note 12, Stock Warrants within the December 31, 2023 financial statements attached as Exhibit 99.2 to the Form 8-K for details on the equity-based awards outstanding.

Derivative Financial Instruments

On March 15, 2023, we issued the AgeX-Serina Note in the amount of $10,000,000 to AgeX. The AgeX-Serina Note bears interest at 7% per annum and matures on March 15, 2026. We issued the AgeX-Serina Note to provide for general working capital needs. As part of our strategic plan to access additional capital, we entered into the Merger Agreement with AgeX. In connection with the issuance of the AgeX-Serina Note, AgeX was entitled to elect one member to our Board and receive certain information and inspection rights as well as participation rights for subsequent equity issuances.

The AgeX-Serina Note has various conversion options. The principal balance of the AgeX-Serina Note with accrued interest will automatically convert into our preferred stock if we raise at least $25,000,000 through the sale of shares of our preferred stock. The conversion price per share shall be the lower of (a) 80% of the lowest price at which the shares of preferred stock were sold, and (b) a “capped price” equal to $105,000,000 divided by our then fully diluted capitalization. AgeX has the option to convert the AgeX-Serina Note into our preferred stock after a sale of our preferred stock regardless of the amount we sell. AgeX may (i) at its election, upon a change of control (as defined in the AgeX-Serina Note), convert the AgeX-Serina Note in whole or in part into either (a) cash in an amount equal to 100% of the outstanding principal amount of the AgeX-Serina Note, plus interest, or (b) into the highest ranking of our shares then issued at a conversion price equal to the lowest price per share at which the most senior series of our shares has been sold in a single transaction or a series of related transactions through which we raised at least $5,000,000 or (ii) if the AgeX-Serina Note remains outstanding as of the maturity date, AgeX may convert the AgeX-Serina Note into the most senior of our shares issued at the time of conversion at a conversion price equal to the capped price. Upon the consummation of the Merger, the AgeX-Serina Note would remain outstanding and become an intercompany asset of AgeX and an intercompany liability of ours.

We evaluated the AgeX-Serina Note in accordance with ASC Topic 815, Derivatives and Hedging, and determined it contains certain variable share settlement features tied to the price of a future financing which were not considered clearly and closely related to the host instruments. These provisions included automatic conversion upon the event of a Qualified Financing, the Holder’s option to convert the AgeX-Serina Note upon a Non-Qualified Financing, and the Holder’s option to convert or request repayment upon sale of Serina. The AgeX-Serina Note also contained a Change in Control Put and a Default Put which were not clearly and closely related to the host instrument. We elected to initially and subsequently measure the AgeX-Serina Note in its entirety at fair value, with changes in fair value recognized in earnings. The fair value inception date adjustment on the instrument is recorded as a component of other income in our statements of operations.

FASB ASC 825-10-25 allows us to elect the fair value option for recording financial instruments when they are initially recognized or if there is an event that requires re-measurement of the instruments at fair value, such as a significant modification of the debt. We elected the fair value option because we believed it to be the most appropriate method of encompassing the credit risk and exercise behavior that a market participant would consider when valuing the hybrid financial instrument.

As of March 15, 2023 (inception), the outstanding principal and interest on the AgeX-Serina Note was approximately $10,000,000 and the fair value recorded on the balance sheet was $7,760,000. From March 15, 2023 to December 31, 2023, the change in fair value was approximately $4,780,000 and was recorded as a component of other income in our statements of operations.

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From June 2022 through February 2023, we issued interest-bearing Convertible Promissory Notes (the “Serina Convertible Notes”) to various investors in the principal amount of $1,450,000. The Serina Convertible Notes incur interest at 6% per annum and are payable by us two years from their issuance date. We may not voluntarily prepay the Serina Convertible Notes. Upon a Qualified Equity Financing (as defined in the Serina Convertible Notes) event in which we sell shares of preferred stock for aggregate proceeds of at least $15 million, the principal and outstanding interest on the Serina Convertible Notes will automatically convert into shares of our preferred stock issued in the Qualified Financing (as defined in the Serina Convertible Notes) at a conversion price of the lesser of i) a 20% discount to the price paid by purchasers in the Qualified Financing and ii) the quotient resulted from dividing $100 million by the fully diluted capitalization of Serina immediately prior to the Qualified Financing. If Serina enters into a Non-Qualified Equity Financing (less than $15 million in proceeds), the Holder has the option to convert the Serina Convertible Notes into shares of our preferred stock issued in the Non-Qualified Financing at the price paid per share. We may also choose to optionally convert the Serina Convertible Notes into Series A-5 Preferred Stock at a price of $13 per share, and a warrant to purchase shares of Series A-5 Preferred Stock with an exercise price of $20.00, and an expiration date of December 31, 2024. If a Change in Control or an IPO occurs prior to a Qualified Financing, then the Holder has the option to convert outstanding principal and interest into common stock at a price per share equal to an amount obtained by dividing i) the Post-Money Valuation Cap ($100,000,000) by ii) the Fully Diluted Capitalization (as defined in the Serina Convertible Notes) immediately prior to the conversion. Upon a change in control, the Holder may also elect to require us to repay the outstanding principal and accrued but unpaid interest in cash.

We evaluated the Serina Convertible Notes in accordance with ASC Topic 815, Derivatives and Hedging, and determined they contained certain variable share settlement features tied to the price of a future financing which were not considered clearly and closely related to the host instruments. These provisions included mandatory conversion upon the event of a Qualified Financing and the Holder’s option to convert the Serina Convertible Notes upon a Non-Qualified Financing. The Serina Convertible Notes also contained a Change in Control Put and a Default Put which were not clearly and closely related to the host instrument. We elected to initially and subsequently measure the Serina Convertible Notes in their entirety at fair value, with changes in fair value recognized in earnings. The fair value inception date adjustment on the instrument is recorded as a component of other income in our statements of operations. The change in fair value of the instrument since inception date is recorded on a separate line item as a component of other income in our statements of operations.

On July 26, 2023, all of the Serina Convertible Notes described in this section (excluding the AgeX-Serina Note) previously issued for a total principal amount of $1,450,000 and accrued interest of $82,695 were converted to 117,903 shares of Series A-5 Preferred Stock. As provided for in the note agreements, the holders of the Serina Convertible Notes also received warrants to purchase an additional 117,903 shares of Series A-5 Preferred Stock. Refer to Note 15, Convertible Promissory Notes to the December 31, 2023 financial statements attached as Exhibit 99.2 to the Form 8-K for additional details on the Serina Convertible Notes.

Recently Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in the notes to our consolidated financial statements for the years December 31, 2023 and 2022 attached as Exhibit 99.2 to the Form 8-K.

Contractual Obligations and Commitments

The following table summarizes our contractual lease obligations as of December 31, 2023:

	Operating Leases	Finance Leases
2024	$258,395	$38,055
2025	212,512	629
2026	158,282	-
2027	116,592	-
Thereafter	9,716	-
Total undiscounted lease payments	755,497	38,684
Less: imputed interest	(81,335)	(1,716)
Total lease obligations	$674,162	$36,968

We enter into contracts in the normal course of business with third-party service providers for preclinical research, clinical studies, testing, manufacturing, supplier, and other services and products for operating purposes. We have not included our payment obligations under these contracts in the table as these contracts generally provide for termination upon notice, and therefore, we believe that our non-cancelable obligations under these agreements are not material, and we cannot reasonably estimate the timing of if and when they will occur. We could also enter into additional preclinical research, clinical studies, testing, manufacturing, supplier, and other agreements in the future, which may require up-front payments and even long-term commitments of cash.

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BUSINESS

Overview

We are a clinical-stage biotechnology company developing a pipeline of wholly-owned drug product candidates to treat neurological diseases and pain. Our POZ drug delivery technology is designed to enable certain existing drugs and novel drug candidates to be modified in a way that may provide an increase in efficacy and safety of the resulting polymeric drug conjugate. Our proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Our POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection.

The therapeutic agents in our product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic (“PK”) profiles that can include toxicity, side effects and short half-life. We believe that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood. We believe that POZ technology can be applied to small molecules, proteins, ADCs, and other classes of molecules.

The chemical attachment of water-soluble polymers, in particular polyethylene glycol (“PEG”), to drugs has become a valuable technique for improving the properties of pharmaceuticals. This technique has been successfully employed in producing many FDA-approved drugs. We believe that there is an unmet need for polymer delivery technology that addresses the limitations of PEG and other biocompatible polymers and that the POZ technology has the following advantages:

●	Synthesis and stability – POZ is produced using inexpensive starting materials in essentially a “one pot” synthesis and is stable at room temperature. PEG is comprised of repeating units of ethylene glycol. PEG is synthesized by ring opening polymerization of ethylene oxide. Ethylene oxide is a flammable, toxic, explosive and colorless gas. High quality PEG is available from only a few industrial-scale facilities, and is relatively expensive. The manufacturing process is quite dangerous and is typically not done in research laboratories and not in FDA-approved GMP manufacturing facilities. The final PEG product is susceptible to air oxidation and must be stored with great care, in the dark and under inert atmosphere. In contrast, POZ is synthesized by ring opening polymerization of 2-ethyl 2-oxazoine or 2-methyl 2-oxazoline. These monomers are clear liquids, stable at ambient conditions, not explosive or toxic, are available from many sources at relatively low cost, readily purified and easily handled in the average chemical laboratory. Moreover, drug-POZ conjugates are not susceptible to air oxidation and can be stored at room temperature or in a refrigerator. We have not performed comparisons of PEG-conjugated molecules versus POZ-conjugated molecules in humans. However, we have made these comparisons in certain PEG-conjugated molecules versus POZ -conjugated molecules in vitro and in animal studies.

●	Non-immunogenic or reduced immunogenicity – In studies to date, POZ has not elicited an immune response or stimulated significant development of antibodies to POZ. We conducted preclinical studies where repeat dosing of POZ polymer in rabbits did not generate anti-POZ antibodies. Our clinical trial of SER-214, a first example of POZ in humans, also showed no toxicity concerns.

●	Drug loading and release – POZ enables greater drug loading than PEG, with highly programmable drug release kinetics to enable continuous drug delivery. Drug loading with PEG is low and can occur only at the end of the polymer chains (n=1 or 2 copies of drug). Drug loading with POZ is high and is accomplished by attaching multiple drug copies (n= 10 or higher) to the side chain of the polymer back bone as shown in Figure 1 on page 82 and Figure 9 on page 93. The number of POZ attachment points can be controlled and appears to be unlimited. Higher drug loading per mole of polymer means that less amount of POZ polymer is required when compared to PEG polymer for delivery of the same amount of active drug. Programmable drug release kinetics was demonstrated in preclinical studies with the POZ-buprenorphine compound. We believe that the ease of working with POZ compared to PEG allows facile manipulation of release kinetics to achieve the desired properties. As examples of the advantageous release kinetics for POZ conjugates, SER-226 with the short linker releases drug more rapidly than SER-227 with the relatively longer linker, as shown in Figure 11 on page 95. Use of similar linkages between PEG and attached small molecules such as rotigotine showed that PEG releases the drug within minutes.

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●	No accumulation –Studies to date indicate that POZ does not accumulate in tissues when given at dose levels anticipated to be given to humans, is not metabolized, and is cleared almost entirely through renal filtration. Preclinical IND-enabling studies in rodents and monkeys indicate that POZ is cleared from the body by renal filtration and as an intact polymer with no evidence of accumulation in any tissue. In contrast PEG is known to accumulate in several tissues including the liver, spleen, muscle, brain and kidney.

●	Targeting – POZ offers multiple substitution sites, which allows for simultaneous attachment of several copies of a drug along with a targeting molecule. Multiple copies of drugs can be attached to a single POZ polymer backbone. The end of the POZ polymer chain has a different, orthogonal functional group from those along the backbone, and this property has been used to attach a targeting moiety such as an antibody or peptide.

Our business is largely focused on the development of a wholly-owned pipeline of POZ-enabled drug candidates for CNS indications, including Parkinson’s disease, epilepsy, and pain. Our lead product candidate, SER 252 (POZ-apomorphine), is a POZ conjugate of the potent dopamine agonist apomorphine being developed for the treatment of Parkinson’s disease and is in preclinical development. SER 252 is designed to provide CDS via a subcutaneous injection delivered one to two times per week. CDS is a long-sought clinical strategy for Parkinson’s disease that currently approved therapies fall short of delivering. Other POZ-conjugate candidates, including SER 227 (POZ-buprenorphine) for long-acting pain relief and SER 228 (POZ-cannabidiol) for epilepsy, are in preclinical development. We intend to develop other potential applications of the POZ technology, such as therapeutics delivered through ADCs and LNP, through partnerships. Our SER 214, a POZ conjugate of rotigotine for the treatment of early Parkinson’s and Restless Leg Syndrome, was our first product candidate advanced into human study and has completed a Phase Ia study in 19 subjects. We intend to out-license this product candidate. We have not received FDA approval for any of our product candidates and our lead product candidate remains in preclinical development.

We are led by a management team with extensive experience in drug discovery, platform technologies, clinical development, general management, financing, and business development transactions. Our team also has specific experience in developing polymer therapeutics, including at Shearwater Polymers, Inc. (“Shearwater”), a company founded by our Executive Chairman J. Milton Harris and our former Chief Scientific Officer Michael Bentley, where they developed the first-generation polymer technology based on PEG conjugation, a technology platform that has been licensed to develop a wide array of “PEGylated” drugs. Shearwater was acquired by Inhale Therapeutics in 2001. Inhale subsequently changed its name to Nektar Therapeutics, Inc (“Nektar”). The PEG technology platform has resulted in 32 FDA approved drugs.

The members of our senior management team are:

●	Our Executive Chairman of the Board, Simba Gill, Ph.D., brings a wealth of biotech and pharma experience in building companies and transformative platforms as well as developing products, having served in key roles at Maxygen, Systemix, Boehringer Mannheim and Celltech. He earned his MBA at INSEAD and received his Ph.D. from King’s College, London.

●	Our Chief Scientific Officer, Randall Moreadith, M.D, Ph.D., has more than 13 years of experience as a life sciences CEO and over 25 years in executive roles. Prior to joining us, Dr. Moreadith served as the Chief Development Officer at Nektar where he led a clinical and drug development program that successfully moved several drugs into clinical trials, including the launch of NKTR-102 into four clinical cancer indications and the out-licensing efforts for the approved drug Movantik®. He has served in executive roles at Cardium Therapeutics, Inc., Renovis, Inc. and was a co-founder of ThromboGenics, Ltd. (now Oxurion).

●	Our Chief Operating Officer, Tacey Viegas, Ph.D., has more than 30 years of pharmaceutical industry experience in drug discovery, delivery, and development. Prior to joining us, he previously worked at R.P. Scherer Corporation (now Catalent, Inc.), MDV Technologies, Inc., BioCryst Pharmaceuticals, Inc. and Shearwater. During his tenures at Shearwater and BioCryst, he was a co-inventor of nalexogol (Movantik®) and was involved in the early development of peramivir (Rapivab™).

●	Our Interim Chief Executive Officer and Board Director, Steve Ledger, has more than 30 years of experience in private capital and public company equity investment management as an investor and strategic advisor. He is a Managing Partner at Form & Fiction Ventures, a seed stage venture capital investment firm and a co-founder and director at Entourage Genomics, Inc., a bioinformatics software company.

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●	Our Interim Chief Financial Officer, Andrea Park, served as the Chief Financial Officer of AgeX since May 2020, and has a career that spans over 24 years of public accounting and finance experience. Before joining AgeX, Ms. Park served in finance and accounting roles with Lineage Cell Therapeutics, Inc. after having worked in the audit and assurance practice at Deloitte. Ms. Park has a B.A. in Business Economics with Concentration in Accounting from the University of California, Santa Barbara.

In addition to our management team, we have engaged a board of scientific advisors to advise us on our drug development efforts and offer technical guidance to help shape our scientific and strategic direction. While there are no formal rules or procedures for our scientific advisory board, our scientific advisors hold meetings throughout the year where they interact with the appropriate members of our management team in real-time, lending expertise and guidance as needed. The members of the scientific advisory board may receive equity and cash compensation pursuant to their respective consulting agreements with us.

Our scientific advisory board members are:

●	C. Warren Olanow, MD., is Professor Emeritus in and former Chairman of the Department of Neurology and Department of Neurosciences at the Mount Sinai School of Medicine in New York. He has served on the board of directors of the National Space Biomedical Research Institute and the executive committee of the Michael J. Fox Foundation Scientific Advisory Board, and he is the former Chairman of the Scientific Advisory Board of the Bachmann-Strauss Dystonia & Parkinson Foundation. Dr. Olanow is the former Co-Editor-in-Chief of the journal, Movement Disorders. He has been principal investigator of numerous studies leading to approval of drugs and devices for treating neurodegenerative diseases.

●	William Schmidt, Ph.D., is President of NorthStar Consulting, LLC, which specializes in providing advice on preclinical and clinical studies of novel analgesic drugs. Dr. Schmidt has more than 30 years of experience in pain medicine pharmaceutical development. He is President and CEO of Catalina Pharma, part-time Senior Vice President of Global Clinical Development for Helixmith Inc., part-time Vice President of Clinical Development for EicOsis, LLC and Chief Medical Officer for Ensysce Biosciences.

●	Gaurav Sahay., Ph.D., is a professor in the Department of Pharmaceutical Sciences and co-Director for the Center of Innovative Drug Delivery and Imaging (CIDDI), at the College of Pharmacy at Oregon State University. Dr. Sahay’s lab is developing novel nanotechnology-based platforms including lipid-based nanoparticles for effective delivery of messenger RNA therapeutics for treatment of cystic fibrosis, retinal degeneration and against SARS-CoV2. He has more than 60-peer-reviewed publications in top tier journals including Science Advances, Nature, Nature Communications, Nature Biotechnology, Nature Nanotechnology, Journal of Controlled Release, and Nano Letters.

Our Development Pipeline

We believe that our POZ platform delivery technology has potential for use across a broad range of payloads and indications. Among our development candidates, We intend to internally advance SER 252 for advanced Parkison’s disease and SER 227 for long-acting pain relief. We will not advance SER 214 internally and will seek to partner on any further development of this candidate. We are evaluating whether to internally advance SER 228 or to partner this candidate. We do not believe we will require a license to the API associated with SER 214, SER 227, SER 228 or SER 252. We are advancing our research and development efforts for POZ technology in lipid nanoparticle delivered ribonucleic acid (“RNA”) vaccines for infectious diseases. We intend to advance additional applications of the POZ platform via out-licensing, co-development, or other partnership arrangements. These applications may include other CNS disorders and POZ LNP disease fields. We have not received FDA approval for any of our product candidates and our lead product candidate remains in preclinical development.

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1. SER 214 will not be advanced internally. We will seek to partner on any further clinical development. We retained consultants to aid in identifying partners who might be looking for an asset in the Parkinson’s disease space that had completed early studies in humans. From 2018 to 2022, we held discussions with potential partners for SER 214. The prospective partners evaluated SER 214 under confidentiality agreements. Over that time period the commercial market for the Neupro patch (transdermal rotigotine) changed substantially. UCB S.A., which markets the Neupro patch worldwide, stopped aggressively marketing the patch in the United States but continued to market it outside of the United States at a much lower daily cost of use. The declining market presence in the United States, and the lowering of daily price for a rotigotine alternative outside of the United States, essentially limited the licensing opportunities to a partner who would advance it in the United States only. To date we have not found a suitable partner but continue to entertain SER 214 as an out licensing opportunity.

2. SER 252 IND-enabling preclinical studies were initiated August 2023 and are anticipated to be completed in the third quarter of 2024. We intend to advance SER 252 into Phase I clinical trials in 2025 for patients with advanced Parkinson’s disease.

3. SER 227 has completed IND-enabling preclinical studies and is currently evaluating the design of a Phase I clinical trial to present to the FDA in the first quarter of 2024. Prospective timing on the start of a Phase I study is late 2024 to early 2025 time period, subject to raising additional capital (in addition to any proceeds expected to be received from Juvenescence through the exercise of Post-Merger Warrants).

4. SER 228 has not yet initiated IND-enabling preclinical studies. We anticipate advancing this candidate into IND-enabling studies in 2024, subject to raising additional capital (in addition to any proceeds expected to be received from Juvenescence through the exercise of Post-Merger Warrants).

Our Strategy

Our strategy is to develop and commercialize polymer therapeutics based on conjugation of suitable small molecules to our proprietary POZ. While prior polymer technologies such as PEG focused primarily on protein conjugation, we envisioned the need to develop a polymer therapeutics platform that could address the vast universe of small molecules and program their release. We have demonstrated in multiple preclinical animal studies that POZ can program the release of small molecules, particularly those that have solubility challenges and PK limitations. We believe that specific POZ conjugated small molecules can be delivered continuously following a single injection. As a “platform technology,” We anticipate this technology has the potential for development of drug candidates across a broad range of payloads and indications. We intend to focus on our current pipeline of candidates and selectively explore new molecules for potential internal development. In parallel, we intend to expand our collaboration activity with prospective partners that have compounds that could potentially benefit from our POZ polymer platform technology. To achieve this, we intend to:

●	Advance our lead program, SER 252, which addresses a large unmet need for CDS for late stage Parkinson’s patients;

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●	Develop our other CNS product candidates, SER 227 for long-acting pain relief, and SER 228 for treatment refractory epilepsy;

●	Seek to create economic and strategic value through POZ LNP licensing and partnerships across multiple RNA-based therapeutic indications;

●	Seek to create economic and strategic value for other applications of the POZ platform, including ADCs;

●	Continue to expand upon applications of the POZ platform with a view to capitalize on the potential of the technology to enable additional payloads and product opportunities; and

●	Continue to expand a network of academic and biopharmaceutical collaborations and commercial partnerships to develop and potentially validate other applications of the POZ platform.

Company and POZ Development Background

Over the past 25 years, chemical attachment of water-soluble polymers, in particular, polyethylene glycol, to drugs has become a valuable technique for improving the properties of pharmaceuticals. This technique has been successfully employed in producing second-generation forms of several FDA-approved drugs.

A polymer drug delivery approach involves using polymers, which are large molecules composed of repeating subunits, to design drug delivery systems that can control the release of medications in a controlled and targeted manner. Polymer-based drug delivery systems can enhance the therapeutic outcomes of drugs by optimizing their PKs, improving patient compliance, and reducing side effects. Some key aspects of polymer drug delivery are as follows:

●	Controlled Release: Polymers can be engineered to release drugs at a controlled and predetermined rate. This enables sustained drug levels in the body, reducing the need for frequent dosing and maintaining therapeutic concentrations over an extended period.

●	Targeted Delivery: Polymer drug delivery systems can be designed to target specific tissues, cells, or organs with a high concentration of the drug while minimizing systemic exposure. This precision targeting reduces the exposure of healthy tissues to the drug, minimizes side effects, and increases the drug’s effectiveness.

●	Improved Bioavailability: Some drugs have low solubility or stability in the body, limiting their absorption and therapeutic efficacy. Polymers can be used to improve the solubility and stability of such drugs, allowing for better bioavailability.

●	Protection of Labile Drugs: Polymers can protect labile or sensitive drugs from degradation in the harsh conditions of the gastrointestinal tract, allowing for oral delivery of drugs that would otherwise be ineffective when taken orally.

●	Reduced Toxicity: Polymer encapsulation can help reduce the toxicity of certain drugs by controlling their release and preventing peak concentrations that can lead to adverse effects.

●	Long-Acting Formulations: Polymer-based formulations can extend the duration of drug action, reducing the frequency of administration. This is particularly useful for chronic conditions where adherence to treatment is crucial.

●	Biodegradable Polymers: Some polymer drug delivery systems are made from biodegradable materials that gradually break down in the body, eliminating the need for removal or extraction of delivery devices.

Common polymer-based drug delivery systems include:

●	Microspheres and nanoparticles: Tiny particles made from biocompatible polymers that encapsulate and release drugs.

●	Hydrogels: Cross-linked polymer networks that can hold a large amount of water and release drugs in response to environmental cues.

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●	Implants: Solid polymer devices that can be surgically implanted for long-term drug delivery.

●	Liposomes: Lipid-based vesicles that can encapsulate drugs and deliver them to specific sites.

Polymer drug delivery approaches offer versatility and customization, allowing for the design of drug delivery systems tailored to the specific needs of a drug and our intended therapeutic application. These approaches have the potential to enhance the safety and efficacy of medications while improving patient compliance and convenience.

Legacy Serina was formed with the goal of inventing a polymer that was distinct from PEG that could be used for modification of drugs. Our research over the past fifteen years has led to the development of a new polymer technology based on poly(2-ethyl-2-oxazoline). Our POZ technology is designed to be a “platform technology” in that we anticipate that other products can be developed using the same basic polymer.

Legacy Serina was first to develop and patent methods to produce polymers of POZ suitable for pharmaceutical applications. For the purposes of illustration, a simple form of POZ with ethyl side chains (pendent groups) and a carboxylic acid end group is shown below (note that in this structure the number of repeating units can be several hundred, with the individual units coming one after another):

Figure 1: Illustration of POZ with ethyl pendent groups and carboxylic acid end group

Figure 1: SER 214 Schematic representation of POZ-rotigotine. Rotigotine is attached to a 20 kDa pendent POZ polymer employing copper-catalyzed “click chemistry.” Each molecule of SER 214 contains approximately ten pendent rotigotine molecules.

During the synthesis of polymers of POZ, the expanding polymer incorporates a pendent 2-ethy-2-oxazoline pentynyl group. This pendent alkyne is capable of undergoing quantitative “click chemistry” with an azide to form a stable triazole ring structure. Click chemistry is an industry standard quantitative method for the efficient coupling of two molecules. The drug(s) of interest, in this case rotigotine, undergoes attachment of an azide-linker to a suitable chemical handle on the molecule. Rotigotine is a dopamine agonist and is the active drug ingredient in SER 214. All of the product candidates in our pipeline have a phenolic hydroxyl to which a variety of linkers may be attached depending on the nature of chemical release we desire. Cleavable linkers are designed to connect two molecular entities, and when exposed to the appropriate trigger (such as changes in pH, enzymatic activity), they undergo a chemical reaction that leads to the release of the linked components. Enzymatic activity requires water at biological pH. For example, SER 214 contains a 3-propionate linker that attaches rotigotine to the polymer backbone. The attachment of the linker to the hydroxyl group in these product candidates forms a stable ester linkage. Stable linkers are commonly used in various chemical and biological applications where the goal is to maintain the structural integrity and stability of the linked molecules. We believe that there is a single esterase activity in humans (and monkeys) in the vascular compartment that cleaves the ester thereby continuously releasing the attached drug. This enzyme is known as butyrylcholinesterase. When the drug is injected subcutaneously, the lymphatics clear the injection and eventually the drug finds its way to the vascular compartment. If the polymer has an extended circulation half-life in the body, the enzyme will continuously cleave the attached drug based on the PKs of the polymer conjugate in the circulation. We have empirically determined that a 20 kD polymer of POZ provides a one-week circulation time in both monkeys and humans.

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Our scientists have been able to engineer the foundational chemistry in the simple POZ structure in Figure 1 shown above to replace some of the pendent ethyl groups with reactive pendent acetylene groups. These reactive groups are used to attach drugs via linkages that can be programmed to provide controlled release of the drug. Our scientists use “click chemistry,” which is a facile and quantitative method for attachment of azide-containing linker/drug conjugates to pendent acetylenes within POZ polymers. Our first clinical drug candidate, SER 214, contains a POZ polymer backbone with multiple pendent groups to which are attached the potent dopamine agonist rotigotine.

We developed the idea of attaching rotigotine to POZ to develop a drug that would provide CDS in Parkinson’s disease patients who are responsive to dopamine agonists. Experimental studies in animals and humans suggest that CDS may prevent some of the adverse side effects of taking other dopamine agonists such as levodopa, which include “wearing off” and levodopa induced dyskinesias (“LIDs”). Based on preclinical studies using the industry standard monkey model of Parkinson’s disease, we progressed the development of SER 214, including completing the necessary basic science to design and create SER 214, obtaining the issuance of two key patents in 2013 that cover SER 214 composition of matter and use, advancing SER 214 through initial proof-of-concept in animal models (rat and monkey) of Parkinsonism, and receiving IND approval from the FDA in 2015.

Legacy Serina completed a successful SER 214 Phase Ia clinical study in 19 subjects in July 2017. For additional information on the SER 214 Phase Ia clinical study, see the section titled “Description of Our Business— SER 214 – Provides Continuous Release of Rotigotine Following a Single Weekly Subcutaneous Injection in Parkinson’s Disease Patients with Early Stable Disease” beginning on page 86 of this proxy statement/prospectus/information statement. Through the development of SER 214, Legacy Serina demonstrated the applicability of the POZ platform to an indication with an unmet need and significant commercial potential, advancing into humans a drug designed to provide CDS to treat Parkinson’s disease and restless legs syndrome. SER 214 set the stage for us to pursue other molecules having the appropriate chemical handle for attachment and release from the POZ polymer.

In September 2015, Legacy Serina entered into an agreement with AbbVie Inc. for research and development efforts to create high drug to antibody ratio (“DAR”) ADCs. Our POZ polymer technology allows for the attachment of multiple copies of a toxin to a single polymer, and then that POZ toxin is attached to multiple sites on the antibody. We believe that this approach has the potential to create POZ polymer ADCs with DARs well above the standard technology approach of approximately 2-4 toxins per antibody. We believe that this approach may be particularly useful in targeting antigens on the surface of cancers that are in low abundance (less than 10,000 copies per cell) and this may produce a greater chance of killing the targeted cancer. In January 2018, the collaboration was terminated when the companies could not reach agreeable terms to continue the studies. With limited resources to support POZ ADC development internally, this application of the POZ platform was not actively advanced. We are currently not pursuing the preclinical study of the POZ ADC application internally and are seeking to advance the program with partners. We believe that POZ ADC technology continues to have promising potential and that ADCs represent one of the most promising areas of cancer research today. There are 12 FDA-approved ADCs, with over 170 novel ADCs in the clinical stage of development.

In June 2020, Legacy Serina and Jazz Pharmaceuticals, Ltd. (“Jazz”) entered into an exclusive license agreement for polymer conjugates of cannabidiol, specifically our product candidates SER 228 and SER 229. The agreement granted Jazz exclusive rights to certain intellectual property, know-how, and proprietary technologies. The licensing agreement included a one-time upfront payment, milestone payments payable to us upon the achievement of specific development, regulatory, and commercial milestones, and a royalty on net sales of products incorporating the licensed technology. In July 2021, the collaboration and license agreement was terminated after Jazz acquired GW Pharmaceuticals, Inc. (“GW”) and our FDA approved drug Epidiolex®, a cannabidiol based drug, and the GW pipeline of cannabinoid product candidates.

In October 2023, Legacy Serina entered into a non-exclusive license agreement with Pfizer to use our POZ polymer technology for use in lipid nanoparticle drug delivery formulations. The agreement grants Pfizer non-exclusive rights to certain intellectual property, know-how, and proprietary technologies. Under the terms of the agreement, Pfizer is authorized to develop, manufacture, market, and commercialize products incorporating the licensed technology with respect to a specific POZ polymer structure in one field. The agreement outlines the protection and enforcement of intellectual property rights related to the licensed technology. Pfizer is obligated to use commercially reasonable diligent efforts to develop and commercialize licensed products, and to use such efforts to accomplish specified development and commercial objectives. The agreement includes a one-time upfront payment of $3 million that was received on December 15, 2023, milestone payments payable to us upon the achievement of specific development, regulatory, and commercial milestones, and a royalty on net sales of products incorporating the licensed technology in accordance with the terms outlined in the license agreement. The range of royalties on sales of products is between 2.75% – 3.5% and is tiered to achievement of certain sales milestones.

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Our Product Candidates

Serina intends to focus on our current pipeline of wholly-owned candidates and selectively explore new molecules for potential internal development, co-development and partnering. Current candidates include:

SER 214 (POZ-rotigotine) is the first product from our pipeline to be advanced into humans. Legacy Serina initiated a Phase Ia trial July 2015 in 19 stably treated Parkinson’s subjects. The trial was completed in January 2017 with data published in a June 2020 article in Movement Disorders. This was a single and multi-dose, dose-escalation study in patients who were not experiencing significant motor fluctuations. Patients in the study were allowed to be on existing therapy for Parkinson’s disease, or be on no therapy, but have a definitive diagnosis of Parkinson’s disease. We have not internally advanced SER 214 beyond Phase Ia and will seek to partner on any further development. We believe the SER 214 program, while not being advanced internally, provided data important to the development of a POZ dopamine agonist (such as rotigotine and apomorphine) conjugate to enable CDS in Parkinson’s patients. This research led to the development of SER 252.

SER 252 (POZ-apomorphine) has entered IND-enabling preclinical studies. Preclinical studies were initiated in August 2023 and are anticipated to be completed in the third quarter of 2024. We intend to advance SER 252 into Phase I clinical trials in 2025 for patients with advanced Parkinson’s disease. The treatment of advanced Parkinson’s disease relies on multiple therapies, including levodopa (“L-DOPA”), compounds that inhibit the breakdown of L-DOPA in the brain (catechol-O-methyl transferase, or COMT; for example, opicopone), dopamine agonists (transdermal rotigotine; for example, NeuproTM) and others. L-DOPA in escalating doses is the mainstay of therapy for advanced Parkinson’s disease but is also the proximate cause of LIDs, one of the most troubling complications of prolonged high dose L-DOPA therapy. Approximately 90% of Parkinson’s disease patients who use L-DOPA for ten years will develop irreversible LIDS. An infusion therapy known as Apo-go (apomorphine) is available in the European Union, or EU, but is not yet available in the United States. Apo-go must be administered as a 12–16-hour continuous infusion through an electronic pump and a standard insulin infusion set. While effective in reducing daily “OFF” time, and simultaneously increasing daily “ON” time without troublesome dyskinesia, our use frequently requires a healthcare provider to hook up the device and infusion each day and remove it at night. “OFF” time refers to the time period the patient is unable to perform routine daily activities. “ON” time refers to those periods where the patient is able to perform routine daily activities. Apo-go is confounded by significant skin reactions in approximately 40% of patients, often leading to permanent scarring (nodules) on the abdomen. Our preclinical studies in monkeys suggest SER 252 may be administered as a single subcutaneous injection twice a week, provides continuous delivery of apomorphine and has no skin liabilities. our use is designed to be administered in the convenience of the patient’s home without the need for a healthcare provider. We believe that SER 252 may allow some patients to titrate completely off L-DOPA, thus simultaneously addressing the LIDS that is associated with our prolonged use.

SER 227 (POZ-buprenorphine) has completed IND-enabling preclinical studies. Subject to raising additional capital (in addition to any proceeds expected to be received from Juvenescence through the exercise of Post-Merger Warrants), we intend to advance SER 227 into Phase Ia SAD trial in normal volunteers in 2024 to support our eventual use in the treatment of post-operative pain, a strategy that will simultaneously provide analgesia and target the initial gateway to use of potential addictive opioids in the immediate post-operative period. The opioid crisis in the United States claimed approximately 80,000 lives in 2022. Patients who are administered a prescription for an opioid following either major or minor surgery are fifteen times more likely to transition to chronic use of an opioid within 90-180 days than those who do not fill a prescription. SER 227 is designed to provide immediate and sustained release of buprenorphine following a single subcutaneous injection at the time of surgery, with the intended effect of providing immediate analgesia by the time the patient is in the recovery room. The sustained release kinetics for approximately eight days may prevent abuse of an opioid in the event patients take them.

SER 228 (POZ-cannabidiol) has completed early dose-ranging preclinical studies in rats and monkeys and expects to enter IND-enabling preclinical studies in 2024, subject to raising additional capital (in addition to any proceeds expected to be received from Juvenescence through the exercise of Post-Merger Warrants). If the IND-enabling preclinical studies are successfully completed in 2024, and if we have sufficient funding, we intend to advance SER 228 into a Phase Ia trial in children with refractory epilepsy in 2025. The treatment of childhood epilepsy remains a pressing challenge. CBD, a compound found in Cannabis, has been shown to be an effective treatment for refractory epilepsy (approved product Epidiolex®, developed by GW and acquired by Jazz). Epidiolex® is a sesame seed oil preparation that must be taken twice daily at high doses (20 mg/kg) and is associated with high first-pass metabolism, low oral bioavailability, and diarrhea. We are developing SER 228 as a single weekly subcutaneous injection that is predicted to cover the PK profile of twice daily Epidiolex®.

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Our POZ platform is designed as an enabling technology for the development of multiple cannabinoids, all of which have limited PK profiles and solubility issues. Cannabis contains over 100 cannabinoid compounds and some of these compounds have already shown promise in preclinical studies in animals. The cannabinoid compounds appear to be constrained by limited PK, low oral bioavailability and high first pass metabolism. We have attached cannabidivarin (CBDV), tetrahydrocannabinol (THC), cannabigerol (CBG) and cannabichromene (CBC) to POZ polymers and early preclinical studies suggest they can be delivered as single weekly subcutaneous injections to provide continuous drug delivery. The spectrum of potential clinical applications of POZ-cannabinoids include some of the most challenging disorders in neuroscience such as autism spectrum disorder, Huntington’s disease and neuroprotection, chemotherapy-induced nausea, vomiting and spasticity in multiple sclerosis and traumatic brain injury, and inflammatory diseases. We believe that POZ technology is an enabling technology platform for many of the cannabinoids that may be found to have therapeutic potential in humans.

POZ-lipids. We are advancing preclinical research focused on POZ-lipids as a non-immunogenic (or markedly reduced immunogenic) alternative to the PEG-lipids in the lipid nanoparticles (LNP) currently approved for the COVID-19 vaccines developed by Pfizer/BioNTech and Moderna. Both of the currently approved vaccines contain 1-2 mol% PEG-lipid, which is required to stabilize the LNP and prevent fusion of nascent particles. We have prepared LNPs from POZ-lipids and demonstrated these can stably incorporate oligonucleotides and transfect cell lines. We believe that it is likely that the global population is being progressively immunized against PEG due to the presence of PEG-lipids in the currently approved vaccines, combined with upwards of 70% of the population already having some level of anti-PEG antibodies. PEG is used at low molecular weights in a wide range of consumer products including cosmetics, toothpaste, deodorants, and laxatives. Anti-PEG antibodies are implicated in some of the serious adverse reactions such as anaphylactic reactions seen following the COVID-19 vaccine administration. Most infectious disease experts believe that COVID-19 will become an endemic challenge and that booster immunizations will be required. We believe that the anti-PEG antibody issue potentially has the unintended consequence of compromising the efficacy of the next generation of vaccines due to accelerated blood clearance. We have entered into preclinical feasibility studies with two major pharmaceutical companies toward the goal of developing “PEG-alternative” LNP vaccines for infectious diseases. The LNP delivered RNA therapeutics field represents one of the most promising areas of drug development, with over 1,200 LNP delivered RNA-based therapeutics in development. Our intent is to license the POZ technology to companies developing LNP approaches in infectious diseases, cancer immunology, and gene therapy.

We have not received FDA approval for any of our product candidates and our lead product candidate remains in preclinical development.

Parkinson’s Disease

Parkinson’s disease is a chronic, disabling disorder that results from a deficiency of dopamine in the brain. Dopamine deficiency results from a degeneration of dopaminergic neurons in a portion of the brain known as the substantia nigra. Treatment for Parkinson’s disease has focused on mechanisms for delivery of dopamine precursors (levodopa, which can be delivered by daily pills or intestinal infusion), or on mechanisms that delay or prevent the breakdown of dopamine in the brain. The majority of patients who are diagnosed with Parkinson’s disease are treated with oral formulations of levodopa that include carbidopa, a compound that inhibits the breakdown of levodopa. Other approaches include selective inhibitors of monoamine oxidase enzymes in the brain (“MAO-B”), or dopamine agonists, such as rotigotine (the active ingredient in the transdermal patch NeuproTM), ropinirole or pramepexole. In almost all instances of oral treatment with any of these compounds, patients may experience “wearing off” where the drug fails to deliver an adequate dopaminergic stimulus after being used for months to years or the drugs may promote a disabling side effect known as dyskinesia (involuntary movements of the extremities). We believe that there is a major need for new therapies that can treat patients with Parkinson’s disease, extend their productive years, and ameliorate these unwanted side effects.

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In recent years, the clinical strategy of CDS has been advanced in both animal and human studies. Most oral drugs, including the transdermal patch Neupro, deliver dopaminergic stimulation in a phasic peak and trough fashion. Animal studies show that such phasic alterations in dopaminergic tone may result in accelerated degeneration of dopaminergic neurons in the brain, and lead to motor complications known as dyskinesia. A preclinical animal study where one group of naïve MPTP monkeys received an apomorphine rod implant capable of providing continuous deliver of apomorphine and another group received an intermittent injection of apomorphine every 8 hours indicated that continuous delivery of apomorphine via the rod implant prevented any motor complications in MPTP monkeys, whereas intermittent apomorphine injections led to dyskinesis development within 2 days. These results underscore the challenge of treating Parkinson’s disease patients with intermittent stimulation. Preclinical animal studies also suggest that continuous delivery of apomorphine appears to delay the degeneration of dopaminergic neurons in the brains of affected animals, thus delaying some of the side effects of dopaminergic therapy as well as the onset of late-stage Parkinsonism. In a double-blind, double-dummy study in humans employing an intestinal infusion of levodopa-carbidopa gel (“LCIG”) in advanced Parkinson’s patients, continuous intestinal infusion of levodopa gel was shown to be superior in outcomes to oral, sustained release levodopa-carbidopa capsules. The results showed that an intestinal infusion of levodopa-carbidopa gel in the proximal small intestine (delivered by a percutaneous catheter) increased patients’ “ON” time without troublesome dyskinesia by approximately two hours per day, and decreased “OFF” time by the same amount. The approach has been approved by the FDA (AbbVie, Duodopa). This represented a substantial new treatment option for advanced Parkinson’s disease patients. Notwithstanding the significant increase in patient clinical outcomes in advanced Parkinson’s patients, the approach is invasive, requires surgery to place a percutaneous catheter (with risk of infection, perforation of the intestine or inadvertent removal), frequent loading of levodopa-carbidopa gel packs, and frequent flushing to keep the catheter flowing.

Our POZ technology platform has attributes that we believe has the potential to allow POZ-conjugates to deliver on the approach of prolonging the PKs of attached drugs, thus enabling continuous drug delivery. The potent dopamine agonist rotigotine is attached to pendent POZ with programmable linkers that allow the rotigotine to be released slowly, following a single subcutaneous injection of SER 214 in a standard insulin syringe. Preclinical animal studies in rats and monkeys have shown that SER 214 appears to provide a continuous state of dopaminergic tone for approximately one week following a single subcutaneous injection. Repeat-dose preclinical studies in rats (12 weeks), dogs (single dose maximum tolerated dose study) and monkeys (results of a 4-week study, plus the 90-day study in cynomolgus macaques that was part of the IND toxicology program) show the week-to-week variation in plasma release of rotigotine (plasma half-life) and drug exposure do not change dramatically following a single subcutaneous injection each week.

SER 214 – Provides Continuous Release of Rotigotine Following a Single Weekly Subcutaneous Injection in Parkinson’s Disease Patients with Early Stable Disease

SER 214 is the first product from our pipeline to be advanced into humans and has completed the Phase Ia study in 19 subjects. The Phase Ia study demonstrated SER 214 was well-tolerated when delivered in a standard insulin syringe. The data for the final two weeks of Cohort 3 (high dose cohort) are shown in Figure 3. Subjects received an initial dose in week one of 50 mg SER 214, followed by a single dose of 100 mg SER 214 in week two, and then followed by a single 200 mg dose of SER 214 in weeks three and four. This dosing was followed by a one-week wash-out period. The SER 214 Phase Ia study was not designed with a placebo arm, and therefore statistical analysis of the observed data does not have p-values. SER 214 demonstrated predictable PK that paralleled the PK results observed in preclinical studies in monkeys. The results of the PK for released drug (rotigotine) are shown below, along with the published data for the 3 mg transdermal rotigotine patch.

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Figure 2: Pharmacokinetic profile of SER 214 in Parkinson’s disease subjects in Phase Ia

Figure 2: PK profile of released drug in Parkinson’s disease subjects who received an initial dose of 50 mg SER 214, followed by a single dose of 100 mg SER 214, and then two weekly doses of 200 mg SER 214. Levels of released drug (rotigotine) are indicated in ng/ml. The yellow shaded area is the therapeutic window for rotigotine. Also shown in green is a 24-hour period for plasma levels of rotigotine from the 3 mg NeuproÔ patch (UCB, published data). From the data, it would appear a weekly injection of SER 214 of 200 mg (in 1 mL) approximates the levels of rotigotine from the daily 3 mg transdermal patch.

The results in Figure 2 show that a single weekly injection of SER 214 provided continuous drug delivery in the predicted therapeutic window where plasma levels of rotigotine would be expected to provide control of symptoms of early Parkinson’s (yellow shaded area). The 200 mg dose of SER 214 provided plasma levels of rotigotine that are approximately the same as the 3 mg Neupro™ patch but did so for an entire week. In data not shown, plasma levels of released rotigotine fell below detectable levels approximately nine days after the final injection, indicating that released rotigotine is released at a near steady-state level for an entire week following a single weekly subcutaneous injection.

The Phase Ia study also measured the potential for efficacy, which relies on a change from baseline in the Unified Parkinson’s Disease Rating Score (“UPDRS”). One component of the UPDRS measures the change in motor scores; this is known as UPDRS (Part III) and is measured by the physician who evaluates if there is a change in scores when the patient returns to the clinic for follow-up. A change from baseline of negative scores indicates improvement and the FDA has used UPDRS (Part III) as part of an approvable endpoint. In Cohort 3, subjects had a mean change from baseline of approximately - 6 at day 28 – indicating that SER 214 may be improving their signs and/or symptoms of Parkinson’s disease. There appeared to be a dose-dependent change from baseline as the doses were increased. This is shown in Figure 3 below.

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Figure 3:

Figure 3: Effect of dose of SER 214 on change from baseline in UPDRS (Part III)

Subjects who completed the final two weeks of dosing were shown to be at steady-state release. The plot above shows the relationship between dose and change from baseline in UPDRS (Part III). At the highest dose evaluated (200 mg) there was an approximate -6 point change in UPDRS. When extrapolated to a 400 mg dose, which would approximate the 6 mg Neupro™ patch in terms of released rotigotine, there would be an estimated -13 point change in UPDRS (Part III). We believe such a degree of change would achieve an approvable endpoint. The extrapolated data was not an actual result of the study and there can be no assurance that this result is able to be achieved. The method of extrapolation is industry standard based on a near linear relationship (shown in figure as linear r2 = 0.88) with the data from the actual study.

The relationship between dose and steady-state PK levels of released rotigotine revealed a linear relationship as shown in Figure 4. Extrapolation of the dose of SER 214 to higher doses of 400-600 mg is predicted to result in steady-state levels of rotigotine equivalent to the 6 mg and 8 mg Neupro™ patch. Such higher doses would require a device to deliver the higher volumes (2-3 mL).

Figure 4:

Figure 4: Relationship between dose of SER 214 administered in the last two weeks of dosing in the 50 mg, 100 mg and 200 mg cohorts and mean (+/- SD) steady-state levels of released rotigotine.

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The primary safety endpoint for the SER 214 Phase Ia study was adverse events. There were no deaths or serious adverse events during the study. One subject in cohort 2 discontinued because of the development of generalized hives shortly after the 50-mg injection of SER 214. These rapidly cleared with administration of a single antihistamine dose and were not associated with any additional systemic complaints. All adverse events were mild to moderate in intensity, and all recovered by the end of the study. There was no apparent dose relationship, and no patient experienced new onset or worsening of dyskinesia.

In summary, the Phase Ia study demonstrated SER 214 is a well-tolerated injection when administered subcutaneously in stable patients with early signs of Parkinson’s disease. Steady-state levels of released rotigotine were linear with dose, and physician assessment of UPDRS (Part III) suggested evidence of a dose-dependent decline from baseline - even in these stably treated patients. We believe that SER 214 is a promising product candidate that may be used to treat patients with early Parkinson’s disease, and market research suggests patients and physicians would readily use this approach at home without the need for an office visit or home health care professional. In June 2020, the results of the Phase Ia trial were published in Movement Disorders. We have not internally advanced SER 214 beyond Phase Ia and will seek to partner on any further development.

SER 252 (POZ-apomorphine) – Addressing the Need for a Potent Dopamine Agonist to Treat Advanced Parkinson’s disease

We believe that the same polymer chemistry used in SER 214 to provide continuous delivery of rotigotine might be used to provide continuous release of other drugs that would be effective in advanced Parkinson’s disease. One such drug is apomorphine, one of the most potent dopamine agonists known and the one most closely aligned chemically with the natural substance in the brain (dopamine). Apomorphine is approved as a “rescue” medication that is delivered as an injection (Apokyn injection) analogous to an epinephrine injection for acute anaphylaxis. In Europe and some other parts of the world, there is an approved liquid formulation called Apo-go (Britannia Pharmaceuticals, not yet approved in the United States). In PD patients who develop severe “OFF” periods as a result of advancing disease associated with the “wearing off” of their medications, an Apokyn injection can promote “ON” periods within a few minutes. Many patients carry an Apokyn injection pen as a precaution for abrupt “OFF” periods. In contrast, Apo-go can be administered via an electronic pump as a daily subcutaneous infusion 12-16 hours a day. In July 2018, the first randomized, placebo-controlled study of Apo-go versus placebo was published (known as the TOLEDO study). The results showed that daily subcutaneous delivery of apomorphine for 12-16 hours during the waking day resulted in a significant reduction of daily “OFF” time of approximately 2 hours.

While Apo-go resulted in a substantial improvement in “OFF” time, the subcutaneous route of administration is confounded by severe skin reactions. An example of these types of skin reactions is shown in Figure 5.

Figure 5: Skin reactions from subcutaneous Apo-go administration

Figure 5: A patient with advanced Parkinson’s disease who uses daily subcutaneous infusions of Apo-Go to reduce “OFF” time. Subcutaneous delivery of apomorphine resulted in ulceration of the skin with draining abscesses, and in rare instances, skin necrosis.

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In the TOLEDO study, approximately 60% of subjects dose-adjusted their daily infusions of Apo-go downward based on skin reactions, and about 40% of patients experienced nodule formation. Nodules that result from subcutaneous apomorphine generally do not resolve.

While Apo-go represents a non-surgical approach to treatment of advanced disease in PD patients and provides the same degree of improvement in “OFF” time as the LCIG catheter and deep brain stimulation, many patients do not tolerate the daily subcutaneous infusions. The daily set-up often requires a healthcare provider to come in each day to help the patient administer the drug. We believe that development of a more convenient method of delivering apomorphine, without having to use a complicated infusion device or confounded by serious skin reactions, would be a major contribution to patient care.

SER 252 (POZ-apomorphine)

In early 2018, Legacy Serina initiated work on developing a polymer conjugate of apomorphine that could be delivered as a subcutaneous injection that is devoid of any skin reactions. The first step was attachment of apomorphine to the polymer. The chemistry of attachment and controlled release required attachment of ester-linked groups to both of the hydroxyl groups in apomorphine; one ester linkage attaches the apomorphine to the polymer backbone (linking group) and the other ester linkage caps the second hydroxyl (capping group). In the course of these studies, Legacy Serina discovered that the rate-limiting step in the release of apomorphine from the polymer was the release of the “capping linker.” After three and a half years of dedicated efforts to control the release kinetics of apomorphine, Legacy Serina identified SER 252 as the IND candidate. Importantly, SER 252 provides linear dose kinetics when administered in preclinical multi-dose studies in monkeys as shown in Figure 6 below.

Figure 6: Dose response of SER 252 in monkeys

Figure 6: Young adult monkeys were dosed subcutaneous with SER 252 semi-weekly (n=4) at three different dose levels (1.5 mg equivalents Apo/kg, 4.5 mg equivalents Apo/kg and 15 mg equivalents Apo/kg) and daily levels of released apomorphine were determined. The AUC (area under the curve) for each set of doses was plotted versus dose administered.

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PK Simulations for SER 252 in Patients with Advanced Disease

Although studies in humans are required for confirmation, Legacy Serina conducted a simulation of human PK based on the results from our preclinical studies in monkeys. The PK parameters of SER 252 in monkeys were modeled with a standard one-compartment fit of the data with V/F (volume of distribution) derived from imputed data from NeuroDerm, Ltd. published human PK on ND0701, an apomorphine product being developed by NeuroDerm; the V/F was 13 L/kg. The following results, which represent industry standard methodology for simulation, were obtained:

Figure 7:

Figure 7: Simulations for human PK. The simulation demonstrated that doses from 0.25 mg eq Apo/kg to 1 mg eq Apo/kg would cover the PK profile of Apo-go and provide a range of doses that we intend to evaluate in early studies in humans.

There can be no assurance that the simulated result is able to be achieved. We believe these simulations suggest it may be possible to dose patients with advanced Parkinson’s disease with a subcutaneous injection that would provide levels of released apomorphine similar to the Apo-go infusion pump (a) without a trough level that would lead to an “OFF” period, (b) no need to have a healthcare provider hook up the device each day, and (c) no onerous skin reactions. We believe that the requisite trough level is likely in the range of about 3-5 ng/mL free apomorphine; plasma levels of apomorphine that “rescue” an acute “OFF” period about 4-5 ng/mL and persist for approximately 50 minutes (data from Cynapsus/Sunovion publications on development of a buccal apomorphine). The range of doses employed in an individual patient will likely vary, but the doses envisioned may potentially treat advanced disease and provide consistent “ON” time without troublesome dyskinesia and prevent the patient going into an “OFF” state. In multiple experiments in monkeys, SER 252 has not led to any skin reactions as a single or multi-dose regimen to date. We believe that it may be possible that this product candidate can be delivered in the patient’s home without the need for a healthcare provider.

We have initiated IND-enabling preclinical studies with SER 252. We anticipate SER 252 could enter the Phase I SAD study in advanced PD in late 2024. If the results show SER 252 is well-tolerated with predictable PK, we expect to proceed to a Phase I MAD study in advanced patients in 2025. The results of the combined SAD/MAD studies will measure not only safety, PK and tolerability in these advanced patients but also daily “OFF” and “ON” time and will inform the design of the Phase II study. If Phase I is successful, we plan to have a meeting with the FDA to aid in design of a Phase II study.

Summary of Our Parkinson’s Disease Programs

We believe that SER 214 could be used primarily in patients with early Parkinson’s disease and that SER 252 could be used in patients with advanced disease. A critically important observation was made in the TOLEDO study in that many patients down-titrated their oral L-DOPA doses by greater than 50% from their baseline dose. L-DOPA therapy is considered the mainstay of treatment of both early and advanced Parkinson’s disease, despite evidence that dopamine agonists are equally effective for early disease and do not promote the same degree of dyskinesia as levodopa. Approximately 50% of PD patients will develop LIDS within five years, and 90% within 10 years, of initiation of levodopa therapy. In one specialized center in Scotland, the Lees group has shown that fastidious titration of apomorphine (Apo-go) during the waking day can lead to complete off-titration of levodopa with a dramatic reduction in motor complications (45 of 64 patients achieved apomorphine monotherapy and titrated completely off oral levodopa). Patients who achieved monotherapy had an increase in “ON” time to 85% of the waking day. If SER 252 effectively prevents “OFF” time and delays or prevents dyskinesia in advanced disease, it might be possible to use SER 252 in patients with mid-stage disease to achieve significant control of symptoms without initiating levodopa therapy. At present, we are not aware of an effective alternative to oral levodopa. For patients who experience advancing disease that no longer responds to oral agonists, the default approach is to continue to escalate doses of levodopa with the consequence of accelerated onset of motor complications. We believe that there is significant potential for SER 252 to become such an alternative, potentially leading to a paradigm shift in how patients with Parkinson’s disease might be treated. We believe that SER 214 and SER 252 may be administered in the home setting with the convenience and compliance of a single or twice-weekly subcutaneous injection that does not require a healthcare provider to administer, and patients may not need to continue therapy with levodopa (levodopa sparing strategy).

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SER 227 (POZ-buprenorphine) – An Injectable Drug for Management of Post-Operative Pain That Simultaneously Obviates the Need to Discharge a Patient on an Opioid

Buprenorphine is a mixed mu-agonist/antagonist that is 30-50 times more potent than morphine at binding to the mu-opioid receptor. The mu-opioid receptor (“MOR”) is the target of drugs in the opioid class, of which morphine is the prototype opioid. Other synthetic opioids include oxycodone and fentanyl. When molecules bind the MOR, they “blunt” the perception of pain at the level of the brain and are often associated with euphoria. Buprenorphine is an approved drug available in a transdermal formulation (Butrans) as well as an injectable formulation (Buprenex), but it does not promote euphoria and is thus considered to have low abuse liability. Buprenorphine has several mechanisms of action, one of which is a potent sodium channel inhibitor activity similar to lidocaine-like drugs, and thus has mild anesthetic effects locally when injected. Finally, buprenorphine is believed to have anti-hyperanalgesic effects at both local and central nociceptors that may contribute to our activity as a pain drug.

Buprenex has a relatively short half-life, which limits our usefulness as a post-operative pain drug following local injection in humans. However, we believe that buprenorphine’s multiple mechanisms of action make it a particularly attractive candidate for an injectable pain drug if the PK can be enhanced.

SER 226/227 – Synthetic Scheme

Buprenorphine was attached to POZ with the aim to increase our PK profile, in much the same way as SER 214. The synthetic scheme is shown below:

Figure 8: Synthetic scheme for linker attachment to buprenorphine

Source: Legacy Serina

Buprenorphine (compound 1) is converted to an azide-derivative by coupling the linker to the single phenolic hydroxyl to generate compound 2.

Compound 2 is then purified, and it is attached to the 20 kDa pendent POZ polymer employing “click chemistry”, as shown in Figure 9 below.

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Figure 9: Synthetic scheme for POZ-buprenorphine – SER 226/227

Source: Legacy Serina

Figure 9: Compound 2 is attached to a pendent POZ polymer employing “click chemistry” to generate the desired SER 226 (alpha-methyl linker) or SER 227 (propyl linker, shown above).

The PK profiles of SER 226 (2-propionate linker) and SER 227 (3-propionate linker) have shown that a single injection has a prolonged profile with detectable buprenorphine levels out to seven days in preclinical rat studies. SER 227 releases buprenorphine at an essentially “steady-state,” similar to the PK results we observed for SER 214 in animals and subsequently in humans. These results suggested that the PK of buprenorphine has the potential to be markedly extended employing a POZ polymer approach, and that the levels of buprenorphine may be titrated to a level where buprenorphine has been shown to have analgesic effects in humans.

SER 226/227 – Evaluation in the Brennan Model

Serina advanced both conjugates into the Brennan model of post-operative pain. In brief, the Brennan model is an industry standard pain model that employs rats that have received a unilateral 1 cm incision in the fat pad of the paw in the hind limb. This wound has enhanced sensitivity to painful stimuli for up to seven days (tactile allodynia), and analgesics may be evaluated via injection into the wound site or systemically to determine if there is an analgesic effect. Both SER 226 and SER 227 produced prompt and sustained analgesia in the Brennan model that exceeded the known activity of both morphine and Exparel (a liposomal formulation of bupivacaine, Pacira Pharmaceuticals, Inc.). This is shown below in Figure 10.

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Figure 10:

Figure 10: Analgesic activity of SER 226 and SER 227 versus morphine in the Brennan Model in the rat.

Rats were administered a single subcutaneous injection of either SER 226, SER 227, saline or morphine at the time of wound closure. Animals were then evaluated for withdrawal threshold employing a von Frey monofilament. Withdrawal thresholds were measured as a function of time for up to 144 hours. A low withdrawal threshold indicates little or no analgesia when the wound area is challenged with the von Frey monofilament. In this model, morphine provides immediate analgesia that returns to baseline (no analgesia) within 3-4 hours. Exparel (a liposomal preparation of bupivacaine that is also an approved pain drug) would provide immediate analgesia that would return to baseline (no analgesia) within 4-6 hours. Both SER 226 and SER 227 provide immediate and prolonged analgesia that remained statistically significant out to 48 hours.

The release kinetics for both SER 226 and SER 227 were also evaluated in monkeys. The results of that preclinical study are shown below in Figure 11.

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Figure 11:

Figure 11: Pharmacokinetic Profile of Released Buprenorphine from SER 226 and SER 227.

A single subcutaneous injection of SER 226 or SER 227 was administered to adult male monkeys at a dose of 1.5 mg/kg. At 3, 6, 12 and 24 hours, and then daily for 10 days, plasma samples were taken for determination of released buprenorphine. SER 226 releases buprenorphine quickly and generates very high levels of released buprenorphine approaching 100 ng/mL within 24 hours. SER 227 reaches Cmax at approximately 1-3 hours and remains at near steady-state release for > 3 days without fluctuations in plasma levels.

The data in Figure 11 suggests that SER 227 has the desired PK profile for a long-acting analgesic that could be administered in the immediate post-operative period and potentially achieve therapeutic levels of released buprenorphine in the therapeutic window for analgesia (1-5 ng/ml).

Our target product profile for POZ-buprenorphine in humans is as follows:

●	A single injectable product that can be administered in the immediate post-operative period;

●	Release of buprenorphine that provides prompt (within approximately two hours) plasma levels within the therapeutic window for analgesia;

●	Sustained release of buprenorphine systemically (in the blood) that provides greater than three days of steady-state levels, such that patients would not need to transition to an intravenous or oral opioid;

●	Release of buprenorphine at plasma levels that would also prevent the euphoria associated with other mu-agonists, such as morphine or oxycodone, should these be taken in the immediate three to four days following injection of SER 227; and

●	Prolonged analgesia for three to four days, whereupon patients would be able to transition to over-the-counter analgesics that are non-addictive such as acetaminophen or non-steroidal anti-inflammatory drugs.

We are not aware of the target product profile described above being achievable by any injectable drug currently available. Exparel is an approved drug that is a liposomal formulation of bupivacaine that has a profile of about 12-24 hours of analgesia following injection into the wound bed (Exparel, Pacira Therapeutics). Research indicates that approximately 35-40% of patients who have undergone surgery (other than minor surgical procedures) will transition to an oral drug on day two to three, and in some cases an opioid depending on the type of surgical procedure. We believe that this is one of the contributing reasons for the “opioid epidemic” in the United States today. There are estimated to be more than two million people in the United States that are addicted to prescription pain drugs, and approximately 150 people die per day in the United States from opioid overdose. This is a major burden on the health care system in addition to the emotional burden on the addicted individual and the family. We believe that a product like SER 227 would represent a significant advance in the treatment of post-operative pain by providing up to three to four days of analgesia without transition to opioids due to our extended half-life, high activity at the mu-receptor, local lidocaine-like effect, and anti-hyperalgesia.

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Finally, as buprenorphine is itself now an approved drug for the treatment of addiction as an implant (Probuphine, Titan Pharmaceuticals), a once-monthly injection (Sublocade, Indivior Pharmaceuticals), and as a sublingual formulation (Suboxone), it is possible that anyone who would take SER 227 post-operatively would not respond to that opioid with a “high,” as SER 227 may blunt the euphoria often experienced with opioids. We believe that SER 227 has the potential to be an excellent post-operative pain drug for many types of surgeries, while targeting the initial gateway of exposure to opioids in the hospital that may lead to subsequent opioid use disorder (“OUD”).

Buprenorphine is as Effective as Morphine Delivered by PCA

The current standard of treatment for post-operative pain, in particular for in-hospital procedures (those that require a hospital stay), is the administration of opioid drugs. This is frequently accomplished by an intravenous administration of morphine (or similar opioid) that can be controlled by the patient (patient-controlled analgesia, or PCA). In general, patients receive PCA for one to two days and are transitioned to an oral opioid on day two to three at which time they undergo progressive ambulation in preparation for discharge. Patients are often discharged with a prescription for an opioid with instructions to use as needed for control of pain.

There is a concern among some pain specialists that buprenorphine may not be as effective as morphine in the acute post-operative period. In a recent meta-analysis of studies which randomized patients to either IV morphine (via PCA) or buprenorphine in our current approved formulation (Buprenex), it was found that:

●	Buprenorphine was equal to morphine in analgesic efficacy;

●	Buprenorphine had a ceiling effect on respiratory depression but not analgesia;

●	Respiratory depression increased with increase in morphine dose;

●	There was no difference for major side effects such as nausea and sedation;

●	There was no significant difference in the need for rescue analgesia or the time to rescue analgesia; and

●	Buprenorphine was superior to morphine for some troublesome adverse events.

We believe that the view that buprenorphine might not be as effective as morphine is not supported by randomized, well-controlled studies.

Impact of Discharging a Patient with a Prescription for an Opioid

In one of the largest published studies of our kind (Brummett CM, Waljee JF, Goesling J, et al. New Persistent Opioid Use After Minor and Major Surgical Procedures in US Adults. JAMA Surg. 2017), researchers made important observations regarding the impact of discharging a patient with a prescription for an opioid. In the event opioid-naïve patients fill a prescription for an opioid following discharge, independent of whether they have had minor or major surgery, the study found:

●	The patient became 15 times (6-7% of patients) more likely to transition to chronic use of an opioid within the next 90-180 days;

●	If patients are never exposed to an addictive opioid (such as morphine via PCA, or oral oxycodone) the incidence of transitioning to OUD is less than 0.4%; and

●	Predictors of new and persistent opioid use were a history of substance abuse (tobacco, alcohol), mood disorders (primarily anxiety disorders) and pre-operative pain disorders where there was prior use of an opioid.

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We believe that the development of SER 227 for control of post-operative pain may not only provide adequate analgesia, but simultaneously target the initial gateway to exposure of potentially addictive opioids. The market potential and competitive landscape for this program were assessed in formal market research conducted by inVentiv Health in 2018. In September 2019, the National Institutes of Health (“NIH”), through the National Institute of Neurological Disorders and Stroke, awarded Legacy Serina $1.7 million over two years to support the preclinical development of SER 227. The award is part of the NIH HEAL Initiative (Helping to End Addiction Long-term). The NIH HEAL Initiative award has funded the IND-enabling preclinical studies to prepare SER 227 for Phase Ia clinical trials.

POZ Cannabinoid Conjugates – Potential Product Candidates in Early Preclinical Studies

Cannabis extracts have been used to treat glaucoma, pain, nausea and vomiting, muscle spasms, insomnia, anxiety, and epilepsy. Evidence for efficacy varies substantially for different indications, with the best data in painful HIV-associated sensory neuropathy, chronic pain, chemotherapy-induced nausea and vomiting, and spasms in patients with multiple sclerosis. More recently, an enriched extract from cannabis has shown great promise in the treatment of refractory epilepsy in infantile epileptic syndromes such as Dravet syndrome and Lennox-Gastaux syndrome. In June 2018, Epidiolex® was approved by the FDA for use in children with those syndromes. In 2020, Epidiolex® was approved for tuberous sclerosis complex (“TSC”), a rare genetic disorder associated with benign tumors throughout the body but also a high incidence of refractory epilepsy. Other medicinal uses for cannabis have been proposed, but for many of these additional indications the use of cannabis extracts (or pure compounds from cannabis) will have to be examined in well-controlled clinical trials.

The approval of Epidiolex® was a milestone in the development of a new drug class for refractory epilepsy as there had not been a new anti-epileptic drug class in almost 20 years. However, our use is confounded by significant side effects. In the treatment group, the combined incidence of diarrhea and vomiting was 46% compared to 15% in the placebo group – suggesting that the adverse events are the combination of sesame seed oil + CBD, not just sesame seed oil alone. Other side effects are also significant and include fatigue, anorexia, and somnolence. It is possible that this side effect profile may be due to the phasic peak and trough PK profile of the mixture. Cannabidiol is insoluble in aqueous solutions and is dissolved in sesame seed oil. At the recommended dose of 20 mg/kg/day in divided doses, an average 40 kg child will need to consume almost 250 mL of sesame seed oil each month in divided doses.

Legacy Serina initiated work with one of the authorities in cannabinoid therapy for seizures at the University of Alabama at Birmingham, Dr. Jerzy Szaflarski, in 2016. Data provided by Dr. Szaflarski showed that among patients with refractory epilepsy that have been using Epidiolex® since 2014, approximately 30% of adults and 50% of children use maximal doses of anti-diarrheal therapy and diapers to deal with the diarrhea side effects of treatment.

SER 228 (POZ-cannabidiol) for the Treatment of Intractable Epilepsy

Two initial cannabinoid compounds were identified as attractive candidates for a POZ polymer approach based upon an accessible chemical handle, potential limitations in terms of solubility and undesirable PK properties (for example, a short half-life or need to deliver orally in a solution to solubilize the drug). These compounds are cannabidiol (CBD) and tetrahydrocannabinol (THC). CBD and THC are among the approximately 120 known terpenophenolic compounds (collectively known as cannabinoids) in the plant cannabis. Their chemical structures are shown below.

Figure 12: Chemical structures of cannabidiol (CBD, left) and tetrahydrocannabinol (THC, right)

Figure 12: Chemical structures of the major non-psychoactive cannabidiol and psychoactive delta-9- tetrahydrocannabinol compounds in Cannabis. THC is the component in the plant that is associated with a “high”; CBD has no similar psychoactive activity. The chemical point of attachment to POZ is indicated by the circle on each chemical structure.

Source: Legacy Serina

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SER 228/229 – Synthetic Scheme

We believe that CBD is an ideal candidate for a POZ polymer approach. The synthetic scheme for POZ-cannabidiol takes advantage of the chemical handle(s) indicated in the structure above. This is illustrated below.

Figure 13: Synthetic scheme for POZ-cannabidiol – SER 228/229

Source: Legacy Serina

Figure 13: Cannabidiol is first derivatized with the linker of interest (acetyl, SER 228; alpha-methyl, SER 229) and attached to a 20 kDa POZ polymer employing “click chemistry” as seen previously for other POZ-conjugates. The final product is then purified over ion-exchange chromatography.

Preclinical Pharmacokinetic Study of SER 228/229 in Normal Rats

Serina obtained a Schedule I license from the DEA in the second quarter of 2016. The research study protocol was approved by both the DEA and FDA and preclinical studies commenced in the Serina laboratories in May 2016. CBD has been attached by two different linkers to a 20 kDa POZ polymer and the initial results in normal rats are shown below.

Figure 14:

Figure 14: PK profile of SER 228/229 in normal rats. CBD was attached to POZ via two different linkers to produce two potential candidate drugs; SER 228 employs an acetyl linker at one of the two phenolic hydroxyls, and SER 229 employs an alpha-methyl linker. These were dosed in normal rats via a single subcutaneous injection (at doses of 1.5 and 4.5 mg/kg) and plasma levels of CBD were obtained each day for seven days.

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The PK profiles shown in Figure 14 demonstrated that POZ-cannabidiol has a prolonged PK profile in the rat. The PK profile of either SER 228 or SER 229 at a dose of 1.5 mg/kg in the rat was shown to be very similar to the PK profile of SER 214 in the rat (data not shown).

SER 214 has been shown to produce continuous drug delivery in humans following a single weekly subcutaneous injection. As the polymer backbone in SER 214 is a 20 kD polymer, we would expect that similar profiles might be obtained with other POZ-conjugates that employ a 20 kDa polymer. The POZ-cannabidiol conjugates have subsequently been advanced in preclinical single-dose PK studies in monkeys, with variable drug loaded 20 kDa POZ polymers. These data are shown in Figure 15.

Figure 15:

Figure 15: Plasma levels of released CBD following a single injection of the indicated POZ conjugates.

Adult male monkeys (N=3) were administered a single subcutaneous injection of the indicated POZ-conjugates at 4.5 mg/kg. SER 228 has CBD linked to the polymer via an acetate linker, whereas SER 229 employs an alpha-methyl linker. The respective POZ-conjugates were variably loaded with CBD as well. SER 229 PA is comprised of an additional “clicked” moiety – propionic acid – that is predicted to increase solubility. In prior preclinical studies, we have observed that decreasing the drug load in some instances leads to higher degrees of drug release both in vitro and in vivo.

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In the approval trials of Epidiolex®, patients were dosed at variable doses of the sesame seed oil preparation, from 5 mg/kg to 50 mg/kg. It is unclear what the dose correlation is to seizure control and published data suggest that patients may respond across a wide range of doses. Legacy Serina sponsored a study with epilepsy experts at the University of Alabama at Birmingham who have treated approximately 200 patients (adult and pediatric) who are participants in the Expanded Access Program sponsored by GW. Published data and results from our preclinical single-dose PK studies in monkeys suggest that in children with refractory epilepsy there is a response at lower plasma levels than those required in adults. Plasma PK determinations of CBD showed that at the approved dose of 20 mg/kg/day of Epidiolex® the levels were approximately 150 ng/mL (with a wide standard deviation, as would be predicted for a drug with limited PK). We believe that PK levels between 50-150 ng/mL is the target level for a POZ-cannabidiol conjugate that would achieve efficacy in Dravet syndrome and some other pediatric epilepsies based on published data. The multi-dose monkey PK results suggest that POZ-cannabidiol may have the potential to dramatically change the treatment paradigm for this disabling disorder by providing a single weekly injection that delivers CBD continuously. As shown below, we have identified SER 228 as the POZ-cannabidiol candidate for IND-enabling preclinical studies.

Figure 16

Figure 16: Multi-dose pharmacokinetics of release of CBD following a single weekly subcutaneous injection of either SER 228 or SER 229 at 7-8% drug load. SER 228 or SER 229 were dosed at 1.5 mg/kg in young adult monkeys for four successive weeks followed by a two-week washout period. Both conjugates provided virtually identical PK profiles. We have chosen SER 228 for IND-enabling preclinical studies.

The multi-dose PK data above were simulated to predict human PK based upon a standard one-compartment fit of the data. There can be no assurance that the simulated result is able to be achieved. The results are shown below.

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Figure 17: SER 228 simulation of predicted human PK modeling compared to twice daily Epidiolex®

Figure 17: The multi-dose monkey PK was used to simulate human PK for SER 228 as a weekly or twice-weekly subcutaneous injection at doses of 0.5 mg/kg or 0.25 mg/kg, respectively. Epidiolex® data are derived from published information.

The results of the simulation illustrated in Figure 17 shows a single or twice-weekly subcutaneous injection of SER 228 may provide continuous release of CBD at levels that exceed the known PK of the 20 mg/kg/day dose of Epidiolex®. The simulation used the one-compartment model to predict the PK levels of CBD release from SER 228. In this modeling, Serina relied on the published volume of distribution for CBD in humans, and modeled the data for a two-fold accumulation of CBD that occurs in humans (data from the FDA Advisory Committee 2018). The steady-state levels from the simulation of SER 228 for human PK lie well above the target level of ~ 150 ng/mL CBD and trough levels of CBD release may not approach the trough levels of Epidiolex® (40 ng/mL). We have chosen SER 228 for further development and believes that a single or twice-weekly injection may represent a major contribution to patient care compared to CBD in a twice daily, orally delivered sesame seed oil preparation. There can be no assurance that the simulated result is able to be achieved.

SER 232 (POZ-tetrahydrocannabinol) - A Once Weekly Injectable for the Treatment of Chemotherapy-induced Nausea and Vomiting (CINV)

Serina obtained a Schedule I license from the DEA in early 2016, and the FDA has approved the research protocol for the delta-9-tetrahydrocannabinol (THC) program in early 2017. The chemical synthesis of SER 232 conjugates has been completed.

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SER 232 – Synthetic Scheme

The synthetic scheme for SER 232 is virtually the same as in SER 228/229 except that the molecule is THC. This is shown below.

Figure 18: Synthetic scheme for POZ-tetrahydrocannabinol – SER 232

Source: Legacy Serina

THC is derivatized with the appropriate linker and coupled to a 20 kDa POZ polymer to generate SER 232 by employing “click chemistry.”

We will likely employ the same linkers that have been used in the SER 228/229 program to attach THC to the 20 kDa POZ polymer and evaluate release rates. As there is a single chemical handle in THC, and our chemical structure is very similar to CBD, we anticipate that programming THC release rates should be readily achievable. POZ-tetrahydrocannabinol is expected to be programmed to achieve relatively steady-state PK release, much like SER 214.

There is no animal model that has proven to be a reliable model for therapeutic potential of THC to treat CINV. The development of POZ-tetrahydrocannabinol is expected to rely on historical information regarding the PK levels that may be safe and efficacious in multiple potential clinical disorders, including CINV, spasticity in multiple sclerosis, neuropathic pain, dyskinesia in Parkinson’s disease, weight loss in AIDS and cancer patients and aggression / agitation in autism spectrum disorders and Alzheimer’s disease.

POZ-cannabinoids – Potential Enabling Technology for Other Cannabinoids Found in Cannabis (CBDV, CBG, CBC)

We believe that polymers of POZ could provide similar PK profiles for other cannabinoids. We have identified three additional cannabinoids for early preclinical studies – cannabidivarin (CBDV), cannabigerol (CBG) and cannabichromeme (CBC). We believe that cannabinoids as a class of compounds may hold potential for a myriad of CNS disorders.

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Figure 19: Cannabinoids as a class of compounds may target some of the most challenging disorders in CNS and inflammatory disease. Many of the cannabinoids shown have multiple targets.

Source: Legacy Serina

POZ-lipids – Development of a non-immunogenic lipid nanoparticle (LNP) by replacing the PEG-lipid in current infectious disease vaccines with a POZ-lipid

In early 2020, the formulations of the RNA-based COVID-19 vaccines from Pfizer/BioNTech and Moderna were revealed to use a PEG lipid nanoparticle delivery technology. In July 2021 and April 2022, Serina entered into feasibility study agreements (“FSAs”) with two major pharmaceutical companies to explore the potential of our POZ-lipid technology as a possible non-immunogenic replacement for the PEG polymer lipid nanoparticle formulation.

We have demonstrated in animal experiments that rabbits do not produce detectable antibodies to the POZ polymer and our repeat-dose studies in animals and humans suggest the absence of an accelerated blood clearance phenomenon for POZ-conjugates. Accelerated blood clearance has been demonstrated to occur in animals and in humans and We believe that it is likely due to the development of anti-PEG antibodies. In a study in mice, scientists at Moderna demonstrated that anti-PEG antibodies begin to clear LNPs by the second dose, and subsequent dosing of an mRNA LNP resulted in complete clearance of the LNP by the third, fourth and fifth dosing.

Two of the approved COVID-19 RNA-based vaccines contain 1-2 mol% PEG-lipid, which is required to stabilize the LNP and prevent fusion of nascent particles. In addition to the possibility that PEG may be the culprit in acute serious adverse events such as anaphylactic reactions, it is possible the efficacy of subsequent vaccines may be compromised. Formulation of a LNP with a POZ-lipid may provide a “PEG-free” alternative to development of future LNP delivered RNA vaccines for infectious diseases, cancer immunotherapy and rare diseases.

We have patents which cover the use of POZ-lipids for the formation of therapeutic LNPs, and we are continuing to advance the chemistry of POZ-lipids in our laboratories. We intend to license the POZ-lipid technology to companies developing LNP approaches, potentially providing a vaccine delivery system with reduced immunogenicity compared to the current PEG-based standard approaches.

Licensing, Collaboration and Partnership Agreements

In early 2021, Legacy Serina entered into FSAs with several large pharmaceutical and biotechnology companies to advance POZ-lipids as a replacement strategy for PEG-lipids in the current mRNA vaccines. After two years of work with these partners, Legacy Serina entered into licensing discussions to advance POZ-lipids as a replacement for PEG-lipids.

In October 2023, Legacy Serina entered into a non-exclusive license agreement with Pfizer to use our POZ polymer technology for use in lipid nanoparticle drug delivery formulations. The agreement grants Pfizer non-exclusive rights to certain intellectual property, know-how, and proprietary technologies. Under the terms of the agreement, Pfizer is authorized to develop, manufacture, market, and commercialize products incorporating the licensed technology with respect to a specific POZ polymer structure in one field. The agreement outlines the protection and enforcement of intellectual property rights related to the licensed technology. Pfizer is obligated to use commercially reasonable diligent efforts to develop and commercialize licensed products, and to use such efforts to accomplish specified development and commercial objectives. The agreement includes a one-time upfront payment of $3 million that was received on December 15, 2023, milestone payments payable to us upon the achievement of specific development, regulatory, and commercial milestones, and a royalty on net sales of products incorporating the licensed technology in accordance with the terms outlined in the license agreement. The range of royalties on sales of products is between 2.75% – 3.5% and is tiered to achievement of certain sales milestones.

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Clinical Manufacturing and Supply Agreement

In May 2023, Legacy Serina entered into a manufacturing agreement to manufacture SER 252 for IND enabling preclinical studies and clinical supply. Under the terms of the agreement, the manufacturer will manufacture and test SER 252 under cGMP. We retain all rights to SER 252 which includes data, methods, and process modifications.

Intellectual Property

Intellectual property is of vital importance in our field and in biotechnology generally. We seek to protect and enhance proprietary technology, inventions, and improvements that are commercially important to the development of our business by seeking, maintaining, and defending patent rights, whether developed internally or licensed from third parties. We will also seek to rely on regulatory protection afforded through inclusion in expedited development and review, data exclusivity, market exclusivity and patent term extensions where available.

We have sought patent protection in the United States and internationally related to the POZ technology. We own an extensive issued patent estate covering POZ technology and certain product candidates enabled by the POZ technology. We have applied for additional patents seeking to further protect and extend the POZ patent portfolio we own. Such applications may not result in issued patents and, even if patents do issue, such patents may not be in a form or scope that will provide us with meaningful protection for our product candidates. We also rely on trade secrets that are important to the development of our business. Trade secrets are difficult to protect and provide us with only limited protection, as trade secrets do not protect against independent development of technology by third parties.

We expect to file additional patent applications in support of current and new clinical candidates as well as in support of new applications of POZ platform technology. Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of current and future product candidates and the methods used to develop and manufacture them, as well as successfully defending any such patents against third party challenges and operating without infringing on the proprietary rights of others. Our ability to stop third parties from making, using, selling, offering to sell, or importing our product candidates will depend on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications we file in the future, nor can we be sure that any patents that may be granted in the future will be commercially useful in protecting our product candidates, discovery programs and processes.

The terms of individual patents depend upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, including the United States, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, a patent term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in examining and granting a patent or may be shortened if a patent is terminally disclaimed over an earlier filed patent. In the United States, the term of a patent that covers an FDA approved drug may also be eligible for extension, which permits patent term restoration to account for the patent term lost during the FDA regulatory review process. The Hatch Waxman Act permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the subject drug candidate is under regulatory review. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to an approved drug may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar provisions to extend the term of a patent that covers an approved drug are available in Europe and other foreign jurisdictions. In the future, if and when our products receive FDA approval, we expect to apply for patent term extensions on patents covering those products. We plan to seek patent term extensions to any issued patents it may obtain in any jurisdiction where such patent term extensions are available, however there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment that such extensions should be granted, and if granted, the length of such extensions.

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In some instances, we have submitted and expect to submit patent applications directly to the USPTO as provisional patent applications. Corresponding non provisional patent applications must be filed not later than 12 months after the provisional application filing date. While we intend to timely file non provisional patent applications relating to our provisional patent applications, we cannot predict whether any such patent applications will result in the issuance of patents that provide it with any competitive advantage.

We file U.S. non provisional applications and Patent Cooperation Treaty (“PCT”) applications that claim the benefit of the priority date of earlier filed provisional applications, when applicable. The PCT system allows a single application to be filed within 12 months of the original priority date of the patent application, and to designate all of the PCT member states in which national patent applications can later be pursued based on the international patent application filed under the PCT. The PCT searching authority performs a patentability search and issues a non-binding patentability opinion which can be used to evaluate the chances of success for the national applications in foreign countries prior to having to incur the filing fees. Although a PCT application does not issue as a patent, it allows the applicant to seek protection in any of the member states through national phase applications. At the end of the period of two and a half years from the first priority date of the patent application, separate patent applications can be pursued in any of the PCT member states either by direct national filing or, in some cases by filing through a regional patent organization, such as the European Patent Office. The PCT system delays expenses, allows a limited evaluation of the chances of success for national/regional patent applications and enables substantial savings where applications are abandoned within the first two and a half years of filing.

For all patent applications, we determine claiming strategy on a case-by-case basis. Advice of counsel and our business model and needs are always considered. We seek to file patents containing claims for protection of all useful applications of our proprietary technologies and any products, as well as all new applications and/or uses that we discover for existing technologies and products, assuming these are strategically valuable. We continuously reassesses the number and type of patent applications, as well as the pending and issued patent claims to pursue maximum coverage and value for our processes, and compositions, given existing patent office rules and regulations. Further, claims may be modified during patent prosecution to meet our intellectual property and business needs.

We recognize that the ability to obtain patent protection and the degree of such protection depends on a number of factors, including the extent of the prior art, the novelty and nonobviousness of the invention, and the ability to satisfy the enablement requirement of the patent laws. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and our scope can be reinterpreted or further altered even after patent issuance. Consequently, we may not obtain or maintain adequate patent protection for any of our future product candidates or for our technology platform. We cannot predict whether the patent applications it is currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that we hold may be challenged, circumvented, or invalidated by third parties.

In addition to patent protection, we also rely on trade secrets, know-how, other proprietary information and continuing technological innovation to develop and maintain our competitive position. We seek to protect and maintain the confidentiality of proprietary information to protect aspects of our business that are not amenable to, or that it does not consider appropriate for, patent protection. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. Thus, we may not be able to meaningfully protect our trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed or made known to the individual during the course of the individual’s relationship with we are to be kept confidential and not disclosed to third parties except in specific circumstances. Our agreements with employees also provide that all inventions conceived by the employee in the course of employment with us or from the employee’s use of our confidential information are our exclusive property. However, such confidentiality agreements and invention assignment agreements can be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our consultants, contractors, or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting trade secrets, know-how and inventions.

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The patent positions of biotechnology companies are generally uncertain and involve complex legal, scientific, and factual questions. Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. Third-party patents could require us to alter our development or commercial strategies, or our products or processes, obtain licenses or cease certain activities. Our breach of any license agreements or our failure to obtain a license to proprietary rights required to develop or commercialize our future products may have a material adverse impact on it. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference or derivation proceedings in the USPTO to determine priority of invention. For more information, see “Risk Factors—Risks Related to Serina—Risks Related to Intellectual Property.”

When available to expand market exclusivity, our strategy is to obtain, or license additional intellectual property related to current or contemplated development platforms, core elements of technology and/or clinical candidates.

Serina-Owned Intellectual Property

We have been issued a series of patents on various forms of POZ. The following is a list of patents that have been issued and published pending applications in the United States and worldwide. The list is presented by the individual family dockets. Expiration dates for non-domestic patent rights are based on a strict calculation of 20 years from the earliest filing date and, as such, Patent Term Adjustment in accordance with the jurisdiction could extend this term further than indicated.

SER 01 Family: “Activated Polyoxazolines and Compositions Comprising the Same” (J. M. Harris et al.).

This family of patents provides methods of synthesis and compositions of terminally activated linear poly(oxazolines) having various terminal functional groups suitable for attaching to other molecules such as enzymes, proteins, lipids, and antibodies by stable linkages.

Country	Type	Status	App. Date	App. Number	Grant Date	Grant Number	Expiration Date
Japan	Utility	Granted	Feb-28-2008	2009-551999	Sep-19-2014	5,615,558	2-28-2028
Korea (South)	Utility	Granted	Feb-28-2008	10-2009-7020124	Mar-30-2015	10-1508617	2-28-2028
Korea (South)	Utility	Granted	Oct-25-2013	10-2013-7028233	Mar-30-2015	10-1508621	2-28-2028
US	Utility	Granted	Feb-28-2008	12/529,001	May-17-2011	7,943,141	2-28-2028
US	Utility	Granted	Mar-08-2017	15/453,686	Oct-02-2018	10,086,084	2-28-2028
US	Utility	Granted	Sep-27-2018	16/144,358	Dec-15-2020	10,864,276	2-28-2028

SER 02 Family: “Multi-armed Forms of Activated Polyoxazoline and Methods of Synthesis Thereof” (J. M. Harris et al.)

This patent provides branched poly(oxazolines) having a terminal activating group that can be linked to a second moiety such as a drug molecule. The branched or multi-arm composition generally comprises two or more linear poly(oxazolines) linked to a single branching point.

Country	Type	Status	App. Date	App. Number	Grant Date	Grant Number	Expiration Date
US	Utility	Granted	Sep-29-2008	16/680,448	Jan-03-2012	8,088,884	9-29-2028

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SER 03/07 Family: “Multifunctional Forms of Polyoxazoline Copolymers and Drug Compositions Comprising the Same” (K. Yoon et al.)

This family of patents provides for poly(oxazolines) having a set of pendent functional groups on the polymer backbone and a terminal functional group, wherein the pendent functional groups and the terminal functional groups are chemically orthogonal to one another. This family also covers mixtures of oxazoline monomers on the same polymer backbone e.g., ethyl oxazoline and pentynyl oxazoline. This family covers every class of molecule attached to POZ, including but not limited to small molecules, proteins, oligonucleotides, and lipids where the attached molecule can be a therapeutic, diagnostic, or targeting molecule. The family also covers such poly(oxazoline) polymers linked to various target molecules, such as therapeutic agents and targeting agents and of using such conjugates in the treatment or diagnosis of cancer:

Country	Type	Status	Application Date	Application Number	Grant Date	Grant Number	Expiration Date
US	Utility	Granted	Jan-12-2009	12/744,472	Feb-07-2012	8,110,651	3-21-2029
US	Utility	Granted (CIP)	May-25-2010	12/787,241	Jan-24-2012	8,101,706	3-20-2029
US	Utility	Granted (CIP)	Jan-23-2012	13/356,552	Aug-06-2013	8,501,899	1-29-2029
US	Utility	Granted (CIP)	Feb-06-2012	13/367,128	Oct-27-2015	9,169,354	1-12-2029
US	Utility	Granted (CIP)	Jul-08-2016	15/205,671	Jan-01-2019	10,166,294	1-12-2029
US	Utility	Granted (CIP)	Dec-28-2018	16/235,936	Jan-04-2022	11,213,588	1-12-2029
US	Utility	Pending	Jan-04-2022	17/568,042
China	Utility	Granted	Jan-12-2009	200980106276.5	Dec-12-2012	1098857	1-12-2029
Japan	Utility	Granted	Jan-12-2009	2010-542410	Apr-04-2014	5,514,736	1-12-2029
Korea (South)	Utility	Granted	Jan-12-2009	10-2010-7017208	Jan-20-2015	10-1486449	1-12-2029
Belgium	Utility	Granted	Jan-12-2009	09701187.8	Sep-04-2013	2,235,090	1-12-2029
Belgium	Utility	Granted	Jan-12-2009	13181892.4	Mar-23-2016	2,669,313	1-12-2029
Belgium	Utility	Granted	Jan-12-2009	16154587.6	Jul-19-2017	3,042,922	1-12-2029
Switzerland	Utility	Granted	Jan-12-2009	09701187.8	Sep-04-2013	2,235,090	1-12-2029
Switzerland	Utility	Granted	Jan-12-2009	13181892.4	Mar-23-2016	2,669,313	1-12-2029
Switzerland	Utility	Granted	Jan-12-2009	16154587.6	Jul-19-2017	3,042,922	1-12-2029
Germany	Utility	Granted	Jan-12-2009	09701187.8	Sep-04-2013	2,235,090	1-12-2029
Germany	Utility	Granted	Jan-12-2009	13181892.4	Mar-23-2016	2,669,313	1-12-2029
Germany	Utility	Granted	Jan-12-2009	16154587.6	Jul-19-2017	3,042,922	1-12-2029
Denmark	Utility	Granted	Jan-12-2009	16154587.6	Jul-19-2017	3,042,922	1-12-2029
France	Utility	Granted	Jan-12-2009	09701187.8	Sep-04-2013	2,235,090	1-12-2029
France	Utility	Granted	Jan-12-2009	13181892.4	Mar-23-2016	2,669,313	1-12-2029
France	Utility	Granted	Jan-12-2009	16154587.6	Jul-19-2017	3,042,922	1-12-2029
United Kingdom	Utility	Granted	Jan-12-2009	09701187.8	Sep-04-2013	2,235,090	1-12-2029
United Kingdom	Utility	Granted	Jan-12-2009	13181892.4	Mar-23-2016	2,669,313	1-12-2029
United Kingdom	Utility	Granted	Jan-12-2009	16154587.6	Jul-19-2017	3,042,922	1-12-2029
Netherlands	Utility	Granted	Jan-12-2009	09701187.8	Sep-04-2013	2,235,090	1-12-2029
Netherlands	Utility	Granted	Jan-12-2009	13181892.4	Mar-23-2016	2,669,313	1-12-2029
Netherlands	Utility	Granted	Jan-12-2009	16154587.6	Jul-19-2017	3,042,922	1-12-2029
Sweden	Utility	Granted	Jan-12-2009	09701187.8	Sep-04-2013	2,235,090	1-12-2029
Sweden	Utility	Granted	Jan-12-2009	13181892.4	Mar-23-2016	2,669,313	1-12-2029
Sweden	Utility	Granted	Jan-12-2009	16154587.6	Jul-19-2017	3,042,922	1-12-2029

SER 08 family: “Poly(oxazoline) with Inert Terminating Groups, Polyoxazolines Prepared from Protected Initiating Groups and Related Compounds” (M. D. Bentley et al.)

This family of patents relates to linear, branched, multi-arm and pendent POZ with initiating functional groups. This patent family also covers compositions of POZ conjugates of phospholipids and glycolipids for use in making lipid nanoparticles (LNP):

Country	Type	Status	App. Date	App. Number	Grant Date	Grant Number	Expiration Date
US	Utility	Granted	Jun-15-2012	13/524,994	Feb-26-2013	8,383,093	6-15-2032
US	Utility	Granted	Feb-22-2013	13/774,304	Dec-03-2013	8,597,633	6-15-2032
US	Utility	Granted	Jun-29-2016	15/197,336	Jun-11-2019	10,314,837	6-15-2032
US	Utility	Granted	Jun-10-2019	16/436,590	Jan-18-2022	11,224,595	6-15-2032
US	Utility	Granted	Apr-05-2017	15/480,122	Oct-01-2019	10,426,768	6-15-2032
US	Utility	Granted	Sep-30-2019	16/588,761	Apr-12-2022	11,298,350	6-15-2032
Canada	Utility	Granted	Nov-01-2012	2,854,361	Aug-11-2020	2,854,361	11-1-2032
Japan	Utility	Granted	Nov-01-2012	2014-540093	Jul-21-2017	6,177,787	11-1-2032
Japan	Utility	Granted	Jul-11-2017	2017-135578	Apr-26-2019	6,517,281	11-1-2032
Japan	Utility	Granted	Apr-16-2019	2019-077583	May-12-2021	6,883,605	11-1-2032
Korea (South)	Utility	Granted	Nov-01-2012	10-2014-7014846	May-21-2020	10-2115862	11-1-2032
Belgium	Utility	Granted	Nov-01-2012	12846647.1	Oct-09-2019	2,773,379	11-1-2032
Switzerland	Utility	Granted	Nov-01-2012	12846647.1	Oct-09-2019	2,773,379	11-1-2032
Germany	Utility	Granted	Nov-01-2012	12846647.1	Oct-09-2019	2,773,379	11-1-2032
Denmark	Utility	Granted	Nov-01-2012	12846647.1	Oct-09-2019	2,773,379	11-1-2032
United Kingdom	Utility	Granted	Nov-01-2012	12846647.1	Oct-09-2019	2,773,379	11-1-2032
France	Utility	Granted	Nov-01-2012	12846647.1	Oct-09-2019	2,773,379	11-1-2032
Netherlands	Utility	Granted	Nov-01-2012	12846647.1	Oct-09-2019	2,773,379	11-1-2032
Sweden	Utility	Granted	Nov-01-2012	12846647.1	Oct-09-2019	2,773,379	11-1-2032

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SER 18 Family: “Polyoxazoline Antibody Drug Conjugates” (R. W. Moreadith et al.)

This patent family describes and claims polymer-ADCs to treat human disease. They provide a large DAR.

Country	Type	Status	App. Date	App. Number	Grant Date	Grant Number	Expiration Date
China	Utility	Granted	Jul-31-2015	201580052259.3	Mar-13-2020	3716373	7-31-2035
Japan	Utility	Granted	Jul-31-2015	2017-505548	May-15-2020	6,704,900	7-31-2035
US	Utility	Granted	Jul-31-2015	14/815,718	Sep-11-2018	10,071,168	7-31-2035
US	Utility	Granted	Sep-10-2018	16/126,798	Jul-21-2021	11,065,340	7-31-2035

SER 22 Family: “Cleavable Conjugates of Catechol Compounds and Water-Soluble Polymers and Methods of Treatment Using the Same” (M. D. Bentley et al.)

This family covers conjugates including a water-soluble polymer linked to a compound including a catechol moiety via a cleavable linkage, wherein the cleavable linkage is formed between the water-soluble polymer and a first phenolic hydroxyl group of the catechol moiety and a second phenolic hydroxyl group of the catechol moiety is linked to a blocking group. The rate of hydrolytic release of the compound including the catechol moiety is controlled, at least in part, through structure or design of the blocking group on the second phenolic hydroxyl group of the catechol moiety such that the rate of hydrolytic release of the compound including the catechol moiety can be tuned through structural design of the group on the second phenolic hydroxyl group of the catechol moiety.

Country	Type	Status	App. Date	App. Number	Grant Date	Grant Number	Expiration Date
Australia	Utility	Pending	Jul-27-2019	2019309523
Canada	Utility	Pending	Jul-27-2019	3,107,317
China	Utility	Pending	Jul-27-2019	CN201980063964
Hong Kong	Utility	Published	Jan-26-2022	62022045767.0
Europe	Utility	Pending	Jul-27-2019	19841823.8
Israel	Utility	Pending	Jul-27-2019	280364
Japan	Utility	Pending	Jul-27-2019	2021-504354
Korea (South)	Utility	Pending	Jul-27-2019	10-2021-7006020
New Zealand	Utility	Pending	Jul-27-2019	772903
Singapore	Utility	Abandoned	Jul-27-2019	11202100593P
US	Utility	Granted	Jan-27-2021	17/263,723	Sept-26-2023	11,766,432	7-27-2039
US	Utility	Pending	Sept-19-2023	18/370,069

SER 23 Family: “Polyoxazoline-Drug Conjugates with Novel Pharmacokinetic Properties” (J. M. Harris et al.)

This family relates to all POZ polymer conjugates of cannabinoids, including and not limited to SER 228, SER 229, SER 232 and POZ-cannabinoids of cannabidivarin, cannabigerol and cannabichromene.

Country	Type	Status	App. Date	App. Number	Grant Date	Grant Number	Expiration Date
World Intellectual Property Org. (WIPO)	Utility	Pending	Jun-29-2020	PCT/US2020/040140
Australia	Utility	Pending	Dec-23-2021	2020301324
Canada	Utility	Pending	Dec-21-2021	3,144,774
China	Utility	Pending	Jun-29-2020	CN202080060438
Europe	Utility	Pending	Dec-20-2021	20830744.7
Israel	Utility	Pending	Dec-21-2021	28921721
Japan	Utility	Pending	Dec-24-2021	2021576959
Korea	Utility	Pending	Jan-27-2022	10-2022-7003221
New Zealand	Utility	Pending	Jun-29-2020	783931
Singapore	Utility	Pending	Jun-29-2020	11202114046V
US		Pending	Dec-21-2021	17/621,613

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SER 24 family: “Polyoxazoline-lipid Conjugates and Lipid Nanoparticles and Pharmaceutical Compositions Including Same” (J. M. Harris et al.)

This family relates to the chemical synthesis of POZ polymer conjugates of lipids that may be used to make lipid nanoparticles. The patent application discloses multiple different architectures of POZ, including but not limited to releasable linkages, stable linkages, therapeutic oligonucleotides (DNA, mRNA) and use in, and manufacture of, vaccines for infectious diseases and various therapeutic approaches.

Country	Type	Status	Application Date	Application Number	Grant Date	Grant Number	Expiration Date
US	Utility	Pending	Feb-04-2022	17/665,190
PCT	Utility	Pending	Feb-04-2022	PCT/US22/15314
Canada	Utility	Pending	Jul-24-2023	3206128
China	Utility	Pending	Sept-28-2023	10000513331914
Japan	Utility	Pending	Aug-08-2023	2023-547812
Israel	Utility	Pending	Jul-26-2023	304773
Europe	Utility	Pending	Aug-24-2023	22753169.6
Australia	Utility	Pending	Jul-24-2023	2022219902
New Zealand	Utility	Pending	Jul-25-2023	802213
South Korea		Pending	Sept-6-2023	10-2023-7030341

SER-25: “Targeting of Antigen-Presenting Cells by Nanoparticles Containing POZ-Lipid Conjugates” (R. Moreadith et al.)

We co-own, along with Georgia Tech Research Corporation, a patent application related to a method of targeting antigen-presenting cells with LNPs including polyoxazoline-lipid conjugates (or pharmaceutical compositions including such LNPs).

Country	Type	Status	App. Date	App. Number	Grant Date	Grant Number	Expiration Date
US	Utility	Pending	Jan-20-2023	63/440,210
US	Utility	Pending	Dec-21-2023	18/391,869
PCT	Utility	Pending	Dec-21-2023	PCT/US23/85316

Competition

We face substantial competition from multiple sources, including large and specialty pharmaceutical, biopharmaceutical, and biotechnology companies, academic research institutions and governmental agencies, and public and private research institutions. Our competitors compete with us on the level of the technologies employed, or on the level of development of product candidates. In addition, many small biotechnology companies have formed collaborations with large, established companies to (i) obtain support for their research, development, and commercialization of products or (ii) combine several treatment approaches to develop longer lasting or more efficacious treatments that may potentially directly compete with our current or future product candidates. We anticipate we will continue to face increasing competition as new therapies and combinations thereof, technologies, and data emerge within the field of drug delivery generally and, furthermore, within the treatment of diseases in which we expect to compete in the future.

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In addition to the current treatments for patients, numerous commercial and academic preclinical studies and clinical trials are being undertaken by many parties to assess novel technologies and product candidates in the field of CNS disorders. Results from these studies and trials have fueled increasing levels of interest in the CNS field.

Several companies are in the business of developing and marketing polymer-modified therapeutics, with the majority using PEG polymers. The covalent attachment of PEG to therapeutic agents, termed PEGylation, is a well-established and clinically proven drug delivery approach to improve the PK and pharmacodynamics of drugs. Specifically, PEGylation can improve the parent drug’s solubility, extend our circulation time, and reduce our immunogenicity, with minimal undesirable properties. PEGylation technology has been applied to various therapeutic modalities or payloads including small molecules, aptamers, peptides, and proteins, leading to over 30 FDA approved PEGylated drugs currently in use and many investigational PEGylated agents under clinical trials.

Our drug delivery technology competitors include:

●	Nektar acquired Shearwater in 2001. Our founders previously founded Shearwater. Shearwater developed the first generations of PEG, which became Nektar’s core technology platform after the acquisition. Nektar remains at the forefront of development of PEGylated compounds for use in humans. Nektar focuses primarily on developing products into early or mid-stage clinical trials before seeking a licensing partner to complete development (as in the example of NKTR-118, which was licensed to AstraZeneca in 2009 and is an approved product in both the US (under the name Movantik®) and the EU (under the name Moventig™)). Despite the proven success of attaching PEG to proteins to enhance their pharmacokinetic properties, Nektar has had a series of recent setbacks with their approaches. In 2022 the Phase III trial for PEGylated IL-2 (bempegaldesleuken) failed in combination with Opdivo, resulting in Bristol-Myers Squibb returning the asset to Nektar. Nektar laid off 70% of our workforce as a result of the trial failure. In April 2023 Eli Lilly returned the IL-2 asset known as rezpeg to Nektar after it failed to meet clinical endpoints in a Phase II trial in atopic dermatitis. This prompted another reduction in workforce of 60%. The failures of these programs underscore the challenges of advancing some PEGylated product candidates beyond Phase I and into later stages of development.

●	Mersana Therapeutics Inc. (“Mersana”) develops ADCs by attaching toxins to a delivery system comprised of 60 kDa modified biodegradable dextran (doloflexin, dolosynthen), and then attaching this to multiple sites on an antibody. This polymer delivery system is complex and despite our success in preclinical animal models of cancer Mersana’s pipeline of dolosynthen ADCs has failed to advance through a randomized Phase II clinical trial to date. In 2018 the company began work on a newer version of our ADC technology referred to as immunosynthen which creates a more precise DAR aimed at immunostimulation. Mersana has ongoing partnerships with Merck KGaA and Asana to advance their newer platform programs into additional preclinical models and Phase I.

●	Amunix, Inc. (“Amunix”) invented and patented a technology based upon E. coli synthesis of a tri-peptide (XTEN). These polypeptides have been shown to improve the pharmacokinetics of proteins in animals and in humans. Preliminary results suggest this peptide is broken down in the body and is non-immunogenic. Amunix’s technology has only been applied to proteins to date. Amunix advanced several of our proprietary XTEN conjugates into late-stage development with Roche and Biogen. In 2021 the company advanced our XTEN technology and began focusing on immune modulation of T-cells via a protease cleavable “mask” polypeptide. The strategy is aimed at cleaving the mask polypeptide only in the tumor microenvironment to “unmask” the T-cell engagers and cytokines locally in the tumor. In 2021 Amunix was acquired by Sanofi.

We believe that our POZ Platform™ has the advantages of each of the major technology competitors without any known added risk to the development profile.

Product Competition

SER 214 – POZ-rotigotine (Parkinson’s disease)

Parkinson’s disease continues to be a progressive disorder and available treatments are symptomatic rather than disease-modifying. Treatment differs in early and late stage disease. However, levodopa and dopamine agonists are central to treatment in both stages. Levodopa has been used to treat Parkinson’s disease for many years and is considered to be one of the most effective treatments available in the Parkinson’s disease drug market. However, as the condition progresses, patients may begin to experience side effects from levodopa treatment, such as involuntary movements (known as dyskinesia). In recent years, several new drugs have been developed that offer promising results in clinical trials. Other Parkinson’s disease drugs include MAO-B inhibitors and COMT inhibitors. MAO-B inhibitors work by breaking down dopamine, while COMT inhibitors prevent dopamine from being broken down. These drugs can be used alone or in combination with each other or with levodopa.

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Rotigotine is a non-ergolinic dopamine receptor agonist (not a chemical member of the ergot class of drugs). In vitro binding studies and functional assays indicate a high affinity for the dopaminergic system (Dl, D2, D3, D4, D5 receptors), particularly D3 receptors. Rotigotine is thought to elicit our beneficial effect by activation of the D3, D2 and Dl receptors of the caudate-putamen region of the brain.

Rotigotine is marketed by UCB, S.A. as Neupro®. Neupro® delivers rotigotine via a daily application of a transdermal patch and is indicated for the treatment of Parkinson’s disease and for the treatment of moderate-to-severe RLS. In early-stage Parkinson’s disease, the recommended starting dose of Neupro® is 2 mg / 24 hours. Dose may be increased on a weekly basis if additional therapeutic effect is needed, by 2 mg / 24 hours. The maximum recommended dose for early stage Parkinson’s disease is 6 mg / 24 hours. In patients with late stage disease the recommended starting dose is 4 mg / 24 hours up to a maximum of 8 mg / 24 hours (20).

SER 227 – POZ-buprenorphine (long-acting analgesic for post-operative pain)

The post-surgical pain marketplace is crowded with older generic drugs as well as drugs with novel mechanisms of action. The numerous reports of patient dissatisfaction with current approaches for many opioid and non-opioid drugs currently in development illustrate that there is still an unmet medical need in the area. Not surprisingly, the opioid drugs in development are mainly centered on lowering abuse potential and reducing adverse events. The non-opioid drugs under development consist of novel combinations of established drugs or drugs with novel mechanisms of action that make them compatible with the multimodal approach to pain management.

Among the non-opioid drugs currently being developed, Heron Therapeutics, Inc.’s pipeline of approved products includes Sustol (granisetron injection), Cinvanti (apepritant injection, emulsion), Zynrelef (bupivacaine + meloxicam, injection) and Aponvie (apepritant emulsion, injection). Durect Corporation’s POSIMIR®, Innocoll AG’s Xaracoll® and Heron Therapeutics’ Zynrelef employ the local anesthetic, bupivacaine, as the central element of their pain control strategy. The efficacy of bupivacaine has been demonstrated by Pacira Pharmaceuticals, Inc. (“Pacira”) in our development and commercialization of the drug Exparel®, the first extended-release version of bupivacaine approved in the United States for administration into the surgical site for post-surgical pain control. Zynrelef is now approved as an extended-release formulation.

Exparel® was approved by the FDA in October 2011 for administration into the surgical site for post-surgical pain control. Exparel® is a long-acting sustained release formulation of bupivacaine (brand name: Marcaine) formulated using Pacira’s proprietary DepoFoam® technology (a multilayer liposomal vesicle that encapsulates a drug and releases it slowly over time without altering the released drug). The half-life of Exparel® is approximately 10 times longer than bupivacaine – approximately 24 hours versus approximately 2.7 hours, respectively (data based on a pharmacokinetic study and half-life does not appear to be proportional to duration of treatment). Reports have indicated that surgeons use Exparel® with bupivacaine (for more immediate pain relief) as well as potentially with non-steroidal anti-inflammatory drugs and steroids. The Exparel® label prohibits or discourages other combinations and specifically prohibits combination with lidocaine.

SER 227 is a POZ-polymer conjugate of buprenorphine, a potent mixed mu-agonist/antagonist that binds with high affinity to the mu-receptor. When bound to the mu-receptor, it triggers the mu-agonist pathway leading to potent analgesia (pain relief), but it is neither addictive nor does it produce a euphoria. Buprenorphine is 50 times more potent than morphine in animals and humans, and as such could be used in the setting of post-operative pain relief. Indeed, buprenorphine injection (Buprenex®) was approved over 35 years ago for control of post-operative pain, but our pharmacokinetic profile was suboptimal for continued dosing, and it was not a commercial success for human use. It is widely used in the care of veterinary animals for post-operative pain control. Buprenorphine is a well-characterized and approved drug for OUD, but the formulations that are approved for that indication would not be suitable for pain relief in the immediate post-operative period. The implant (Probuphine, Titan Pharmaceuticals) and the monthly injection (Sublocade, Indivior) are approved for chronic therapy in subjects who are not naïve to opioids, and those formulations provide weeks to months of release of buprenorphine. While those formulations are approved for OUD, they are not used for post-operative pain control as they do not have a desirable PK profile. In the rat and monkey preclinical studies conducted by Legacy Serina in 2017, SER 227 was found to promote prompt and sustained analgesia in the Brennan model in the rat with a > 3 day profile of steady-state release in the monkey. This profile would likely provide sustained analgesia in humans as well. We believe that such a product would not only provide adequate analgesia in the immediate post-operative period, but would prevent the need to use other opioids such as morphine or oxycodone to control pain. Thus, SER 227 would simultaneously target the initial gateway in the hospital that results in patients being exposed to addictive opioids.

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In 2017, Legacy Serina commissioned inVentiv Health to conduct a market research report on the potential use of SER 227 in the treatment of post-operative pain. The report involved surveys among health care providers, surgeons, anesthesiologists, and health care payers. If approved by the FDA, and if effective, SER 227 would be indicated for use in the in-hospital setting for major surgical procedures (thoracotomy, abdominoplasty, major abdominal surgery, knee, and hip replacements).

SER 228 (POZ-cannabidiol) and SER 232 (POZ-tetrahydrocannabinol)

There has been anecdotal evidence of the medical benefits of cannabis for centuries. However, it is only in the last few decades that the pharmaceutical industry has been able to investigate the plant’s clinical benefit through the development of pharmaceutical agents based on the major two components (cannabidiol (CBD) and tetrahydrocannabinol (THC)). The advancement of these as pure pharmaceutical preparations into controlled clinical trials that are acceptable to regulatory authorities is an area of active clinical research.

GW has clinically validated the use of CBD in our development of Epidiolex®, a proprietary sesame seed formulation of relatively pure plant-derived CBD (98% oil-based CBD extract of known and constant composition). This oily mix has been approved for the treatment of severe, rare childhood-onset, treatment-resistant epilepsy disorders including Dravet syndrome (“DS”), Lennox-Gastaut syndrome (“LGS”), and TSC. Epidiolex® was approved by the FDA in June 2018, and became available in November 2018, for the treatment of seizures associated with LGS and DS in patients two years of age or older. It is the first prescription pharmaceutical formulation of highly purified, plant-derived CBD, and the first in a new category of anti-epileptic drugs. Epidiolex® when approved was a Schedule 1 drug. However, the Drug Enforcement Agency (DEA) put Epidiolex® in Schedule V, the least restrictive schedule of the Controlled Substances Act, in October 2018. GW was acquired by Jazz in May 2021.

Zynerba Pharmaceuticals (“Zynerba”) is developing ZYN002 (“Zygel”), a synthetic CBD formulation with a permeation enhancer gel for transdermal delivery. In late 2017, Zynerba announced the results of the Phase II study in adults with non-convulsive and convulsive seizures; the trial failed to meet the pre-specified endpoint. A post-hoc analysis of the data suggested there was a high response rate in the placebo group that may have confounded the study results. Zynerba continued the development of Zygel for both refractory epilepsy, osteoarthritis, and Fragile X Syndrome (“FXS”), with a focus on rare forms of epilepsy. Zygel failed to meet the primary endpoint in the osteoarthritis trial but in the INSPIRE trial of patients with the 22q11.2 deletion syndrome the open label Phase II trial met the primary endpoint. In August 2023 Zynerba was acquired by Harmony Biosciences (“Harmony”). Harmony will continue the development of Zygel for 22q11.2 deletion syndrome and will advance Zygel into Phase III for FXS.

GW developed a buccal spray known as nabiximols or Sativex®, which comprises delta-9-tetrahydrocannabinol (27 mg/mL) and cannabidiol (25 mg/mL), as an analgesic agent for the treatment of neuropathic pain, spasticity, cancer pain and for neuroprotection in Huntington’s disease. The product, which contains soft extracts from Cannabis sativa, is primarily indicated for the treatment of multiple sclerosis (“MS”) related spasticity. It has been launched in the United Kingdom, Canada, Denmark, Germany, Ireland, Italy, Finland, Austria, Poland, Portugal, Israel, Norway, Spain, Czech Republic, the Netherlands, New Zealand, Sweden, and Switzerland. Nabiximols has also been registered in Australia, Belgium, Iceland, Kuwait, Luxembourg, Slovakia, and France. Nabiximols is also awaiting approval for this indication in several countries in the Middle East. In Canada, the product is also launched for the adjunctive treatment of cancer pain and neuropathic pain in adults with MS. It is marketed in Israel for neuropathic pain in adults with MS. Clinical trials are underway in cancer pain in the United States and Europe. Phase I/II development is underway in UK and Germany. Despite approval in the territories above, Sativex is not approved for any indication in the United States. Phase III development for MS-related neuropathic pain has been discontinued in the United Kingdom, France, Spain and Czech Republic.

The drug Marinol® is one of the oldest pharmaceutical compositions of THC and was initially commercialized by AbbVie as dronabinol capsules. Dronabinol is a man-made compound containing THC in standard concentrations. It was approved by the FDA in 1985 for the management of loss of appetite associated with weight loss in AIDS and prevention of chemotherapy induced nausea and vomiting (“CINV”) in patients who have failed to respond to standard of care. Insys Therapeutics developed Syndros™ (dronabinol in an oral solution) for the same indications with approval in July 2016.

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Meda Pharmaceuticals, Inc. markets Cesamet®. Cesamet® is nabilone, a synthetic THC, in capsules and is indicated for the treatment of CINV. Both Marinol™ and Cesamet® contain low amounts of THC, and absorption from the gut demonstrates low bioavailability and high first pass metabolism.

Vaccines that Employ Lipid Nanoparticle (LNP) Delivery of RNA

Our patent estate includes POZ conjugates of lipids that may prove to be useful in development of LNP technologies. The exploitation of LNP technology for the delivery of infectious disease vaccines, gene therapies and cancer immunotherapies has exploded in the last three years. Following the approvals of the Pfizer/BioNTech and Moderna mRNA vaccines for SARS-CoV-2 (COVID-19 disease) in December 2020 hundreds of companies including both large and small pharma, and small biotechnology companies such as Legacy Serina, have advanced their pipelines with novel approaches for development of LNP approaches to disease.

Industry reports show over 1,200 LNP delivered therapeutics currently in development. This rapid growth in development activity, while presenting prospective partnering opportunities for us, highlights the level of competition in the field. Many of our competitors, either alone or in combination with their respective strategic partners, have significantly greater financial resources and expertise in research and development, manufacturing, the regulatory approval process, and marketing than we do. Mergers and acquisition activity in the pharmaceutical, biopharmaceutical and biotechnology sector is likely to result in greater resource concentration among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through sizeable collaborative arrangements with established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Our commercial opportunity could be reduced or eliminated if one or more of our competitors develop and commercialize products that are safer, more effective, better tolerated, or of greater convenience or economic benefit than our proposed product offering. Our competitors also may be in a position to obtain FDA or other regulatory approval for their products more rapidly, resulting in a stronger or dominant market position before we are able to enter the market. The key competitive factors affecting the success of all of our programs are likely to be product safety, efficacy, convenience, and treatment cost.

Government Regulation and Product Approval

Government authorities in the United States, at the federal, state, and local level, and in other countries, extensively regulate, among other things, the research, development, testing, approval, manufacturing, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import, and export of biopharmaceutical products. In addition, sponsors of biopharmaceutical products participating in Medicaid, Medicare, and other government health care programs are required to comply with mandatory price reporting, discount, and rebate requirements. We, along with our third party contractors, will be required to navigate the various preclinical, clinical, and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates. The processes for obtaining regulatory approvals in the United States and in foreign countries, along with compliance with applicable statutes and regulations, requires the expenditure of substantial time and financial resources.

FDA Regulation

In the United States, the FDA regulates biologics under the Federal Food, Drug, and Cosmetic Act (the “FDCA”), the Public Health Services Act (the “PHSA”), and their implementing regulations. The FDA further has issued a growing body of guidance documents, which, while not binding, provide the agency’s current interpretation of our statutes and regulations. Failure to comply with the applicable U.S. requirements may subject an applicant to administrative or judicial sanctions, such as FDA refusal to approve pending BLAs, or the agency’s issuance of warning letters, or the imposition of fines, civil penalties, product recalls, product seizures, total or partial suspension of production or distribution, injunctions and/or criminal prosecution brought by the FDA and the U.S. Department of Justice or other governmental entities.

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●	The process required by the FDA before product candidates may be marketed in the United States generally involves the following:

●	completion of preclinical (or nonclinical) laboratory tests and formulation studies in compliance with the FDA’s good laboratory practice, or GLP, regulations;

●	submission to the FDA of an IND, which must become effective before human clinical trials may begin at United States clinical trial sites;

●	approval by an IRB for each clinical site, or centrally, before each trial may be initiated;

●	performance of adequate and well controlled human clinical trials to establish the product candidate’s safety, purity, potency, and efficacy for our intended use, performed in accordance with GCP, as well as IND regulations and other clinical trial related regulations;

●	development of manufacturing processes to ensure the product candidate’s identity, strength, quality, purity, and potency in compliance with current good manufacturing practice, cGMP, regulations;

●	submission to the FDA of a BLA;

●	satisfactory completion of an FDA advisory committee review, if applicable;

●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product candidate is produced to assess compliance with cGMPs, and to assure that the facilities, methods, and controls are adequate to preserve the therapeutics’ identity, strength, quality, purity, and potency, as well as satisfactory completion of potential FDA inspection of selected clinical sites and selected clinical investigators to determine GCP compliance; and

●	FDA review and approval of the BLA to permit commercial marketing for particular indications for use.

Preclinical Studies and IND Submission

The testing and approval process of product candidates requires substantial time, effort, and financial resources. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease. Preclinical studies include laboratory evaluation of chemistry, pharmacology, toxicity, and product formulation, and may involve in vitro testing or in vivo animal studies to assess the potential for toxicity, adverse events, and other safety characteristics of the product candidate, and in some cases to establish a rationale for therapeutic use. Such studies must generally be conducted in accordance with FDA GLP regulations. The CAA amended the FDCA and the PHSA to specify that nonclinical testing for drugs and biologics may, but is not required to, include in vivo animal studies. According to the amended language, a sponsor may fulfill nonclinical testing requirements by completing various in vitro assays (e.g., cell based assays, organ chips, or microphysiological systems), in silico studies (i.e., computer modeling), other human or nonhuman biology based tests (e.g., bioprinting), or in vivo animal studies.

Prior to commencing the first clinical trial at a United States investigational site with a product candidate, an IND sponsor must submit the results of the nonclinical tests and literature, together with manufacturing information, analytical data, any available clinical data, or literature (including data from clinical trials conducted outside of the United States), and proposed clinical study protocols among other things, to the FDA as part of an IND. An IND is a request from a clinical study sponsor to obtain authorization from the FDA to administer an investigational drug or biologic product to humans, as well as authorization to administer the product candidate to humans in accordance with a specific clinical trial protocol. Some long term nonclinical testing to further establish the safety profile of the product candidate, as well as manufacturing process development and product quality evaluation, continues after the IND is submitted.

An IND goes into effect upon notification by FDA or automatically 30 days after receipt by the FDA, unless the FDA, within the 30 day time period, notifies the applicant of safety concerns or questions related to one or more proposed clinical trials and places the trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve all outstanding concerns or questions posed by the FDA before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during clinical trials due to safety concerns or non-compliance with applicable regulations. As a result, submission of an IND may not result in FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development.

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Clinical Trials

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with federal regulations and GCP requirements, which include the requirements that all research subjects provide their informed consent in writing for their participation in any clinical trial, as well as review and approval of the trial by an IRB. Investigators must also provide certain information to the clinical trial sponsors to allow the sponsors to make certain financial disclosures to the FDA. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the trial procedures, the parameters to be used in monitoring safety, the effectiveness criteria to be evaluated, and a statistical analysis plan. A protocol for each clinical trial, and any subsequent protocol amendments, must be submitted to the FDA as part of the IND. In addition, an IRB at each site participating in the clinical trial, or a central IRB, must review and approve the plan for any clinical trial, informed consent forms, and communications to trial subjects before a trial commences at that site. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits, and whether the planned human subject protections are adequate. The IRB must continue to oversee the clinical trial while it is being conducted. If a product candidate is being investigated for multiple intended indications, separate INDs may also be required. Status reports summarizing the progress of the clinical trials must be submitted at least annually to the FDA and the IRB and more frequently if suspected unexpected serious adverse reactions occur, findings from other studies suggest a significant risk to humans exposed to the biologic, findings from animal or in vitro testing suggest a significant risk for human subjects, or other significant safety information is found.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions on various grounds, including if the agency believes that the clinical trial either is not being conducted in accordance with regulatory requirements or presents an unacceptable risk to the clinical trial patients. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements or if the trial poses an unexpected serious harm to subjects. The FDA or an IRB may also impose conditions on the conduct of a clinical trial. Clinical trial sponsors may also choose to discontinue clinical trials as a result of risks to subjects, a lack of favorable results, or changing business priorities. Some clinical trials also include oversight by an independent group of qualified experts organized by the trial sponsor, known as an independent data monitoring committee (the “IDMC”), which provides authorization for whether a trial may move forward at designated check points based on review of certain data from the trial, to which only the IDMC has access, and may recommend halting the trial if we determine that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy.

Sponsors of clinical trials of certain FDA regulated products generally must register and disclose certain clinical trial information to a public registry maintained by the NIH. In particular, information related to the investigational product, patient population, phase of investigation, trial sites and investigators and other aspects of the clinical trial is made public as part of the registration of the clinical trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs. Although sponsors are also obligated to disclose the results of their clinical trials after completion, disclosure of the results may be delayed in some cases for up to two years after the date of completion of the trial. Failure to timely register a covered clinical study or to submit study results as provided for in the law can give rise to civil monetary penalties and also prevent the non-compliant party from receiving future grant funds from the federal government. The NIH’s Final Rule on ClinicalTrials.gov registration and reporting requirements became effective in 2017, and the government has brought enforcement actions against non-compliant clinical trial sponsors. Sponsors or distributors of investigational products for the diagnosis, monitoring, or treatment of one or more serious diseases or conditions must also have a publicly available policy on evaluating and responding to requests for expanded access requests.

The manufacture of investigational biologics for the conduct of human clinical trials is subject to cGMP requirements. Investigational biologics and their therapeutic substances that are imported into the United States are also subject to regulation by the FDA. Further, the export of investigational products outside of the United States is subject to regulatory requirements of the receiving country as well as U.S. export requirements under the FDCA.

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In general, for purposes of BLA approval, human clinical trials are typically conducted in three sequential phases, which may overlap or be combined.

Phase 1 - The product candidate is initially administered to healthy human volunteers and tested for safety, dosage tolerance, structure activity relationships, mechanism of action, absorption, metabolism, distribution, and excretion. In the case of some products for severe or life threatening diseases, such as cancer, especially when the product may be too inherently toxic to administer ethically to healthy volunteers, the initial human testing is often conducted in patients with the target disease or condition. If possible, Phase I trials may also be used to gain an initial indication of product effectiveness.

Phase 2 - Studies are conducted in limited subject populations with a specified disease or condition to evaluate preliminary efficacy, identify optimal dosages, dosage tolerance and schedule, possible adverse effects and safety risks, and expanded evidence of safety. Multiple Phase II clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more extensive clinical trials.

Phase 3 - Clinical trials are undertaken with expanded subject populations, generally at geographically dispersed clinical trial sites, to generate sufficient data to provide statistically significant evidence of clinical efficacy and safety of the product candidate, to establish the overall risk benefit profile of the product candidate, and to provide adequate information for the labeling of the product candidate. Typically, two adequate, well controlled trials are required by the FDA for biological product approval. Under some limited circumstances, however, the FDA may approve a BLA based upon a single clinical trial plus confirmatory evidence from a post market trial or, alternatively, a single large, robust, well controlled multicenter trial without confirmatory evidence.

Additional kinds of data may also help to support a BLA, such as patient experience and real world data. For appropriate indications sought through supplemental BLAs, data summaries may provide marketing application support. For genetically targeted products and variant protein targeted products intended to address an unmet medical need in one or more patient subgroups with a serious or life threatening rare disease or condition, the FDA may allow a sponsor to rely upon data and information previously developed by the sponsor or for which the sponsor has a right of reference, that was submitted previously to support an approved application for a product that incorporates or utilizes the same or similar genetically targeted technology or a product that is the same or utilizes the same variant protein targeted drug as the product that is the subject of the application.

The FDA may also require, or companies may voluntarily conduct, additional clinical trials for the same indication after a product is approved. These post approval trials, referred to as Phase IV clinical trials, are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase IV trials as a condition of approval of a BLA. The results of Phase IV studies can confirm or refute the effectiveness of a product candidate and can provide important safety information.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, manufacturers must develop methods for testing the identity, strength, quality, potency, and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over our shelf life.

In the CAA, Congress amended the FDCA to require sponsors of a Phase III clinical trial, or other “pivotal study” of a new drug to support marketing authorization, to submit a diversity action plan for such clinical trial. The action plan must include the sponsor’s diversity goals for enrollment, as well as a rationale for the goals and a description of how the sponsor will meet them. A sponsor must submit a diversity action plan to the FDA by the time the sponsor submits the trial protocol to the agency for review. The FDA may grant a waiver for some or all of the requirements for a diversity action plan. It is unknown at this time how the diversity action plan may affect Phase III trial planning and timing or what specific information the FDA will expect in such plans, but if the FDA objects to a sponsor’s diversity action plan and requires the sponsor to amend the plan or take other actions, it may delay trial initiation.

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Marketing Application Submission, Review by the FDA, and Marketing Approval

Assuming successful completion of the required clinical and preclinical testing in accordance with all applicable regulatory requirements, the results of product development, including chemistry, manufacture, and controls information, nonclinical studies, and clinical trial results, including negative or ambiguous results as well as positive findings, are all submitted to the FDA, along with the proposed labeling, as part of a BLA requesting approval to market the product for one or more indications. A BLA must contain sufficient evidence of the biological product candidate’s safety, purity, potency and efficacy for our proposed indication or indications. Data may come from company sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of the FDA. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the BLA for filing and, even if filed, that any approval will be granted on a timely basis, if at all.

Under the Prescription Drug User Fee Act, as amended (“PDUFA”), each BLA submission is subject to a substantial application user fee, and the sponsor of an approved BLA is also subject to an annual program fee. The FDA adjusts the PDUFA user fees on an annual basis. The application user fee must be paid at the time of the first submission of the application, even if the application is being submitted on a rolling basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Product candidates that are designated as orphan products are also not subject to application user fees unless the application also includes a non-orphan indication.

In addition, under the Pediatric Research Equity Act, or PREA, a BLA or supplement to a BLA for a new active ingredient, indication, dosage form, dosage regimen, or route of administration, must contain data that are adequate to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on our own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. A sponsor who is planning to submit a marketing application for a product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration must submit an initial Pediatric Study Plan (“PSP”), within sixty days of an end of Phase II meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase III or Phase II/III clinical trial. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including trial objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials or other clinical development programs. Orphan products are exempt from the PREA requirements.

The FDA Reauthorization Act of 2017 introduced a provision regarding required pediatric studies. Under this statute, for product candidates intended for the treatment of adult cancer which are directed at molecular targets that the FDA determines to be substantially relevant to the growth or progression of pediatric cancer, original application sponsors must submit, with the marketing application, reports from molecularly targeted pediatric cancer investigations designed to yield clinically meaningful pediatric study data, gathered using appropriate formulations for each applicable age group, to inform potential pediatric labeling. The FDA may, on our own initiative or at the request of the applicant, grant deferrals or waivers of some or all of this data, as above. Unlike PREA, orphan products are not exempt from this requirement.

The FDA also may require submission of a REMS, if it determines that a REMS is necessary to ensure that the benefits of the product candidate outweigh the risks and to assure safe use of the biological product. The REMS plan could include medication guides, physician communication plans, assessment plans and/or elements to assure safe use, such as restricted distribution methods, patient registries, or other risk minimization tools. The FDA determines the requirement for a REMS, as well as the specific REMS provisions, on a case by case basis. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS. The FDA will not approve a BLA without a REMS, if required. An assessment of the REMS must also be conducted at set intervals. Following product approval, a REMS may also be required by the FDA if new safety information is discovered and the FDA determines that a REMS is necessary to ensure that the benefits of the product outweigh the risks.

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Once the FDA receives an application, it has 60 days to review the BLA to determine if it is substantially complete to permit a substantive review, before it accepts the application for filing. The FDA may request additional information rather than accept an application for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in depth substantive review.

Under the goals and policies agreed to by the FDA under PDUFA, the FDA has set the review goal of completing our review of 90% of BLAs within ten months of the filing date for a standard application and within six months of the filing date for an application with priority review. For all original BLAs, the ten and six month time periods run from the filing date; for all other submissions, including resubmissions, efficacy supplements and other supplements, the FDA’s stated review time periods, ranging from two to ten months, run from the submission date. This review goal is referred to as the PDUFA date. The PDUFA date is only a goal, and it is not uncommon for FDA review of a BLA to extend beyond the PDUFA date. The review process and the PDUFA date may also be extended if the FDA requests, or the sponsor otherwise provides, substantial additional information or clarification regarding the submission.

The FDA may also refer certain applications to an advisory committee. Before approving a product candidate for which no active ingredient has previously been approved by the FDA, the FDA must either refer that product candidate to an external advisory committee or provide in an action letter a summary of the reasons why the FDA did not refer the product candidate to an advisory committee. The FDA may also refer other product candidates to an advisory committee if the FDA believes that the advisory committee’s expertise would be beneficial. An advisory committee is typically a panel that includes clinicians and other experts, which review, evaluate, and make a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making product approval decisions.

The FDA reviews a BLA to determine, among other things, whether a product candidate meets the agency’s approval standards, such as whether the application includes sufficient evidence that the product candidate is safe and effective for the proposed indications, and whether the manufacturing methods and controls are adequate to assure and preserve the product’s identity, strength, quality, potency, and purity. As part of our review, the FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. Before approving a marketing application, the FDA typically will inspect the facility or facilities where the product is manufactured, referred to as a pre-approval inspection. The FDA will not approve an application unless it determines that the manufacturing processes and facilities, including contract manufacturers and subcontractors, are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications. Additionally, before approving a marketing application the FDA will inspect one or more clinical trial sites to assure compliance with applicable IND trial requirements and GCP. To assure cGMP and GCP compliance, an applicant must incur significant expenditure of time, money, and effort in the areas of training, record keeping, production, and quality control.

After evaluating the marketing application and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter (“CRL”). A CRL indicates that the review cycle of the application is complete, and the application will not be approved in our present form, and it describes all of the specific deficiencies that the FDA identified. A CRL generally contains a statement of specific conditions that must be met in order to secure final approval of the marketing application and may require additional clinical or preclinical testing for the FDA to reconsider the application. The deficiencies identified may be minor, for example, requiring labeling changes; or major, for example, requiring additional Phase III clinical trials. If a CRL is issued, the applicant may either: resubmit the marketing application, addressing all of the deficiencies identified in the letter; withdraw the application; or request an opportunity for a hearing. The FDA has the goal of reviewing 90% of application resubmissions in either two or six months of the resubmission date, depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA may issue an approval letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications.

Even if the FDA approves a product, it may limit the approved indications or populations for use of the product, require that contraindications, warnings, or precautions be included in the product labeling, including a boxed warning, require that post approval studies, including Phase IV clinical trials, be conducted to further assess a product’s safety and efficacy after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms under a REMS which can materially affect the potential market and profitability of the product. The FDA also may not approve label statements that are necessary for successful commercialization and marketing or may prevent or limit further marketing of a product based on the results of post marketing trials or surveillance programs.

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After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval. The FDA may also withdraw the product approval if compliance with regulatory standards are not maintained or if problems occur after the product reaches the marketplace. Further, should new safety information arise, additional testing, product labeling, or FDA notification may be required.

Patent Term Restoration

Depending upon the timing, duration, and specifics of FDA approval of our biological product candidates, some of our U.S. patents may be eligible for limited patent term extension. These patent term extensions permit a patent restoration term of up to five years as compensation for any patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one half the time between the effective date of an IND, and the submission date of a BLA, plus the time between the submission date of a BLA and the approval of that application. Only one patent applicable to an approved biological product is eligible for the extension, and the extension must be applied for prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.

Biosimilars and Exclusivity

The Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”) created an abbreviated approval pathway for biological products shown to be biosimilar to or interchangeable with an FDA licensed reference biological product. To date, a number of biosimilars have been licensed under the BPCIA, and numerous biosimilars have been approved in Europe. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.

Biosimilarity, which requires no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be demonstrated through analytical studies, animal studies, and a clinical trial or trials. There must be no difference between the reference product and a biosimilar product in mechanism of action, conditions of use, route of administration, dosage form, and strength. A biosimilar product may be deemed interchangeable with the reference product if it meets the higher hurdle of demonstrating that it can be expected to produce the same clinical results as the reference product in any given patient and, for products administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic without such alternation or switching. Upon licensure by the FDA, an interchangeable biosimilar may be substituted for the reference product without the intervention of the health care provider who prescribed the reference product, although to date no such products have been approved for marketing in the United States. Complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

A reference biologic is granted 12 years of data exclusivity from the time of first licensure of the product, and the first approved interchangeable biological product will be granted an exclusivity period of up to one year after it is first commercially marketed. However, certain changes and supplements to an approved BLA, and subsequent applications filed by the same sponsor, manufacturer, licensor, predecessor in interest, or other related entity do not qualify for the 12 year exclusivity period. As part of the CAA, Congress amended the PHSA in order to permit multiple interchangeable products approved on the same day to receive and benefit from this one year exclusivity period. If pediatric studies are performed and accepted by the FDA as responsive to a written request, the 12 year exclusivity period will be extended for an additional six months. In addition, the FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product. “First licensure” typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a supplement for the reference product for a subsequent application filed by the same sponsor or manufacturer of the reference product (or licensor, predecessor in interest or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength or for a modification to the structure of the biological product that does not result in a change in safety, purity or potency. Therefore, one must determine whether a new product includes a modification to the structure of a previously licensed product that results in a change in safety, purity, or potency to assess whether the licensure of the new product is a first licensure that triggers our own period of exclusivity. Whether a subsequent application, if approved, warrants exclusivity as the “first licensure” of a biological product is determined on a case-by-case basis with data submitted by the sponsor.

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The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, recent government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.

Pediatric Exclusivity

Pediatric exclusivity is a type of non-patent marketing exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity or listed patents. This six month exclusivity may be granted if a sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or patent protection cover the product are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve another application. The issuance of a written request does not require the sponsor to undertake the described studies.

Orphan Product Designation and Exclusivity

The Orphan Drug Act provides incentives for the development of products for rare diseases or conditions. Specifically, sponsors may apply for and receive ODD if a product candidate is intended to treat a rare disease or condition, which is generally a disease or condition affecting less than 200,000 individuals in the United States, or affecting more than 200,000 in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States will be recovered from United States sales. Additionally, sponsors must present a plausible hypothesis for clinical superiority to obtain ODD if there is a product already approved by the FDA that that is considered by the FDA to be the same as the already approved product and is intended for the same indication. This hypothesis for clinical superiority must be demonstrated to obtain orphan exclusivity. ODD must be requested before submitting a marketing application for the product candidate and does not convey any advantage in or shorten the duration of the regulatory review and approval process. If granted, ODD entitles the applicant to financial incentives such as opportunities for grant funding towards clinical study costs, tax advantages, and certain user fee waivers. After the FDA grants ODD, the identity of the therapeutic agent and its potential orphan use will be disclosed publicly by the FDA; the posting will also indicate whether the drug or biologic is no longer designated as an orphan product. More than one product candidate may receive an orphan designation for the same indication.

In addition, if a product candidate receives FDA approval for the indication for which it has ODD, the product is generally entitled to orphan exclusivity, which means the FDA may not approve any other application to market a product containing the same active moiety for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity. A product is clinically superior if it is safer, more effective or makes a major contribution to patient care. Thus, orphan drug exclusivity could block the approval of one of our potential products for seven years if a competitor obtains approval of the same product as defined by the FDA and we are not able to show the clinical superiority of our product candidate or if our product candidate’s indication is determined to be contained within the competitor’s product orphan indication. In addition, the FDA will not recognize orphan drug exclusivity if a sponsor fails to demonstrate upon approval that the product is clinically superior to a previously approved product containing the same active moiety for the same orphan condition, regardless of whether or not the previously approved product was designated an orphan drug or had orphan drug exclusivity. A product that has received ODD may not receive orphan exclusivity if it is approved for a use that is broader than the indication for which it received the designation. Orphan exclusivity does not prevent the FDA from approving a different drug or biological product for the same disease or condition, or the same product for a different disease or condition.

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Recent court cases have challenged the FDA’s approach to determining the scope of orphan drug exclusivity; however, at this time the agency continues to apply our long standing interpretation of the governing regulations and has stated that it does not plan to change any orphan drug implementing regulations.

Fast Track, Breakthrough Therapy and Priority Review Designations

The FDA is authorized to designate certain products for expedited development or review if they are intended for the treatment of serious or life threatening diseases or conditions and demonstrate the potential to address unmet medical needs or present a significant improvement over existing therapy. These programs include fast track designation, breakthrough therapy designation and priority review designation.

To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a product candidate is intended to treat a serious or life threatening disease or condition and demonstrates the potential to address an unmet medical need by providing a therapy where none exists or a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. Fast track designation provides opportunities for more frequent interactions with the FDA review team to expedite development and review of the product. In addition, the FDA may initiate review of sections of a marketing application before the application is complete. This “rolling review” is available if the applicant provides and the FDA approves a schedule for the submission of the application sections and the sponsor pays any required user fees upon submission of the first section of the application. In some cases, a product with fast track designation may be eligible for accelerated approval or priority review if the relevant criteria are met. The FDA may rescind, or the sponsor may forfeit, fast track designation if the designation is no longer supported by data emerging from the clinical trial process.

Under the provisions of the Food and Drug Administration Safety and Innovation Act, enacted in 2012, a sponsor may request designation of a product candidate as a “breakthrough therapy.” A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drug or biologic, to treat a serious or life threatening disease or condition, and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Products designated as breakthrough therapies are eligible for the same benefits described above for fast-track designation, as well as intensive guidance on an efficient development program beginning as early as Phase I trials, and a commitment from the FDA to involve senior managers and experienced review staff in a proactive collaborative and cross disciplinary review. Drugs or biologics designated as breakthrough therapies are also eligible for accelerated approval of their respective marketing applications.

Finally, the FDA may grant priority review designation to product candidates that are intended to treat serious conditions and, if approved, would provide significant improvements in the safety or effectiveness over existing therapies. The FDA determines at the time that the marketing application is submitted, on a case-by-case basis, whether the proposed drug or biologic represents a significant improvement in treatment, prevention or diagnosis of disease when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment limiting reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, or evidence of safety and effectiveness in a new subpopulation. A priority review designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months for an original application from the date of filing.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Furthermore, fast track designation, breakthrough therapy designation and priority review do not change the standards for approval and may not ultimately expedite the development or approval process.

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Accelerated Approval

In addition, products studied for their safety and effectiveness in treating serious or life threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval from the FDA and may be approved on the basis of adequate and well controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval for such a drug or biologic when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on IMM and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA will require that a sponsor of a drug receiving accelerated approval perform post marketing clinical trials to verify and describe the predicted effect on IMM or other clinical endpoint, and the product may be subject to expedited withdrawal procedures. Drugs and biologics granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit but is not a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a drug or biologic, such as an effect on IMM. The FDA has limited experience with accelerated approvals based on intermediate clinical endpoints but has indicated that such endpoints generally may support accelerated approval when the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate long term clinical benefit of a drug or biologic.

The accelerated approval pathway is most often used in settings in which the course of a disease is long, and an extended period of time is required to measure the intended clinical benefit of a drug or biologic, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. For example, accelerated approval has been used extensively in the development and approval of drugs and biologics for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large clinical trials to demonstrate a clinical or survival benefit.

The accelerated approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post approval confirmatory studies to verify and describe the drug’s clinical benefit. As a result, a product candidate approved on this basis is subject to rigorous post marketing compliance requirements, including the completion of Phase IV or post approval clinical trials to establish the effect on the clinical endpoint. Failure to conduct required post approval studies, or to confirm the predicted clinical benefit of the product during post marketing studies, would allow the FDA to withdraw approval of the drug. As part of the CAA, Congress provided FDA additional statutory authority to mitigate potential risks to patients from continued marketing of ineffective drugs previously granted accelerated approval. Under the act’s amendments to the FDCA, the FDA may require the sponsor of a product granted accelerated approval to have a confirmatory trial underway prior to approval. The sponsor must also submit progress reports on a confirmatory trial every six months until the trial is complete, and such reports are published on the FDA’s website. The amendments also give the FDA the option of using expedited procedures to withdraw product approval if the sponsor’s confirmatory trial fails to verify the claimed clinical benefits of the product.

All promotional materials for product candidates being considered and approved under the accelerated approval program are subject to prior review by the FDA.

Post-Approval Requirements

Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, monitoring and record keeping requirements, reporting of adverse experiences with the product, periodic reporting requirements, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, as well as advertising and promotion requirements, which include, among others, standards for direct to consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved uses (known as off label use), limitations on industry sponsored scientific and educational activities, and requirements for promotional activities involving the internet.

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After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval of a new BLA or a supplement, which may require the applicant to develop additional data or conduct additional preclinical studies and clinical trials. The FDA may also place other conditions on approvals, including the requirement for a REMS, to assure the safe use of the product. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products.

In addition, quality control and manufacturing procedures must continue to conform to applicable manufacturing requirements after approval to ensure the quality and long term stability of the product. The cGMP regulations include requirements relating to organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports and returned or salvaged products. The manufacturing facilities for our product candidates must meet cGMP requirements and satisfy the FDA or comparable foreign regulatory authorities before any product is approved and our commercial products can be manufactured. We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products in accordance with cGMP regulations. These third-party manufacturers must comply with cGMP regulations that require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers, including third-party manufacturers, and other entities involved in the manufacture and distribution of approved biologics are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Future inspections by the FDA and other regulatory agencies may identify compliance issues at the facilities of our CMOs that may disrupt production or distribution or require substantial resources to correct. In addition, the discovery of conditions that violate these rules, including failure to conform to cGMP regulations, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved BLA, including, among other things, voluntary recall and regulatory sanctions as described below.

The FDA also strictly regulates marketing, labeling, advertising, and promotion of products that are placed on the market. A company can make only those claims relating to a product that are approved by the FDA. Physicians, in their independent professional medical judgment, may prescribe legally available products for unapproved indications that are not described in the product’s labeling and that differ from those tested and approved by the FDA. Biopharmaceutical companies, however, are required to promote their products only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off label uses, and a company that is found to have improperly promoted off label uses may be subject to significant liability, including, but not limited to, criminal and civil penalties under the FDCA and False Claims Act (the “FCA”), exclusion from participation in federal health care programs, mandatory compliance programs under corporate integrity agreements, suspension and debarment from government contracts, and refusal of orders under existing government contracts.

Moreover, the DSCSA was enacted with the aim of building an electronic system to identify and trace certain prescription drugs distributed in the United States, including most biological products. The DSCSA imposes phased in and resource intensive obligations on biopharmaceutical manufacturers, wholesale distributors, and dispensers related to product tracking and tracing over a 10 year period that was culminated in November 2023. Among the requirements of this legislation, manufacturers are required to provide certain information regarding the products to wholesale distributors and dispensers to which product ownership is transferred, label products with a product identifier, and keep certain records regarding the product. A manufacturer must also verify that purchasers of the manufacturer’s products are appropriately licensed. Further, under this legislation, manufacturers have product investigation, quarantine, disposition, and notification responsibilities related to counterfeit, diverted, stolen, and intentionally adulterated products that would result in serious adverse health consequences of death to humans, as well as products that are the subject of fraudulent transactions or which are otherwise unfit for distribution such that they would be reasonably likely to result in serious health consequences or death.

FDA’s post market requirements are continuously evolving, and additional requirements may apply. For instance, in March 2020, the U.S. Congress passed the CARES Act, which includes various provisions regarding FDA drug shortage reporting requirements, as well as provisions regarding supply chain security, such as risk management plan requirements, and the promotion of supply chain redundancy and domestic manufacturing. Any changes of law may require that we modify how we conduct our business and may require additional expenditure to ensure that we are in compliance.

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Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in significant regulatory actions. Such actions may include refusal to approve pending applications, license or approval suspension or revocation, imposition of a clinical hold or termination of clinical trials, warning letters, untitled letters, cyber letters, modification of promotional materials or labeling, provision of corrective information, imposition of post market requirements including the need for additional testing, imposition of distribution or other restrictions under a REMS, product recalls, product seizures or detentions, refusal to allow imports or exports, total or partial suspension of production or distribution, FDA debarment, injunctions, fines, consent decrees, corporate integrity agreements, suspension and debarment from government contracts, and refusal of orders under existing government contracts, exclusion from participation in federal and state health care programs, restitution, disgorgement, or civil or criminal penalties, including fines and imprisonment, and adverse publicity, among other adverse consequences.

Additional Controls for Biologics

To help reduce the increased risk of the introduction of adventitious agents, the PHSA emphasizes the importance of manufacturing controls for products whose attributes cannot be precisely defined. The PHSA also provides authority to the FDA to immediately suspend licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases in the United States and between states.

After a BLA is approved, the product may also be subject to official lot release as a condition of approval. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing the results of all of the manufacturer’s tests performed on the lot. The FDA may also perform certain confirmatory tests on lots of some products before releasing the lots for distribution by the manufacturer.

In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products.

Fraud and Abuse, Data Privacy and Security, and Transparency Laws and Regulations

Although we currently do not have any products on the market, our business activities and current and future arrangements with investigators, health care professionals, consultants, third-party payors and customers may be subject to regulation and enforcement by numerous federal and state regulatory and law enforcement authorities in the United States in addition to the FDA, including potentially the Department of Justice, the HHS and our various divisions, including the Centers for Medicare and Medicaid Services, or CMS, and the Health Resources and Services Administration, the Department of Veterans Affairs, the Department of Defense, and state and local governments. Our business activities must comply with numerous health care laws, including but not limited to, Anti-Kickback and false claims laws and regulations as well as data privacy and security laws and regulations, which are described below, as well as state and federal consumer protection and unfair competition laws.

The federal Anti-Kickback Statute, which regulates, among other things, marketing practices, educational programs, pricing policies, and relationships with health care providers or other entities, prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting, or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order, or the referral to another for the furnishing or arranging for the furnishing of any item or service reimbursable under Medicare, Medicaid, or other federal health care programs, in whole or in part. The term “remuneration” has been interpreted broadly to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between biopharmaceutical industry members on one hand and prescribers, purchasers, formulary managers, and beneficiaries on the other. There are certain statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly, and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of our facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal health care covered business, including purchases of products paid by federal health care programs, the statute has been violated. The ACA also modified the intent requirement under the Anti-Kickback Statute to a stricter standard, such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA also provided that a violation of the federal Anti-Kickback Statute is grounds for the government or a whistleblower to assert that a claim for payment of items or services resulting from such violation constitutes a false or fraudulent claim for purposes of the federal civil FCA.

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The federal civil FCA prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal government, knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or avoiding, decreasing, or concealing an obligation to pay money to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The civil FCA has been used to assert liability on the basis of kickbacks and other improper referrals, improperly reported government pricing metrics such as Best Price or Average Manufacturer Price, improper use of Medicare provider or supplier numbers when detailing a provider of services, improper promotion of off label uses, and allegations as to misrepresentations with respect to products, contract requirements, and services rendered. Intent to deceive is not required to establish liability under the civil FCA. The civil FCA actions may be brought by the government or may be brought by private individuals on behalf of the government, called “qui tam” actions. If the government decides to intervene in a qui tam action and prevails in the lawsuit, the individual will share in the proceeds from any fines or settlement funds. If the government declines to intervene, the individual may pursue the case alone. The civil FCA provides for treble damages and a civil penalty for each false claim, such as an invoice or pharmacy claim for reimbursement, which can aggregate into millions of dollars. For these reasons, since 2004, FCA lawsuits against biopharmaceutical companies have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements regarding certain sales practices and promoting off label uses. Civil FCA liability may further be imposed for known Medicare or Medicaid overpayments, for example, overpayments caused by understated rebate amounts that are not refunded within 60 days of discovering the overpayment, even if the overpayment was not caused by a false or fraudulent act. In addition, conviction, or civil judgment for violating the federal civil FCA may result in exclusion from federal health care programs, suspension and debarment from government contracts, and refusal of orders under existing government contracts.

The government may further prosecute conduct constituting a false claim under the criminal FCA.

The criminal FCA prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious, or fraudulent and, unlike the civil FCA, requires proof of intent to submit a false claim.

The civil monetary penalties statute is another potential statute under which biopharmaceutical companies may be subject to enforcement. Among other things, the civil monetary penalties statue imposes fines against any person who is determined to have knowingly presented, or caused to be presented, claims to a federal health care program that the person knows, or should know, is for an item or service that was not provided as claimed or is false or fraudulent.

The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), also created federal criminal statutes that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, a health care benefit program, regardless of whether the payor is public or private, in connection with the delivery or payment for health care benefits, knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense and knowingly and willfully falsifying, concealing, or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, health care benefits, items, or services relating to health care matters. Additionally, the ACA amended the intent requirement of certain of these criminal statutes under HIPAA so that a person or entity no longer needs to have actual knowledge of the statute, or the specific intent to violate it, to have committed a violation.

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Under the federal Physician Payments Sunshine Act and our implementing regulations, manufacturers of biologics for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program (with certain exceptions) must make annual reports to CMS regarding payments and other transfers of value made to or at the request of covered recipients, such as, but not limited to, physicians, physician assistants, nurse practitioners, clinical nurse specialists, and certified registered nurse anesthetists and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family. Certain payments for clinical trials are included within the ambit of this law. CMS makes the reported information publicly available.

Further, we may be subject to data privacy and security regulation by both the federal government and the states in which it conducts our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), and our respective implementing regulations impose requirements on covered entities relating to the privacy, security, and transmission of individually identifiable health information, known as protected health information. Among other things, the HITECH Act, through our implementing regulations, makes HIPAA’s security standards and certain privacy standards directly applicable to business associates, defined as a person or organization, other than a member of a covered entity’s workforce, that creates, receives, maintains, or transmits protected health information on behalf of a covered entity for a function or activity regulated by HIPAA. The HITECH Act also strengthened the civil and criminal penalties that may be imposed against covered entities, business associates, and individuals, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, other federal and state laws, such as the California Consumer Privacy Act, may govern the privacy and security of health and other information in certain circumstances, many of which differ from each other in significant ways and may not be preempted by HIPAA, thus complicating compliance efforts.

Many states have also adopted laws similar to each of the above federal laws, which may be broader in scope and apply to items or services reimbursed by any third party payor, including commercial insurers. Certain state laws also regulate sponsors’ use of prescriber identifiable data. Certain states also require implementation of commercial compliance programs and compliance with the pharmaceutical industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government, or otherwise restrict payments or the provision of other items of value that may be made to health care providers and other potential referral sources; impose restrictions on marketing practices; or require sponsors to track and report information related to payments, gifts, and other items of value to physicians and other health care providers. Furthermore, to distribute products commercially, we must comply with state laws requiring the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Recently, states have enacted or are considering legislation intended to make drug prices more transparent and deter significant price increases, typically as consumer protection laws. These laws may affect our future sales, marketing, and other promotional activities by imposing administrative and compliance burdens.

If our operations are found to be in violation of any of the laws or regulations described above or any other laws that apply to us, we may be subject to penalties or other enforcement actions, including criminal and significant civil monetary penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government health care programs, corporate integrity agreements, suspension and debarment from government contracts and nonprocurement transactions such as grants, and refusal of orders under existing government contracts, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results operations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post marketing requirements, including safety surveillance, antifraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to health care professionals.

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Coverage and Reimbursement Generally

The commercial success of our product candidates and our ability to commercialize any approved product candidates successfully will depend in part on the extent to which governmental payor programs at the federal and state levels, including Medicare and Medicaid, private health insurers, and other third-party payors provide coverage for and establish adequate reimbursement levels for our product candidates. Government authorities, private health insurers, and other organizations generally decide which therapeutics they will pay for and establish reimbursement levels for health care. A growing trend in recent years is the containment of health care costs.

Accordingly, governmental payors are increasingly trying to control therapeutic prices through reimbursement restrictions, rebates, mandatory discounts, and formulary restrictions, among other strategies.

Medicare is a federal health care program administered by the federal government that covers individuals aged 65 and over as well as individuals with certain disabilities. Drugs and biologics may be covered under one or more sections of Medicare depending on the nature of the product and the conditions associated with and site of administration. For example, under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which provide coverage for outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Parts A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level.

Medicare Part B covers most injectable drugs and biologics given in an in-patient setting and some products administered by a licensed medical provider in hospital outpatient departments and doctors’ offices. Medicare Part B is administered by Medicare Administrative Contractors, which generally have the responsibility of making coverage decisions. Subject to certain payment adjustments and limits, Medicare generally pays for a Part B covered drug or biologic based on a percentage of manufacturer reported average sales price, which is regularly updated. We believe that our product candidates, which are intended to be administered by a health care professional in a clinical environment, will be subject to the Medicare Part B rules.

In the United States, the European Union, and other markets for our product candidates, government authorities and third-party payors are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which often has resulted in average selling prices lower than they would otherwise be and sometimes at or below the provider’s acquisition cost. In the United States, it is also common for government and private health plans to use coverage determinations to leverage rebates from sponsors in order to reduce the plans’ net costs. These restrictions and limitations influence the purchase of health care services and products and lower the realization on sponsors’ sales of prescription therapeutics. Third-party payors are developing increasingly sophisticated methods of controlling health care costs. Third-party payors may limit coverage to specific therapeutic products on an approved list, or formulary, which might not include all of the FDA approved products for a particular indication or might impose high copayment amounts to influence patient choice. Third-party payors also control costs by requiring prior authorization or imposing other dispensing restrictions before covering certain products and by broadening therapeutic classes to increase competition. Third-party payors are increasingly challenging the price and examining the medical necessity and cost effectiveness of medical products and services, in addition to their safety and efficacy. Absent clinical differentiators, third-party payors may treat products as therapeutically equivalent and base formulary decisions on net cost. To lower the prescription cost, sponsors frequently rebate a portion of the prescription price to the third-party payors. Recently, purchasers and third-party payors have begun to focus on the value of new therapeutics and have sought agreements in which price is based on achievement of performance metrics.

Federal programs also impose price controls through mandatory ceiling prices on purchases by federal agencies and federally funded hospitals and clinics and mandatory rebates on retail pharmacy prescriptions paid by Medicaid and Tricare. By example, payment or reimbursement of prescription therapeutics by Medicaid or Medicare requires sponsors to submit certified pricing information to CMS. The Medicaid Drug Rebate statute and state statutes requires sponsors to calculate and report price points, which are used to determine mandatory rebate payments or negotiate supplemental rebate payments on both the state and federal level and Medicaid payment rates for certain therapeutics. For therapeutics paid under Medicare Part B, sponsors must also calculate and report their Average Sales Price, which is used to determine the Medicare Part B payment rate. Furthermore, as a condition of receiving Medicare Part B reimbursement for eligible drugs or biologicals, the manufacturer is required to participate in other government health care programs, including the Medicaid Rebate Program and the 340B Drug Pricing Program. The Medicaid Drug Rebate Program requires biopharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of HHS as a condition for states to receive federal matching funds for the manufacturer’s outpatient therapeutic products furnished to Medicaid patients. Under the 340B Drug Pricing Program, the manufacturer must extend discounts to entities that participate in the program. In addition, therapeutics covered by certain government payor programs are subject to an additional inflation penalty which can substantially increase rebate payments. Certain states have also enacted laws that require that manufacturers report certain pricing information, including drug price increases. States laws may also limit the amount that prices may be increased or require negotiation of supplemental rebates for new drugs entering the market at price points determined to be high. Refusal to negotiate supplemental rebates can negatively affect market access and provider reimbursement.

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Private payors often rely on the lead of the governmental payors in rendering coverage and reimbursement determinations. Therefore, achieving favorable CMS coverage and reimbursement is usually a significant gating issue for successful introduction of a new product. In addition, government programs as a condition of participation mandate fixed discounts or rebates from sponsors regardless of formulary position or utilization and may utilize mechanisms such as formulary placement to attain further price reductions, which can greatly reduce realization on the sale.

Further, the increased emphasis on managed health care in the United States and on country and regional pricing and reimbursement controls in the European Union will put additional pressure on product pricing, reimbursement, and utilization, which may adversely affect our future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, competition within therapeutic classes, judicial decisions and governmental laws and regulations related to Medicare, Medicaid, and health care reform, biopharmaceutical coverage and reimbursement policies, and pricing in general. Patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third party payors to reimburse all or part of the associated health care costs. Sales of our product candidates will therefore depend substantially, both domestically and abroad, on the extent to which the costs of our products will be paid by health maintenance, managed care, pharmacy benefit and similar health care management organizations, or reimbursed by government health administration authorities, such as Medicare and Medicaid, private health insurers, and other third party payors.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. Some countries provide that drug products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost effectiveness of our product candidate to currently available therapies (so called health technology assessment, or HTA) in order to obtain reimbursement or pricing approval. For example, the European Union provides options for our member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product, or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. Other member states allow companies to fix their own prices for drug products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to by significantly lower.

As a result of the above, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost effectiveness of our products, in addition to the costs required to obtain marketing approvals in the United States and in other jurisdictions. Our product candidates may not be considered medically necessary or cost effective, or the rebate percentages required to secure coverage may not yield an adequate margin over cost. Additionally, companies are increasingly finding it necessary to establish bridge programs to assist patients access new therapies during protracted initial coverage determination periods.

Moreover, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved or that significant price concessions will not be required to avoid restrictive conditions. High health plan copayment requirements may result in patients refusing prescriptions or seeking alternative therapies. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in therapeutic development. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future. Legislative proposals to reform health care or reduce costs under government insurance programs may result in lower reimbursement for our products and product candidates or exclusion of our products and product candidates from coverage. The cost containment measures that health care payors and providers are instituting and any health care reform could significantly reduce our revenues from the sale of any approved product candidates. We cannot provide any assurances that we will be able to obtain and maintain third party coverage or adequate reimbursement for our product candidates in whole or in part.

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Health Care Reform Measures

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the health care system that could prevent or delay marketing approval of product and therapeutic candidates, restrict or regulate post approval activities, and affect the ability to profitably sell product and therapeutic candidates that obtain marketing approval. The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit, or delay regulatory approval of our product and therapeutic candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we otherwise may have obtained and we may not achieve or sustain profitability, which would adversely affect our business, prospects, financial condition, and results of operations. Moreover, among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in health care systems with the stated goals of containing health care costs, improving quality and/or expanding access.

For example, the ACA, was enacted in March 2010, and has had a significant impact on the health care industry in the United States. The ACA expanded coverage for the uninsured while at the same time containing overall health care costs. With regard to biopharmaceutical products, the ACA, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, established annual fees on manufacturers of certain branded prescription drugs, and created a new Medicare Part D coverage gap discount program. Additionally, the CREATES Act, which became law on December 20, 2019, aims to address the concern articulated by both the FDA and others in the industry that some brand manufacturers have improperly restricted the distribution of their products, including by invoking the existence of a REMS for certain products, to deny generic product developers access to samples of brand products. Because generic product developers need samples to conduct certain comparative testing required by the FDA, some have attributed the inability to timely obtain samples as a cause of delay in the entry of generic products. To remedy this concern, the CREATES Act establishes a private cause of action that permits a generic product developer to sue the brand manufacturer to compel it to furnish the necessary samples on “commercially reasonable, market based terms.” Whether and how generic product developments will use this new pathway, as well as the likely outcome of any legal challenges to provisions of the CREATES Act, remain highly uncertain and the potential effects on any of our future commercial products are unknown.

Following several years of litigation in the federal courts, in June 2021, the U.S. Supreme Court upheld the ACA when it dismissed a legal challenge to the ACA’s constitutionality. Further legislative and regulatory changes under the ACA remain possible, but it is unknown what form any such changes or any law would take and how or whether it may affect the biopharmaceutical industry as a whole or our business in the future. We expect that changes or additions to the ACA, the Medicare and Medicaid programs, and changes stemming from other health care reform measures, especially with regard to health care access, financing, or other legislation in individual states, could have a material adverse effect on the health care industry in the United States.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA that affect health care expenditures. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and was extended by the Consolidated Appropriations Act for 2023 and will remain in effect through 2032 unless additional Congressional action is taken.

Moreover, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. In May 2019, HHS issued a final rule to allow Medicare Advantage plans the option to use step therapy for Part B drugs beginning January 1, 2020. This final rule codified an HHS policy change that was effective January 1, 2019.

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More recently, in August 2022, President Biden signed into the law the IRA. Among other things, the IRA has multiple provisions that may impact the prices of drug products that are both sold into the Medicare program and throughout the United States. Starting in 2023, a manufacturer of a drug or biological product covered by Medicare Parts B or D must pay a rebate to the federal government if the drug product’s price increases faster than the rate of inflation. This calculation is made on a drug product by drug product basis and the amount of the rebate owed to the federal government is directly dependent on the volume of a drug product that is paid for by Medicare Parts B or D. Additionally, starting in payment year 2026, CMS will negotiate drug prices annually for a select number of single source Part D drugs without generic or biosimilar competition. CMS will also negotiate drug prices for a select number of Part B drugs starting for payment year 2028. If a drug product is selected by CMS for negotiation, it is expected that the revenue generated from such drug will decrease.

Individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In December 2020, the U.S. Supreme Court held unanimously that federal law does not preempt the states’ ability to regulate PBMs and other members of the health care and pharmaceutical supply chain, an important decision that may lead to further and more aggressive efforts by states in this area.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. We expect that additional state and federal health care reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for health care products and services, including any future drug products for which we secure marketing approval.

The Foreign Corrupt Practices Act

The FCPA prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party, or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. Activities that violate the FCPA, even if they occur wholly outside the United States, can result in criminal and civil fines, imprisonment, disgorgement, oversight, and suspension and debarment from government contracts, and refusal of orders under existing government contracts.

EU Drug Development

In the European Union, our product candidates and products, should they receive marketing authorization in the European Union, will be subject to extensive regulatory requirements. As in the United States, medicinal products can be marketed only if a marketing authorization from the competent regulatory agencies has been obtained. Similar to the United States, the various phases of preclinical and clinical research in the European Union are subject to significant regulatory controls. Although the EU Clinical Trials Directive 2001/20/EC has sought to harmonize the European Union clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the European Union, the European Union member states (the “Member States”) have transposed and applied the provisions of the directive differently. This has led to some variations in the member state regimes.

In April 2014, the Clinical Trials Regulation, (EU) No 536/2014, was adopted and it became effective on January 31, 2022. The Clinical Trials Regulation will be directly applicable in all of the European Union Member States, repealing the current Clinical Trials Directive 2001/20/EC. The extent to which ongoing clinical trials will be governed by the Clinical Trials Regulation will depend on when the clinical trial is initiated or on the duration of an ongoing trial. As of January 2023, all new clinical trials must comply with the Clinical Trials Regulation. In addition, any clinical trial that was already under way as of January 1, 2023, and continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable (i.e., January 31, 2025), the Clinical Trials Regulation will at that time begin to apply to the clinical trial.

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The Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single entry point, the “EU portal” or Clinical Trial Information System; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed by the competent authorities of all EU Member States in which an application for authorization of a clinical trial has been submitted (Member States concerned). Part II is assessed separately by each Member State concerned. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the concerned EU Member State.

European Data Collection

The collection and use of personal health data in the European Union is governed by the General Data Protection Regulation (the “GDPR”). The GDPR applies to any company established in the EEA and to companies established outside the EEA that process personal data in connection with the offering of goods or services to data subjects in the EEA or the monitoring of the behavior of data subjects in the EEA. The GDPR establishes stringent requirements applicable to the processing of personal data, including strict requirements relating to the validity of consent of data subjects, expanded disclosures about how personal data is used, requirements to conduct data protection impact assessments for “high risk” processing, limitations on retention of personal data, special provisions affording greater protection to, and requiring additional compliance measures for, “special categories of personal data” including health and genetic information of data subjects, mandatory data breach notification (in certain circumstances), “privacy by design” requirements, and direct obligations on service providers acting as processors. The GDPR also prohibits the international transfer of personal data from the EEA to countries outside of the EEA unless made to a country deemed to have adequate data privacy laws by the European Commission or a data transfer mechanism has been put in place. Failure to comply with the GDPR requirements may subject an entity to litigation, regulatory investigations, enforcement notices and/or fines of up to 20 million Euros or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, as well as compensation claims by affected individuals, negative publicity, reputational harm and a potential loss of business and goodwill.

The GDPR may also impose additional compliance obligations relating to the transfer of data between companies and their subsidiaries or other business partners. For example, on July 16, 2020, the Court of Justice of the European Union (the “CJEU”), issued a landmark opinion in the case Maximilian Schrems vs. Facebook (Case C 311/18), called Schrems II. This decision (a) calls into question commonly relied upon data transfer mechanisms as between the EU Member States and the United States (such as the Standard Contractual Clauses) and (b) invalidates the EU U.S. Privacy Shield on which many companies had relied as an acceptable mechanism for transferring such data from the EU to the United States. The CJEU is the highest court in Europe and the Schrems II decision heightens the burden on data importers to assess U.S. national security laws on their business and future actions of EU data protection authorities are difficult to predict.

United Kingdom Regulation

As of January 1, 2021, EU law no longer directly applies in the United Kingdom. The United Kingdom has adopted existing EU medicines regulation as standalone UK legislation with some amendments to reflect procedural and other requirements with respect to marketing authorizations and other regulatory provisions.

In order to market medicines in the United Kingdom, manufacturers must hold a UK authorization. On January 1, 2021, all EU marketing authorizations were converted to UK marketing authorizations subject to a manufacturer opt out. UK medicines legislation is subject to future regulatory change under the Medicines and Medical Devices Act 2021, which sets out a framework for the adoption of medicines regulation. Guidance issued by the Medicines and Healthcare products Regulatory Agency, or MHRA, states that the United Kingdom will have the power to take into account marketing authorizations made under the EU decentralized and mutual recognition procedures. In addition, the MHRA’s guidance has been updated to refer to new national licensing procedures including new routes of evaluation for novel and biotechnological products.

Different rules will apply in Northern Ireland following implementation of the Northern Ireland Protocol. In Northern Ireland, EU central marketing applications will continue to apply.

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The Trade and Cooperation Agreement between the EU and the United Kingdom (the “TCA”) contains an Annex in relation to medicinal products with the objective of facilitating availability of medicines, promotion of public health and consumer protection in respect of medicinal products. The Annex provides for mutual recognition of good manufacturing practice inspections and certificates, meaning that manufacturing facilities do not need to undergo duplicate inspections for the two markets. The Annex establishes a Working Group on Medicinal Products (as defined in the TCA) to deal with matters under the TCA, facilitate co-operation and for the carrying out of technical discussions. It is expected that further bilateral discussions will continue with respect to regulatory areas not the subject of the TCA, including pharmacovigilance. The TCA also does not include reciprocal arrangements for the recognition of batch testing certification. However, the United Kingdom has listed approved countries, including the EEA which will enable United Kingdom importers and wholesales to recognize certain certification and regulatory standards. The European Commission has not adopted such recognition procedures.

Relatedly, following the United Kingdom’s withdrawal from the European Union, the GDPR has been implemented in the United Kingdom (as the UK GDPR). The UK GDPR sits alongside the UK Data Protection Act 2018 which implements certain derogations in the EU GDPR into United Kingdom law. Under the UK GDPR, companies not established in the United Kingdom but who process personal data in relation to the offering of goods or services to individuals in the United Kingdom, or to monitor their behavior will be subject to the UK GDPR the requirements of which are (at this time) largely aligned with those under the EU GDPR and as such, may lead to similar compliance and operational costs with potential fines of up to £17.5 million or 4% of global turnover. In 2022, the UK government proposed and debated the Data Protection and Digital Information Bill to harmonize the 2018 Data Protection Act, UK GDPR, and the Privacy and Electronic Communications Regulations under one legislative framework. However, progress on the bill stalled as the government continues to assess the most optimal approach to data protection reform.

Rest of the World Regulation

For other countries outside of the European Union and the United States, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. Additionally, clinical trials to support applications for marketing authorization in such jurisdictions must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki. If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, and criminal prosecution.

Human Capital

As of November 6, 2023, Legacy Serina had eleven employees, nine of whom were full time, four of whom have Ph.D. or M.D. degrees, and eight are engaged in research and development and manufacturing activities. We do not have any employees represented by a labor union or covered under a collective bargaining agreement.

Talent Acquisition and Retention

We recognize our employees largely contribute to our success. To this end, we support business growth by seeking to attract and retain best in class talent. We use internal and external resources to recruit highly skilled candidates for open positions. We believe that we are able to attract and retain superior talent as measured by our minimal turnover rate and high employee service tenure.

Total Rewards

Our total rewards philosophy has been to create investment in our workforce by offering a competitive compensation and benefits package. We provide employees with compensation packages including base salary, annual incentive bonuses, and long-term equity incentive awards. We also offer comprehensive employee benefits, such as life, disability, and health insurance, health savings and flexible spending accounts, paid time off, and a 401(k) plan. It is our express intent to be an employer of choice in our industry by providing a market competitive compensation and benefits package.

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Diversity, Equity, and Inclusion

We believe that a diverse workforce is critical to our success. Our mission is to value differences in races, ethnicities, religions, nationalities, genders, ages, and sexual orientations, as well as education, skill sets, and experience. We are focused on inclusive hiring practices, fair and equitable treatment, organizational flexibility, and training and resources.

Training and Development

We believe in encouraging employees in becoming lifelong learners by providing ongoing learning and leadership training opportunities. While we strive to provide real time recognition of employee performance, we have a formal annual review process not only to determine pay and equity adjustments tied to individual contributions, but to identify areas where training and development may be needed.

Facilities

Our current headquarters is comprised of 7,641 square feet of office and laboratory space. The lease term is two years for the office space and five years for the laboratory space. The current annual rent is $224,802 with a no annual increase. The lease termination date is October 31, 2025 for the office space and January 31, 2028 for the laboratory space. We believe that the space is adequate to meet our near term needs.

Legal Proceedings

From time to time, we may become involved in litigation or legal proceedings relating to claims arising from the ordinary course of our business. We are not currently a party to any material legal proceedings.

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MANAGEMENT

As of April 30, 2024, our board of directors (and our committees) and our executive officers were as follows:

Name	Age	Position
Steven Ledger	64	Interim Chief Executive Officer and Class II Director
Andrea Park	52	Interim Chief Financial Officer and Chief Accounting Officer
Randall Moreadith, M.D., Ph.D.	69	Chief Scientific Officer
Tacey Viegas, Ph.D.	66	Chief Operating Officer; Secretary
Gregory M. Bailey, M.D.	68	Class III Director
Steven Mintz	57	Class I Director
Remy Gross	54	Class I Director
J. Milton Harris, Ph.D.	83	Class II Director
Richard Marshall, M.D., Ph.D.	57	Class III Director
Balkrishan “Simba” Gill, Ph.D.	60	Chairman of the Board and Class I Director

Class I directors have a term expiring at the annual meeting of stockholders in 2024, Class II directors have a term expiring at the annual meeting of stockholders in 2025 and Class III directors have a term expiring at the annual meeting of stockholders in 2026.

Pursuant to the terms of the Merger Agreement, (i) (a) Remy Gross was appointed to the board of directors as a designee of both AgeX and Legacy Serina, (b) J. Milton Harris and Steven Ledger were each appointed to the board of directors as a designee of Legacy Serina, and (c) Gregory Bailey remained on the board of directors and Richard Marshall was appointed to the board of directors as a designee of AgeX. In addition, Steven Mintz remained on the board of directors following completion of the Merger. Each of our non-employee directors will be eligible to receive compensation pursuant to our non-employee director compensation policy.

Executive Officers

Steve Ledger has served as Legacy’s Serina Chief Financial Officer since June 2021 and as a member of the Legacy Serina Board since December 2022. Mr. Ledger will serve as our Interim Chief Executive Officer. We have engaged an executive search firm to recruit a permanent Chief Executive Officer. Mr. Ledger will cease to be the Interim Chief Executive Officer of the Company but will remain as a Class II Director upon the hiring of the Chief Executive Officer. Mr. Ledger has more than 35 years of experience as an investor, board member, advisor, and in operational roles with early-stage companies. From 2018 to the present, Mr. Ledger has served as Managing Partner of Form & Fiction Ventures, Inc. (“FFV”), a venture studio that launches and invests in startup and seed stage companies focused on socially responsible initiatives. Mr. Ledger is a co-founder and board director of Entourage Genomics, Inc., a bioinformatics software company formed by FFV in June 2023. From 2018 to February 2022, Mr. Ledger served as an advisor at Caldwell Sutter Capital, Inc., an SEC registered broker dealer and investment management firm focused on value-based equity and debt securities. From 2002 to 2012, Mr. Ledger was the founder and managing member of Tamalpais Partners, LLC, the general partner to funds focused on special situations in the small capitalization public equity markets. Mr. Ledger received a B.A. in Economics from the University of Connecticut.

Our Board believes that Mr. Ledger is qualified to serve as a director based on his role as our Chief Financial Officer and his experience as an investor and advisor in the life sciences industry.

Andrea E. Park has served as Chief Financial Officer of AgeX since May 2020. Ms. Park served as AgeX’s Vice President of Finance and Controller from October 2019. Ms. Park will serve as our Interim Chief Financial Officer and our Chief Accounting Officer. It is anticipated that upon the hiring of the Chief Financial Officer, Ms. Park will cease to be the Interim Chief Financial Officer of the Company but will remain our Chief Accounting Officer. Ms. Park’s career spans over 24 years of public accounting and finance experience. Before joining AgeX, Ms. Park served as Vice President of Finance and Controller from June 2016 to September 2019 and as Corporate Controller from August 2009 to June 2016 for Lineage Cell Therapeutics, Inc., f/k/a BioTime, Inc. (“Lineage”). While at Lineage, Ms. Park was directly involved in the accounting and financial reporting of the public spin off and eventually the deconsolidation of three of our then subsidiaries including Asterias Biotherapeutics, Inc., Oncocyte Corporation and AgeX. Earlier in her career from 1996 to 2003, she worked in the audit and assurance practice at Deloitte. Ms. Park has a B.A. in Business Economics with Concentration in Accounting from the University of California, Santa Barbara.

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Randall Moreadith, M.D., Ph.D. has served as Legacy Serina’s President and Chief Executive Officer and as a member of the Legacy Serina Board since September 2010. Dr. Moreadith will serve as our Chief Scientific Officer. From July 2009 to December 2009, Dr. Moreadith was Chief Development Officer at Nektar where he led clinical and drug development programs that successfully moved several of the Nektar’s PEGylated small molecule drugs into clinical trials for four clinical indications (ovarian, breast, cervical and colorectal cancer) and the out-licensing efforts for the approved product now known as Movantik®. Prior to Nektar, Dr. Moreadith served as the Executive Vice President and Chief Medical Officer of Cardium Therapeutics, Inc. where he led the advancement of novel DNA-based adenoviral therapeutics into Phase IIb and Phase III late-stage development, from 2006 to 2008. Prior to Cardium, Dr. Moreadith served as Chief Medical Officer of Renovis, Inc. where he led the Clinical, Regulatory and Quality Assurance Groups in 2004 to 2005. From 1996 to 2003, Dr. Moreadith was co-Founder, President, and Chief Operating Officer of ThromboGenics, Ltd. (now Oxurion), a leader in the field of thrombosis drug development. During his tenure at ThromboGenics, the company advanced four biologics into mid-stage development, with one product later approved (Ocriplasmin™). Dr. Moreadith received his M.D. from Duke University and is trained clinically in Internal Medicine and Cardiovascular Diseases. Dr. Moreadith received his Ph.D. from Johns Hopkins University and following his Fellowship in Cardiology at Duke University, he joined the laboratory of Professor Philip Leder where he was a Howard Hughes Medical Institute Fellow in Genetics at Harvard Medical School. Dr. Moreadith was a member of the faculty of the University of Texas Southwestern Medical Center.

Tacey Viegas, Ph.D. has served as Legacy Serina’s Chief Operating Officer since 2006. Dr. Viegas will serve as our Chief Operating Officer and Secretary. Dr. Viegas has managed the discovery and early development activities for both synthetically- and biologically-derived therapeutic agents in the areas of oncology, neurology, influenza, psoriasis, and wound care. He has numerous patents and publications in the area of polymer therapeutics and pharmaceutics. Prior to joining Legacy Serina, Dr. Viegas served as Senior Director of Chemistry Manufacturing and Controls at Nektar. Prior to Nektar, Dr. Viegas was Executive Director in product development at Biocryst Pharmaceuticals, Inc. (“BioCryst”). During his combined tenures at Nektar and BioCryst, he was a co-inventor of nalexogol (Movantik®), etirinotecan pegol and was involved in the early development of peramivir (Rapivab™). Prior to BioCryst, Dr. Viegas was a Director, Product Development at MDV Technologies, Inc. from 1989 to 1994. Dr. Viegas received his B.S. in Chemistry and Pharmacy from Bangalore University, and his M.S. and Ph.D. in Pharmaceutical Sciences from the University of Mississippi.

Non-Employee Directors

Gregory H. Bailey, M.D. has served on the AgeX Board since August 2018 and served as the Chair of the AgeX Board from October 2018 until May 2022. Dr. Bailey has served as a member of the Legacy Serina Board since March 2023. Dr. Bailey is currently Executive Chairman of Juvenescence. From October 2017 until January 2023, Dr. Bailey served as the Chief Executive Officer of Juvenescence. Dr. Bailey is also a board director of Manx Financial Group, plc, BioHaven Ltd., SalvaRx Group, plc., and Portage Biotech, Inc. Dr. Bailey founded and served as a director of a number of private and public companies and previously served as a managing partner of Palantir Group, Inc., a merchant bank involved in a number of biotech company startups and financings. Dr. Bailey practiced emergency medicine for 10 years before entering finance. Dr. Bailey received his M.D. from the University of Western Ontario.

Our Board believes that Dr. Bailey is qualified to serve as a director based on his extensive experience in venture capital and in leadership positions in biotechnology companies, his technical background, and his perspective as the Executive Chairman of our largest single investor, Juvenescence.

Steven Mintz has served on the AgeX Board since January 2024 and has been a self-employed financial consultant since 1998 serving both private individuals and companies, as well as public companies in a variety of industries including mining, oil and gas, real estate and investment strategies. Mr. Mintz is currently President of St. Germain Capital Corp., a private consulting and investment firm. He is also a principal and Chief Financial Officer of the Minkids Group, a family investment and development company. Mr. Mintz is currently a director of Portage Biotech, Inc., a clinical-stage immuno-oncology company advancing multi-targeted therapies for cancer, and Pool Safe, Inc., a provider of technology-enabled products for the hospitality industry. Mr. Mintz previously served as a director of IM Cannabis (formerly Navasota Resources). Mr. Mintz graduated from the University of Toronto in 1989 and obtained his Chartered Accountant designation in June of 1992.

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Our Board believes that Mr. Mintz is qualified to serve as a director due to his extensive background in financial and accounting matters and his experience investing in the life science industry.

J. Milton Harris, Ph.D. served as Chair of the Legacy Serina Board of Directors since he co-founded Legacy Serina in 2006. Dr. Harris has more than 30 years of experience as a senior life sciences executive. Prior to founding Legacy Serina, he was the Founder and Chief Executive Officer of Shearwater. Shearwater was founded by Dr. Harris in 1992 and sold in 2001 to Inhale Therapeutics, Inc. (Inhale Therapeutics, Inc., subsequently changed its name to Nektar Therapeutics, Inc.). Shearwater successfully patented, manufactured, and partnered PEG technology that enabled multiple drug products including Neulasta® (Amgen) and Pegasys® (Roche). Dr. Harris has also served on the board of directors of HudsonAlpha Institute for Biotechnology since its founding in 2004. Dr. Harris earned a B.S. from McGill University, where he also was awarded an honorary Sc.D., and a Ph.D. from the Massachusetts Institute of Technology. Dr. Harris has co-authored more than 200 publications and is a co-inventor on more than 75 patents.

Our Board believes that Dr. Harris is qualified to serve as a director based on his extensive experience founding, growing and serving in leadership positions with life sciences companies, as well as the expertise and continuity that he brings to the Company’s board of directors since co-founding Serina.

Remy Gross has served as Vice President, Business Development & Technology Advancement at the Buck Institute for Research (“Buck”) on Aging from 2006. Mr. Gross has advised and helped create multiple new biopharmaceutical startups at Buck, including Unity Biotechnology, Inc., Aeovian Therapeutics, Inc., and BhB Therapeutics, Inc. Prior to Buck, Mr. Gross held increasingly senior roles at Shearwater from 1994 to 2001, and at Nektar after our acquisition of Shearwater from 2001 to 2005, including Vice President of Operations. In 2013, Mr. Gross co-founded RCP Companies, Inc., a boutique real estate company providing acquisition, development, and asset management. Mr. Gross serves as a board director of BhB Therapeutics, Inc., Napa Therapeutics, Inc., and Selah Therapeutics, Inc. Mr. Gross serves on several non-profit boards including MidCity Accelerator Foundation, Hatch HSV and k3innovation. Mr. Gross received a B.S. in Chemistry from Loyola University New Orleans.

Our Board believes that Mr. Gross is qualified to serve as a director based on his extensive background in the design, manufacture and construction of polymers and polymer-drug conjugates and his experience advising and creating biopharmaceutical startups.

Richard Marshall, CBE, M.D., Ph.D. has served as the Chief Executive Officer of Juvenescence from January 2023. Dr. Marshall is a physician scientist and highly experienced executive with a 20-year track record of leadership in pharmaceutical Research & Development. From September 2019 to January 2023, Dr. Marshall was Senior Vice President and Global Head of Respiratory & Immunology Development at AstraZeneca plc, overseeing the development and approval of five new medicines. This included the SARS CoV-2 vaccine, Vaxzevria®, and combination antibody, EvushieldTM. In 2021 he was recognized in the Queen’s Honours List with a CBE for his contribution to UK science and the Covid response. From 2002 to 2018, Dr. Marshall held increasingly senior roles at GlaxoSmithKline plc, including Vice President of Fibrosis R&D. Dr. Marshall received a Bachelor of Science in Neuroscience, a Bachelor of Medicine, a Bachelor of Surgery, and a Doctor of Philosophy in Medical Sciences from University College London and has held visiting professor and honorary consultant roles in thoracic medicine at Newcastle University and the Royal Brompton Hospital. Dr. Marshall has co-authored more than 60 original publications in journals including The Lancet and The New England Journal of Medicine.

Our Board believes that Dr. Marshall is qualified to serve as a director due to his years of experience in the venture capital and healthcare industries, as well as his extensive science background.

Balkrishan “Simba”Gill, Ph.D. served as the founding Executive Chair, and has served as President and Chief Executive Officer, and a member of the Board of Directors of Evelo Biosciences, Inc. from 2015 to 2023. Simba has also served as a Venture Partner at Flagship Pioneering since 2015, and a member of the Board of Directors of Foghorn Therapeutics from 2017. From 2016 to 2019, Simba served as a Director at Realm Therapeutics PLC. From 2006 to 2015, Simba served as the President and Chief Executive Officer of moksha8 Pharmaceuticals, Inc and as a Partner at TPG Growth. Prior to these roles Simba was President and CFO at Maxygen from 1997 to 2006 and before that head of Corporate Development at Valentis and at Systemix. He worked at Boehringer Mannheim as co-head of Global Marketing for Recormon, Head of North Africa and Head of Corporate Development for the Elecsys Immunodiagnostic Platform. Simba is an immunologist and received his Ph.D. for early work on antibody drug discovery development from King’s College, London based on work done at Celltech. He received his M.B.A. from INSEAD. He has lived and worked in many countries and locations across the US, Latin America, Europe, the Middle East, Asia, and Africa.

Our Board believes that Dr. Gill is qualified to serve as a director based on his extensive experience in venture capital and in leadership positions in biotechnology companies and his science background.

Family Relationships

There are no family relationships among any of our proposed directors and executive officers.

Affiliations with 5% Stockholders

Gregory Bailey is the Executive Chairman of Juvenescence, a greater than 5% stockholder, and may be deemed to beneficially own the shares held by to JuvVentures (UK) Limited (“JuvVentures”). This response is not and shall not be construed as an admission that Dr. Bailey is the beneficial owner of any securities of the Company other than the securities actually owned by Dr. Bailey (if any).

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Richard Marshall is the Chief Executive Officer of Juvenescence, a greater than 5% stockholder, and may be deemed to beneficially own the shares held by JuvVentures. This response is not and shall not be construed as an admission that Dr. Marshall is the beneficial owner of any of our securities other than the securities actually owned by Dr. Marshall (if any).

A summary of transactions between us and Juvenescence is included in the section titled “Related Person Transactions of the Company” beginning on page 148 of this prospectus.

Board Leadership Structure

We have separated the positions of Chair of the Board and Chief Executive Officer in order to reinforce the independence of the board of directors from management, create an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our Board as a whole. As such, our Board is chaired by Dr. Gill, and Mr. Ledger serves as our Interim Chief Executive Officer.

Role of Board in Risk Oversight

One of the key functions of our Board is to oversee our risk management process. We do not have a standing risk management committee, but rather administer this oversight function directly through the Board as a whole, as well as through various standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the Audit Committee has the responsibility to consider and discuss the major financial risk exposures and the steps our management should take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management will be undertaken. The Audit Committee is also expected to monitor compliance with legal and regulatory requirements. The Compensation Committee also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board

Our Board has a standing Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below.

Audit Committee

The purpose of the Audit Committee is to oversee the corporate accounting and financial reporting processes and audits of financial statements. For this purpose, the Audit Committee performs several functions, including among other things:

●	evaluate the independent registered public accounting firm’s qualifications, independence and performance;

●	determine whether to retain or terminate the engagement of the existing independent registered public accounting firm or to appoint and engage a different independent registered public accounting firm;

●	review all relationships between any prospective independent registered accounting firm and us that may reasonably be thought to bear on independence prior to engagement of any prospective independent registered accounting firm;

●	review and approve the scope of the annual audit and pre-approves the audit and non-audit fees and services;

●	obtain and review a report by the independent outside auditor describing that firm’s internal quality-control procedures on an annual basis;

●	annually review all relationships between the independent outside auditor and us that may reasonably be thought to bear on independence;

●	review and monitor compliance with programs and policies designed to ensure compliance with laws and regulations and the Code of Business Conduct and Ethics, including review and approval of all related party transactions on an ongoing basis;

●	establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters;

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●	discuss with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

●	approve the retention of the independent outside auditor to perform any proposed permissible non-audit services;

●	monitor the rotation of partners of the independent outside auditors on our engagement team in accordance with requirements established by the SEC;

●	discuss on a periodic basis, or as appropriate, with management the policies and procedures with respect to risk assessment and risk management;

●	review our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

●	consider and adopt policies regarding Audit Committee preapproval of employment of individuals employed or formerly employed by our independent outside auditor;

●	investigate any reports received through the ethics helpline and report to our Board periodically with respect to the information received through the ethics helpline and any related investigations;

●	review our critical accounting policies and estimates; and

●	review the Audit Committee charter and the committee’s performance at least annually.

The members of the Audit Committee are Steven Mintz (Chair) and Remy Gross. All members of the Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE American and Mr. Mintz qualifies as an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE American. Under the rules of the SEC, members of the Audit Committee must also meet heightened independence standards. We believe that each member of the Audit Committee is independent under the applicable rules of the SEC and the NYSE American. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE American.

Compensation Committee

The Compensation Committee oversees policies relating to compensation and benefits of officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the executive officers, evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The Compensation Committee also reviews and approves or makes recommendations to the Board regarding the issuance of stock options and other awards under our stock plans to the executive officers. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with our charter.

The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under its charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources the Compensation Committee considers necessary or appropriate in the performance of our duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and the NYSE American, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

The members of the Compensation Committee are J. Milton Harris, Ph.D. (Chair), Gregory M. Bailey, M.D., and Steven Mintz. To qualify as independent to serve on the Compensation Committee, the NYSE American Listing Rules require a director not to accept any consulting, advisory, or other compensatory fee from us, other than for service on our Board, and that our Board consider whether a director is affiliated with usand, if so, whether such affiliation would impair the director’s judgment as a member of the Compensation Committee. We believe that the composition of the Compensation Committee meets the requirements for independence under, and the functioning of such Compensation Committee complies with any applicable requirements of, the rules and regulations of the SEC and the NYSE American.

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Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing corporate governance policies and reporting and making recommendations to the Board concerning governance matters.

The Board and the Nominating and Corporate Governance Committee do not expect to set any specific minimum qualifications that a prospective nominee would need in order to be nominated to serve on the Board. Rather, in evaluating any new nominee or incumbent director, the Nominating and Corporate Governance Committee will consider whether the particular person has the knowledge, skills, experience, and expertise needed to manage business affairs in light of the skills, experience, and expertise of the other members of the Board as a whole. The Nominating and Corporate Governance Committee will also consider whether a nominee or incumbent director has any conflicts of interest with us that might conflict with the Code of Business Conduct and Ethics or that might otherwise interfere with their ability to perform their duties in a manner that is in our best interest and the best interest of our stockholders. The Nominating and Corporate Governance Committee will also consider whether including a prospective director on our Board will result in a board composition that complies with (a) applicable state corporate laws, (b) applicable federal and state securities laws, and (c) the rules of the SEC and each stock exchange on which our shares are listed.

The Board and the Nominating and Corporate Governance Committee have not adopted specific policies with respect to a particular mix or diversity of skills, experience, expertise, perspectives, and background that nominees should have. However, the Board is assembled with a focus on attaining a board comprised of people with substantial experience in bioscience, the pharmaceutical industry, corporate management, and finance.

The members of the Nominating and Corporate Governance Committee are J. Milton Harris, Ph.D. (Chair), Remy Gross and Richard Marshall, M.D., Ph.D. We believe that each of the members of the Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of the NYSE American relating to nominating and corporate governance committee independence.

Compensation Committee Interlocks and Inside Participation

Each member of the Compensation Committee is a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of the NYSE American. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serves on the Board or Compensation Committee.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics that applies to all directors, officers, and employees. The Code of Business Conduct and Ethics, and any applicable waivers or amendments, are made available on our website.

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EXECUTIVE AND DIRECTOR COMPENSATION

We are an “emerging growth company” as defined in the JOBS Act, as amended, and a “smaller reporting company” as defined in the rules and regulations of the SEC. As an emerging growth company and as a smaller reporting company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies or smaller reporting companies. Accordingly, this prospectus includes reduced disclosure about our executive compensation arrangements.

Executive Officer Compensation

This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. This section also sets forth information relating to the compensation earned by AgeX’s named executive officers for the fiscal years ended December 31, 2023 and 2022, as well as certain information regarding equity awards granted to AgeX’s named executive officers that remained outstanding as of December 31, 2023. Unless otherwise indicated, as used in this section, “Serina,” the “Company,” “we,” “us” and “our” refer to Legacy Serina prior to the closing of the Merger and Serina after the closing of the Merger.

Summary Compensation Table

The following table sets forth information concerning the compensation of Legacy Serina’s named executive officers for the years indicated.

Name and Principal Position	Year	Salary		Bonus	Stock Awards	Option Awards	All Other Compensation (1)	Total
Randall Moreadith, M.D., Ph.D.	2023	$336,723		$84,181	—	—	$12,976	$433,880
President and Chief Executive Officer	2022	$323,772		$26,980	—	—	$12,146	$362,898
Tacey Viegas, Ph.D.	2023	$267,080		$66,770	—	—	$22,676	$356,526
Chief Operating Officer	2022	$256,807		$21,400	—	—	$21,273	$299,480
Steve Ledger	2023	$170,000	(2)	$67,500	—	—	$—	$237,500
Chief Financial Officer

(1)	Dr. Moreadith and Dr. Viegas received perquisites or other personal benefits in 2022 and 2023 towards payments of premiums for health, vision, short-term disability, long-term disability and life insurance.
(2)	Mr. Ledger received compensation as an independent contractor of $10,000 per month from January to August 2023 and $ 22,500 per month from September to December 2023.

Narrative Disclosure to Summary Compensation Table

2023 Salaries and Bonuses

Each of Dr. Moreadith, Dr. Viegas and Mr. Ledger received a base salary (or base contractor fee, in the case of Mr. Ledger) in 2023 to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. Annual base salaries and fees of executives are established at the date of hire and then reviewed periodically by the Serina Board.

For 2023, Legacy Serina’s executive bonus program was not based on pre-determined performance metrics. Legacy Serina’s executive officers were eligible to receive cash incentive compensation awarded at the discretion of the Legacy Serina Board of up to 25% of such executive officer’s base salary or fee, as applicable.

2023 Equity Compensation

Legacy Serina did not grant stock awards or stock options to any of its named executive officers in 2022. Legacy Serina granted stock options in the past, and its stock options generally allowed employees to purchase shares of Legacy Serina common stock at a price per share equal to the fair market value of Legacy Serina common stock on the date of grant, as determined by the Legacy Serina Board.

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Other Elements of Compensation

During their employment, our named executive officers are eligible to participate in employee benefit plans and programs to the same extent and on the same terms as our other full-time employees generally. We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans. We offer eligible full-time employees, including the eligible NEOs, the opportunity to participate in a tax-qualified 401(k) plan. Employees can contribute eligible earnings up to the IRS’s annual limits on a before-tax basis, which is generally $22,500 for 2023. As described below, Mr. Ledger serves as a contractor and not as an employee, and thus is not entitled to participate in any employee benefit plans.

AgeX Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to AgeX’s Chief Executive Officer during fiscal year 2023 and the two highest paid individuals who were serving as executive officers of AgeX as of December 31, 2023 (AgeX’s Named Executive Officers) in respect of their service to AgeX for the fiscal years ended December 31, 2023 and 2022.

Name and principal position	Year	Salary	Option Awards(1)	All Other Compensation(2)		Total
Joanne M. Hackett(3)	2023	$63,227	$-	$39,623	(4)	$102,850
Interim Chief Executive Officer	2022	-	47,325	55,740		103,065

Michael D. West(5)	2023	520,945	448,824	89,500	(6)	1,059,269
Chief Executive Officer	2022	546,782	-	15,250		562,032

Andrea E. Park	2023	284,339	-	14,217		298,556
Chief Financial Officer	2022	281,228	-	14,061		295,289

Nafees N. Malik(7)	2023	282,272	19,879	-		302,151
Chief Operating Officer	2022	282,272	-	-		282,272

(1)

Amounts shown in this column do not reflect dollar amounts actually received by AgeX’s Named Executive Officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted, computed in accordance with the provisions of FASB ASC Topic 718, Compensation-Stock Compensation. AgeX used the Black-Scholes Pricing Model to compute option fair values based on applicable exercise and stock prices, an expected option term, volatility assumptions, and risk-free interest rates. AgeX’s Named Executive Officers will only realize compensation upon exercise of the stock options and to the extent the trading price of AgeX’s common stock is greater than the exercise price of such stock options at the time of exercise. For Dr. West, the amount in this column also reflects the incremental fair value incurred in connection with the extension of the exercise period of 1,330,000 of Dr. West’s stock options from 90 days to four years following his termination. For Dr. Malik, the amount in this column also reflects the incremental fair value incurred in connection with the acceleration of vesting and extension of the expiration date of options to purchase 485,625 shares of AgeX common stock.

Except as otherwise disclosed below, one fourth of the options will vest upon completion of 12 full months of continuous employment measured from the date of grant, and the balance of the options vest in 36 equal monthly installments commencing on the first anniversary of the date of grant, based on the completion of each month of continuous service as an employee or director of AgeX or our subsidiaries.

(2)	Amounts represent 401(k) matching contributions by AgeX for the periods presented unless described otherwise in the footnotes below.

(3)

Dr. Hackett joined AgeX’s Board of Directors on December 29, 2021 as a non-employee director, and was appointed as Interim Chief Executive Officer on August 29, 2023. On February 2, 2022, Dr. Hackett was awarded 65,000 stock options which had a fair value of $47,325 on the grant date for her service as a director. These options became exercisable in four equal calendar quarters and were fully vested as of December 31, 2022.

As described elsewhere in this proxy statement/prospectus/information statement, immediately following the Merger, Steve Ledger, previously Chief Financial Officer of Legacy Serina, commenced serving as Interim Chief Executive Officer of the Company.

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(4)	Represents the amount paid to Dr. Hackett in respect of her service on AgeX’s Board of Directors prior to becoming AgeX’s Interim Chief Executive Officer.

(5)	Dr. West served as AgeX’s Chief Executive Officer until August 9, 2023 and as Chief Executive Officer for Reverse Bio until October 31, 2023. Dr. West’s salary includes $67,039 for unused vacation hours.

(6)	$73,000 of such amount represents the estimated fair market value of certain laboratory equipment transferred to Dr. West in accordance with the terms of a Transition Services and Separation Agreement.

(7)	Dr. Malik served as AgeX’s Chief Operating Officer through December 27, 2023. Dr. Malik served as a consultant, with his services provided by Juvenescence. Dr. Malik devoted a majority of his time to AgeX’s operations and AgeX reimbursed Juvenescence for his services.

Outstanding Equity Awards at December 31, 2023

The following table summarizes the outstanding equity incentive plan awards for each of our named executive officers as of December 31, 2023. The number of shares subject to each award and the exercise price per share are each reported as of December 31, 2023 and do not reflect any changes as a result of the Merger.

	Option Awards					Stock Awards
Name	Grant Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
Randall Moreadith	5/6/2021	(1)	533,550	—	$0.06	5/6/2031	—	—
	7/29/2021	(2)	96,000	—	$0.06	7/29/2031	—	—
Tacey Viegas	5/6/2021	(3)	208,392	—	$0.06	5/6/2031	—	—
	7/29/2021	(4)	141,608	—	$0.06	7/29/2031	—	—
Steve Ledger	7/29/2021	(5)	116,666	—	$0.06	7/29/2031	—	—

(1)	This option fully vested as of the grant date.
(2)	This option fully vested as of February 15, 2023 pursuant to an amendment to the named executive officer’s nonqualified stock option agreement.
(3)	This option fully vested as of the grant date.
(4)	This option fully vested as of February 15, 2023 pursuant to an amendment to the named executive officer’s nonqualified stock option agreement.
(5)	This option fully vested as of the grant date.

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The following table summarizes certain information concerning outstanding stock options granted by AgeX under the Incentive Plan and held by AgeX’s Named Executive Officers as of December 31, 2023. The number of shares subject to each award and the exercise price per share are each reported as of December 31, 2023 and do not reflect any changes as a result of the reverse stock split and the Merger.

		Option Awards
		Number of Securities Underlying Unexercised Options		Option Exercise	Option Expiration
Name	Grant Date	Exercisable(1)	Unexercisable	Price	Date
Joanne M. Hackett(2)	2/2/2022	65,000	-	$0.8336	2/1/2032

Michael D. West(3)	6/4/2021	70,000	-	$1.45	10/9/2027
	3/11/2019	100,000	-	$4.28	10/9/2027
	10/18/2018	500,000	-	$3.00	10/9/2027
	10/10/2017	660,000	-	$2.00	10/9/2027

Andrea E. Park	6/4/2021	46,875	28,125	$1.45	6/3/2031
	5/21/2020	268,750	31,250	$0.738	5/20/2030
	10/1/2019	20,000	-	$1.77	9/30/2029

Nafees N. Malik(4)	6/4/2021	65,625	-	$1.45	12/26/2024
	3/11/2019	70,000	-	$4.28	12/26/2024
	10/18/2018	350,000	-	$3.00	12/26/2024

(1)	Except as set forth below, vesting of all options is subject to continued service as an employee, director and/or consultant of AgeX or a subsidiary on the applicable vesting date. One fourth of the options vested or will vest on the first anniversary of the date of grant, and the remaining balance of the options vested or will vest in 36 equal monthly installments thereafter.

(2)	These options were awarded to Dr. Hackett during 2022 for service as a non-employee director before she was appointed Interim Chief Executive Officer. These options became exercisable in four equal calendar quarters and were fully vested as of December 31, 2022. On August 9, 2023, Dr. Hackett was appointed as Interim Chief Executive Officer.

(3)	Pursuant to the Transition Services and Release Agreement, Dr. West’s AgeX stock options that were vested as of October 31, 2023 will remain exercisable until October 9, 2027. Dr. West served as Chief Executive Officer of AgeX and Reverse Bio through August 9, 2023 and October 31, 2023 respectively.

(4)	Dr. Malik served as AgeX’s Chief Operating Officer through December 27, 2023. Dr. Malik served as a consultant, with his services provided by Juvenescence. Dr. Malik devoted a majority of his time to AgeX’s operations and AgeX reimbursed Juvenescence for his services. The options will remain exercisable for a one year period through December 26, 2024.

Executive Compensation Arrangements

Below are descriptions of our employment arrangements with our named executive officers, each of whom is employed “at will.”

Employment of Dr. Moreadith

Dr. Moreadith’s employment with us is not subject to any written agreement between us and Dr. Moreadith. Dr. Moreadith’s base salary is reviewed periodically by our Board and our Board may, but is not required to, increase his base salary at its discretion. For the year ended December 31, 2022, Dr. Moreadith’s annual base salary was $336,723.

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Employment of Dr. Viegas

Dr. Viegas’ employment with us is not subject to any written agreement between us and Dr. Viegas. Dr. Viegas’ base salary is reviewed periodically by our Board and our Board may, but is not required to, increase his base salary at its discretion. For the year ended December 31, 2023, Dr. Viegas’ annual base salary was $267,080.

Engagement of Mr. Ledger

Mr. Ledger is an independent contractor and not our employee. Mr. Ledger and Legacy Serina entered into a letter agreement, effective as of July 29, 2021, pursuant to which Mr. Ledger was granted options to purchase 116,666 shares of Legacy Serina common stock as compensation for providing certain financial advisory services to us. The cash compensation paid by Legacy Serina to Mr. Ledger in consideration for services provided by Mr. Ledger as an independent contractor is not subject to any written agreement between Mr. Ledger and Legacy Serina. Mr. Ledger’s base independent contractor compensation is reviewed periodically by our Board and Mr. Ledger and our Board may, but is not required to, agree to increase his base independent contractor compensation. For the year ended December 31, 2023, Mr. Ledger’s annual base independent contractor compensation was $170,000.

Post-Employment Compensation and Change in Control Payments and Benefits

Neither Dr. Moreadith, Dr. Viegas nor Mr. Ledger is party to any agreement, plan or policy providing post-employment severance or change in control payments or benefits.

Incentive Compensation Plans

The following descriptions of the 2024 Equity Incentive Plan, the AgeX 2017 Equity Incentive Plan and the Legacy Serina 2017 Stock Option Plan are qualified by reference to the full text of the respective plans, which are included as exhibits to the registration statement of which this prospectus is a part.

2024 Equity Incentive Plan

In connection with the approval of the Merger, the stockholders of AgeX approved the Serina 2024 Equity Incentive Plan. The purpose of the 2024 Equity Incentive Plan is to promote and closely align the interests of our employees, officers, non-employee directors, and other service providers and our stockholders by providing stock-based compensation. The objectives of the 2024 Equity Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility and to motivate participants to optimize our profitability and growth through incentives that are consistent with our goals and that link the personal interests of participants to those of our stockholders.

Plan Administration. The 2024 Equity Incentive Plan is administered by the Compensation Committee of our Board. The Compensation Committee has broad authority, subject to the provisions of the 2024 Equity Incentive Plan, to administer and interpret the 2024 Equity Incentive Plan and awards granted thereunder. All decisions and actions of the Compensation Committee are final and binding.

Stock Subject to the 2024 Equity Incentive Plan. A total of 1,725,000 shares of our common stock is available for the grant of awards under the 2024 Equity Incentive Plan. On cancellation, forfeiture, or expiration of an award under the 2024 Equity Incentive Plan, in whole or in part, the number of shares of common stock subject to such award will again become available for grant under the 2024 Equity Incentive Plan. Shares subject to an award under the 2024 Equity Incentive Plan will not again be made available for issuance or delivery under the 2024 Equity Incentive Plan if such shares are (a) shares tendered in payment of an option, (b) shares delivered or withheld by us to satisfy any tax withholding obligation, (c) shares covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award, or (d) shares repurchased by us using option proceeds.

Eligibility. Prospective or current members of our Board, employees (including executive officers), and other service providers of us and our affiliates are eligible to participate in the 2024 Equity Incentive Plan. Only our employees may be granted Incentive Stock Options under the 2024 Equity Incentive Plan.

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Types of Awards

Stock Options. All Options granted under the 2024 Equity Incentive Plan will be evidenced by a written agreement with the participant, which provides, among other things, the term of the option, which may not generally exceed 10 years (or 5 years for grants of incentive stock options to ten percent shareholders), and other terms and conditions. The option exercise price for any option granted may not be less than the fair market value per share of our common stock on the grant date (or 110% of such fair market value for grants of incentive stock options to ten percent shareholders), as determined pursuant to the plan; provided that an option may be granted with a lower option exercise price if such option is granted pursuant to an assumption or substitution of another option that satisfied the provisions of section 409A or 424(a) of the Code, as applicable.

Stock Appreciation Rights. Stock appreciation rights may be granted alone or in conjunction with all or part of an option. Upon exercising a stock appreciation right, the participant is entitled to receive the amount equal to the number of shares of our common stock subject to the stock appreciation right that is being exercised multiplied by the excess by which the fair market value of our common stock at the time of exercise exceeds the exercise price of the stock appreciation right. All freestanding stock appreciation rights shall be granted subject to the same terms and conditions as applicable to options, including exercise price and term, as set forth above, and all tandem stock appreciation rights shall have the same exercise price as the option to which they relate. Stock appreciation rights may be settled in common stock, cash, restricted stock, or a combination thereof, at the Compensation Committee’s discretion.

Restricted Stock and RSUs. The 2024 Equity Incentive Plan provides for awards of actual shares of common stock or hypothetical common stock units having a value equal to the fair market value of an identical number of shares of our common stock. The Compensation Committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units, which may include performance vesting conditions. Participants are entitled to receive all dividends and other distributions paid with respect to shares of common stock subject to restricted stock awards. Participants are entitled to receive dividend equivalents with respect to shares of common stock subject to restricted stock units only to the extent provided by the Compensation Committee.

Notwithstanding the above, dividends or dividend equivalents will be withheld with respect to restricted stock or restricted stock units that are subject to restrictions until the date the restrictions are released.

Transferability. Awards generally may not be sold, transferred for value, pledged, assigned or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution or upon approval by the Compensation Committee, to the extent provided in the award agreement or by subsequent consent granted by the Compensation Committee. Each option may be exercisable only by the participant during his or her lifetime.

Adjustments. In the event any change is made to the outstanding common stock as a result of any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of common stock outstanding, then equitable and proportional adjustments will be made to the maximum number and class(es) of securities issuable under the 2024 Equity Incentive Plan (including pursuant to incentive stock options). The terms of any outstanding award shall also be equitably adjusted by the Compensation Committee as to price, number, or kind of shares of common stock subject to such award, vesting, and other terms to reflect the foregoing events.

Change in Control. In the discretion of the Compensation Committee, any award agreement may provide, or the Compensation Committee may provide by amendment of any award agreement or otherwise, notwithstanding any provision of the 2024 Equity Incentive Plan to the contrary, that in the event of a change in control (as defined in the 2024 Equity Incentive Plan), options and/or stock appreciation rights will become immediately exercisable and/or the restrictions will be released immediately with respect to all or a specified portion of the shares of restricted stock or restricted stock units. In addition, in the event of a change in control, the Compensation Committee may, in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such awards based upon the price per share of common stock received or to be received by our other stockholders. In the case of any option or stock appreciation right with an exercise price that equals or exceeds the price paid for a share of common stock in connection with the change in control, the Compensation Committee may cancel the option or stock appreciation right without the payment of consideration therefor.

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Clawback/Recoupment. Awards granted under the 2024 Equity Incentive Plan will be subject to recoupment in accordance with any law, government regulation, or stock exchange listing requirement (or any policy we adopt pursuant to any such law, government regulation or stock exchange listing requirement).

Amendment and Termination. Our Board has the right to amend or terminate the 2024 Equity Incentive Plan at any time, provided certain amendments may not be made without the approval of our stockholders in compliance with applicable law. No amendment to the 2024 Equity Incentive Plan or an award or award agreement may be made that would materially impair the rights of the participant without such participant’s consent.

AgeX 2017 Equity Incentive Plan

Prior to the Merger, AgeX had adopted the AgeX 2017 Equity Incentive Plan which reserved 8,500,000 shares of AgeX common stock for the grant of stock options or the sale of restricted stock or for the settlement of restricted stock units and stock appreciation rights. In connection with the Merger, the Company amended the AgeX 2017 Equity Incentive Plan so that no further awards may be granted under it.

Legacy Serina 2017 Stock Option Plan

The Legacy Serina 2017 Stock Option Plan was approved by the Legacy Serina board of directors and stockholders in January 2017. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, we assumed the Serina 2017 Stock Option Plan and all of the stock options issued and outstanding under the Legacy Serina 2017 Stock Option Plan. From and after the effective time of the Merger, each outstanding Legacy Serina stock option we assumed may be exercised solely for a number of shares of our common stock as determined by multiplying (i) the number of shares of Legacy Serina capital stock that were subject to such Legacy Serina stock option, as in effect immediately prior to the effective time of the Merger, by (ii) the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of our common stock, at a per share exercise price determined by dividing (A) the per share exercise price of Legacy Serina capital stock subject to such Legacy Serina stock option, as in effect immediately prior to the effective time of the Merger, by (B) the exchange ratio and rounding the resulting exercise price down to the nearest whole cent. Any restriction on the exercise of any Legacy Serina stock option we assumed will continue in full force and effect and the term, exercisability, vesting schedule, accelerated vesting provisions, and any other provisions of such Legacy Serina stock option will otherwise remain unchanged; provided, however, that our Board or a committee thereof will succeed to the authority and responsibility of the Legacy Serina board of directors or any committee thereof with respect to each Legacy Serina stock option we assumed. No further awards may be granted under the Legacy Serina 2017 Stock Option Plan.

Director Compensation

During the year ended December 31, 2023, none of the non-employee directors who served on the Legacy Serina Board received compensation from Legacy Serina for their services as a director.

The table below shows the aggregate number of outstanding option awards held as of December 31, 2023 by each non-employee director who was serving as of December 31, 2023. None of our non-employee directors held any other equity awards as of December 31, 2023.

Name	Number of Options Outstanding
Barbara Fisk	—
James R. Hudson, Jr.	—
Gregory Bailey	—
J. Milton Harris, Ph.D.	72,000
Steve Ledger	116,666
Michael Bentley, Ph.D.	72,000

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Director Compensation Program

Following the Merger, on March 27, 2024, our Board adopted a new outside director compensation policy (the “Director Compensation Policy”). The Director Compensation Policy, which became effective April 1, 2024, provides that each non-employee director will receive an annual retainer of $40,000, an annual retainer of $60,000 for serving as chair of our Board, a $10,000 annual retainer for serving as the chair of the Audit Committee, a $5,000 annual retainer for serving as a member of the Audit Committee, a $5,000 annual retainer for serving as the chair of the Compensation Committee, a $2,500 annual retainer for serving as a member of the Compensation Committee, a $5,000 annual retainer for serving as the chair of the Nominating and Corporate Governance Committee, and a $2,500 annual retainer for serving on the Nominating and Corporate Governance Committee, in each case to be paid quarterly in arrears and prorated based on the number of actual days served on our Board or applicable committee. Each non-employee director who serves as a committee chair of our Board will receive the cash retainer fee as the chair of the committee but not the cash retainer fee as a member of that committee, provided that the non-employee director who serves as the non-employee chair of our Board will receive the annual retainer fees for such role as well as the annual retainer fee for service as a non-employee director. The above-listed fees for service as non-employee chair of our Board or a chair or member of any committee are payable in addition to the non-employee director retainer.

In addition, the Director Compensation Policy provides that each individual who is a non-employee director as of the effective date of the policy will be granted an award of stock options to purchase 40,000 shares of our common stock (the “Transition Award”). The Transition Award will be granted automatically on the effective date of the policy. Each Transition Award will vest in equal yearly installments over the 3-year period from the date of grant, in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date.

The Director Compensation Policy also provides that each individual who first becomes a non-employee director following the effective date of the policy and who does not receive a Transition Award will be granted an award of stock options to purchase 40,000 shares of our common stock (the “Initial Award”). The Initial Award will be granted automatically on the first trading day on or after the date on which such individual first becomes a non-employee director (the first date as a non-employee director, the “Initial Start Date”), whether through election by our stockholders or appointment by our Board to fill a vacancy. Each Initial Award will be scheduled to vest in equal yearly installments over the 3-year period from the date of grant, in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date.

On April 1st of each year, beginning April 1, 2025, each non-employee director automatically will be granted an award of stock options (an “Annual Award”) to purchase 10,000 shares of our common stock. Each Annual Award will be scheduled to vest in full on the first anniversary of the date on which the Annual Award is granted, in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date.

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RELATED PERSON TRANSACTIONS

Related Person Transactions Policy and Procedures

Our Board has adopted a written Related Person Transaction Policy, which applies to transactions exceeding $120,000 in which any of our officers, directors, beneficial owners of more than 5% of the outstanding shares of our common stock, or any member of their immediate family, has a direct or indirect material interest, determined in accordance with the policy. Those transactions are referred to as Related Person Transactions. A Related Person Transaction will be subject to review and approval by the Audit Committee of our Board prior to effectiveness or consummation, to the extent practical. The Audit Committee will review the relevant information available to it about the Related Person Transaction. The Audit Committee may approve or ratify the Related Person Transaction only if the Audit Committee determines that, under the circumstances, the transaction is in, or is not in conflict with, our best interests.

Certain Related Person Transactions

Compensation of AgeX’s Interim Chief Executive Officer

On August 9, 2023, AgeX entered into a Consulting Agreement with Dr. Hackett pursuant to which she received a fee in the amount of $160,000 per year for services rendered as Interim Chief Executive Officer of AgeX. Dr. Hackett will not be eligible to participate in any AgeX retirement, pension, life, health, accident and disability insurance, or other similar employee benefit plans for AgeX executive officers or employees other than the Incentive Plan.

Compensation of AgeX’s Chief Operating Officer

From October 2018 through December 31, 2023, AgeX’s Chief Operating Officer, Dr. Malik, who was an employee of Juvenescence, devoted a majority of his time to AgeX’s operations for which AgeX reimbursed Juvenescence for his services on an agreed upon fixed annual rate of approximately $272,000 from October 18, 2018 through March 10, 2019 and approximately $283,000 from March 11, 2019 through December 31, 2023. Additionally, Dr. Malik received a $50,000 bonus in March 2019. As of December 31, 2022 AgeX had accrued approximately $141,000 payable to Juvenescence for Dr. Malik’s services rendered.

2019 Loan Agreement and Warrant Agreement

On August 13, 2019, AgeX and Juvenescence entered into the 2019 Loan Agreement pursuant to which Juvenescence provided AgeX a $2.0 million line of credit for a period of 18 months. On February 10, 2021, AgeX entered into an amendment (the “First Amendment”) to the 2019 Loan Agreement. The First Amendment extended the maturity date of loans under the 2019 Loan Agreement to February 14, 2022 and increased the amount of the loan facility by $4.0 million. On November 8, 2021, AgeX entered into Amendment No. 2 (the “Second Amendment”) to the 2019 Loan Agreement. The Second Amendment increased the amount of the loan facility by another $1.0 million. As of December 31, 2021, AgeX had borrowed all of the $7.0 million total line of credit under the 2019 Loan Agreement. Concurrent with the first draw down of funds under the 2019 Loan Agreement, AgeX issued to Juvenescence 19,000 shares of AgeX common stock, with an approximate value of $56,000. On February 14, 2022, AgeX refinanced the $7.0 million outstanding principal amount of the loans and a $160,000 origination fee due under the 2019 Loan Agreement. See the discussion below regarding the 2022 Secured Note and repayment of the amounts borrowed under the 2019 Loan Agreement.

As consideration for the line of credit under the 2019 Loan Agreement, AgeX issued to Juvenescence warrants to purchase 150,000 shares of AgeX common stock, with an exercise price of $2.60 per share, which was the volume weighted average price on the NYSE American of AgeX common stock over the twenty trading days prior to the date the warrants were issued. The warrants expired on August 12, 2022.

2020 Loan Agreement and New Warrant Agreement

On March 30, 2020, AgeX and Juvenescence entered into the 2020 Loan Agreement (the “2020 Loan Agreement”), which was amended on March 13, 2023 to extend the maturity date by one year, pursuant to which AgeX borrowed $8.0 million from Juvenescence. During July 2023, the full $8 million of 2020 Loan Agreement indebtedness was extinguished in exchange for shares of AgeX Series A preferred stock pursuant to the 2023 Exchange Agreement between AgeX and Juvenescence described below.

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Common stock and 2020 Warrants – Under the terms of the 2020 Loan Agreement, AgeX issued to Juvenescence 28,500 shares of AgeX common stock as an arrangement fee for the loan facility when AgeX borrowed an aggregate of $3.0 million, and AgeX issued to Juvenescence warrants to purchase a total of 3,670,663 shares of AgeX common stock (the “2020 Warrants”). The number of 2020 Warrants issued was determined as follows: each time AgeX received an advance of funds under the 2020 Loan Agreement, AgeX issued to Juvenescence a number of 2020 Warrants equal to 50% of the number determined by dividing the amount of the advance by the applicable market price of AgeX common stock. The market price for each 2020 Warrant when issued was the closing price per share of AgeX common stock on the NYSE American on the date of the applicable notice from AgeX requesting a draw of funds that triggered the obligation to issue the 2020 Warrant. The exercise price of the 2020 Warrants is the applicable market price of AgeX common stock. Each of the 2020 Warrants will expire at 5:00 p.m. New York time three years after the date of our issuance. AgeX had issued to Juvenescence 2020 Warrants to purchase a total of 3,670,663 shares of AgeX common stock of which 1,182,262 were outstanding as of September 30, 2023. The exercise prices of the 2020 Warrants that were still outstanding as of September 30, 2023 range from $0.81 per share to $1.895 per share representing the market closing price on the NYSE American of AgeX common stock on the one day prior to delivery of the drawdown notices. The number of shares issuable upon exercise of the 2020 Warrants and the exercise price per share are subject to adjustment upon the occurrence of certain events such as a stock split or reverse split or combination of the common stock, stock dividend, recapitalization or reclassification of the common stock, and similar events.

2022 Secured Convertible Promissory Note and Security Agreement

On February 14, 2022, AgeX and Juvenescence entered into a Secured Convertible Promissory Note (the “Original 2022 Secured Note”) pursuant to which Juvenescence agreed to provide to AgeX a $13,160,000 line of credit for a period of 12 months. AgeX drew an initial $8,160,000 of the line of credit and used $7,160,000 to refinance the outstanding principal and the loan origination fees under the 2019 Loan Agreement with Juvenescence. On February 9, 2023, AgeX and Juvenescence entered into an Amended and Restated Secured Convertible Promissory Note (the “2022 Secured Note”) which amended and restated the Original 2022 Secured Note and added $2 million to the line of credit available to be borrowed by AgeX under the Original 2022 Secured Note subject to Juvenescence’s discretion to approve each loan draw. On May 9, 2023, AgeX and Juvenescence entered into an Allonge and Second Amendment to Amended and Restated Convertible Promissory Note (the “2022 Secured Note Second Amendment”) that increased the amount of the line of credit available to AgeX by $4,000,000, subject to the terms of the 2022 Secured Note and Juvenescence’s discretion to approve and fund each of AgeX’s future draws of that additional amount of credit. On June 2, 2023, AgeX and Juvenescence entered into a Third Amendment to Amended and Restated Convertible Promissory Note, to provide that (i) AgeX may draw on the available portion of the line of credit under the 2022 Secured Note until the earlier of the date a Qualified Offering (as defined in the 2022 Secured Note) is consummated by AgeX or October 31, 2023 (subject to Juvenescence’s discretion to approve each loan draw as provided in the 2022 Secured Note), (ii) AgeX will not be obligated to issue additional common stock purchase warrants to Juvenescence in connection with the receipt of loan funds made available pursuant to the 2022 Secured Note Second Amendment, and (iii) the definition of the Reverse Financing Condition as defined in the 2022 Secured Note was amended to extend to June 20, 2023, the referenced deadline for fulfillment of the condition to permit borrowing or other incurrence of indebtedness by Reverse Bio. On July 31, 2023, AgeX and Juvenescence entered into a Fourth Amendment to the 2022 Secured Note to provide that (i) the definition of Reverse Financing Condition is amended to extend to October 31, 2023, the referenced deadline for fulfillment of the condition to permit borrowing or other incurrence of indebtedness by AgeX’s subsidiary Reverse Bio, and (ii) Juvenescence may convert the outstanding amount of the 2022 Secured Note loans or any portion of such loans into AgeX common stock without restriction by the “19.9% Cap” if Juvenescence elects to convert those amounts at a conversion price or prices equal to the “Drawdown Market Prices” applicable to such loan amounts in lieu of a lower conversion price set with reference to the current market price of AgeX common stock at the time of conversion. The 19.9% Cap is a provision of the 2022 Secured Note that limits the amount of common stock that Juvenescence may acquire through the conversion of 2022 Secured Note loans in order to comply with NYSE American requirements pertaining to the amount of shares that a listed company, such as AgeX, may sell at a price less than the market prices prevailing at the time the loans were made (the “Drawdown Market Prices”) without shareholder approval. On November 9, 2023, AgeX and Juvenescence entered into a 2022 Secured Note Fifth Amendment that increased the amount of the line of credit available to AgeX by $4,400,000, subject to the terms of the 2022 Secured Note and Juvenescence’s discretion to approve and fund each of AgeX’s future draws of that additional amount of credit. On February 9, 2024, AgeX and Juvenescence entered into a 2022 Secured Note Sixth Amendment that extends the repayment date of the 2022 Secured Note to May 9, 2024.

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The date on which the outstanding principal balance of the 2022 Secured Note will become due and payable shall be May 9, 2024. As an arrangement fee for the 2022 Secured Note, AgeX will pay Juvenescence an origination fee in an amount equal to 4% of the amount each draw of loan funds, which will accrue as each draw is funded, and an additional 4% of all the total amount of funds drawn that will accrue following the end of the 12 month period during which funds may be drawn from the line of credit. The origination fee will become due and payable on the maturity date of the 2022 Secured Note or in a pro rata amount with any prepayment of in whole or in part of the outstanding principal balance of the 2022 Secured Note.

During July 2023, $17,992,800 of indebtedness and accrued loan origination fees under the 2022 Secured Note was extinguished in exchange for shares of AgeX Series A preferred stock and Series B preferred stock pursuant to the 2023 Exchange Agreement described below.

From October 3, 2023 through February 13, 2024, AgeX drew, in the aggregate, $4,000,000 of the credit available under the 2022 Secured Note.

Conversion of Loan Amounts into common stock – In lieu of repayment of funds borrowed, AgeX may convert the loan balance and any accrued but unpaid origination fees into AgeX common stock or “units” if AgeX raises at least $10,000,000 through sale of AgeX common stock (or AgeX common stock paired with warrants or other convertible securities in “units”). The conversion price per share or units shall be the lowest price at which such shares or units are sold. Juvenescence may convert the principal balance and accrued origination fee in whole or in part into AgeX common stock at any time at Juvenescence’s election at the closing price per share of AgeX common stock on the NYSE American or other national securities exchange on the date prior to the date Juvenescence gives AgeX notice of Juvenescence’s election to convert the 2022 Secured Note, in whole or in part, into AgeX common stock.

2022 Warrants – Upon each draw down of funds under the 2022 Secured Note prior to June 2, 2023, AgeX issued to Juvenescence warrants to purchase shares of AgeX common stock (the 2022 Warrants). The 2022 Warrants are governed by the terms of a Warrant Agreement, as amended by a Reaffirmation and Amendment Agreement, between AgeX and Juvenescence. The number of 2022 Warrants issued is equal to 50% of the number determined by dividing the amount of the applicable loan draw by the applicable market price. The market price was the last closing price per share of AgeX common stock on the NYSE American preceding the delivery of the notice from AgeX requesting a draw of funds that triggered the obligation to issue 2022 Warrants. The exercise price of the 2022 Warrants is the applicable market price. Each of the 2022 Warrants will expire at 5:00 p.m. New York time three years after the date of issuance.

As of September 30, 2023, AgeX had issued to Juvenescence 2022 Warrants to purchase a total of 10,357,086 shares of AgeX common stock. The exercise prices of the 2022 Warrants range from $0.59 per share to $0.88 per share representing the market closing price of AgeX common stock on the NYSE American on the one day prior to delivery of the applicable drawdown notices. The number of shares issuable upon exercise of the 2022 Warrants and the exercise price per share are subject to adjustment upon the occurrence of certain events such as a stock split or reverse split or combination of the common stock, stock dividend, recapitalization or reclassification of the common stock, and similar events.

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Default Provisions –The loan balance and origination fees may become immediately due and payable prior to the mandatory repayment date if an Event of Default as defined in the 2022 Secured Note occurs. Events of Default under the 2022 Secured Note include the following: (a) AgeX fails to pay any principal amount payable by it in the manner and at the time provided under and in accordance with the 2022 Secured Note; (b) AgeX fails to pay any other amount payable by it in the manner and at the time provided under and in accordance with the 2022 Secured Note or the Security Agreement described below or any other agreement executed in connection with the 2022 Secured Note (the “Loan Documents”) and the failure is not remedied within three business days; (c) AgeX fails to perform any of its covenants or obligations or fails to satisfy any of the conditions under the 2022 Secured Note or any other Loan Document and, and such failure (if capable of remedy) remains unremedied to the satisfaction of Juvenescence (in Juvenescence’s sole discretion) for 10 business days after the earlier of (i) notice requiring its remedy has been given by Juvenescence to AgeX and (ii) actual knowledge of the failure by senior officers of AgeX; (d) if any indebtedness of AgeX in excess of $100,000 becomes due and payable, or a breach or other circumstance arises thereunder such that Juvenescence is entitled to declare such indebtedness due and payable, prior to its due date, or any indebtedness of AgeX in excess of $25,000 is not paid on its due date; (e) AgeX stops payment of its debts generally or ceases or threatens to cease to carry on its business or is unable to pay its debts as they fall due or is deemed by a court of competent jurisdiction to be unable to pay its debts as they fall due, or enters into any arrangements with its creditors generally; (f) if (i) an involuntary proceeding (other than a proceeding instituted by Juvenescence or an affiliate of Juvenescence) shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of AgeX and any subsidiary, or of all or a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) an involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for AgeX or a subsidiary or for a substantial part of its assets occurs (other than in a proceeding instituted by Juvenescence or an affiliate of Juvenescence), and, in any such case, such proceeding shall continue undismissed and unstayed for sixty (60) consecutive days without having been dismissed, bonded or discharged or an order of relief is entered in any such proceeding; (g) it becomes unlawful for AgeX to perform all or any of its obligations under the 2022 Secured Note or any authorization, approval, consent, license, exemption, filing, registration or other requirement of any governmental, judicial or public body or authority necessary to enable AgeX to comply with its obligations under the 2022 Secured Note or to carry on its business is not obtained or, having been obtained, is modified in a manner that precludes AgeX or its subsidiaries from conducting their business in any material respect, or is revoked, suspended, withdrawn or withheld or fails to remain in full force and effect; (h) the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against all or any material part of the property or assets of AgeX or a subsidiary if such process is not released, vacated or fully bonded within 60 calendar days after its issue or levy; (i) any injunction, order, judgment or decision of any court is entered or issued which, in the opinion of Juvenescence, materially and adversely affects, or is reasonably likely so to affect, the ability of AgeX or a subsidiary to carry on its business or to pay amounts owed to Juvenescence under the 2022 Secured Note; (j) AgeX, whether in a single transaction or a series of related transactions, sells, leases, licenses, consigns, transfers or otherwise disposes of any material portion of its assets (with any such disposition with respect to any asset or assets with a fair value of at least $250,000 being deemed material), other than (i) certain permitted investments (ii) sales, transfers and dispositions of inventory in the ordinary course of business, (iii) any termination of a lease of real or personal property that is not necessary in the ordinary course of the AgeX’s business, could not reasonably be expected to have a material adverse effect and does not result from AgeX’s default, and (iv) any sale, lease, license, consignment, transfer or other disposition of assets that are no longer necessary in the ordinary course of business or which has been approved in writing by Juvenescence; (k) any of the following shall occur: (i) the security and/or liens created by the Security Agreement or any other Loan Document shall at any time cease to constitute valid and perfected security and/or liens on any material portion of the collateral intended to be covered thereby; (ii) except for expiration in accordance with its terms, the Security Agreement or any other Loan Document pursuant to which a lien is granted by AgeX in favor of Juvenescence shall for whatever reason be terminated or shall cease to be in full force and effect; (iii) the enforceability of the Security Agreement or any other Loan Document pursuant to which a lien is granted by AgeX in favor of Juvenescence shall be contested by AgeX or a subsidiary; (iv) AgeX shall assert that its obligations under the 2022 Secured Note or any other Loan Document shall be invalid or unenforceable; or (v) a loss, theft, damage or destruction occurs with respect to a material portion of the collateral; (l) there is any change in the financial condition of AgeX and its subsidiaries which, in the opinion of Juvenescence, materially and adversely affects, or is reasonably likely so to affect, the ability of AgeX to perform any of its obligations under the 2022 Secured Note; and (m) any representation, warranty or statement made, repeated or deemed made or repeated by AgeX in the 2022 Secured Note, or pursuant to the Loan Documents, is incomplete, untrue, incorrect or misleading in any material respect when made, repeated or deemed made.

Security Agreement – AgeX has entered into a Security Agreement granting Juvenescence a security interest in substantially all of the assets of AgeX, including a security interest in shares of AgeX subsidiaries that hold certain assets, as collateral for AgeX’s loan obligations. If an Event of Default occurs under the 2022 Secured Note, Juvenescence will have the right to foreclose on the assets pledged as collateral. Concurrently with the execution of the 2022 Secured Note Fifth Amendment, AgeX also entered into an additional Pledge Agreement to add shares of a subsidiary to the collateral under the Security Agreement, and AgeX’s subsidiaries ReCyte, Reverse Bio, and UniverXome each entered into a Guaranty Agreement and Joinder Agreement pursuant to which each of them agreed to guaranty AgeX’s obligations to Juvenescence pursuant to the Secured Note, as amended by the 2022 Secured Note Fifth Amendment, and to grant Juvenescence a security interest in their respective assets pursuant to the Security Agreement to secure their obligations to Juvenescence.

The 2023 Secured Convertible Promissory Note and Security Agreement

On March 13, 2023, AgeX and Juvenescence entered into the 2023 Secured Note pursuant to which Juvenescence loaned to AgeX $10,000,000. AgeX used the loan proceeds to finance a $10,000,000 loan to Legacy Serina which is evidenced by a promissory note payable by Legacy Serina to AgeX. In lieu of accrued interest, AgeX agreed to pay Juvenescence an origination fee in an amount equal to 7% of the loan funds disbursed to AgeX, which will accrue in two installments. During July 2023, the $10,000,000 principal balance of the 2023 Secured Note indebtedness and a portion of the loan origination fee was extinguished in exchange for shares of AgeX Series B preferred stock pursuant to the 2023 Exchange Agreement described below.

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Conversion of Loan Amounts into common stock – AgeX may convert any accrued but unpaid origination fee into AgeX common stock or “units” if AgeX consummates a sale of common stock (or common stock paired with warrants or other convertible securities in “units”) in which the gross sale proceeds are at least $10,000,000. If less than $25,000,000 is raised through the sale of AgeX common stock or units, the conversion price per share or units shall be the lowest price at which shares or units are sold. If at least $25,000,000 is raised, the conversion price per share shall be 85% of the “Market Price” of AgeX common stock determined as provided in the 2023 Secured Note. Juvenescence may convert accrued origination fees into AgeX common stock at the market price per share of AgeX common stock.

Amended Security Agreement – AgeX has entered into an Amended and Restated Security Agreement that amended the February 14, 2022 Security Agreement between AgeX and Juvenescence and added the 2023 Secured Note to the obligations secured by the Security Agreement.

Debt Exchanged for Preferred Stock and Remediation of Stock Exchange Listing Deficiency

In order to eliminate a stockholders equity deficiency and to regain compliance with the continued listing requirements of the NYSE American, on July 24, 2023, AgeX issued to Juvenescence 211,600 shares of a newly authorized Series A preferred stock and 148,400 shares of a newly authorized Series B preferred stock in exchange for the cancellation of a total of $36 million of indebtedness consisting of the outstanding principal amount of loans then outstanding under the 2020 Loan Agreement, the 2022 Secured Note, and the 2023 Secured Note, plus the loan origination fees accrued with respect to the 2022 Secured Note and a portion of the loan origination fees accrued pursuant to the 2023 Secured Note. The cancellation of indebtedness in exchange for Series A preferred stock and Series B preferred stock was conducted pursuant to the 2023 Exchange Agreement between AgeX and Juvenescence.

Conversion of preferred stock into common stock

On February 1, 2024, AgeX issued to JuvVentures, a wholly owned subsidiary of Juvenescence, 29,388,888 shares of AgeX common stock, par value $0.0001 per share, upon the automatic conversion of 211,600 shares of AgeX Series A preferred stock and 20,611,111 shares of common stock upon the upon the automatic conversion of 148,400 shares of AgeX Series B preferred stock held by JuvVentures (the “Conversion”).

Based on information reported by Juvenescence in an amendment to our Schedule 13D filed with the SEC on February 5, 2024, as a result of the Conversion, Juvenescence, through JuvVentures, held of record 66,447,499 issued and outstanding shares of AgeX common stock, representing 75.6% of the shares of AgeX common stock issued and outstanding as of the close of business on February 1, 2024, without taking into account additional shares of AgeX common stock that Juvenescence may acquire through the conversion of certain outstanding indebtedness and the exercise of certain AgeX common stock purchase warrants that Juvenescence holds. Because the number of issued and outstanding shares of AgeX common stock held of record by JuvVentures and beneficially owned by Juvenescence following the Conversion exceeded 50% of all issued and outstanding shares of AgeX common stock at that time, Juvenescence had voting power over a majority of the outstanding shares of the common stock, and a change of control of AgeX may be deemed to have occurred as a result of the Conversion.

Following the Merger, equity holders of Legacy Serina owned approximately 75% of the outstanding shares of our common stock, and equity holders of AgeX immediately prior to the closing of the Merger owned approximately 25% of the outstanding shares of our common stock, excluding the impact of the Post-Merger Warrants. Based on information reported by Juvenescence in an amendment to our Schedule 13D filed with the SEC on March 26, 2024, as of March 20, 2024 Juvenescence, through JuvVentures, held of record 1,889,323 shares of our common stock, representing approximately 22.% of the outstanding shares of our common stock.

Registration Rights Agreements

AgeX entered into a Registration Rights Agreement and certain amendments to the original agreement, pursuant to which it agreed to register for sale under the Securities Act all shares of our common stock presently held by Juvenescence or that may be acquired by Juvenescence through the exercise of common stock purchase warrants that they hold or that they may acquire pursuant to the 2020 Loan Agreement and the 2022 Secured Note, and shares that they may acquire through the conversion of loans under the 2020 Loan Agreement and the 2022 Secured Note, including principal and accrued interest, and the amount of the loan origination fee under the 2022 Secured Note. We are obligated to pay the fees and expenses of each registered offering under such Registration Rights Agreement except for underwriting discounts and commissions. We and Juvenescence will indemnify each other from certain liabilities in connection the registration, offer, and sale of securities under a registration statement, including liabilities arising under the Securities Act.

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During July 2023, AgeX and Juvenescence entered into a Registration Rights Agreement pursuant to which AgeX has agreed to use commercially reasonable efforts to register for sale under the Securities Act the shares of common stock issuable upon conversion of Preferred Stock. A registration statement must be filed upon request of Juvenescence if Form S-3 is available to us. Juvenescence will also have “piggy-back” registration rights if we file a registration statement for the sale of shares for ourselves or other stockholders, subject to certain customary exceptions based on the nature of the registration statement. We will bear the expenses of the registration statement but not underwriting or broker’s commissions related to the sale of the common stock. We and Juvenescence will indemnify each other from certain liabilities in connection the registration, offer, and sale of securities under a registration statement, including liabilities arising under the Securities Act.

Stockholder Approval of Certain Matters

2020 Loan Agreement, Secured Note, 2020 Warrants, and 2022 Warrants

In order to comply with applicable NYSE American listing requirements, the 2020 Loan Agreement and the 2022 Secured Note and the related Warrant Agreements governing the 2020 Warrants and 2022 Warrants placed certain limits on the number of shares of AgeX common stock that may be issued to Juvenescence upon conversion of outstanding loan amounts or exercise of the 2020 Warrants or the 2022 Warrants prior to stockholder approval of the issuance of shares to Juvenescence that would result in (a) Juvenescence receiving additional shares in excess of a 19.9% Cap based on the number of shares of AgeX common stock outstanding as of March 30, 2020 in the case of a conversion of the outstanding loan amounts under the 2020 Loan Agreement into AgeX common stock, or outstanding as of February 14, 2022 in the case of a conversion of the outstanding loan amounts under the Secured Note into AgeX common stock, for less than the greater of book value or the applicable tranche market values of AgeX common stock as of March 20, 2020 or February 14, 2022, or (b) Juvenescence owning 50% or more of the outstanding AgeX common stock (the 50% Cap) in the case of a conversion of the outstanding loan amounts under the 2020 Loan Agreement or the 2022 Secured Note or the exercise of the 2020 Warrants or 2022 Warrants. As required by the terms of the 2020 Loan Agreement and the 2022 Secured Note, AgeX sought and obtained the vote of AgeX stockholders approving (i) the ability of AgeX and Juvenescence to convert the loans under the 2020 Loan Agreement and the 2022 Secured Note into shares of AgeX common stock under the applicable loan conversion provisions even if the conversion would result in (a) Juvenescence receiving additional shares in excess of the 19.9% Cap or the 50% Cap limits, and (ii) the ability of Juvenescence to exercise the 2020 Warrants and the 2022 Warrants even if the exercise would cause Juvenescence’s ownership of AgeX common stock to equal or exceed the 50% Cap limit.

Series A Preferred Stock and Series B Preferred Stock

At the 2023 annual meeting of stockholders, AgeX sought and obtained the vote of AgeX stockholders approving a proposal eliminating the 19.9% Cap and 50% Cap that limited the number of shares of AgeX Series B preferred stock that may be converted into shares of AgeX common stock.

Indemnification Agreements

On March 13, 2023, AgeX executed a Letter of Indemnification in Lieu of or Supplemental to a Medallion Signature Guarantee (the “March Letter of Indemnification”) pursuant to which AgeX agreed to indemnify Equiniti Trust Company, LLC (the “Equiniti Indemnity”) from and against any and all claims, damages, liabilities or losses arising out of the transfer of all of the AgeX common stock held by Juvenescence to its wholly-owned subsidiary, Juvenescence US Corp. (the “Share Transfer”). In connection with the execution of the March Letter of Indemnification, AgeX and Juvenescence entered into a Transfer of Shares of AgeX Therapeutics, Inc. common stock – Indemnification Agreement, pursuant to which Juvenescence agreed to indemnify AgeX against any and all claims, damages, liabilities or losses arising out of the Share Transfer or the Equiniti Indemnity.

On December 21, 2023, AgeX executed that certain Letter of Indemnification in Lieu of or Supplemental to a Medallion Signature Guarantee (the “December Letter of Indemnification”), pursuant to which AgeX agreed to indemnify Equiniti Trust Company LLC and our affiliates, successors and assigns (the “ETC Indemnity”) from and against any and all claims, damages, liabilities or losses arising out of the transfer 16,447,500 shares of AgeX common stock held by Juvenescence US Corp. to JuvVentures (the “JUV US Share Transfer”). In connection with AgeX’s execution of the December Letter of Indemnification, AgeX, Juvenescence, the ultimate parent company of Juvenescence US Corp. and JuvVentures, entered into that certain Transfer of Shares of AgeX Therapeutics, Inc. common stock – Indemnification Agreement, pursuant to which Juvenescence agreed to indemnify AgeX against any and all claims, damages, liabilities or losses arising out of the JUV US Share Transfer or the ETC Indemnity.

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Certain Related Person Transactions of Legacy Serina

Convertible Note

On March 15, 2023, Legacy Serina entered into a Convertible Note Purchase Agreement (the “AgeX-Legacy Serina Note Purchase Agreement”) with AgeX, pursuant to which AgeX lent to Legacy Serina an aggregate principal amount of $10,000,000 as evidenced by the AgeX-Legacy Serina Note on that date. Interest on the principal amount under the AgeX-Legacy Serina Note accrues on the unpaid principal amount at a simple interest rate equal to 7% per annum, computed on the basis of the 360-day year of twelve 30-day months. The outstanding principal balance of the AgeX-Legacy Serina Note will become due and payable on March 15, 2026.

Pursuant to the Merger Agreement, the AgeX-Legacy Serina Note was amended prior to the closing of the Merger so that it automatically converted immediately prior to the Merger into shares of Legacy Serina capital stock, which shares were canceled for no consideration in connection with the Merger, and were treated as a capital contribution.

The outstanding principal balance of the AgeX-Legacy Serina Note with accrued interest may become immediately due and payable prior to the stated maturity date if an Event of Default as defined in the AgeX-Legacy Serina Note occurs. In addition to this and any other remedy, both in equity and in law, upon the occurrence of an Event of Default, an interest rate of 10% per annum and computed on the basis of the 360-day year of twelve 30-day months, shall apply to the Convertible Amount until fully paid. Events of Default under the AgeX-Legacy Serina Note include: (i) the commission of any act of bankruptcy by Legacy Serina or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X), (ii) the execution by Legacy Serina of a general assignment for the benefit of creditors, (iii) the filing by or against Legacy Serina or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) of a petition in bankruptcy or any petition for relief under the federal bankruptcy act (or, in each case, under any similar insolvency law) or the continuation of such petition without dismissal for a period of 60 calendar days or more, (iv) the appointment of a receiver or trustee to take possession of the property or assets of Legacy Serina or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X), (v) the failure of Legacy Serina to pay any amount due under the AgeX-Legacy Serina Note when due, which failure to pay is not cured by Legacy Serina within 5 business days of written notice thereof, (vi) unless waived by AgeX, Legacy Serina’s material breach of any representation, warranty or covenant of Legacy Serina under the AgeX-Legacy Serina Note Purchase Agreement, AgeX-Legacy Serina Note or other agreements entered in connection therewith, which breach, if curable, is not cured by Legacy Serina within 10 business days of written notice by AgeX thereof, (vii) Legacy Serina or any subsidiary shall default on any of its obligations under any indebtedness which default causes the indebtedness thereunder to (x) become prematurely due and payable, (y) be placed on demand or (z) become capable of being declared by or on behalf of a creditor thereunder to be prematurely due and payable or being placed on demand, in each case, as a result of such default or any provision having a similar effect (howsoever prescribed), (viii) any monetary judgment, writ or similar final process shall be entered or filed against Legacy Serina, any subsidiary or any of their respective property or other assets for more than $250,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days, and (ix) Legacy Serina experiences a Material Adverse Effect (as defined in the AgeX-Legacy Serina Note Purchase Agreement).

The AgeX-Legacy Serina Note Purchase Agreement and AgeX-Legacy Serina Note each includes certain covenants that among other matters require financial reporting and impose certain restrictions, including (i) restrictions on the incurrence of additional indebtedness by Legacy Serina and our subsidiaries; (ii) requiring that Legacy Serina use note proceeds and funds that may be raised through certain equity offerings only for research and development work, professional and administrative expenses, and for general working capital; and (iii) prohibiting Legacy Serina from entering into any material sale or transfer transactions outside of the ordinary course of business, other than in a merger between AgeX and Legacy Serina, without the consent of AgeX.

In connection with the issuance of the AgeX-Legacy Serina Note, AgeX was entitled to elect one member to the Legacy Serina Board and receive certain information and inspection rights as well as participation rights for subsequent equity issuances. AgeX designated Gregory Bailey, Executive Chairman of Juvenescence and a member of the AgeX Board, to serve on the Legacy Serina Board.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the related notes present certain information with respect to the beneficial ownership of our common stock upon consummation of the Merger on March 26, 2024, by: (i) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our executive officers and directors as a group. Percentages are based upon 8,413,889 shares outstanding following the Merger on March 26, 2024.

Unless otherwise indicated in the footnotes to this table, we believe that each of the persons named in this table have sole voting and investment power with respect to the shares indicated as beneficially owned.

Shares of our common stock that may be acquired by an individual or group within 60 days of March 26, 2024, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of our common stock of any other person shown in the table. Unless otherwise indicated, the address for the following stockholders is: c/o Serina Therapeutics, Inc., 601 Genome Way, Suite 2001, Huntsville, Alabama 35806.

	Beneficial Ownership as of March 26, 2024
Beneficial Owner	Number of Shares	Percent of Total
5% and Greater Stockholders:
Juvenescence Limited and certain affiliates(1)	3,152,509	32.6%
Puffinus L.P. (2)	980,026	11.5%
Helen W. McMillan(3)	842,405	9.9%
Barbara M. Fisk(4)	536,278	6.3%
Randall Moreadith (5)	614,961	6.8%
Miguel Loya(6)	497,243	5.9%
Directors and Named Executive Officers:
Steve Ledger(7)	341,889	4.0%
Andrea E. Park(8)	8,543	*
Randall Moreadith(6)	614,961	6.8%
Tacey Viegas(9)	400,499	4.6%
Gregory H. Bailey(10)	4,691	*
J. Milton Harris(11)	70,322	*
Remy Gross(12)	117,219	1.4%
Richard Marshall	—	*
Steven Mintz(13)	7,103	*
All executive officers and directors as a group (9 persons)(14)	1,565,227	16.2%

*	Represents beneficial ownership of less than 1%.

(1)	Consists of (i) 1,889,323 shares of our common stock held by JuvVentures, a wholly-owned subsidiary of Juvenescence, (ii) 129,593 shares of our common stock that may be acquired on exercise of warrants that may be exercised within 60 days of March 26, 2024 and (iii) 1,133,593 shares of our common stock that may be acquired on exercise of warrants that may be exercised within 60 days of March 26, 2024. Dr. Gregory Bailey is the executive chairman of Juvenescence and may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition of, the shares held by JuvVentures. This response is not and shall not be construed as an admission that Dr. Bailey is the beneficial owner of any securities of AgeX other than the securities actually owned by Dr. Bailey (if any). The address of Juvenescence is 1st Floor, Viking House, St Paul’s Square, Ramsey, Isle of Man, British Isles, IM8 1GB. The foregoing information is based solely on a Schedule 13D/A filed with the SEC on March 26, 2024, which provides information only as of March 20, 2024 and consequently, Juvenescence’s beneficial ownership may have changed since that date.
(2)	Consists of (i) 904,884 shares of our common stock and (ii) 75,142 shares of our common stock subject to warrants that may be exercised within 60 days of March 26, 2024. Certain immediate family members of J. Milton Harris are limited partners or affiliates of the limited partners and the general partner of Puffinus, L.P., but such immediate family members do not share a household with Dr. Harris and Dr. Harris does not control the actions of Puffinus, L.P.

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(3)	Consists of (i) 708,610 shares of our common stock and (ii) 133,795 shares of our common stock subject to warrants that may be exercised within 60 days of March 26, 2024.
(4)	Consists of (i) 186,262 shares of our common stock, (ii) 11,271 shares of our common stock held by the Timothy Fisk 2012 GST-Exempt Family Trust, (iii) 11,271 shares of our common stock subject to warrants held by the Timothy Fisk 2012 GST-Exempt Family Trust that may be exercised within 60 days of March 26, 2024, (iv) 3,907 shares of our common held by the Emily M. Robertson GST Trust, (v) 88,050 shares of our common stock held by Orion Strategic Investments II, L.P., (vi) 212,975 shares of our common held by Stoneway Enterprises, LLC and (vii) 22,542 shares of our common stock subject to warrants held by Stoneway Enterprises, LLC that may be exercised within 60 days of March 26, 2024. Barbara M. Fisk is (a) the trustee of the Timothy Fisk 2012 GST-Exempt Family Trust and the Emily M. Robertson GST Trust and may be deemed to beneficially own the shares held by the Timothy Fisk 2012 GST-Exempt Family Trust and the Emily M. Robertson GST Trust, (b) a manager of Stoneway Enterprises, LLC and may be deemed to beneficially own the shares held by Stoneway Enterprises, LLC and (c) an authorized representative of Orion Strategic Investments II, L.P. and may be deemed to beneficially own the shares held by Orion Strategic Investments II, L.P.
(5)	Consists of 614,961 shares of our common stock subject to options that are exercisable within 60 days of March 26, 2024.
(6)	Consists of (i) 422,101 shares of our common stock and (ii) 75,142 shares of our common stock subject to warrants that may be exercised within 60 days of March 26, 2024.
(7)	Consists of (i) 113,962 shares of our common stock subject to options that are exercisable within 60 days of March 26, 2024 and (ii) 227,927 shares of our common stock held by Ki Partners. Steve Ledger is a manager of Ki Partners and may be deemed to beneficially own the shares held by Ki Partners.
(8)	Includes (i) 9 shares of our common stock, (ii) 8,529 shares of our common stock that may be acquired upon the exercise of certain stock options that are presently exercisable or that will become exercisable within 60 days of March 26, 2024 and (iii) 5 shares of our common stock subject to warrants held by Ms. Park that may be exercised within 60 days of March 26, 2024.
(9)	Consists of (i) 58,610 shares of our common stock and (ii) 341,889 shares of our common stock subject to options that are exercisable within 60 days of March 26, 2024.
(10)	Consists of 4,691 shares of our common stock subject to options that are exercisable within 60 days of March 26, 2024.
(11)	Consists of 70,322 shares of our common stock subject to options that are exercisable within 60 days of March 26, 2024.
(12)	Consists of 117,219 shares of our common stock subject to options that are exercisable within 60 days of March 26, 2024.
(13)	Includes (i) 3,306 shares of our common stock, and (ii) 3,796 shares of our common stock subject to warrants held by Mr. Mintz that may be exercised within 60 days of March 26, 2024.
(14)	Consists of (i) 289,854 shares of our common stock held by the our executive officers and directors and (ii) 1,275,375 shares of our common stock subject to options or warrants that are exercisable within 60 days of March 26, 2024.

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LEGAL PROCEEDINGS

We may from time to time be a party to litigation and subject to claims incident to the ordinary course of business, as well as the Merger Agreement and the transactions contemplated thereby. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of these matters could materially affect our future results of operations, cash flows or financial position.

On December 11, 2023, Edward Buttner, a purported stockholder of AgeX, filed a putative shareholder class action and derivative lawsuit in the Superior Court of the State of California, County of Alameda, captioned Buttner, et al. v. AgeX Therapeutics, Inc., et al., Case No. 23CV057083 (the “Buttner Complaint”). The Buttner Complaint names AgeX, the AgeX board of directors, an officer of AgeX, Juvenescence and Juvenescence US Corp. as defendants. The Buttner Complaint alleges direct claims against the individual defendants for breaches of fiduciary duty in connection with their approval of the Merger and disclosures made by AgeX in connection therewith and, in the alternative, alleges derivative claims, purportedly on behalf of AgeX, against the individual defendants for such alleged breaches of fiduciary duty. The Buttner Complaint also alleges direct and derivative claims against Juvenescence, Juvenescence US Corp., and one member of the AgeX Board for breaches of fiduciary duty as alleged controlling stockholders of AgeX. The Buttner Complaint seeks, among other relief, (i) injunctive relief preventing the parties from proceeding with the Merger until the alleged disclosure deficiencies have been remedied, (ii) an award of damages for plaintiff and the putative class (or, alternatively, an award of damages on behalf of AgeX in connection with the derivative claims), (iii) rescission in the event the Merger is consummated or alternatively rescissory damages, (iv) an order requiring the defendants to disgorge any ill-gotten gains and profits purportedly realized in connection with the Merger, (v) an award of costs, including attorneys’ fees, and (vi) any other relief the court may deem just and proper.

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SELLING SECURITYHOLDERS

This prospectus relates to the resale by the selling securityholders from time to time of up to 4,156,509 shares of our common stock consisting of (i) up to 1,133,593 shares of our common stock issuable upon the exercise of 1,133,593 Post-Merger Warrants; (ii) up to 1,133,593 shares of our common stock issuable upon the exercise of 1,133,593 Incentive Warrants; and (iii) up to 1,889,323 shares of our common stock outstanding.

A description of relationships with certain of the selling securityholders and their affiliates is set forth in “Management – Affiliations with 5% Stockholders” and in “Related Person Transactions.”

Certain of the securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights that have been granted to certain of the selling securityholders in respect of the securities described above. For additional information regarding certain of these registration rights, see the section entitled “Management – Affiliations with 5% Stockholders –Registration Rights Agreement.”

The following table sets forth certain information as of May 1, 2024, concerning the shares of common stock that may be offered from time to time by each selling securityholder under this prospectus. For purposes of this table, we have assumed that the selling securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Our registration of the securities covered by this prospectus does not mean that either we or the selling securityholders, will issue, offer or sell, any of the securities.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In particular, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the selling securityholders, including regarding the identity of, and the securities held by, each selling securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section entitled “Plan of Distribution” for further information regarding the selling securityholders’ method of distributing these securities.

Unless otherwise indicated below, the address of each selling securityholder listed in the table below is c/o Serina Therapeutics, Inc. 601 Genome Way, Suite 2001, Huntsville, Alabama 35806.

	Shares of common stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Entities associated with Juvenescence(1)	4,286,102	4,156,509	129,593	*

*Represents beneficial ownership of less than 1%.

(1) Consists of (i) 1,889,323 shares of Company common stock held by JuvVentures (UK) Limited (JuvVentures), a wholly-owned subsidiary of Juvenescence Limited, (ii) 129,593 shares of Company common stock that may be acquired on exercise of warrants, (iii) 1,133,593 shares of Company common stock that may be acquired on exercise of Post-Merger Warrants and (iv) 1,133,593 shares of Company common stock that may be acquired on exercise of Incentive Warrants. Dr. Gregory Bailey is the executive chairman and Dr. Richard Marshall is the chief executive officer of Juvenescence Limited and each may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition of, the shares held by JuvVentures. This response is not and shall not be construed as an admission that Dr. Bailey nor Dr. Marshall is the beneficial owner of any securities of Serina other than the securities actually owned by Dr. Bailey and Dr. Marshall (if any), respectively. The address of Juvenescence is 1st Floor, Viking House, St Paul’s Square, Ramsey, Isle of Man, British Isles, IM8 1GB.

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DESCRIPTION OF CAPITAL STOCK

The following information is a summary of the material terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the Warrant Agreement, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the Warrant Agreement in their entirety for a complete description of the rights and preferences of our securities.

General

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

common stock

Voting. Each holder of record of common stock are entitled to one vote for each share of common stock which is outstanding on all matters on which stockholders are entitled to vote generally. The holders of shares of common stock do not have cumulative voting rights. Except as otherwise required by law, holders of common stock are not be entitled to vote on any amendment to our Amended and Restated Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights, or to qualifications, limitations or restrictions thereof, of one or more outstanding series of preferred stock if the holders of such affected series are entitled to vote thereon pursuant to our Amended and Restated Certificate of Incorporation or pursuant to the DGCL.

Other Rights. Holders of shares of our common stock will not have any dividend, liquidation, preemptive, subscription or conversion rights, and there will not be any redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our Board is authorized to issue from time to time, without further vote or action by the stockholders, up to an aggregate of 5,000,000 shares of preferred stock in one or more series. Our Board is authorized, within the limitations and restrictions stated in our Amended and Restated Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of preferred shares, and the number of shares constituting such series and the designation thereof.

We currently have no plans to issue any shares of preferred stock, but we believe that the ability to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. Our Board could issue shares of preferred stock having conversion privileges or having voting, dividend and liquidation rights superior to those of the shares of common stock, which could adversely affect the voting power of the common stockholders, including the loss of voting control to others, and delay, defer or prevent a change in control of the Company without further action by the stockholders. This could discourage an acquisition attempt or other transaction that stockholders might believe to be in their best interests or in which they might receive a premium for their stock over the then-market price of the stock.

If our Board were to issue a new series of preferred stock, the issuance of such shares could:

●	decrease the amount of earnings and assets available for distribution to any common stockholders;
●	make removal of management more difficult;
●	result in restrictions upon the payment of dividends and other distributions to any common stockholders;
●	delay or prevent a change in control of the Company; and
●	limit the price that investors are willing to pay in the future for the shares of common stock.

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Anti-takeover Effects of Delaware Law and Provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws

The Company is subject to the provisions of Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the DGCL or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. Our Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Classified Board of Directors; Removal of Directors; Filling Vacancies. Our Amended and Restated Certificate of Incorporation provides that the directors shall be divided into three classes, with each class having a three-year term expiring on a staggered basis. In addition, our Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws provide that any or all of the directors (other than the directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series) may be removed only for cause and only by the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class. Subject to the rights granted to the holders of any one or more series of preferred stock then outstanding, any newly-created directorship on our Board that results from an increase in the number of directors and any vacancy occurring on our Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Each director so elected shall hold office until the next annual meeting of the stockholders and until a successor has been elected and qualified.

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Special Meetings and Notice Procedures. Our Amended and Restated Bylaws provide that, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of stockholders may only be called by or at the direction of the board of directors or the chair of the board of directors. Stockholders shall not be permitted to propose business to be brought before a special meeting of stockholders and the only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting. In addition, our Amended and Restated Bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election to our Board or to propose matters to be acted upon at stockholders’ meetings. As a result, these provisions of the Amended and Restated Bylaws may delay stockholder actions with respect to business combinations or a change in management and may make it more difficult for third parties to acquire control of the Company.

Advanced Notice Bylaws. For director nominations or other business to be properly brought before an annual meeting by a stockholder, such stockholder must generally provide notice to our Secretary no later than 90 days and no more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting; provided, that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting or if no annual meeting was held in the preceding year, such notice must be delivered no more than 120 days prior to such annual meeting nor less than the later of (i) 90 days prior to such annual meeting and (ii) ten days after the day on which public disclosure of the date of such meeting is first made.

Exclusive Jurisdiction. Our Amended and Restated Certificate of Incorporation provides that unless we select or consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees or stockholders to us or to our stockholders, creditors or other constituents, (iii) any action asserting a claim against us or any of our current or former directors or officers arising pursuant to any provision of the DGCL or our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine.

No Action by Consent. Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent or consents (written, electronic, or otherwise) of such stockholders.

Amendment to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. Pursuant to the DGCL, an amendment to our Amended and Restated Certificate of Incorporation generally requires: (a) recommendation of our Board; (b) the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote; and (c) the affirmative vote of a majority of the voting power of the outstanding stock of each class entitled to vote; provided that any provision of Articles 5, 6, 7, 8, and 9 of our Amended and Restated Certificate of Incorporation can only be altered, amended or repealed upon the affirmative vote of the holders of at least two-thirds of our capital stock entitled to vote generally in an election of directors, voting together as a single class. Furthermore, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that our Board can make, alter, amend and repeal our Amended and Restated Bylaws subject to the power of our stockholders to alter, amend or repeal the bylaws; provided, however, that with respect to the powers of stockholders to make, alter, amend or repeal the bylaws, the affirmative vote of the holders of at least two-thirds of our capital stock entitled to vote generally in an election of directors, voting together as a single class, shall be required to make, alter amend or repeal our Amended and Restated Bylaws or to adopt any provision inconsistent therewith.

Authorized but Unissued Shares of Capital Stock. The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance following the closing of the Merger without stockholder approval, subject to any limitations imposed by the listing requirements of the NYSE American. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of our common stock and our preferred stock could make it more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

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Warrant Agreement

In connection with the closing of the Merger, we entered into a warrant agreement (the “Warrant Agreement”) with Equiniti Trust Company, LLC (the “Warrant Agent”). Pursuant to the terms of the Warrant Agreement, on March 19, 2024, AgeX issued to each holder of AgeX common stock on March 18, 2024, three Post-Merger Warrants for each five shares of AgeX common stock held by such holder. Each Post-Merger Warrant is exercisable at an exercise price equal to $13.20 per warrant for (i) one share of our common stock and (ii) one Incentive Warrant and will expire on July 31, 2025. Each Incentive Warrant will be exercisable at an exercise price equal to $18.00 per warrant for one share of our common stock and will expire on the four-year anniversary of the Closing Date (as defined in the Warrant Agreement). No fractional warrants will be issued. The number of warrants issued to a holder of AgeX common stock or Post-Merger Warrant will be rounded down to the nearest whole number if such holder would be entitled to receive a fractional warrant.

Registration Requirements. Under the Warrant Agreement, we agreed that in no event later than 30 business days after the closing of the Merger, we would use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the exercise of the Post-Merger Warrants, the issuance of Incentive Warrants and shares of AgeX common stock issuable upon the exercise of the Post-Merger Warrants, the exercise of the Incentive Warrants and the issuance of shares of our common stock issuable upon the exercise of the Incentive Warrants. We also agreed to use our best efforts to cause such registration statement to become effective within 60 business days after the closing of the Merger and to use our commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement.

In addition, we also agreed that as soon as practicable, but in no event later than 30 business days after the closing of the Merger, we would use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the resale of the shares of our common stock issuable upon the exercise of (i) the Post-Merger Warrants and (ii) the Incentive Warrants. We will also agree to use our best efforts to cause such registration statement to become effective within 60 business days after the closing of the Merger and to use our commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the earliest of the following: (a) when a registration statement covering such shares becomes or has been declared effective by the Commission and such shares have been sold or disposed of pursuant to such effective registration statement; (b) when such shares have been sold or disposed of pursuant to Rule 144 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) under circumstances in which all of the applicable conditions of Rule 144 (as then in effect) are met; (c) when such shares become eligible for resale without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for us to be in compliance with the current public information requirement under Rule 144, as reasonably determined by our counsel; (d) when such shares are held by us; or (e) when such shares have been sold or disposed of in a private transaction in which the transferor’s rights under the Warrant Agreement are not assigned to the transferee of such securities.

Warrant Exercise. Each warrant may be exercised by the holder in lawful money of the United States.

Maximum Percentage. A holder of a Post-Merger Warrant or Incentive Warrant will be able to notify us in writing in the event such person elects to be subject to the requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.999% (or such other amount as a holder may specify) of the shares of our common stock outstanding immediately after giving effect to such exercise.

Stock Dividends. If the number of outstanding shares of our common stock is increased by a stock dividend payable in shares of our common stock to all or substantially all holders of our common stock, or by a split-up of shares of our common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our common stock issuable on exercise of each Post-Merger Warrant and Incentive Warrant will be increased in proportion to such increase in the outstanding shares of our common stock.

Aggregation of Shares. If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our common stock or other similar event (other than the reverse stock split contemplated herein pursuant to the Merger Agreement, for which there shall be no adjustment), then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our common stock issuable on exercise of each Post-Merger Warrant or Incentive Warrant will be decreased in proportion to such decrease in outstanding shares of our common stock.

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Adjustments in Exercise Price. Whenever the number of shares of our common stock purchasable upon the exercise of a Post-Merger Warrant or Incentive Warrant is adjusted, as described above, the applicable warrant exercise price will be adjusted by multiplying the applicable warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our common stock purchasable upon the exercise of such warrant immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our common stock so purchasable immediately thereafter.

Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described under “—Stock Dividends” and “—Aggregation of Shares” above or that solely affects the par value of such shares of our common stock), or in the case of any merger or consolidation of Serina with or into another corporation (other than a consolidation or merger in which Serina is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of our common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Serina as an entirety or substantially as an entirety in connection with which Serina is dissolved, a holder of a Post-Merger Warrant or Incentive Warrant will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in such warrant and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of such warrant would have received if such holder had exercised such warrant immediately prior to such event. However, if such holder of our common stock was entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each such warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holder of our common stock in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer will have been made to and accepted by such holder of our common stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding our common stock, the holder of a Post-Merger Warrant or Incentive Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the Post-Merger Warrant or Incentive Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the our common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of our common stock in such a transaction is payable in the form of our capital stock or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Post-Merger Warrant or Incentive Warrant properly exercises such warrant within 30 days following public disclosure of the consummation of such transaction, the applicable exercise price of such warrant will be reduced by an amount (in dollars) equal to the difference of (i) the applicable exercise price in effect prior to such reduction minus (ii) (A) the per share consideration (as defined in the Warrant Agreement) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined in the Warrant Agreement).

No Fractional Warrants. No fractional warrants will be issued. If the holder of any our common stock or any Post-Merger Warrant would be entitled to receive a fractional Post-Merger Warrant or a fractional Incentive Warrant upon the exercise of a Post-Merger Warrant, respectively, we will round down to the nearest whole number the number of warrants to be issued to such holder.

No Fractional Shares. Notwithstanding any provision contained in the Warrant Agreement to the contrary, no fractional shares of our common stock will be issued upon the exercise of Post-Merger Warrants or Incentive Warrants. If, by reason of any adjustment under the terms of the Warrant Agreement, the holder of any Post-Merger Warrant or Incentive Warrant would be entitled, upon the exercise of such warrant, to receive a fractional interest in a share, we will, upon such exercise, round down to the nearest whole number the number of shares of our common stock to be issued to such holder.

Other Events. In case any event shall occur affecting us as to which none of the adjustment provisions of the Warrant Agreement are strictly applicable, but which would require an adjustment to the terms of the Post-Merger Warrants or Incentive Warrants in order to (i) avoid an adverse impact on such warrants and (ii) effectuate the intent and purpose of the adjustment provisions of the Warrant Agreement, then, in each such case, we will agree to appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which will give our opinion as to whether or not any adjustment to the rights represented by the Post-Merger Warrants or Incentive Warrants is necessary to effectuate the intent and purpose of the adjustment provisions of the Warrant Agreement and, if they determine that an adjustment is necessary, the terms of such adjustment. We will agree to adjust the terms of the Post-Merger Warrants or Incentive Warrants in a manner that is consistent with any adjustment recommended in such opinion.

Transfer of Warrants. The Post-Merger Warrants and Incentive Warrants will be non-transferrable, other than through a Permitted Transfer (as defined below). The Post-Merger Warrants and Incentive Warrants will not be listed on any quotation system or traded on any securities exchange. For purposes of the Warrant Agreement, the term “Permitted Transfer” will mean a transfer of a Post-Merger Warrant or Incentive Warrant (a) upon death of the holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of Post-Merger Warrants or Incentive Warrants held by Juvenescence to any affiliate of, or third party nominated by Juvenescence, provided that Juvenescence shall remain responsible for the obligations of Juvenescence under the Side Letter; or (e) in the case of such warrant being held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by the depository; provided; however, that the permitted transferee will need to enter into a written agreement with us agreeing to be bound by the transfer restrictions in the Warrant Agreement.

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PLAN OF DISTRIBUTION

The selling securityholders may offer and sell, from time to time, their respective shares of common stock covered by this prospectus. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

●	purchases by a broker -dealer as principal and resale by such broker-dealer for our own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the NYSE American;

●	through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	short sales;

●	distribution to employees, members, limited partners or stockholders of the selling securityholders;

●	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise

●	by pledge to secured debts and other obligations;

●	delayed delivery arrangements;

●	to or through underwriters or agents;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions; and

●	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

The selling securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the selling securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

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To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A selling securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to our members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock or warrants pursuant to the distribution through a registration statement.

The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer our economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

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At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the selling securityholders or one or more of our respective affiliates in the ordinary course of business for which they receive compensation.

A holder of Post-Merger Warrants or Incentive Warrants may exercise our Post-Merger Warrants or Incentive Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, the certificate evidencing such Post-Merger Warrants or Incentive Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of such Post-Merger Warrants or Incentive Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We have agreed to indemnify the selling securityholders party to the Registration Rights Agreement against certain civil liabilities, including certain liabilities under the Securities Act, relating to the registration of the shares of common stock offered by them pursuant to this prospectus, and such selling securityholders will be entitled to contribution from us with respect to those liabilities. The selling securityholders party to the Registration Rights Agreement will indemnify us against certain civil liabilities, including liabilities under the Securities Act, and we will be entitled to contribution from such selling securityholders with respect to those liabilities. In addition, we or the selling securityholders party to the Registration Rights Agreement may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities. For additional information regarding the Amended and Restated Registration Rights Agreement, see the section entitled “Description of Capital Stock - Restated Registration Rights.”

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold common stock or warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non -U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Code, and that acquire our common stock and Warrants for cash pursuant to this prospectus. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

●	an individual who is a United States citizen or resident of the United States;

●	a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

●	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of our source; or

●	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

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U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our capital stock or rights to acquire our capital stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “U.S. Holders -Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock “ below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for our common stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in our common stock so disposed of. A U.S. Holder’s adjusted tax basis in our common stock will generally equal the U.S. Holder’s acquisition cost for such common stock (or, in the case of common stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such common stock, as discussed below), less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for our common stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a warrant for cash. The U.S. Holder’s initial tax basis in the share of our common stock received upon exercise of the warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for our common stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrants.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in our common stock received generally should equal the holder’s adjusted tax basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for our common stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of our common stock generally would include the holding period of the warrant.

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It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the warrants being exercised having a value equal to the exercise price of such warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such warrants. In this case, a U.S. Holder’s initial tax basis in our common stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the warrants exercised. It is unclear whether a U.S. Holder’s holding period for our common stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to our common stock received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for common stock), or expiration of a warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the warrant. A U.S. Holder’s adjusted tax basis in our warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “ U.S. Holders -Possible Constructive Distributions “). Such gain or loss generally will be treated as long-term capital gain or loss if the warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of warrants for common stock described in this prospectus under “Description of Securities -Warrants-Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our common stock. Your aggregate initial tax basis in the shares of common stock received in the redemption should equal your aggregate adjusted tax basis in your warrants redeemed and your holding period for the shares of common stock received in redemption of your warrants should include your holding period for your surrendered warrants.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities -Warrants-Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our common stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders -Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of common stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

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Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non -U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of our eligibility for such reduced rate (usually on an IRS Form W -8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “ Non-U .S. Holders -Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non -U.S. Holder’s adjusted tax basis in our shares of our common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of our common stock, which will be treated as described under “ Non-U.S. Holders-Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non -U.S. Holders-Gain on Sale, Exchange or Other Taxable Disposition of common stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U .S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U .S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U .S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. Holder, as described under “U.S. Holders -Exercise of a Warrant “ above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Non -U .S. Holders -Gain on Sale, Exchange or Other Taxable Disposition of common stock and Warrants .”

Redemption of Warrants for common stock

A redemption of Warrants for common stock described in this prospectus under “Description of Securities -Warrants-Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our common stock. Your aggregate initial tax basis in the shares of common stock received in the redemption should equal your aggregate adjusted tax basis in your warrants redeemed and your holding period for the shares of common stock received in redemption of your warrants should include your holding period for your surrendered warrants.

Gain on Sale, Exchange or Other Taxable Disposition of common stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or Warrants or an expiration or redemption of our warrants, unless:

●	the gain is effectively connected with the conduct of a trade or business by the non -U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

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●	the non -U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non -U.S. Holder held our common stock or Warrants and, in the case where shares of our common stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five -year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a United States resident. Any gains described in the first bullet point above of a non -U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our common stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “ Description of Securities -Warrants-Public Warrants .” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our common stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non -U.S. Holders -Taxation of Distributions” under that section in the same manner as if such non-U .S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to our local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of common stock and Warrants. A non -U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

171

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Bradley Arant Boult Cummings LLP.

Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements of Serina Therapeutics, Inc. (Legacy Serina) as of and for the years ended December 31, 2023 and 2022 included in this prospectus have been audited by Frazier & Deeter, LLC, an independent registered public accounting firm, as stated in their report. Such financial statements are included herein in reliance upon the report of such firm given their authority as experts in accounting and auditing. This report on the financial statements contains an explanatory paragraph regarding Legacy Serina’s ability to continue as a going concern.

The consolidated financial statements of AgeX Therapeutics, Inc. (AgeX) as of December 31, 2023 and 2022 and for the years then ended included in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing. This report on the consolidated financial statements contains an explanatory paragraph regarding AgeX’s ability to continue as a going concern.

CHANGE IN AUDITOR

On April 29, 2024, our Audit Committee and our Board approved the appointment of Frazier & Deeter, LLC (“Frazier & Deeter”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2024. Frazier & Deeter served as the independent registered public accounting firm of Legacy Serina prior to the Merger. Accordingly, WithumSmith+Brown, PC (“Withum”), AgeX’s independent registered public accounting firm prior to the Merger, was informed that it would be dismissed as our independent registered public accounting firm.

The audit report of Withum on our financial statements as of and for the years ended December 31, 2023 and December 31, 2022, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles.

In connection with the audits of AgeX’s financial statements for each of the two fiscal years ended December 31, 2023 and December 31, 2022, there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make a reference in connection with their opinion to the subject matter of the disagreement or reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2023 and 2022, neither us nor anyone on our behalf consulted with Frazier & Deeter regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us by Frazier & Deeter that Frazier & Deeter concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided Withum with a copy of the foregoing disclosures prior to the filing of the registration statement on Form S-1 of which this prospectus is a part (the “Registration Statement”) and requested that Withum furnish a letter addressed to the Commission, which is attached as Exhibit 16.1 to the Registration Statement, stating whether it agrees with such disclosures, and, if not, stating the respects in which it does not agree.

172

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and Warrants offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us, our common stock and Warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.Serina.space, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

173

SERINA THERAPEUTICS, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2023 and 2022

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Serina Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Serina Therapeutics, Inc. (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has losses from operations, negative operating cash flows, accumulated deficit, and additional capital needs. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and auditing standards generally accepted in the United States of America (GAAS). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

Tampa, Florida

March 21, 2024

F-2

SERINA THERAPEUTICS, INC.

BALANCE SHEETS

DECEMBER 31, 2023 AND 2022

	December 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$7,618,405	$532,229
Prepaid expenses	-	16,346
Total Current Assets	7,618,405	548,575

Property and equipment, net	573,321	91,569
Right of use assets - operating leases	666,088	84,752
Right of use assets - finance leases	109,798	133,146
Total Assets	$8,967,612	$858,042

LIABILITIES, REDEEMABLE CONVERTIBLE PREFFERED STOCK, AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$579,534	$143,337
Credit card payable	11,935	5,520
Accrued interest	558,082	-
Payroll liabilities	13,138	6,925
Contract liabilities	-	153,500
Current portion of operating lease liabilities	213,526	80,696
Current portion of finance lease liabilities	36,344	47,708
Total Current Liabilities	1,412,559	437,686

Warrant liability	-	1,076,766
Convertible promissory notes, at fair value	2,983,400	1,617,000
Operating lease liabilities, net of current portion	460,636	26,283
Finance lease liabilities, net of current portion	624	36,968
Total Liabilities	4,857,219	3,194,703

Redeemable Convertible Preferred Stock
Redeemable convertible preferred stock, $0.01 par value; 10,000,000 authorized; 3,520,128 and 3,402,225 issued and outstanding at December 31, 2023 and 2022, respectively	36,404,084	35,441,500

Stockholders’ Deficit
Common stock, $0.01 par value, 15,000,000 shares authorized; 2,467,434 and 2,218,500 shares issued and outstanding at December 31, 2023 and 2022, respectively	24,674	22,185
Additional paid-in capital	858,263	646,136
Accumulated deficit	(33,176,628)	(38,446,482)
Total Stockholders’ Deficit	(32,293,691)	(37,778,161)
Total Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit	$8,967,612	$858,042

The accompanying notes are an integral part of these financial statements.

F-3

SERINA THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED

	December 31, 2023	December 31, 2022
Revenue
Contract revenue	$3,000,000	$500,000
Grant revenue	153,500	91,500
Total Revenue	3,153,500	591,500
Operating Expenses
Research and development expenses	2,387,270	1,573,085
General and administrative expenses	3,893,881	1,288,783
Total Operating Expenses	6,281,151	2,861,868
Operating Loss	(3,127,651)	(2,270,368)
Other Income (Expense)
Loss on equity securities, net	-	(7,585)
Interest expense	(558,082)	(15,878)
Interest and dividend income	283,160	1,757
Fair value inception adjustment on convertible promissory notes	2,240,000	(179,000)
Change in fair value of convertible promissory notes	5,355,661	(88,000)
Change in fair value of warrant liability	1,076,766	(124,118)
Other income	-	1,084
Total Other Income (Expense)	8,397,505	(411,740)

Net Income (Loss)	$5,269,854	$(2,682,108)

Net Earnings (Loss) Per Common Share
Basic	$2.30	$(1.25)
Diluted	$1.46	$(1.25)

Weighted-Average Shares Used in Computation of Net Earnings (Loss) Per Common Share
Basic	2,288,377	2,145,002
Diluted	4,005,072	2,145,002

The accompanying notes are an integral part of these financial statements.

F-4

SERINA THERAPEUTICS, INC.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Redeemable Convertible Preferred Stock
	Shares	Preferred Stock - Series A Amount	Shares	Preferred Stock - Series A-1 Amount	Shares	Preferred Stock - Series A-2 Amount	Shares	Preferred Stock - Series A-3 Amount

As of December 31, 2021	400,000	$2,000,000	300,000	$1,998,000	1,117,013	$11,085,291	499,200	$6,240,000

As of December 31, 2022	400,000	2,000,000	300,000	1,998,000	1,117,013	11,085,291	499,200	6,240,000

Conversion of convertible notes	-	-	-	-	-	-	-	-

As of December 31, 2023	400,000	$2,000,000	300,000	$1,998,000	1,117,013	$11,085,291	499,200	$6,240,000

	Redeemable Convertible Preferred Stock
	Shares	Preferred Stock - Series A-4 Amount	Shares	Preferred Stock - Series A-5 Amount	Total Shares	Total Amount

As of December 31, 2021	718,997	$9,346,961	367,015	$4,771,248	3,402,225	$35,441,500

As of December 31, 2022	718,997	9,346,961	367,015	4,771,248	3,402,225	35,441,500

Conversion of convertible notes	-	-	117,903	962,584	117,903	962,584

As of December 31, 2023	718,997	$9,346,961	484,918	$5,733,832	3,520,128	$36,404,084

The accompanying notes are an integral part of these financial statements.

F-5

SERINA THERAPEUTICS, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Common Stock Shares	Common Stock Amount	Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit

As of December 31, 2021	2,144,800	$21,448	$635,341	$(35,764,374)	$(35,107,585)

Exercise of stock options	73,700	737	3,685	-	4,422
Stock based compensation	-	-	7,110	-	7,110
Net loss	-	-	-	(2,682,108)	(2,682,108)

As of December 31, 2022	2,218,500	22,185	646,136	(38,446,482)	(37,778,161)

Exercise of stock options	248,934	2,489	12,447	-	14,936
Conversion of convertible notes	-	-	175,355	-	175,355
Stock based compensation	-	-	24,325	-	24,325
Net income	-	-	-	5,269,854	5,269,854

As of December 31, 2023	2,467,434	$24,674	$858,263	$(33,176,628)	$(32,293,691)

The accompanying notes are an integral part of these financial statements.

F-6

SERINA THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	December 31, 2023	December 31, 2022
Cash Flows from Operating Activities
Net income (loss)	$5,269,854	$(2,682,108)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	88,747	61,272
Loss on disposal of property and equipment	839	3,083
Stock based compensation	24,325	7,110
Loss on equity securities, net	-	7,585
Reinvested interest and dividend income	-	(1,757)
Change in fair value of warrant liability	(1,076,766)	124,118
Non-cash lease expense	173,624	150,012
Fair value inception adjustment on convertible promissory notes	(2,240,000)	179,000
Change in fair value of convertible promissory notes	(5,355,661)	88,000
Changes in operating assets and liabilities:
Accounts receivable	-	1,109
Prepaid expenses	16,346	1,507
Accounts payable	392,222	(2,131)
Credit card payable	6,415	1,213
Accrued interest	558,082	-
Payroll liabilities	6,213	(2,973)
Operating lease liabilities	(187,777)	(164,164)
Contract liabilities	(153,500)	153,500
Net Cash Used in Operating Activities	(2,477,037)	(2,075,624)

Cash Flows from Investing Activities
Proceeds from the sale of investments	-	990,619
Purchases of property and equipment	(504,015)	(9,682)
Net Cash (Used in) Provided by Investing Activities	(504,015)	980,937

Cash Flows from Financing Activities
Proceeds from the issuance of convertible promissory notes	10,100,000	5,000,000
Repayment of convertible promissory note	-	(3,650,000)
Proceeds from common stock issued	-	4,422
Proceeds from exercise of stock options	14,936	-
Principal repayments on finance lease liabilities	(47,708)	(42,352)
Net Cash Provided by Financing Activities	10,067,228	1,312,070

Net Increase in Cash and Cash Equivalents	7,086,176	217,383
Cash and Cash Equivalents, Beginning of Year	532,229	314,846
Cash and Cash Equivalents, End of Year	$7,618,405	$532,229

Supplemental Schedule of Noncash Investing and Financing Activities
Cash paid for interest	$-	$15,878
Fixed asset purchases in accounts payable as of December 31	$43,975	$-
Acquisition of right of use assets in exchange for operating lease liabilities	$754,960	$-
Conversion of convertible promissory notes and warrants issued	$1,137,939	$-

The accompanying notes are an integral part of these financial statements.

F-7

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Note 1 - Summary of Significant Accounting Policies

Nature of Business

Serina Therapeutics, Inc. (the “Company” or “Serina”) is a privately-held clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and pain. Serina’s POZ drug delivery technology is designed to enable certain existing drugs and novel drug candidates to be modified in a way that may provide an increase in efficacy and safety of the resulting polymeric drug conjugate. Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. Serina is headquartered in Huntsville, Alabama.

Basis of Accounting

The accompanying financial statements reflect the operations of the Company and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Plan of Merger

As described in Note 17, on August 29, 2023, the Company entered into the Agreement and Plan of Merger and Reorganization with AgeX Therapeutics, Inc. and Canaria Transaction Corporation (the “Plan of Merger”). Pursuant to the Plan of Merger, AgeX Therapeutics, Inc. will merge with and into the Company, Canaria Transaction Corporation will cease to exists, and the Company will become a direct, wholly owned subsidiary of AgeX Therapeutics, Inc. (“AgeX”). Subject to the Plan of Merger, at the effective time of the Merger, AgeX will issue shares of its common stock to the Company’s former shareholders, representing approximately 75% of fully diluted ownership of the combined company. Accordingly, the Plan of Merger is anticipated to be accounted for as a reverse acquisition, with the Company treated as the acquirer for financial accounting purposes.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Liquidity

The Company recognized net income of approximately $5,300,000 for the year ended December 31, 2023. The Company used approximately $2,400,000 in net cash from operating activities for the year ended December 31, 2023 and has historically incurred losses from operations and expects to continue to generate negative cash flows as the Company implements its business plan.

The Company had cash on hand of approximately $6,900,000 as of February 29, 2024. As discussed in Note 15, during the year ended December 31, 2023, the Company raised $10,100,000 of additional capital. Additionally, the Company received an upfront payment of $3,000,000 from a licensing agreement in November 2023 as described in Note 2. Management believes that the cash on hand, along with the approximately $15 million of cash proceeds expected to be received from Juvenescence through the exercise of all the post-merger warrants it holds pursuant to the terms of the Side Letter if the Merger is consummated, will fund operations through calendar year 2025 based on the current plan. Management has based this estimate on assumptions that may prove to be wrong, and available capital resources could be exhausted sooner than expected. As such, there is substantial doubt about the Company’s ability to continue as a going concern.

F-8

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, technical risks associated with the successful research, development and manufacturing of therapeutic candidates, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, and the ability to secure additional capital to fund operations. Therapeutic candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts will require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize revenue from product sales. The Company largely relies on raising capital from equity investors for funding its operations. Some funding is obtained through licensing agreements or other arrangements with commercial entities.

As a result of recurring losses from operations and recurring negative cash flows from operations, there is substantial doubt regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively. If sufficient capital is not available, the Company would be required to delay, limit, reduce, or terminate its product development or future commercialization efforts or grant rights to develop and market therapeutic candidates to other entities. There can be no assurance that the Company will be able to raise additional funds or that the terms and conditions of any future financings will be workable or acceptable to the Company or its shareholders. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Cash and Cash Equivalents

Cash and cash equivalents includes funds held in readily available checking and money market type accounts.

Contract Liabilities

Contract liabilities include billings in excess of revenue recognized. Contract liabilities are classified as current based on the Company’s contract operating cycle and reported on a contract-by-contract basis, net of revenue recognized, at the end of each reporting period.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed as incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in the statements of operations. Depreciation of property and equipment is provided utilizing the straight-line method over the range of lives used of the respective assets, which is 3 - 10 years.

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if its carrying amount exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposal of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. No impairment loss was recognized during the years ended December 31, 2023 and 2022, respectively.

Revenue Recognition

The Company recognizes revenue under a grant contract with a commercial entity under federal funding in accordance with ASC 606, Revenue from Contracts with Customers. Under the commercial grant, the Company received substantially all funding upon award of the grant, and recognizes revenue as eligible expenses under the grant are incurred. The Company has concluded that it is a principal in the grant contract and, accordingly, recognizes revenue in the gross amount of consideration to which it is entitled from the agency in exchange for the services provided.

The Company also recognizes revenue under licensing agreements with commercial entities in accordance with ASC 606, Revenue from Contracts with Customers. Under revenue sharing licensing agreements, the Company receives reimbursement for eligible costs as well as payments upon the achievement of certain milestones as defined by the contract. These licensing agreements provide for the Company to receive a certain percentage of revenue from sales of their product.

The Company accounts for a contract after it has been approved by all parties to the arrangement, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collection is probable.

Each contract is assessed at inception to determine whether it should be combined with other contracts. When making this determination, factors such as whether two or more contracts were negotiated or executed at or near the same time or were negotiated with an overall profit objective. If combined, the Company treats the combined contracts as a single contract for revenue recognition purposes.

F-9

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

The Company evaluates the services promised in each contract at inception to determine whether the contract should be accounted for as having one or more performance obligations. The services in the contracts are typically not distinct from one another due to the requirements to perform under the contract. Accordingly, the contracts are typically accounted for as one performance obligation.

The Company determines the transaction price for each contract based on the consideration expected to be received for the services being provided under the contract. For contracts where a portion of the price may vary, the Company estimates variable consideration at the most likely amount, which is included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur. The Company analyzes the risk of a significant reversal and if necessary, constrains the amount of variable consideration recognized in order to mitigate the risk. At inception of a contract, the transaction price is estimated based on current rights and do not contemplate future modifications (including unexercised options) or follow-on contracts until they become legally enforceable. Depending on the nature of the modification, the Company considers whether to account for the modification as an adjustment to the existing contract or as a separate contract.

For contracts with multiple performance obligations, the transaction price is allocated to each performance obligation based on the estimated standalone selling price of the service underlying each performance obligation. Revenue is recognized as performance obligations are satisfied and the customer obtains control of the service.

For performance obligations in which control does not continuously transfer to the customer, revenue is recognized at the point in time that each performance obligation is fully satisfied.

Milestone payments are recognized as licensing revenue upon the achievement of specified milestones if (i) the milestone is substantive in nature and the achievement of the milestone was not probable at the inception of the agreement; and (ii) the Company has a right to payment. Any milestone payments received prior to satisfying these revenue recognition criteria are recorded as deferred revenue.

Various economic factors affect revenues and cash flows. Services are primarily provided under grants from U.S. Government agencies and a licensing agreement with a commercial entity, with amounts invoiced quarterly or upon the achievement of a milestone and typically being collected within one month.

Research and Development

Research and development costs are expensed as they are incurred and include compensation for scientists, support personnel, outside contracted services, and material costs associated with product development. The Company continually evaluates new product opportunities and engages in intensive research and product development efforts. Research and development expenses include both direct costs tied to a specific contract or grant, and indirect costs.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivable. The Company maintains cash and cash equivalents in accounts with high quality, federally insured financial institutions. At times, the balances in these accounts may be in excess of federally insured limits, including the Federal Deposit Insurance Corporation (FDIC) and the Securities Investor Protection Corporation (SIPC). At December 31, 2023 and 2022, cash and cash equivalents in excess of FDIC limits was $0 and $282,000, respectively. At December 31, 2023 and 2022, cash and cash equivalents in excess of SIPC limits was $7,300,000 and $0, respectively.

For the year ended December 31, 2023, 95% of the Company’s revenue was related to a single contract with a customer. For the year ended December 31, 2022, 85% of the Company’s revenue was related to a single contract (with a different customer than for the year ended December 31, 2023).

Fair Value of Financial Instruments

The Company has adopted ASC Topic 820 for certain financial instruments measured as fair value on a recurring basis. ASC Topic 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value.

F-10

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of inputs that may be used to measure fair value are as follows:

●	Level 1: Quoted prices in active markets for identical assets or liabilities.

●	Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities. Level 2 inputs also include non-binding market consensus prices that can be corroborated with observable market data, as well as quoted prices that were adjusted for security-specific restrictions.

●	Level 3: Unobservable inputs to the valuation methodology are significant to the measurement of the fair value of assets or liabilities. Level 3 inputs also include non-binding market consensus prices or non-binding broker quotes that we were unable to corroborate with observable market data.

The Company has elected to measure the convertible promissory notes at fair value on a recurring basis.

Redeemable Convertible Preferred Stock

The Company recorded redeemable convertible preferred stock at fair value upon issuance, net of any issuance costs. The Company classified stock that was redeemable in circumstances outside of the Company’s control outside of permanent equity.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of loss carryovers and depreciation differences for financial and income tax reporting. Deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the differences are expected to be recovered or settled.

The Company only recognizes tax benefits from an uncertain tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statement from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. To date, the Company has not recognized such tax benefits in its financial statements.

Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) of common stock is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period.

Diluted EPS give effect to all dilutive potential common shares outstanding during the period using the treasury stock method for stock options and warrants and the if-converted method for redeemable, convertible preferred stock and convertible promissory notes. In computing diluted EPS, the average stock price for the period is used to determine the number of shares assumed to be purchased from the exercise of stock options and/or warrants. Diluted EPS excluded all dilutive potential shares if their effect is anti-dilutive.

Basic loss per common share is computed based on the weighted average number of shares outstanding during the period. Diluted loss per share is computed in a manner similar to the basic loss per share, except the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of convertible debt and other such convertible instruments. Diluted loss per share contemplates a complete conversion to common shares of all convertible instruments only if they are dilutive in nature with regards to earnings per share.

F-11

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, the Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment in the United States of America.

Note 2 - Contracts with Customers

Commercial Grant

The Company was performing under a commercial grant during the period August 2022 - December 2023.

All of the grant revenue is recognized over time using the input method as the Company performs under the contract because control of the work in process transfers continuously to the customer.

At December 31, 2023, the Company has substantially completed its obligation under a grant to continue its research and development related to the treatment of neurological disorders and stroke. There were no remaining contract liabilities at December 31, 2023 related to this grant.

Licensing Agreement

In October 2023, the Company entered into a non-exclusive license agreement with Pfizer, Inc. to use the Company’s POZ polymer technology for use in lipid nanoparticle drug delivery formulations. The agreement grants Pfizer non-exclusive rights to certain intellectual property, know-how, and proprietary technologies. Under the terms of the agreement, Pfizer is authorized to develop, manufacture, market, and commercialize products incorporating the licensed technology with respect to a specific POZ polymer structure in one field. The agreement outlines the protection and enforcement of intellectual property rights related to the licensed technology. Pfizer is obligated to use commercially reasonable diligent efforts to develop and commercialize licensed products, and to use such efforts to accomplish specified development and commercial objectives. The Company is not considered the principal under this licensing arrangement. The agreement includes a one-time upfront payment of $3,000,000 which was received in November 2023, milestone payments payable to the Company upon the achievement of specific development, regulatory, and commercial milestones, and a royalty on net sales of products incorporating the licensed technology in accordance with the terms outlined in the license agreement. In accordance with the Company’s revenue recognition policy as described in Note 1, the upfront payment was recognized upon execution of the contract as the performance obligation related to the payment was substantially satisfied. No other milestones or product sales have been achieved as of December 31, 2023.

Note 3 - Fair Value Measurements

The Company had the following liabilities measured at fair value on a recurring basis at December 31, 2023.

	Total	Level 1	Level 2	Level 3
Liabilities:
Convertible promissory notes	$2,983,400	$-	$-	$2,983,400

Total	$2,983,400	$-	$-	$2,983,400

The Company had the following liabilities measured at fair value on a recurring basis at December 31, 2022.

	Total	Level 1	Level 2	Level 3
Liabilities:
Convertible promissory notes	$1,617,000	$-	$-	$1,617,000
Warrant liability	1,076,766	-	-	1,076,766

Total	$2,693,766	$-	$-	$2,693,766

F-12

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

The following is a reconciliation of the beginning and ending balances for the convertible promissory note liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2023 and 2022:

	AgeX-Serina Note	Serina Convertible Notes
Balance as of December 31, 2021	$-	$-
Convertible debt issuance	-	1,350,000
Inception adjustment	-	179,000
Change in fair value	-	88,000
Balance as of December 31, 2022	$-	$1,617,000
Convertible debt issuance	10,000,000	100,000
Inception adjustment	(2,240,000)	-
Notes converted to Series A-5 pref. stock	-	(962,584)
Notes converted to warrants	-	(175,355)
Change in fair value	(4,776,600)	(579,061)
Balance as of December 31, 2023	$2,983,400	$-

The following is a reconciliation of the beginning and ending balances for the warrant liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2023 and 2022:

Balance as of December 31, 2021	$952,648
Change in fair value	124,118
Balance as of December 31, 2022	$1,076,766
Change in fair value	(1,076,766)
Balance as of December 31, 2023	$-

See Note 14 for further information regarding valuation of the warrant liability.

Note 4 - Contract Balances

The beginning and ending contract balances were as follows:

	December 31, 2023	December 31, 2022	December 31, 2021
Deferred revenue	$-	$153,500	$-

Note 5 - Profit Sharing Plan

Serina has established a 401(k) profit sharing plan (the PSP) for all eligible employees of Serina. The PSP provides for eligible employee contributions subject to certain annual Internal Revenue Code limits. For participants who are age 50 or older during any calendar year, additional employee contributions are allowed under the PSP, subject to Internal Revenue Code limits.

Employer contributions, if any, may include matching contributions and profit sharing contributions, both of which are made on a discretionary basis and are subject to service and employment requirements. Employer matching contributions and employer profit sharing contributions vest based on a graded vesting schedule. Serina made no discretionary employer matching or employer profit sharing contributions for the years ended December 31, 2023 and 2022.

F-13

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Note 6 - Common Stock

The holders of the common stock are entitled to one vote for each share of common stock on all matters that may be submitted to the holders of common stock of Serina. The holders of common stock shall vote together with the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and Series A-5 Preferred Stock as a single class. Serina shall not plan a merger or conversion, sale or dispose of property, or dissolve the Company without the written consent or affirmative vote of the entire single class.

Note 7 - Redeemable Convertible Preferred Stock

Serina has authority to issue 10,000,000 shares of preferred stock with a par value of $0.01 per share. All outstanding preferred stock is redeemable upon a Deemed Liquidation Event and convertible and has been classified as temporary stockholders’ equity at December 31, 2023 and 2022, as the shares are redeemable for cash or other assets upon the occurrence of an event that is not solely within the control of the Company. As of December 31, 2023 and 2022, all outstanding preferred stock was not initially redeemable and was not considered probable of being redeemed upon consideration of the events that would constitute a Deemed Liquidation Event. As such, accrued dividends are not included in the redeemable convertible preferred stock balances.

Redeemable convertible preferred stock was as follows as of December 31, 2023:

Preference Order	Designation	Shares Designated	Shares Issued	Shares Outstanding	Issue Price per Share	Liquidation Preference
#1	Series A Preferred Stock	400,000	400,000	400,000	$5.00	$2,000,000
#2	Series A-1 Preferred Stock	300,000	300,000	300,000	$6.66	$1,998,000
#3	Series A-2 Preferred Stock	1,117,013	1,117,013	1,117,013	$9.93793	$11,085,291
#4	Series A-3 Preferred Stock	499,200	499,200	499,200	$12.50	$6,240,000
#5	Series A-4 Preferred Stock	718,997	718,997	718,997	$13.00	$9,346,961
#6	Series A-5 Preferred Stock	2,000,000	484,918	484,918	$13.00	$5,733,832
		5,035,210	3,520,128	3,520,128		$36,404,084

Redeemable convertible preferred stock was as follows as of December 31, 2022:

Preference Order	Designation	Shares Designated	Shares Issued	Shares Outstanding	Issue Price per Share	Liquidation Preference
#1	Series A Preferred Stock	400,000	400,000	400,000	$5.00	$2,000,000
#2	Series A-1 Preferred Stock	300,000	300,000	300,000	$6.66	$1,998,000
#3	Series A-2 Preferred Stock	1,122,077	1,117,013	1,117,013	$9.94	$11,085,291
#4	Series A-3 Preferred Stock	499,200	499,200	499,200	$12.50	$6,240,000
#5	Series A-4 Preferred Stock	718,997	718,997	718,997	$13.00	$9,346,961
#6	Series A-5 Preferred Stock	2,000,000	367,015	367,015	$13.00	$4,771,248
		5,040,274	3,402,225	3,402,225		$35,441,500

Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and Series A-5 Preferred Stock all have the same rights, preferences, powers, privileges, restrictions, qualifications, and limitations.

Dividends

From and after the date of the issuance of any shares of Series A Preferred Stock, Series A-1 Preferred Stock, and Series A-2 Preferred Stock, they accrued dividends at the rate per annum of 6% of the original issue price until June 30, 2019. The dividends accrued from day to day, whether or not declared, compounded annually, were calculated on the basis of a 365-day year, and were cumulative. Effective June 30, 2019, Series A Preferred Stock, Series A-1 Preferred Stock, and Series A-2 Preferred Stock no longer accrued dividends. The holders of the Series A Preferred Stock, Series A-1 Preferred Stock, and Series A-2 Preferred Stock were entitled to receive dividends when and if declared by the Board of Directors. The Series A-3 Preferred Stock, Series A-4 Preferred Stock, and Series A-5 Preferred Stock shall not accrue dividends. Dividends on Preferred Stock are in preference to and prior to any payment of any dividends on common stock. As of December 31, 2023 and 2022, $10,276,653 in Preferred Stock dividends have been accrued, but not declared. As such, these dividends are not currently an obligation of the Company and are not included in the redeemable convertible preferred stock balances.

F-14

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Convertibility

Each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and Series A-5 Preferred Stock shall be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder into common stock. The number of shares will be determined by dividing the original issue price by the conversion price of the Preferred Stock. The conversion price initially is the same as the issue price of the Preferred Stock, but may be adjusted based on certain events as provided in the amended Articles of Incorporation.

Liquidation Preference

In the event of Deemed Liquidation Event for Serina (described below), the holders of the various series of Preferred Stock are entitled to receive prior to, and in preference to, any distribution to the holders of common stock or any other class or series of stock ranking on liquidation junior to the series of Preferred Stock they hold, an amount equal to the original issue price plus any accrued dividends (excepting Series A-3 Preferred Stock, Series A-4 Preferred Stock, and Series A-5 Preferred Stock) together with any other dividends declared that have not yet been paid. The preference order is noted above.

The following events will constitute a Deemed Liquidation Event:

a)	The consummation of a plan of merger or conversion in accordance with various sections of Alabama Business Corporation Law (“ABCL”), with some exceptions as provided in the amended Articles of Incorporation;
b)	The sale, lease, exchange, license, or other disposal, in a single transaction or series of related transactions, of all, or substantially all, of the corporation’s property (with or without goodwill), other than in the usual course of business in accordance with Section 10A-2A-12.02 of the ABCL;
c)	Dissolution of the corporation in accordance with Section 10A-2A-14.02 of the ABCLE, or liquidation or winding-up of the business and affairs of the corporation; or
d)	The sale, lease, exchange, license, or other disposal, other than in the usual and regular course of business, of all, or substantially all, of the intellectual property of the corporation in a single transaction or a series of related transactions.

The holders of at least 60% of the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and Series A-5 Preferred Stock, acting as a single class of stock, may elect that any such events described above shall not be a Deemed Liquidation Event as provided in the amended Articles of Incorporation.

The Series A Preferred Stock liquidation preference, the Series A-1 Preferred Stock liquidation preference, the Series A-2 liquidation preference, the Series A-3 liquidation preference, the Series A-4 liquidation preference, and the Series A-5 liquidation preference shall be on parity with one another. In the event that upon liquidation or dissolution, the assets and funds of the Company are insufficient to permit the payment to holders of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and Series A-5 Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and Series A-5 Preferred Stock then outstanding and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and Series A-5 Preferred Stock shall share in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

After the distributions described above have been paid in full, the remaining assets of the Company available for distribution shall be distributed pro-rata to the holders of the shares of common stock.

F-15

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Note 8 - Income Taxes

Deferred tax assets and liabilities reflect the effects of tax losses, credits, and the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

At December 31, 2023, the Company had the following carryovers subject to expiration:

Carryover	Amount	Begin to Expire In
1231 loss carryover	$798	2024
Net capital loss carryover	$29,402	2026
NOL carryover – Federal – indefinite life	$13,925,183	N/A
NOL carryover – Federal – subject to expiration	$23,207,997	2027
NOL carryover - state	$36,494,174	2024
Charitable contributions carryover	$25,000	2027
General business credit carryover ESB*	$129,310	2030
General business credit carryover NonESB*	$1,920,911	2026

The Company’s effective tax rate is 0% for the years ended December 31, 2023 and 2022. The Company’s effective tax rate is different than what would be expected if the federal statutory rate was applied to income before income taxes primarily because certain expenses are deductible for financial reporting purposes that are not deductible for tax purposes and valuation allowances applied to the Company’s net deferred tax assets. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The major temporary differences that give rise to the deferred tax assets and liabilities are as follows: NOL carryovers, general business credit carryovers, charitable contribution carryovers, operating and finance lease assets and liabilities, depreciation and amortization, and capitalization of research & development expenses.

Section 174 of the Internal Revenue Code became effective on January 1, 2022. Under this section, research and development expenses are no longer deducted in the year expended, but are required to be capitalized and expensed over five years for tax purposes.

The Company evaluates the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent that management does not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established. The Company has provided a valuation allowance against the deferred income taxes at December 31, 2023 and 2022. The valuation allowance increased by $752,330 during the year ended December 31, 2023.

The components of the deferred income tax asset and liability as of December 31, 2023 and 2022 are as follows:

	December 31, 2023	December 31, 2022
Deferred Tax Assets (Liabilities):
General business credit carryover ESB	$129,310	$129,310
General business credit carryover NonESB	1,920,911	1,824,263
1231 loss carryover	219	219
Net capital loss carryover	8,086	4,805
NOL carryover - Federal	7,797,968	7,399,496
NOL carryover - State	2,372,121	2,308,126
Research and development	580,578	389,339
Charitable contributions carryover	6,875	6,875
Right of use assets - operating leases	(183,174)	(23,307)
Operating lease liabilities	185,395	29,419
Depreciation of property and equipment	23,362	20,776
Total deferred tax asset	12,841,651	12,089,321
Valuation allowance	(12,841,651)	(12,089,321)
Net Deferred Tax Asset	$-	$-

F-16

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Note 9 - Leases

The Company leases many of its operating and office facilities for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2028. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties. The Company also leases equipment for various terms under long-term, non-cancelable finance lease agreements. These leases expire at various dates through 2025.

The following represents information on leases as of and for the years ended December 31:

	2023	2022
Finance lease cost (including amortization of right-of use assets of $23,349 and $23,349 and interest on lease liabilities of $7,083 and $12,843 in 2023 and 2022, respectively)	$30,432	$36,192

Operating lease expense	208,856	101,399

Total lease cost	$239,288	$137,591
Other information
Weighted average remaining lease term (years) – finance	0.64	1.71
Weighted average remaining lease term (years) – operating	3.32	1.30
Weighted average discount rate - finance leases	11.90%	11.90%
Weighted average discount rate - operating leases	6.67%	6.67%

The following is a maturity analysis of the annual undiscounted cash flows of the lease liabilities as of December 31, 2023:

	Operating Leases	Finance Leases
Year ending December 31, 2024	$258,395	$38,055
Year ending December 31, 2025	212,512	629
Year ending December 31, 2026	158,282	-
Year ending December 31, 2027	116,592	-
Thereafter	9,716	-
Total undiscounted lease payments	755,497	38,684
Less: imputed interest	(81,335)	(1,716)
Total lease obligations	674,162	36,968
Less: current portion	(213,526)	(36,344)
Long-term lease obligations	$460,636	$624

Right of use assets - operating leases obtained in exchange for new operating lease liabilities was $754,960 for the year ended December 31, 2023.

F-17

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Note 10 - Property and Equipment

Property and equipment at December 31, 2023 and 2022 consists of:

	December 31, 2023	December 31, 2022
Computer	$29,581	$24,061
Equipment	836,771	353,343
Software	96,517	81,676
Total property and equipment	962,869	459,080
Less: accumulated depreciation	(389,548)	(367,511)
Property and equipment, net	$573,321	$91,569

Depreciation expense for the years ended December 31, 2023 and 2022 totaled $65,399 and $37,923, respectively.

Note 11 - Stock Option Plan

Stock Option Plan Description

In 2007, the Company’s Board of Directors (“the Board”) adopted the Serina Therapeutics, Inc. 2007 Stock Option Plan (the 2007 Plan) that provides for the granting of stock options to employees. The 2007 Plan as amended in March 2014 reserved 2,000,000 shares of common stock for grant. Options are granted at the discretion of the Board. Options granted under the 2007 Plan shall be either incentive stock options (ISOs) or nonstatutory stock options (NSOs), as designated by the Board. The options will be granted at an exercise price set by the Board at the time of grant, but in no event will the price for ISOs be less than 100% of the fair market value of the common stock on the date of the grant, or in the case of an option holder who owns more than 10% of the total combined voting power of all classes of stock of Serina, not less than 110%; and not less than the par value of the common stock at grant, in the case of NSOs.

In 2017, the Serina Therapeutics, Inc. 2007 Plan by its terms expired, except with respect to unexercised stock options outstanding under the 2007 Plan. No future stock options shall be awarded under the 2007 Plan.

In 2017, the Company’s Board adopted the Serina Therapeutics, Inc. 2017 Stock Option Plan (the 2017 Plan) that provides for the granting of stock options to employees. The 2017 Plan reserved 1,000,000 shares of common stock for grant. In 2021, the 2017 Plan was amended to increase the reserved shares to 2,000,000, and then later in 2021 further amended to increase the reserved shares to 2,100,000. Options are granted at the discretion of the Board. Options granted under the 2017 Plan shall be either incentive stock options (ISOs) or nonstatutory stock options (NSOs), as designated by the Board. The options will be granted at an exercise price set by the Board at the time of grant, but in no event will the price for ISOs be less than 100% of the fair market value of the common stock on the date of the grant or in the case of an option holder who owns more than 10% of the total combined voting power of all classes of stock of Serina, not less than 110%; and not less than the par value of the common stock at grant, in the case of NSOs.

Vesting and Exercisability

Stock options are exercisable at such time or times and subject to such terms and conditions as determined by the Board at or after grant. If the Board provides, in its sole discretion, that any stock option is exercisable only in installments, the Board may waive such installment exercise provisions at any time at or after the grant, in whole or in part, based on such factors as the Board shall determine, in its sole discretion.

The terms of the grants are generally for ten years (or in the case of an option holder who owns more than 10% of the total combined voting power of all classes of stock of Serina, the term shall be five years) and vest over a period of time as determined on the date of the grant.

Stock-Based Compensation

The Company follows the provisions of the FASB ASC 718, Compensation - Stock Compensation (“FASB ASC 718”). FASB ASC 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their fair value at the grant date.

F-18

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Valuation and Expense

The Company recognizes compensation expense related to stock options on a straight-line basis over the requisite service period of the awards, which is generally three to four years. The Company estimates the fair value of options on the date of grant using the Black-Scholes-Merton option pricing model. There were no options issued during the years ended December 31, 2023 or 2022.

The Company recorded stock-based compensation expense related to the stock options of $24,325 and $7,110 during the years ended December 31, 2023 and 2022, respectively.

In 2021, all options outstanding as of December 31, 2020 were canceled and replaced, with the exception of 3,300 options, which were not replaced due to termination of the grantee. Total replacement options issued were 1,294,042. Incremental compensation cost of $113 and $878 was recognized during the years ended December 31, 2023 and 2022, respectively, as a result of the accounting for the modification required by FASB ASC 718.

In February 2023, by vote of the Board all remaining unvested options became fully vested. Therefore as of December 31, 2023, the Company had no unrecognized compensation cost related to nonvested stock options.

Details of stock option activity for the years ended December 31, 2023 and 2022 are as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2022	2,012,750	$0.06
Forfeited	(7,000)	0.06
Exercised	(248,934)	0.06

Outstanding at December 31, 2023	1,756,816	$0.06

	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2021	2,036,450	$0.06
Exercised	(73,700)	0.06
Granted	50,000	0.06

Outstanding at December 31, 2022	2,012,750	$0.06

The following table summarizes information about stock options exercisable at December 31, 2023:

Exercise Price	Number of Shares Exercisable	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price
$0.06	1,756,816	7.46	$0.06

The following table summarizes information about nonvested stock options for the years ended December 31, 2023 and 2022:

	Nonvested Options	Weighted Average Grant Date Fair Value
Nonvested options at December 31, 2022	548,807	$0.05
Forfeited/cancelled	(1,000)	0.03
Vested	(547,807)	0.04
Nonvested options at December 31, 2023	-	$-

	Nonvested Options	Weighted Average Grant Date Fair Value
Nonvested options at December 31, 2021	656,742	$0.04
Granted	50,000	0.05
Vested	(84,235)	0.04
Exercised	(73,700)	0.03
Nonvested options at December 31, 2022	548,807	0.05

F-19

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Note 12 - Stock Warrants

Grants

Warrants for 117,903 Series A-5 Preferred Stock were granted during the year ended December 31, 2023 pursuant to the conversion of the promissory notes as described in Note 15. No warrants were granted during the year ended December 31, 2022.

The warrants contain both put and call options. The Company may call the warrants at any time following the date the warrants become exercisable. Warrants issued prior to 2023 are accounted for as a liability and remeasured to fair value at each reporting period. The liability as of December 31, 2023 and 2022 was $0 and $1,076,766, respectively. The warrants issued in 2023 with a fair value of $175,355 are accounted for as equity pursuant to FASB ASC 815 as they were issued in connection with the conversion of promissory notes to equity.

Vesting and Exercisability

The warrants vest immediately upon grant. All outstanding warrants at December 31, 2023 are exercisable at any time prior to close of business on December 31, 2024.

Valuation and Expense

The Company estimates the fair value of warrants using the Black-Scholes-Merton pricing model with the following assumptions at the reporting date:

	December 31, 2023		December 31, 2022
	Liability Classified	Equity Classified	Liability Classified
Expected volatility	97-98%	99%	89%
Expected term (in years)	0.3	1.5	1.0 - 1.5
Risk-free interest rate	5.26-5.60%	5.09%	4.41% - 4.73%
Expected dividend yield	0.00%	0.00%	0.00%

Expected volatility is estimated using the historical volatility of comparable public entities. The Company estimates the expected term using historical option exercise data to determine the expected employee exercise behavior. The risk-free interest rate is the yield on a U.S. Treasury zero-coupon issue with a remaining term equal to or approximating the expected term of the option at the grant date.

Related to the warrants, the Company recorded a benefit of $1,076,766 due to the decrease in the liability and an expense of $124,118 due to the increase in the liability during the years ended December 31, 2023 and 2022, respectively.

Details of stock warrant activity for the years ended December 31, 2023 and 2022, are as follows:

	Number of Warrants – Liability Classified	Number of Warrants – Equity Classified	Weighted Average Exercise Price
Outstanding at December 31, 2021	367,015	-	$20.00
Outstanding at December 31, 2022	367,015	-	20.00
Granted	-	117,903	20.00
Outstanding at December 31, 2023	367,015	117,903	$20.00

All warrants expire on December 31, 2024. Remaining weighted average contractual life at December 31, 2023 was one year.

F-20

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Note 13 - Research and Development

During the year ended December 31, 2023, the Company performed under a grant provided by a corporation via funding provided by a federal government agency to continue its research and development related to treatment of neurological disorders and strokes. The grant is structured such that the Company received $245,000 upon execution of the award in August 2022 which is recognized as revenue as eligible costs are incurred. The Company has recognized all $245,000 of eligible costs and substantially completed the grant performance as of December 31, 2023.

Note 14 - Commitments and Contingencies

The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. In the opinion of management, all such matters would be adequately covered by insurance or accruals or would be such that disposition would not have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

Note 15 - Convertible Promissory Notes

On March 15, 2023, The Company issued a convertible promissory note (the “AgeX-Serina Note”) in the amount of $10,000,000 to AgeX Therapeutics (“AgeX”). The AgeX-Serina Note bears interest at 7% per annum and matures on March 15, 2026. The Company issued the AgeX-Serina Note to provide for general working capital needs. As described in Note 17, the Company and AgeX have entered into a merger agreement. In connection with the issuance of the AgeX-Serina Note, AgeX is entitled to elect one member to the board of directors of the Company and receive certain information and inspection rights as well as participation rights for subsequent equity issuances.

The AgeX-Serina Note has various conversion options. The principal balance of the AgeX-Serina Note with accrued interest will automatically convert into the Company’s preferred stock if the Company raises at least $25,000,000 through the sale of shares of the Company’s preferred stock. The conversion price per share shall be the lower of (a) 80% of the lowest price at which the shares of preferred stock were sold, and (b) a “capped price” equal to $105,000,000 divided by the Company’s then fully diluted capitalization. AgeX has the option to convert the AgeX-Serina Note into the Company’s preferred stock after a sale of the Company’s preferred stock regardless of the amount sold by the Company. AgeX may (i) at its election, upon a change of control (as defined in the AgeX-Serina Note), convert the AgeX-Serina Note in whole or in part into either (a) cash in an amount equal to 100% of the outstanding principal amount of the AgeX-Serina Note, plus interest, or (b) into the highest ranking shares of the Company then issued at a conversion price equal to the lowest price per share at which the most senior series of the Company’s shares has been sold in a single transaction or a series of related transactions through which the Company raised at least $5,000,000 or (ii) if the AgeX-Serina Note remains outstanding as of the maturity date, AgeX may convert the AgeX-Serina Note into the most senior shares of the Company issued at the time of conversion at a conversion price equal to the capped price. Upon the consummation of a merger between the Company and AgeX, the AgeX-Serina Note would remain outstanding and become an intercompany asset of AgeX and an intercompany liability of the Company.

The Company evaluated the AgeX-Serina Note in accordance with ASC Topic 815, Derivatives and Hedging, and determined it contains certain variable share settlement features tied to the price of a future financing which were not considered clearly and closely related to the host instruments. These provisions included automatic conversion upon the event of a Qualified Financing, the Holder’s option to convert the AgeX-Serina Note upon a Non-Qualified Financing, and the Holder’s option to convert or request repayment upon sale of the Company. The AgeX-Serina Note also contains a Change in Control Put and a Default Put which were not clearly and closely related to the host instrument. The Company elected to initially and subsequently measure the AgeX-Serina Note in its entirety at fair value, with changes in fair value recognized in earnings. The fair value inception date adjustment on the instrument is recorded as a component of other income in the Company’s statements of operations.

F-21

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

The change in fair value of the instrument since inception date is recorded on a separate line item as a component of other income in the Company’s statements of operations.

FASB ASC 825-10-25 allows the Company to elect the fair value option for recording financial instruments when they are initially recognized or if there is an event that requires re-measurement of the instruments at fair value, such as a significant modification of the debt. The Company elected the fair value option because they believed it to be the most appropriate method of encompassing the credit risk and exercise behavior that a market participant would consider when valuing the hybrid financial instrument.

As of March 15, 2023 (inception), the outstanding principal on the AgeX-Serina Note was approximately $10,000,000 and the fair value recorded on the balance sheet was $7,760,000. From March 15, 2023 to December 31, 2023, the change in value was approximately $4,780,000 and was recorded as a component of other income in the Company’s statements of operations.

From June through December 2022, the Company issued interest-bearing Convertible Promissory Notes (the “Serina Convertible Notes”) to various investors in the principal amount of $1,350,000. In February 2023, the Company issued a Serina Convertible Note to an investor in the principal amount of $100,000. In addition, on November 10, 2022, The Company issued a Convertible Promissory Note to a related party investor in the principal amount of $3,650,000 which was repaid in full on December 14, 2022. The Serina Convertible Notes incur interest at 6% per annum and are payable by the Company two years from their issuance date. The Company may not voluntarily prepay the Serina Convertible Notes. Upon a Qualified Equity Financing event in which the Company sells shares of Preferred Stock for aggregate proceeds of at least $15 million, the principal and outstanding interest on the Serina Convertible Notes will automatically convert into shares of the Company’s Preferred Stock issued in the Qualified Financing at a conversion price of the lesser of i) a 20% discount to the price paid by purchasers in the Qualified Financing and ii) the quotient resulted from dividing $100 million by the fully diluted capitalization of the Company immediately prior to the Qualified Financing. If the Company enters into a Non-Qualified Equity Financing (less than $15 million in proceeds), the Holder has the option to convert the Serina Convertible Notes into shares of the Company’s Preferred Stock issued in the Non-Qualified Financing at the price paid per share. The Company may also choose to optionally convert the Serina Convertible Notes into Series A-5 Preferred Stock at a price of $13 per share, and a warrant to purchase shares of Series A-5 Preferred Stock with an exercise price of $20.00, and an expiration date of December 31, 2024. If a Change in Control or an IPO occurs prior to a Qualified Financing, then the Holder has the option to convert outstanding principal and interest into common stock at a price per share equal to an amount obtained by dividing i) the Post-Money Valuation Cap ($100,000,000) by ii) the Fully Diluted Capitalization immediately prior to the conversion. Upon a change in control, the Holder may also elect to require the Company to repay the outstanding principal and accrued but unpaid interest in cash.

The Company evaluated the Serina Convertible Notes in accordance with ASC Topic 815, Derivatives and Hedging, and determined they contained certain variable share settlement features tied to the price of a future financing which were not considered clearly and closely related to the host instruments. These provisions included mandatory conversion upon the event of a Qualified Financing and the Holder’s option to convert the Serina Convertible Notes upon a Non-Qualified Financing. The Serina Convertible Notes also contained a Change in Control Put and a Default Put which were not clearly and closely related to the host instrument. The Company elected to initially and subsequently measure the Serina Convertible Notes in their entirety at fair value, with changes in fair value recognized in earnings. The fair value inception date adjustment on the instrument is recorded as a component of other income in the Company’s statements of operations. The change in fair value of the instrument since inception date is recorded on a separate line item as a component of other income in the Company’s statements of operations.

Because the Serina Convertible Notes are carried in their entirety at fair value, the value of the compound embedded conversion features and the redemption features are embodied in that fair value. The Company estimated the fair value of the hybrid instrument based on a probability weighted cash flow analysis. A Monte Carlo model, which considered the present value of the cash flows under the different scenarios using a credit risk adjusted rate, was considered by management to be the most appropriate method of encompassing credit risk and exercise behavior. Inputs used to value the hybrid instrument at inception (July 19, 2022) included, (i) present value of future cash flows using a credit risk adjusted rate of 16%, (ii) remaining term of approximately 2 years, (iii) volatility of 90% based on the volatility of comparable guideline public companies, (iv) closing stock price on the valuation date, and (v) 70% probability the Serina Convertible Notes will be converted upon a Non-Qualified Financing, at the expected price of the Non-Qualified Financing, and 30% probability the Serina Convertible Notes will be optionally converted at their stated conversion price ($13 per share plus one warrant).

F-22

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Management expects the probability of a change in control, default, or Qualified Financing event occurring over the remaining term of the Serina Convertible Notes to be minimal. However, this assumption will be considered each reporting period. Material changes due to instrument-specific credit risk are recorded in Other Comprehensive Income with all other changes in value being recorded in net income.

For the year ended December 31, 2023, interest expense associated with the convertible notes was approximately $558,082.

On July 26, 2023, all of the Convertible Promissory Notes described in this Note (excluding the AgeX-Serina Note) previously issued for a total principal amount of $1,450,000 and accrued interest of $82,695 were converted to 117,903 shares of Series A-5 Preferred Stock. In accordance with FASB ASC 470, upon conversion, the carrying value of the debt, $962,584, was recognized in the Series A-5 Preferred Stock balance. As provided for in the note agreements, the holders of the notes also received warrants to purchase an additional 117,903 shares of Series A-5 Preferred Stock (See Note 12).

Note 16 - Net Earnings (Loss) Per Common Share

Net earnings (loss) per common share is calculated in accordance with ASC 260, Earnings Per Share. Basic and diluted net earnings (loss) per common share attributable to common shareholders is calculated as follows for the years ended December 31, 2023 and 2022:

	2023	2022
Basic net earnings (loss) per common share allocable to common shareholders

NUMERATOR
Net income (loss)	$5,269,854	$(2,682,108)
Less: net earnings allocable to participating securities	-	-
Net earnings (loss) allocable to common shareholders	5,269,854	(2,682,108)
DENOMINATOR
Weighted-average shares of common stock outstanding used to calculate basic net earnings (loss) per common share	2,288,377	2,145,002

Basic net earnings (loss) per common share allocable to common shareholders	$2.30	$(1.25)

Diluted net earnings (loss) per common share allocable to common shareholders

NUMERATOR
Net earnings (loss) allocable to common shareholders	$5,269,854	$(2,682,108)
Add back: interest on convertible promissory notes	558,082	-
Net earnings (loss) allocable to common shareholders	5,827,936	(2,682,108)
DENOMINATOR
Weighted-average shares of common stock outstanding used to calculate basic net earnings (loss) per common share	2,288,377	2,145,002
Add: dilutive effect of stock options	1,716,695	-
Add: dilutive effect of warrants	-	-
Add: dilutive effect of common stock issued for convertible promissory notes	-	-
Add: dilutive effect of redeemable convertible preferred stock	-	-
Weighted-average shares of common stock outstanding used to calculate diluted net earnings (loss) per common share	4,005,072	2,145,002
Diluted net earnings (loss) per common share attributable to common shareholders	$1.46	$(1.25)

F-23

SERINA THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net earnings (loss) per common share for the years ended December 31, 2023 and 2022 because to do so would be anti-dilutive:

	2023	2022
Redeemable convertible preferred stock	-	3,402,225
Convertible promissory notes	-	220,008
Stock options	-	2,012,750
Warrants	484,918	367,015
Total anti-dilutive securities	484,918	6,001,998

Note 17 - Merger Agreement

On August 29, 2023, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with AgeX Therapeutics, Inc. and Canaria Transaction Corporation, an Alabama corporation and wholly owned subsidiary of AgeX (“Merger Sub”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including that the Merger is approved by the stockholders of AgeX and the stockholders of Serina, Merger Sub will be merged with and into Serina, with Serina surviving as a wholly owned subsidiary of AgeX (the “Merger”). There is no assurance the necessary approvals by AgeX stockholders and Serina stockholders will be obtained or that the other conditions to the Merger as provided in the Merger Agreement will be met.
Immediately following the Merger, equity holders of Serina immediately prior to the closing of the Merger are expected to own approximately 75% of the outstanding shares of common stock of the combined company, and stockholders of AgeX immediately prior to the closing of the Merger are expected to own, excluding the impact of the exercise of any of the Post-Merger Warrants or Incentive Warrants described below, approximately 25% of the outstanding shares of common stock of the combined company, in each case, on a fully diluted basis, subject to certain assumptions, including giving effect to a planned reverse stock split and the conversion of AgeX Preferred Stock into shares of AgeX common stock.

Prior to the closing of the Merger, AgeX will issue to each holder of AgeX common stock three warrants (“Post-Merger Warrants”) for each five shares of AgeX common stock held by such stockholder. Each Post-Merger Warrant will be exercisable for one unit of AgeX (“AgeX Unit”) at a price equal to $13.20 (post-reverse split) and will expire on July 31, 2025. Each AgeX Unit will consist of (i) one share of AgeX common stock and (ii) one warrant (“Incentive Warrant”). Each Incentive Warrant will be exercisable for one share of AgeX common stock at a price equal to $18.00 (post reverse split) and will expire on the four-year anniversary of the closing date of the Merger. The terms of each Post-Merger Warrant and Incentive Warrant will be further detailed in the forms of warrant agreements that will be negotiated between the parties prior to the closing of the Merger.

Note 18 – Subsequent Events

Management has evaluated subsequent events through March 21, 2024, the date the financial statements were issued.

In February 2024, the U.S. Securities and Exchange Commission accepted the S-4/S-1 registration statement filing related to the proposed merger described in Note 17.

F-24

AgeX Therapeutics, Inc. and Subsidiaries

F-25

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

AgeX Therapeutics, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of AgeX Therapeutics, Inc. and Subsidiaries (collectively, the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, convertible preferred stock and stockholders’ equity/(deficit), and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has had recurring losses and negative operating cash flows since inception, an accumulated deficit at December 31, 2023, and insufficient cash and cash equivalents and loan proceeds at December 31, 2023 to fund operations for twelve months from the date of issuance. All of these matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.
San Francisco, California
March 22, 2024

PCAOB ID Number 100

F-26

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$345	$645
Accounts and grants receivable, net	57	4
Prepaid expenses and other current assets	352	1,804
Total current assets	754	2,453

Restricted cash	50	50
Intangible assets, net	607	738
Convertible note receivable	10,554	-
TOTAL ASSETS	$11,965	$3,241

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$2,176	$1,034
Loans due to Juvenescence, net of debt issuance costs, current portion	3,672	7,646
Related party payables, net	66	141
Warrant liability	-	180
Insurance premium liability and other current liabilities	-	1,077
Total current liabilities	5,914	10,078

Loans due to Juvenescence, net of debt issuance costs, net of current portion	693	10,478
TOTAL LIABILITIES	6,607	20,556

Commitments and contingencies (Note 10)

Stockholders’ equity/(deficit):
Preferred stock, $0.0001 par value, 5,000 shares authorized:
Series A preferred stock; no par value; stated value $100 per share; 212 and nil shares issued and outstanding, respectively	-	-
Series B preferred stock; no par value; stated value $100 per share; 148 and nil shares issued and outstanding, respectively	-	-
Common stock, $0.0001 par value, 200,000 shares authorized, 1,079 shares issued and outstanding	-	-
Additional paid-in capital	136,482	98,998
Accumulated deficit	(131,013)	(116,210)
Total AgeX Therapeutics, Inc. stockholders’ equity/(deficit)	5,469	(17,212)
Noncontrolling interest	(111)	(103)
Total stockholders’ equity/(deficit)	5,358	(17,315)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY/(DEFICIT)	$11,965	$3,241

See accompanying notes to the consolidated financial statements.

F-27

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2023	2022
REVENUES
Grant revenues	$77	$-
Other revenues	65	34
Total revenues	142	34
Cost of sales	(40)	(13)

Gross profit	102	21

OPERATING EXPENSES
Research and development	734	1,025
General and administrative	9,328	5,971
Total operating expenses	10,062	6,996

Gain on disposition of fixed assets	73	-

Loss from operations	(9,887)	(6,975)

OTHER EXPENSE, NET
Interest expense, net	(4,900)	(3,335)
Change in fair value of warrants	(35)	(225)
Other income, net	11	13
Total other expense, net	(4,924)	(3,547)

NET LOSS	(14,811)	(10,522)
Net loss attributable to noncontrolling interest	8	60

NET LOSS ATTRIBUTABLE TO AGEX	$(14,803)	$(10,462)

NET LOSS PER COMMON SHARE:
BASIC AND DILUTED	$(13.72)	$(9.70)

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	1,079	1,079

See accompanying notes to the consolidated financial statements.

F-28

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY/(DEFICIT)

(In thousands)

	Preferred Stock
	Series A		Series B		Common Stock					Total
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Noncontrolling Interest	Stockholders’ Equity/ (Deficit)
BALANCE AT DECEMBER 31, 2021	-	$-	-	$-	1,079	$-	$93,916	$(105,748)	$(43)	$(11,875)
Issuance of common stock upon vesting of restricted stock units, net of shares retired to pay employee’s taxes	-	-	-	-	-	-	(4)	-	-	(4)
Issuance of warrants			-	-	-	-	178	-	-	178
Fair value of liability classified warrants issued	-	-	-	-	-	-	4,148	-	-	4,148
Stock-based compensation	-	-	-	-	-	-	760	-	-	760
Net loss	-	-	-	-	-	-	-	(10,462)	(60)	(10,522)
BALANCE AT DECEMBER 31, 2022	-	-	-	-	1,079	-	98,998	(116,210)	(103)	(17,315)
Issuance of preferred stock, net of issuance costs	212	-	148	-	-	-	35,958	-	-	35,958
Issuance of common stock upon vesting of restricted stock units, net of shares retired to pay employee’s taxes	-	-	-	-	-	-	(1)	-	-	(1)
Fair value of liability classified warrants issued	-	-	-	-	-	-	879	-	-	879
Stock-based compensation	-	-	-	-	-	-	648	-	-	648
Net loss	-	-	-	-	-	-	-	(14,803)	(8)	(14,811)
BALANCE AT DECEMBER 31, 2023	212	$-	148	$-	1,079	$-	$136,482	$(131,013)	$(111)	$5,358

See accompanying notes to the consolidated financial statements.

F-29

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2023	2022
OPERATING ACTIVITIES:
Net loss attributable to AgeX	$(14,803)	$(10,462)
Net loss attributable to noncontrolling interest	(8)	(60)
Adjustments to reconcile net loss attributable to AgeX to net cash used in operating activities:
Change in fair value of warrants	35	225
Amortization of intangible assets	131	132
Amortization of debt issuance costs	5,285	3,137
Stock-based compensation	648	760
Gain on disposition of fixed assets	(73)	-
Write off of prepaid shelf registration statement related expenses	360	-
Changes in operating assets and liabilities:
Accounts and grants receivable	(53)	21
Prepaid expenses and other current assets	1,092	896
Interest on convertible note receivable	(554)	-
Accounts payable and accrued liabilities	1,150	144
Related party payables	69	255
Insurance premium liability	(1,075)	(983)
Other current liabilities	(4)	(4)
Net cash used in operating activities	(7,800)	(5,939)

INVESTING ACTIVITIES:
Cash advanced on convertible note receivable	(10,000)	-
Net cash used in investing activities	(10,000)	-

FINANCING ACTIVITIES:
Draw down on loan facilities from Juvenescence	17,500	6,000
Net cash provided by financing activities	17,500	6,000

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(300)	61

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
At beginning of the year	695	634
At end of the year	$395	$695

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$27	$14

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Issuance of preferred stock in exchange for debt	$36,000	$-
Issuance of common stock upon vesting of restricted stock units (Note 8)	$2	$8
Issuance of warrants for debt issuance under the 2020 Loan Agreement	$-	$178
Fair value of liability classified warrants at debt inception date (Note 6)	$663	$4,148
Debt refinanced with new debt (Note 5)	$-	$7,160

See accompanying notes to the consolidated financial statements.

F-30

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization, Basis of Presentation and Liquidity

AgeX Therapeutics, Inc. (“AgeX,” “we,” “our,” or “us”) was incorporated in January 2017 in the state of Delaware. AgeX is a biotechnology company focused on the development and commercialization of novel therapeutics targeting human aging and degenerative diseases. AgeX’s mission is to apply its comprehensive experience in fundamental biological processes of human aging to a broad range of age-associated medical conditions.

AgeX’s proprietary technology, based on telomerase-mediated cellular immortality and regenerative biology, allows AgeX to utilize telomerase-expressing regenerative pluripotent stem cells (“PSCs”) for the manufacture of cell-based therapies to regenerate tissues afflicted with age-related chronic degenerative disease. AgeX’s main technology platforms and product candidates are as follows:

●	PureStem® PSC-derived clonal embryonic progenitor cell lines that may be capable of generating a broad range of cell types for use in cell-based therapies;

●	UniverCyte™ which uses the HLA-G gene to suppress rejection of transplanted cells and tissues to confer low immune observability to cells;

●	AGEX-BAT1 using adipose brown fat cells for metabolic diseases such as Type II diabetes;

●	AGEX-VASC1 using vascular progenitor cells to treat tissue ischemia; and

●	Induced tissue regeneration or iTR technology to regenerate or rejuvenate cells to treat a variety of degenerative diseases including those associated with aging, as well as other potential tissue regeneration applications such as scarless wound repair.

AgeX is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

Reverse Stock Split

On March 14, 2024 AgeX effected a reverse stock split of its common stock at a ratio of 1 for 35.17 (the “Reverse Stock Split”) resulting in approximately 2,500,000 shares of AgeX common stock being outstanding immediately upon the Reverse Stock Split. Except for the number of authorized but unissued shares of AgeX common stock, and except as may be otherwise stated in these notes to financial statements, numbers of shares of AgeX common stock issued and outstanding, or issuable upon the exercise of options or warrants or upon conversion of convertible indebtedness, and AgeX common stock prices, shown in the consolidated financial statements and these notes thereto have been retroactively adjusted to reflect the effect of the Reverse Stock Split. See Note 11, Subsequent Events.

Merger Agreement and Certain Transactions with Serina Therapeutics, Inc.

During March 2023, AgeX borrowed $10,000,000 from Juvenescence Limited (“Juvenescence”) under the terms of a Secured Convertible Promissory Note (the “2023 Secured Note”) and used the loan proceeds to make a $10,000,000 loan to Serina Therapeutics, Inc. (“Serina”) under the terms of a Convertible Promissory Note to Serina (the “Serina Note”), in order to provide Serina with financing in advance of corporate restructuring plans that include a merger through which AgeX would acquire Serina.

On August 29, 2023, AgeX entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Serina Therapeutics, Inc. (“Serina”), and Canaria Transaction Corporation, a wholly owned subsidiary of AgeX (“Merger Sub”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, Merger Sub will be merged with and into Serina, with Serina surviving as a wholly owned subsidiary of AgeX (the “Merger”). At a special meeting of AgeX stockholders on March 14, 2024 (the “Special Meeting”), AgeX stockholders approved certain proposals required for consummation of the Merger pursuant to the terms of the Merger Agreement. Serina stockholders have also approved the Merger. There is no assurance that all conditions to the Merger will be met or waiver and that the Merger will be consummated. See Note 11, Subsequent Events.

On March 19, 2024, AgeX issued to each holder of AgeX common stock as of the dividend record date, March 18, 2024, three warrants (“Post-Merger Warrants”) for each five shares of AgeX common stock held by such stockholder. Each Post-Merger Warrant will be exercisable for one unit of AgeX (“AgeX Unit”) at a price equal to $13.20 per unit and will expire on July 31, 2025. Each AgeX Unit will consist of (i) one share of AgeX common stock and (ii) one warrant (“Incentive Warrant”). Each Incentive Warrant will be exercisable for one share of AgeX common stock at a price equal to $18.00 per warrant and will expire on the four-year anniversary of the closing date of the Merger. See Note 11, Subsequent Events.

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Immediately following the Merger, equity holders of Serina immediately prior to the closing of the Merger are expected to own approximately 75% of the outstanding shares of common stock of AgeX, and stockholders of AgeX immediately prior to the closing of the Merger are expected to own approximately 25% of the outstanding shares of common stock of AgeX, with Serina as a wholly-owned subsidiary, in each case, on a pro forma fully diluted basis, subject to certain assumptions and exclusions, including the Actual Closing Price (as defined in the Merger Agreement) of AgeX common stock being equal to or greater than $12.00 per share excluding the impact of any Post-Merger Warrant, Incentive Warrant or the issuance of any shares of AgeX common stock upon exercise of any Post-Merger Warrants or Incentive Warrants.

Concurrently with the execution of the Merger Agreement, AgeX, Serina, and AgeX’s controlling stockholder Juvenescence entered into a Side Letter, which will become effective immediately prior to the closing of the Merger. The Side Letter provides, among other things, that (i) effective immediately before the consummation of the Merger, Juvenescence will cancel all out of the money AgeX warrants held by Juvenescence; (ii) Juvenescence will exercise all Post-Merger Warrants it holds to provide the Combined Company an additional $15 million in capital according to the following schedule: (x) at least one-third on or before May 31, 2024, (y) at least one-third on or before November 30, 2024, and (z) at least one-third on or before June 30, 2025; (iii) Juvenescence will not sell any shares of AgeX Series A Preferred Stock or AgeX Series B Preferred Stock and will take all actions necessary to convert all of such Preferred Stock into AgeX common stock before a Reverse Stock Split that will occur before the Merger; (iv) Juvenescence will release all security interests, guarantees, pledges, assignments and other forms of collateral that it may have in AgeX’s assets pursuant to the terms of Juvenescence loans to AgeX; and (v) Juvenescence will consent to a newly formed subsidiary of AgeX assuming AgeX’s obligations with respect to loan agreements and promissory notes governing loans payable to Juvenescence, including obligations for amounts currently owed and future advances of loan funds, and Juvenescence shall release AgeX from those loan obligations. Juvenescence’s covenant regarding retaining ownership of and converting the Series A Preferred Stock and Series B Preferred Stock into AgeX common stock has been satisfied through the conversion of such preferred stock into AgeX common stock on February 1, 2024.

Prior to the closing of the Merger, any assets of AgeX other than certain “Legacy Assets” will be transferred into a recently formed subsidiary of AgeX “UniverXome Bioengineering, Inc. (“UniverXome”). UniverXome will assume (i) any indebtedness of AgeX issued to Juvenescence that has not been previously converted into AgeX Series A Preferred Stock or AgeX Series B Preferred Stock, which will be secured by the Legacy Assets (ii) most of AgeX’s contracts with third parties, other than certain designated contracts and any contracts that are terminated before the Merger, and (iii) all other liabilities of AgeX in existence as of the effective time of the Merger (other than certain transaction expenses related to the Merger). See Note 11, Subsequent Events.

Serina currently has a pipeline of small molecule candidates targeting central nervous system (“CNS”) indications, enabled by the company’s proprietary POZ PlatformTM delivery technology. In addition to advancing Serina’s wholly owned pipeline assets, Serina is working with pharma partners currently advancing pre-clinical studies exploring POZ polymer lipid-nanoparticles (“LNPs”) in next generation LNP delivered RNA vaccines. In addition, Serina is advancing a lead drug candidate, SER-252 (POZ-apomorphine) for the treatment of advanced Parkinson’s Disease through pre-clinical studies toward the goal of an investigational new drug submission or “IND” to the Food and Drug Administration for the initiation of a Phase I clinical trial during the fourth quarter of 2024. Serina has two other pipeline assets that are positioned to enter IND enabling studies, SER-227 (POZ-buprenorphine) for certain post-operative pain indications, and SER-228 (POZ-cannabidiol) for treatment refractory epilepsy indications. Serina is also focused on expanding its LNP and anti-body drug conjugate partnering collaborations.

If the Merger is completed, the Combined Company will primarily focus on developing Serina’s product candidates and it is anticipated that the Combined Company will not continue to develop AgeX product candidates, other than potentially the development program of NeuroAirmid. If the Merger is not completed, AgeX expects to continue to execute on its current business strategies below while seeking out and evaluating potential strategic alternatives with respect to its assets and development programs, which may include a merger, business combination, investment into AgeX, sale or other disposition of assets or other strategic transaction. In such case, AgeX may not be successful in executing such strategies or identifying or implementing any such strategic alternatives, and there is a risk that Juvenescence may decide to stop funding AgeX’s operations, which would likely result in the delisting of AgeX common stock from the NYSE America and the dissolution of AgeX.

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Liquidity and Going Concern

In addition to general economic and capital market trends and conditions, AgeX’s ability to raise sufficient additional capital to finance its operations from time to time will depend on a number of factors specific to AgeX’s operations such as operating expenses and progress in out-licensing its technologies and development of its product candidates. Although AgeX has been able to reduce its operating expenses, with the exception of certain non-recurring expenses incurred related to the possible Merger between AgeX and Serina, by eliminating internal research and development activities and focusing instead on outsourcing research and development and seeking licensing arrangements for AgeX technologies, this approach has also made it more difficult for AgeX to make progress in developing its target product candidates and technologies, which in turn, along with the amount of indebtedness to Juvenescence and Juvenescence’s ownership of approximately 75.6% of the outstanding shares of AgeX common stock, may make it more difficult for AgeX to raise capital. The unavailability or inadequacy of financing to meet future capital needs could force AgeX to modify, curtail, delay, or suspend some or all aspects of planned operations. Sales of additional equity securities could result in the dilution of the interests of its stockholders. AgeX cannot assure that adequate financing will be available on favorable terms, if at all.

AgeX primarily finances its operations through loans from Juvenescence. A subsidiary of Juvenescence is the largest stockholder of AgeX. AgeX has incurred operating losses and negative cash flows since inception and had an accumulated deficit of $131.0 million as of December 31, 2023. AgeX expects to continue to incur operating losses and negative cash flows.

Based on a strategic review of its operations, giving consideration to the status of its product development programs, human resources, capital needs and resources, and current conditions in the capital markets, AgeX’s board of directors and management have adopted operating plans and budgets to extend the period over which AgeX can continue its operations with its available cash resources. Notwithstanding those operating plans and budgets, based on AgeX’s most recent projected cash flows AgeX believes that its cash and cash equivalents of $0.3 million as of December 31, 2023, plus cash on hand remaining from the drawdown of the $4.4 million loan facility from Juvenescence, would not be sufficient to satisfy AgeX’s anticipated operating and other funding requirements for the next twelve months from the issuance of these consolidated financial statements. These conditions raise substantial doubt about AgeX’s ability to continue as a going concern. AgeX will need to obtain substantial additional funding in connection with its continuing operations. The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should AgeX not continue as a going concern.

Principles of Consolidation

The consolidated financial statements of AgeX are presented in accordance with accounting principles generally accepted in the United States of American (“U.S. GAAP”). AgeX’s consolidated financial statements include the accounts of AgeX and its subsidiaries in which AgeX has a controlling financial interest. The consolidated financial statements also include certain variable interest entities in which AgeX is the primary beneficiary (as described in more detail below). For consolidated entities where AgeX has less than 100% of ownership, AgeX records net loss attributable to noncontrolling interest on the consolidated statement of operations equal to the percentage of the ownership interest retained in such entities by the respective noncontrolling parties. The noncontrolling interest is reflected as a separate element of stockholders’ equity/(deficit) on AgeX’s consolidated balance sheets.

AgeX assesses whether it is the primary beneficiary of a variable interest entity (“VIE”) at the inception of the arrangement and at each reporting date. This assessment is based on its power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and AgeX’s obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. If the entity is within the scope of the variable interest model and meets the definition of a VIE, AgeX considers whether it must consolidate the VIE or provide additional disclosures regarding its involvement with the VIE. If AgeX determines that it is the primary beneficiary of the VIE, AgeX will consolidate the VIE. This analysis is performed at the initial investment in the entity or upon any reconsideration event. For entities AgeX holds as an equity investment that are not consolidated under the VIE model, AgeX will consider whether its investment constitutes a controlling financial interest in the entity and therefore should be considered for consolidation under the voting interest model.

AgeX has four subsidiaries, Reverse Bioengineering, Inc. (“Reverse Bio”), ReCyte Therapeutics, Inc. (“ReCyte”), NeuroAirmid Therapeutics, Inc. (“NeuroAirmid”), and Canaria Transaction Corporation (“Merger Sub”), and has incorporated but not yet capitalized a fifth subsidiary UniverXome. See Note 11, Subsequent Events. Reverse Bio is a wholly owned subsidiary of AgeX through which AgeX plans to finance its iTRTM research and development efforts. AgeX has been seeking equity financing for Reverse Bio and to the extent that such Reverse Bio Financing is obtained through the sale of capital stock or other equity securities by Reverse Bio, AgeX’s equity interest in Reverse Bio and its iTRTM business would be diluted. ReCyte is an early stage pre-clinical research and development company involved in stem cell-derived endothelial and cardiovascular related progenitor cells for the treatment of vascular disorders and ischemic conditions. AgeX owns 94.8% of the outstanding capital stock of ReCyte. NeuroAirmid is jointly owned by AgeX with the University of California – Irvine and certain researchers and was recently organized to pursue clinical development and commercialization of cell therapies, focusing initially on Huntington’s Disease. AgeX owns 50% of the outstanding capital stock of NeuroAirmid. AgeX consolidates NeuroAirmid despite not having majority ownership interest as it has the ability to influence decision making and financial results through contractual rights and obligations as per Accounting Standards Codification (“ASC”) 810, Consolidation. Merger Sub was incorporated for the purpose of merging with Serina to implement the Merger. UniverXome is expected, in connection with the planned Merger, to hold certain AgeX assets and assume AgeX liabilities, including but not limited to indebtedness obligations to Juvenescence. See Note 11, Subsequent Events.

All material intercompany accounts and transactions between AgeX and its subsidiaries have been eliminated in consolidation.

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2. Summary of Significant Accounting Policies

Going Concern Assessment

AgeX assesses going concern uncertainty for its consolidated financial statements to determine if AgeX has sufficient cash and cash equivalents on hand and working capital to operate for a period of at least one year from the date the consolidated financial statements are issued or are available to be issued, which is referred to as the “look-forward period” as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-15. As part of this assessment, based on conditions that are known and reasonably knowable to AgeX, AgeX will consider various scenarios, forecasts, projections, and estimates, and AgeX will make certain key assumptions, including the timing and nature of projected cash expenditures or programs, and its ability to delay or curtail those expenditures or programs, if necessary, among other factors. Based on this assessment, as necessary or applicable, AgeX makes certain assumptions concerning its ability to curtail or delay research and development programs and expenditures within the look-forward period in accordance with ASU No. 2014-15 (see Note 1, Organization, Basis of Presentation and Liquidity).

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and (ii) the reported amounts of revenues and expenses during the reporting period with consideration given to materiality. Significant estimates and assumptions which are subject to significant judgment include those related to going concern assessment of consolidated financial statements, allocations and adjustments necessary for carve-out basis of presentation, including the separate return method for income taxes, useful lives associated with long-lived assets, including evaluation of asset impairment, allowances for uncollectible accounts receivables, loss contingencies, deferred income taxes and tax reserves, including valuation allowances related to deferred income taxes, and assumptions used to value stock-based awards or other equity instruments and liability classified warrants. Actual results could differ materially from those estimates. To the extent there are material differences between the estimates and actual results, AgeX’s future results of operations will be affected. See Note 6, Warrant Liability, for discussion on estimated change in fair value of warrant liability.

See Note 6, Warrant Liability, for discussion on estimated change in fair value of warrant liability.

Transactions with Noncontrolling Interests of Subsidiaries

AgeX accounts for a change in ownership interests in its subsidiaries that does not result in a change of control of the subsidiary under the provisions of ASC 810-10-45-23, Consolidation – Other Presentation Matters, which prescribes the accounting for changes in ownership interest that do not result in a change in control of the subsidiary, as defined by U.S. GAAP, before and after the transaction. Under this guidance, changes in a controlling stockholder’s ownership interest that do not result in a change of control, as defined by U.S. GAAP, in the subsidiary are accounted for as equity transactions. Accordingly, if the controlling stockholder retains control, no gain or loss is recognized in the statements of operations of the controlling stockholder. Similarly, the controlling stockholder will not record any additional acquisition adjustments to reflect its subsequent purchases of additional shares in the subsidiary if there is no change of control. Only a proportional and immediate transfer of carrying value between the controlling and the noncontrolling stockholders occurs based on the respective ownership percentages.

Fair Value Measurements of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of the financial statement presentation date.

The carrying values of cash equivalents, accounts receivable and accounts payable are carried at, or approximate, fair value as of the reporting date because of their short-term nature. Fair values for AgeX’s warrant liabilities are estimated by utilizing valuation models that consider current and expected stock prices, volatility, dividends, market interest rates, forward yield curves and discount rates. Such amounts and the recognition of such amounts are subject to significant estimates that may change in the future.

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To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value (ASC 820-10-50, Fair Value Measurements and Disclosures):

●	Level 1 – Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 – Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, and inputs that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 – Inputs to the valuation methodology are unobservable; that reflect management’s own assumptions about the assumptions market participants would make and significant to the fair value.

In determining fair value, AgeX utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, and also considers counterparty credit risk in its assessment of fair value. For the periods presented, AgeX has no financial assets recorded at fair value on a recurring basis, except for cash and cash equivalents primarily consisting of money market funds. These assets are measured at fair value using the period-end quoted market prices as a Level 1 input. The carrying amounts of accounts receivable, net, prepaid expenses and other current assets, related party amounts due to affiliates, accounts payable, accrued liabilities and other current liabilities approximate fair values because of the short-term nature of these items. The discounted conversion prices triggered by certain qualified events in the Serina Note and the 2023 Secured Note are Level 3 on the fair value hierarchy and subject to fair valuation at inception and remeasurement at each reporting period. The fair value of the discounted conversion prices under both notes were determined to have an immaterial value at inception and life to date of the notes, as the probability of a future qualifying event is remote. The likelihood of the future qualifying event will be evaluated at the end of each reporting period. For additional information regarding the convertible notes and derivatives, see Notes 4, Convertible Note Receivable, and 5, Related Party Transactions.

The accounting guidance establishes a hierarchy which requires an entity to maximize the use of quoted market prices and minimize the use of unobservable inputs. An asset or liability’s level is based on the lowest level of input that is significant to the fair value measurement. Fair value estimates are reviewed at the origination date and again at each applicable measurement date and interim or annual financial reporting dates, as applicable for the financial instrument, and are based upon certain market assumptions and pertinent information available to management at those times.

The methods and significant inputs and assumptions utilized in estimating the fair value of the warrant liabilities, as well as the respective hierarchy designations are discussed further in Note 6, Warrant Liability. The warrant liability measurement is considered a Level 3 measurement based on the availability of market data and inputs and the significance of any unobservable inputs as of the measurement date. As of December 31, 2023, AgeX has utilized the full credit subject to warrants, and accordingly, the warrants were fully issued for each of the advances of loan funds under the 2022 Secured Note.

See Note 6, Warrant Liability, for additional information on accounting for liability classified warrants and certain Level 3 warrant valuation tables.

Cash and Cash Equivalents

AgeX considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2023 and 2022, AgeX’s cash balances totaled $0.3 million and $0.6 million, respectively, and consist entirely of bank account deposits and amounts held in money market funds.

Concentrations of Credit Risk

Financial instruments that potentially subject AgeX to significant concentrations of credit risk consist primarily of cash and cash equivalents. AgeX limits the amount of credit exposure of cash balances by maintaining its accounts in high credit quality financial institutions. Cash equivalent deposits with financial institutions may occasionally exceed the limits of insurance on bank deposits; however, AgeX has not experienced any losses on such accounts.

Restricted Cash

In accordance with ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, a reconciliation of AgeX’s cash and cash equivalents in the consolidated balance sheets to cash, cash equivalents and restricted cash in the consolidated statements of cash flows for all periods presented is as follows (in thousands):

	December 31,
	2023	2022
Cash and cash equivalents	$345	$645
Restricted cash (1)	50	50
Cash, cash equivalents, and restricted cash as shown in the consolidated statements of cash flows	$395	$695

(1)	Restricted cash entirely represents the deposit required to maintain AgeX’s corporate credit card program.

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Accounts Receivable, Net

AgeX establishes an allowance for doubtful accounts based on the evaluation of the collectability of its receivables after considering a variety of factors, including the length of time receivables are past due, significant events that may impair the customer’s ability to pay, such as a bankruptcy filing or deterioration in the customer’s operating results or financial position, and historical experience. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. There were no amounts reserved for doubtful accounts as of December 31, 2023 and 2022.

Long-Lived Intangible Assets, Net

Long-lived intangible assets, consisting primarily of acquired in-process research and development (“IPR&D”) and patents, are stated at acquired cost, less accumulated amortization. Amortization expense is computed using the straight-line method over the estimated useful life of 10 years. See Note 3, Selected Balance Sheet Components.

Impairment of Long-Lived Assets

AgeX assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. AgeX’s long-lived assets consist entirely of intangible assets. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying value of the asset over its fair value, is recorded. As of December 31, 2023, there has been no impairment of long-lived assets.

Leases

AgeX accounts for leases in accordance with ASU 2016-02, Leases (Topic 842) (“ASC 842”), and its subsequent amendments affecting AgeX: (i) ASU 2018-10, Codification Improvements to Topic 842, Leases, and (ii) ASU 2018-11, Leases (Topic 842): Targeted improvements, using the modified retrospective method. AgeX management determines if an arrangement is a lease at inception. Leases are classified as either financing or operating, with classification affecting the pattern of expense recognition in the consolidated statements of operations. When determining whether a lease is a financing lease or an operating lease, ASC 842 does not specifically define criteria to determine “major part of remaining economic life of the underlying asset” and “substantially all of the fair value of the underlying asset.” For lease classification determination, AgeX continues to use (i) 75% or greater to determine whether the lease term is a major part of the remaining economic life of the underlying asset and (ii) 90% or greater to determine whether the present value of the sum of lease payments is substantially all of the fair value of the underlying asset. Under the available practical expedients, and as applicable, AgeX accounts for the lease and non-lease components as a single lease component. AgeX recognizes right-of-use (“ROU”) assets and lease liabilities for leases with terms greater than twelve months in the consolidated balance sheets.

ROU assets represent an entity’s right to use an underlying asset during the lease term and lease liabilities represent an entity’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. If the lease agreement does not provide an implicit rate in the contract, an entity uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the entity will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. AgeX does not capitalize leases that have terms of twelve months or less.

AgeX leased office space in Alameda, California. For 2022 base monthly rent was $1,074 and for 2023 base monthly rent is $844 for slightly less space at the same building. AgeX has elected to not apply the recognition requirements under ASC 842 for the lease agreements and instead recognizes the lease payments as lease cost on a straight-line basis over the lease term as lease payments are not deemed material.

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Accounting for Warrants

AgeX determines the accounting classification of warrants it issues, as either liability or equity, by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Under ASC 480-10, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate AgeX to settle the warrants or the underlying shares by paying cash or other assets, or warrants that must or may require settlement by issuing a variable number of shares. If warrants do not meet liability classification under ASC 480-10, AgeX assesses the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the warrants do not require liability classification under ASC 815-40, and in order to conclude equity classification, AgeX also assesses whether the warrants are indexed to its common stock and whether the warrants are classified as equity under ASC 815-40 or other applicable provisions of U.S. GAAP. After all relevant assessments, AgeX concludes whether the warrants are classified as liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance with all changes in fair value after the issuance date recorded in the consolidated statements of operations. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date. AgeX has liability classified warrants as of December 31, 2023. See Notes 5, Related Party Transactions, and 6, Warrant Liability, for additional information regarding AgeX warrants.

Stock-Based Compensation

AgeX recognizes compensation expense related to employee option grants and restricted stock grants, if any, in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”). AgeX estimates the fair value of employee stock-based payment awards on the grant-date and recognizes the resulting fair value, net of estimated forfeitures for grants prior to 2017, over the requisite service period. Upon adoption of ASU 2016-09 on January 1, 2017 as further discussed below, forfeitures are accounted for as they occur instead of based on the number of awards that were expected to vest prior to adoption of ASU 2016-09.

AgeX uses the Black-Scholes option pricing model for estimating the fair value of options granted under AgeX’s 2017 Equity Incentive Plan (the “Incentive Plan”). The fair value of each restricted stock grant, if any, is determined based on the value of the common stock granted or sold. AgeX has elected to treat stock-based payment awards with time-based service conditions as a single award and recognizes stock-based compensation on a straight-line basis over the requisite service period.

Compensation expense for non-employee stock-based awards is recognized in accordance with ASC 718. Stock option awards issued to non-employees, principally consultants or outside contractors, as applicable, are accounted for at fair value using the Black-Scholes option pricing model. Management believes that the fair value of the stock options and restricted stock units can more reliably be measured than the fair value of services received. AgeX records compensation expense based on the then-current fair values of the stock options and restricted stock units at the grant date. Compensation expense for non-employee grants is recorded on a straight-line basis in the consolidated statements of operations.

The Black-Scholes option pricing model requires AgeX to make certain assumptions including the fair value of the underlying common stock, the expected term, the expected volatility, the risk-free interest rate and the dividend yield (see Note 8, Stock-Based Awards).

The fair value of the shares of common stock underlying the stock options is determined in accordance with the Incentive Plan and is based on prevailing market prices on the NYSE American where AgeX common stock is traded.

The expected term of employee stock options represents the weighted-average period that the stock options are expected to remain outstanding. AgeX estimates the expected term of options granted using the “simplified method” provided under Staff Accounting Bulletin Topic 14, or SAB Topic 14.

Because AgeX’s common stock has public trading history of fewer than five years, AgeX has estimated the expected volatility using its own stock price volatility to the extent applicable or a combination of its stock price volatility and the stock price volatility of peer companies, for a period equal to the expected term of the options, which may exceed five years. The peer companies used include selected public companies within the biotechnology industry with comparable characteristics to AgeX, including similarity in size, lines of business, market capitalization, revenue and financial leverage.

The risk-free interest rate assumption is based upon observed interest rates on the United States government securities appropriate for the expected term of AgeX’s stock options.

The dividend yield assumption is based on AgeX’s history and expectation of dividend payouts. AgeX has never declared or paid any cash dividends on its common stock, and AgeX does not anticipate paying any cash dividends in the foreseeable future.

All excess tax benefits and tax deficiencies from stock-based compensation awards accounted for under ASC 718 are recognized as an income tax benefit or expense, respectively, in the consolidated statements of operations. An excess income tax benefit arises when the tax deduction of a share-based award for income tax purposes exceeds the compensation cost recognized for financial reporting purposes and, a tax deficiency arises when the compensation cost exceeds the tax deduction.

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Stock-based compensation expense for the years ended December 31, 2023 and 2022 consists of stock-based compensation under the AgeX Incentive Plan (see Note 8, Stock-Based Awards).

Certain of AgeX’s consolidated subsidiaries have had their own share-based compensation plans; however, there are no awards granted and outstanding under those plans as of December 31, 2023 and 2022. For share-based compensation awards granted by privately held consolidated subsidiaries under their respective equity plans, AgeX determines the fair value of the options granted under those plans using similar methodologies and assumptions AgeX used for its stock options discussed above.

Although the fair value of stock options and restricted stock units is determined in accordance with FASB guidance, changes in the assumptions and allocations can materially affect the estimated value and therefore the amount of compensation expense recognized in the consolidated financial statements.

Income Taxes

AgeX accounts for income taxes in accordance with ASC 740, which prescribes the use of the asset and liability method, whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and enacted rates in effect. Valuation allowances are established when necessary to reduce deferred tax assets when it is more likely than not that a portion or all of the deferred tax assets will not be realized. AgeX’s judgments, estimates and projections regarding future taxable income may change over time due to changes, among other factors, in market conditions, changes in tax laws, and tax planning strategies. If AgeX’s assumptions and consequently its estimates change in the future, the valuation allowance may be increased or decreased, which may have a material impact on AgeX’s consolidated financial statements.

The guidance also prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not sustainable upon examination by taxing authorities. AgeX recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No unrecognized tax benefits have been recorded and no amounts were accrued for the payment of interest and penalties as of December 31, 2023 and 2022. AgeX does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. AgeX is currently unaware of any tax issues under review.

Revenue Recognition

AgeX recognizes revenue in a manner that depicts the transfer of control of a product or a service to a customer and reflects the amount of the consideration it expects to receive in exchange for such product or service. In doing so, AgeX follows a five-step approach: (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations, and (v) recognize revenue when (or as) the customer obtains control of the product or service. AgeX considers the terms of a contract and all relevant facts and circumstances when applying the revenue recognition standard. AgeX applies the revenue recognition standard, including the use of any practical expedients, consistently to contracts with similar characteristics and in similar circumstances.

In the applicable paragraphs below, AgeX has summarized its revenue recognition policies for its various revenue sources in accordance with Topic 606.

Revenue recognition by source and geography – Revenues are recognized when control of the promised goods or services is transferred to customers, or in the case of governmental entities funding a grant, when allowable expenses are incurred, in an amount that reflects the consideration AgeX or a subsidiary, depending on which company has the customer or the grant, expects to be entitled to in exchange for those goods or services.

The following table presents AgeX’s consolidated revenues disaggregated by source for operations (in thousands):

	Year Ended December 31,
REVENUES:	2023	2022
Grant revenues	$77	$-
Other revenues	65	34
Total revenues	$142	$34

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The following table presents consolidated revenues for operations (in thousands), disaggregated by geography, based on the billing addresses of customers:

	Year Ended December 31,
REVENUES:	2023	2022
United States	$90	$10
Foreign	52	24
Total revenues	$142	$34

Grant revenues – AgeX accounts for grants received to perform research and development services in accordance with ASC 730-20, Research and Development Arrangements. At the inception of the grant, we perform an assessment as to whether the grant is a liability or a contract to perform research and development services for others. If AgeX or a subsidiary receiving the grant is obligated to repay the grant funds to the grantor regardless of the outcome of the research and development activities, then AgeX is required to estimate and recognize that liability. Alternatively, if AgeX or a subsidiary receiving the grant is not required to repay, or if it is required to repay the grant funds only if the research and development activities are successful, then the grant agreement is accounted for as a contract to perform research and development services for others, in which case, grant revenue is recognized when the related research and development expenses are incurred.

In applying the provisions of Topic 606, AgeX has determined that government grants are out of the scope of Topic 606 because the government entities do not meet the definition of a “customer”, as defined by Topic 606, as there is not considered to be a transfer of control of good or services to the government entities funding the grant. In the absence of applicable guidance under U.S. GAAP, our policy is to recognize grant revenue when the related costs are incurred, provided that the applicable conditions under the government contracts have been met. Only costs that are allowable under the grant award, certain government regulations and the National Institutes of Health’s supplemental policy and procedure manual may be claimed for reimbursement, and the reimbursements are subject to routine audits from governmental agencies from time to time. Costs incurred are recorded in research and development expenses on the accompanying consolidated statements of operations.

In applying the provisions of Topic 606, AgeX has determined that government grants are out of the scope of Topic 606 because the government entities do not meet the definition of a “customer”, as defined by Topic 606, as there is not considered to be a transfer of control of good or services to the government entities funding the grant. In the absence of applicable guidance under U.S. GAAP, our policy is to recognize grant revenue when the related costs are incurred, provided that the applicable conditions under the government contracts have been met. Only costs that are allowable under the grant award, certain government regulations and the National Institutes of Health (“NIH”) supplemental policy and procedure manual may be claimed for reimbursement, and the reimbursements are subject to routine audits from governmental agencies from time to time. Costs incurred are recorded in research and development expenses on the accompanying consolidated statements of operations.

AgeX believes the recognition of revenue as costs are incurred and amounts become realizable is analogous to the concept of transfer of control of a service over time under ASC 606.

In August 2023, AgeX was awarded a grant of up to approximately $341,000 from the NIH, National Heart, Lung and Blood Institute. The NIH grant will provide funding for continued development of AgeX’s technologies toward treating cardiovascular disease over a one year period starting September 1, 2023. Based on our evaluation under the accounting guidance aforementioned, this grant agreement is accounted for as a contract to perform research and development services for others, in which case, grant revenue is recognized when the related research and development expenses are incurred. Accordingly, grant funds are made available by the NIH as allowable expenses are incurred. For the year ended December 31, 2023, AgeX incurred approximately $77,000 of allowable expenses under the NIH grant and recognized a corresponding amount of grant revenues.

ESI BIO research products – AgeX, through its ESI BIO research product division, markets a number of products related to human pluripotent stem cells (“PSC lines”), including research-grade PSC lines and PSC lines produced under current good manufacturing practices or “cGMP.” AgeX offers cells from PSC lines to customers under contracts that permit the customers to utilize PSC lines for the research, development, and commercialization of cell-based therapies or other products in defined fields of application. The compensation to AgeX for providing the PSC line cells under such contracts may include up-front payments, milestone payments related to product development, regulatory matters, and commercialization, and the payment of royalties on sales of products developed from AgeX PSC lines. Revenues from the sale of research products are included in other revenues.

Arrangements with multiple performance obligations – AgeX may enter into contracts with customers that include multiple performance obligations. For such arrangements, AgeX will allocate revenue to each performance obligation based on its relative standalone selling price. AgeX will determine or estimate standalone selling prices based on the prices charged, or that would be charged, to customers for that product or service. As of and for the years ended December 31, 2023 and 2022, AgeX did not have significant arrangements with multiple performance obligations.

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Research and Development

Research and development expenses consist primarily of personnel costs and related benefits, including stock-based compensation, amortization of intangible assets, outside consultants and contractors, sponsored research agreements with certain universities, and suppliers, and license fees paid to third parties to acquire patents or licenses to use patents and other technology. Research and development expenses incurred and reimbursed by grants from third parties or governmental agencies if any and as applicable, approximate the respective revenues recognized in the consolidated statements of operations.

General and Administrative

General and administrative expenses consist primarily of compensation and related benefits, including stock-based compensation, for executive and corporate personnel, and professional and consulting fees.

Segments

AgeX’s executive management team, as a group, represents the entity’s chief operating decision makers. To date, AgeX’s executive management team has viewed AgeX’s operations as one segment that includes the research and development of regenerative medicine technologies targeting the diseases of aging and metabolic disorders, oncology, and neurological diseases and disorders, blood and vascular system diseases and disorders, and pluripotent cell technologies. As a result, the financial information disclosed materially represents all of the financial information related to AgeX’s sole operating segment.

Basic and Diluted Net Loss per Share Attributable to Common Stockholders

Basic loss per share is calculated by dividing net loss attributable to AgeX common stockholders by the weighted average number of shares of common stock outstanding, net of unvested restricted stock or restricted stock units, subject to repurchase by AgeX, if any, during the period. Diluted loss per share is calculated by dividing the net income attributable to AgeX common stockholders, if any, by the weighted average number of shares of common stock outstanding, adjusted for the effects of potentially dilutive common stock issuable under outstanding stock options, warrants, and restricted stock units, using the treasury-stock method, and convertible preferred stock, if any, using the if-converted method, and treasury stock held by subsidiaries, if any.

For the years ended December 31, 2023 and 2022, because AgeX reported a net loss attributable to common stockholders, all potentially dilutive common stock, comprised of stock options, restricted stock units and warrants, is antidilutive.

The following weighted-average common stock equivalents were excluded from the computation of diluted net loss per share of common stock for the periods presented because including them would have been antidilutive (in thousands):

	Year Ended December 31,
	2023	2022
Stock options	91	94
Warrants (1)	352	272
Restricted stock units	-	-

(1)	As of December 31, 2023 and 2022, warrants to purchase 320,115 and 344,875 shares, respectively, of AgeX common stock were issued and outstanding and held by Juvenescence as consideration for certain loan agreements discussed in Note 5, Related Party Transactions. Amounts shown in the table are weighted average amounts and reflect the fact that the warrants were issued on various dates during applicable periods presented.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent amendments to the initial guidance under ASU 2018-19, ASU 2019-04, ASU 2019-05 and ASU 2019-10, which amends the current approach to estimate credit losses on certain financial assets. This ASU requires immediate recognition of management’s estimates of current expected credit losses. Under the prior model, losses were recognized only as they were incurred, which FASB has noted delayed recognition of expected losses that might not yet have met the threshold of being probable. The standard is applicable to all financial assets (and net investment in leases) that are not accounted for at fair value through net income, such as trade receivables, loans, debt securities, and net investment in leases, thereby bringing consistency in accounting treatment across different types of financial instruments and requiring consideration of a broader range of variables when forming loss estimates. Subsequent changes in the valuation allowance are recorded in current earnings and reversal of previous losses are permitted. AgeX adopted this standard as of January 1, 2023, and it did not have a material impact on the consolidated financial statements.

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In March 2022, the FASB issued ASU 2022-01, Derivatives and Hedging (Topic 815): Fair Value Hedging – Portfolio Layer Method, which clarifies the guidance in ASC 815 on fair value hedge accounting of interest rate risk for portfolios of financial assets. The ASU amends the guidance in ASU 2017-12 (released on August 28, 2017) that, among other things, established the “last-of-layer” method for making the fair value hedge accounting for these portfolios more accessible. ASU 2022-01 renames that method the “portfolio layer” method and addresses feedback from stakeholders regarding its application. AgeX adopted this standard as of January 1, 2023, and it did not have a material impact on the consolidated financial statements.

In March 2022, the FASB issued ASU 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, which amends the accounting for credit losses on financial instruments. This amendment eliminates the recognition and measurement guidance on troubled debt restructurings for creditors that have adopted the new credit losses guidance in ASC 326 and requires enhanced disclosures about loan modifications for borrowers experiencing financial difficulty. The new guidance also requires public business entities to present gross write-offs by year of origination in their vintage disclosures. The guidance became effective for AgeX on January 1, 2023 and includes interim periods. Entities can elect to adopt the guidance on troubled debt restructurings using either a prospective or modified retrospective transition. If an entity elects to apply a modified retrospective transition, it will record a cumulative effect adjustment to retained earnings in the period of adoption. This ASU did not have a material impact on the consolidated financial statements.

On July 14, 2023, the FASB issued ASU 2023-03, Presentation of Financial Statements (Topic 205), Income Statement – Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation – Stock Compensation, which amends or supersedes various Securities and Exchange Commission (“SEC”) paragraphs within the codification to conform to past announcements and guidance issued by the SEC. Specifically, the ASU responds to (1) the issuance of SEC Staff Accounting Bulletin (SAB) 120; (2) the SEC staff announcement at the March 24, 2022, EITF meeting; and (3) SAB Topic 6.B, “Accounting Series Release No. 280 — General Revision of Regulation S-X: Income or Loss Applicable to Common Stock.” This ASU is effective immediately and did not have a material impact on AgeX’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2023, the FASB issued ASU 2023-05, Business Combinations—Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement, under which an entity that qualifies as either a joint venture or a corporate joint venture as defined in the FASB ASC master glossary is required to apply a new basis of accounting upon the formation of the joint venture. Specifically, the ASU provides that a joint venture or a corporate joint venture (collectively, “joint ventures”) must initially measure its assets and liabilities at fair value on the formation date. This ASU is effective for AgeX beginning January 1, 2025 and is not expected to have a material impact on the consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to income Tax Disclosures, under which entities must consistently categorize and provide greater disaggregation of information in the rate reconciliation. They must also further disaggregate income taxes paid. ASU 2023-09 enhances annual income tax disclosures to address investor requests for more information about the tax risks and opportunities present in an entity’s worldwide operations. This ASU is effective for AgeX beginning January 1, 2025 and is not expected to have a material impact on the consolidated financial statements.

3. Selected Balance Sheet Components

Intangible Assets, Net

On August 13, 2018, AgeX entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Escape Therapeutics, Inc. (“Escape”) pursuant to which AgeX acquired certain patents and patent applications related primarily to methods of modifying cells and tissues and certain pluripotent stem cell lines so as to reduce their risk of being rejected when transplanted. This technology is called “UniverCyte™.” AgeX paid Escape $1,072,436 in cash and issued 2,274 shares of AgeX common stock, with an approximate value of $240,000, for aggregate acquisition cost of $1.3 million for the UniverCyte™ assets. The Purchase Agreement was considered an asset acquisition rather than a business combination in accordance with ASC 805-50, Business Combinations.

ASC 730-10-25(c), Research and Development – Intangible Assets Purchased from Others, provides guidance for acquisition and capitalization of the cost of intangible assets purchased from others in an asset acquisition that have alternative future uses in other research and development projects. These intangible assets are referred to as acquired IPR&D with alternative future uses and are accounted for as intangible assets and amortized to research and development over their useful life. Acquired IPR&D in an asset acquisition that does not have any alternative future uses is expensed under the same guidance. As an initial focus, AgeX intends to use the UniverCyte™ technology in the development of its two lead products, AGEX-BAT1 and AGEX-VASC1 for the treatment of Type II diabetes and cardiovascular aging, respectively. Accordingly, AgeX recorded the UniverCyte™ technology acquired from Escape as IPR&D intangible assets with alternative future uses in accordance with ASC 730-10-25(c) and is amortizing those assets to research and development expense over their estimated 10-year useful life.

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In addition to the purchase price, AgeX will pay Escape a royalty of less than 1% on net sales of products, processes and services under the acquired patents if the assets are commercialized. Additional shares of AgeX common stock totaling up to $4.3 million of market value will also be issued to Escape upon the attainment of development and regulatory approval milestones by AgeX for each product covered by the acquired patents. Contingent consideration in an asset acquisition is generally recorded when probable and estimable in accordance with ASC 450, Contingencies. Accordingly, none of the milestone payments have been accrued since the attainment of any milestone in the Purchase Agreement was not probable as of December 31, 2023.

AgeX estimated the future undiscounted cash flows expected to be received from the assets developed through the use of the UniverCyte™ technology when commercialized. The estimate of the future undiscounted cash flows considered AgeX’s financial condition and the royalties that may become payable to Escape.

At December 31, 2023 and 2022, intangible assets, primarily consisting of acquired IPR&D and patents, and accumulated amortization were as follows (in thousands):

	December 31,
	2023	2022
Intangible assets	$1,312	$1,312
Accumulated amortization	(705)	(574)
Total intangible assets, net	$607	$738

AgeX recognized $131,000 and $132,000 in amortization expense of intangible assets, included in research and development expenses, for the years ended December 31, 2023 and 2022, respectively.

Amortization of intangible assets for periods subsequent to December 31, 2023 is as follows (in thousands):

Year Ending December 31,	Amortization Expense
2024	$131
2025	131
2026	132
2027	131
2028	82
Total	$607

Accounts Payable and Accrued Liabilities

At December 31, 2023 and 2022, accounts payable and accrued liabilities were comprised of the following (in thousands):

	December 31,
	2023	2022
Accounts payable	$1,413	$568
Accrued vendors and other expenses	529	273
Accrued compensation and severance expenses	234	193
Total accounts payable and accrued liabilities	$2,176	$1,034

4. Convertible Note Receivable

On March 15, 2023, AgeX and Serina entered into a Convertible Note Purchase Agreement (the “Serina Note Purchase Agreement”), pursuant to which AgeX lent to Serina an aggregate principal amount of $10,000,000 as evidenced by the Serina Note on that date. Interest on the principal amount under the Serina Note accrues on the unpaid principal amount at a simple interest rate equal to 7% per annum, computed on the basis of the 360-day year of twelve 30-day months. The outstanding principal amount and accrued interest of $10,544,000 under the Serina Note will become due and payable on March 15, 2026.

In connection with the issuance of the Serina Note, AgeX is entitled to elect one member to the board of directors of Serina and receive certain information and inspection rights as well as participation rights for subsequent equity issuances.

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The principal balance of the Serina Note with accrued interest will automatically convert into Serina preferred stock if Serina raises at least $25,000,000 through the sale of shares of Serina preferred stock (“qualifying event”). The conversion price per share shall be the lower of (a) 80% of the lowest price at which the shares of preferred stock were sold, and (b) a “capped price” equal to $105,000,000 divided by Serina’s then fully diluted capitalization. AgeX has the option to convert the Serina Note into Serina preferred stock after a sale of Serina preferred stock regardless of the amount sold by Serina. AgeX evaluated the 20% discounted conversion feature of the Serina Note under ASC 815-15, Derivatives and Hedging—Embedded Derivatives, and concluded that it was an embedded derivative which should be bifurcated from the note and accounted for separately. The 20% discount was determined to have an immaterial value at inception and life to date of the Serina Note, as the probability of a future qualifying event is remote. The likelihood of the future qualifying event will be evaluated at the end of each reporting period and any adjustments will be included in Interest expense, net in the Other expense, net section of the consolidated statements of operations.

AgeX may (i) at its election, upon a change of control (as defined in the Serina Note), convert the Serina Note in whole or in part into either (a) cash in an amount equal to 100% of the outstanding principal amount of the Serina Note, plus interest, or (b) into the highest ranking shares of Serina then issued at a conversion price equal to the lowest price per share at which the most senior series of Serina shares has been sold in a single transaction or a series of related transactions through which Serina raised at least $5,000,000 or (ii) if the Serina Note remains outstanding as of the maturity date, AgeX may convert the Serina Note into the most senior shares of Serina issued at the time of conversion at a conversion price equal to the capped price.

If the Merger is consummated, the Serina Note will be canceled for no consideration.

The outstanding principal balance of the Serina Note with accrued interest may become immediately due and payable prior to the stated maturity date if an Event of Default as defined in the Serina Note occurs. In addition to this and any other remedy, both in equity and in law, upon the occurrence of an Event of Default, an interest rate of 10% per annum and computed on the basis of the 360-day year of twelve 30-day months, shall apply to the Convertible Amount until fully paid. Events of Default under the Serina Note include: (i) the commission of any act of bankruptcy by Serina or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X), (ii) the execution by Serina of a general assignment for the benefit of creditors, (iii) the filing by or against Serina or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) of a petition in bankruptcy or any petition for relief under the federal bankruptcy act (or, in each case, under any similar insolvency law) or the continuation of such petition without dismissal for a period of 60 calendar days or more, (iv) the appointment of a receiver or trustee to take possession of the property or assets of Serina or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X), (v) failure of Serina to pay any amount due under the Serina Note when due, which failure to pay is not cured by Serina within 5 business days of written notice thereof, (vi) unless waived by AgeX, Serina’s material breach of any representation, warranty or covenant of Serina under the Serina Note Purchase Agreement, Serina Note or other agreements entered in connection therewith, which breach, if curable, is not cured by Serina within 10 business days of written notice by AgeX thereof, (vii) Serina or any subsidiary shall default on any of its obligations under any indebtedness which default causes the indebtedness thereunder to (x) become prematurely due and payable, (y) be placed on demand or (z) become capable of being declared by or on behalf of a creditor thereunder to be prematurely due and payable or being placed on demand, in each case, as a result of such default or any provision having a similar effect (howsoever prescribed), (viii) any monetary judgment, writ or similar final process shall be entered or filed against Serina, any subsidiary or any of their respective property or other assets for more than $250,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days, and (ix) Serina experiences a Material Adverse Effect (as defined in the Serina Note Purchase Agreement).

The Serina Note Purchase Agreement and Serina Note each includes certain covenants that among other matters require financial reporting and impose certain restrictions, including (i) restrictions on the incurrence of additional indebtedness by Serina and its subsidiaries; (ii) requiring that Serina use note proceeds and funds that may be raised through certain equity offerings only for research and development work, professional and administrative expenses, and for general working capital; and (iii) prohibiting Serina from entering into any material sale or transfer transactions outside of the ordinary course of business, other than in a merger between AgeX and Serina, without the consent of AgeX.

Subordination Agreement

In connection with the issuance of the Serina Note, Serina, each other holder of Serina indebtedness (each a “Serina Lender”), and AgeX entered into a Subordination Agreement, dated March 15, 2023, pursuant to which each Serina Lender agreed to subordinate to AgeX’s rights of repayment with respect to the obligations owed under the Serina Note Purchase Agreement and the Serina Note (i) all Serina indebtedness owed to such Serina Lender under certain convertible notes between each Serina Lender and Serina, which aggregate principal amount of all of such convertible notes equals $1,450,000, and (ii) any related security interests.

5. Related Party Transactions

During July 2023, AgeX and Juvenescence entered into an Exchange Agreement pursuant to which AgeX issued shares of Series A Preferred Stock and Series B Preferred Stock to Juvenescence in exchange for the extinguishment of a total of $36 million of indebtedness under the 2020 Loan Agreement, the 2022 Secured Note, and the 2023 Secured Note discussed below. The unused portion of the line of credit under the 2022 Secured Note remains available to AgeX subject to the terms and conditions of the 2022 Secured Note. The Series A Preferred Stock and Series B Preferred Stock automatically converted into shares of AgeX common stock on February 1, 2024. See Notes 7, Stockholders’ Equity/(Deficit), and 11, Subsequent Events.

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2019 Loan Agreement

On August 13, 2019, AgeX and Juvenescence entered into a Loan Facility Agreement (the “2019 Loan Agreement”) pursuant to which Juvenescence provided to AgeX a $2.0 million line of credit for a period of 18 months. On February 10, 2021, AgeX entered into an amendment (the “First Amendment”) to the 2019 Loan Agreement which extended the maturity date of loans under the 2019 Loan Agreement to February 14, 2022, and increased the amount of the loan facility by $4.0 million. On November 8, 2021, AgeX entered into Amendment No. 2 to the 2019 Loan Agreement which increased the amount of the loan facility by another $1.0 million. As of December 31, 2021, AgeX had borrowed all of the $7.0 million total line of credit under the 2019 Loan Agreement, as amended. On February 14, 2022, AgeX refinanced the $7.0 million outstanding principal amount of the loans and a $160,000 origination fee due under the 2019 Loan Agreement, as amended. See discussion regarding the 2022 Secured Convertible Promissory Note within this Note 5.

2020 Loan Agreement

On March 30, 2020, AgeX and Juvenescence entered into a new Secured Convertible Facility Agreement (the “2020 Loan Agreement”) pursuant to which Juvenescence provided to AgeX an $8.0 million line of credit for a period of 18 months. Through December 31, 2023, AgeX had drawn the full $8.0 million line of credit. AgeX issued to Juvenescence 810 shares of AgeX common stock as an arrangement fee for the loan facility when AgeX borrowed an aggregate of $3.0 million under the 2020 Loan Agreement, and AgeX issued to Juvenescence warrants to purchase a total of 104,365 shares of AgeX common stock (“2020 Warrants”) as determined by the warrant formula described below of which 25,628 are outstanding as of December 31, 2023. On March 13, 2023, the 2020 Loan Agreement was amended to extend the maturity date to March 30, 2024. During July 2023, the full $8.0 million of 2020 Loan Agreement indebtedness was extinguished in exchange for shares of Series A Preferred Stock pursuant to the Exchange Agreement.

2020 Warrants — Under the terms of the 2020 Loan Agreement, each time AgeX received an advance of funds under the 2020 Loan Agreement, AgeX issued to Juvenescence a number of 2020 Warrants equal to 50% of the number determined by dividing the amount of the advance by the applicable Market Price. The Market Price set for each 2020 Warrant when issued was the closing price per share of AgeX common stock on the NYSE American on the date of the applicable notice from AgeX requesting a draw of funds that triggered the obligation to issue the 2020 Warrant. The 2020 Warrants will expire at 5:00 p.m. New York time three years after the date of issue. AgeX had issued to Juvenescence 2020 Warrants to purchase a total of 104,365 shares of AgeX common stock of which 25,628 are outstanding as of December 31, 2023. The exercise prices of the 2020 Warrants issued through and that are still outstanding as of December 31, 2023 range from $28.49 per share to $66.65 per share representing the market closing price on the NYSE American of AgeX common stock on the one day prior to delivery of the drawdown notices. The number of shares issuable upon exercise of the warrants and the exercise price per share are subject to adjustment upon the occurrence of certain events such as a stock split or reverse split or combination of the common stock, stock dividend, recapitalization or reclassification of the common stock, and similar events, and have been adjusted to give effect to the Reverse Stock Split.

2022 Secured Convertible Promissory Note and Security Agreement

On February 14, 2022, AgeX and Juvenescence entered into a Secured Convertible Promissory Note (the “2022 Secured Note”) pursuant to which Juvenescence agreed to provide to AgeX a $13,160,000 line of credit for a period of 12 months. AgeX drew an initial $8,160,000 of the line of credit and used $7,160,000 to refinance the outstanding principal and the loan origination fees under the 2019 Loan Agreement with Juvenescence. On February 9, 2023, AgeX and Juvenescence entered into an Amended and Restated Secured Convertible Promissory Note which amends and restates the 2022 Secured Note and added $2 million to the line of credit available to be borrowed by AgeX under the 2022 Secured Note subject to Juvenescence’s discretion to approve each loan draw. On May 9, 2023, AgeX and Juvenescence entered into an Allonge and Second Amendment to Amended and Restated Convertible Promissory Note (the “Second Amendment”) that increased the amount of the line of credit available to AgeX by $4,000,000, subject to the terms of the 2022 Secured Note and Juvenescence’s discretion to approve and fund each of AgeX’s future draws of that additional amount of credit. On June 2, 2023, AgeX and Juvenescence entered into a Third Amendment to Amended and Restated Convertible Promissory Note (the “Third Amendment’), to provide that (i) AgeX may draw on the available portion of the line of credit under the 2022 Secured Note until the earlier of the date a Qualified Offering as defined in the 2022 Secured Note is consummated by AgeX or October 31, 2023 (subject to Juvenescence’s discretion to approve each loan draw as provided in the 2022 Secured Note), (ii) AgeX will not be obligated to issue additional common stock purchase warrants to Juvenescence in connection with the receipt of loan funds made available pursuant to the Second Amendment, and (iii) the definition of Reverse Financing Condition was amended to extend to June 20, 2023 the referenced deadline for fulfillment of the condition to permit borrowing or other incurrence of indebtedness by Reverse Bioengineering, Inc. The date on which the outstanding principal balance of the 2022 Secured Note will become due and payable shall be May 9, 2024.

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On July 31, 2023, AgeX and Juvenescence entered into a Fourth Amendment (the “Fourth Amendment”) to the 2022 Secured Note to provide that (i) the definition of Reverse Financing Condition is amended to extend to October 31, 2023 the referenced deadline for fulfillment of the condition to permit borrowing or other incurrence of indebtedness by AgeX’s subsidiary Reverse Bio, and (ii) Juvenescence may convert the outstanding amount of the 2022 Secured Note loans or any portion of such loans into AgeX common stock without restriction by the “19.9% Cap” if Juvenescence elects to convert those amounts at a conversion price or prices equal to the “Drawdown Market Prices” applicable to such loan amounts in lieu of a lower conversion price set with reference to the current market price of AgeX common stock at the time of conversion. The 19.9% Cap is a provision of the 2022 Secured Note that limits the amount of common stock that Juvenescence may acquire through the conversion of Secured Note loans in order to comply with NYSE American requirements pertaining to the amount of shares that a listed company, such as AgeX, may sell at a price less than the market prices prevailing at the time the loans were made (the “Drawdown Market Prices”) without shareholder approval.

On October 3, 2023, AgeX drew $500,000 of its credit available under the 2022 Secured Note. On October 31, 2023 AgeX drew the final $500,000 of the credit line available under the Fourth Amendment.

On November 9, 2023, AgeX and Juvenescence entered into the Allonge and Fifth Amendment to Amended and Restated Convertible Promissory Note (the “Fifth Amendment”) that increases the amount of the line of credit available to AgeX by $4,400,000, subject to the terms of the 2022 Secured Note and Juvenescence’s discretion to approve and fund each of AgeX’s future draws of that additional amount of credit. Concurrently with the execution of the Fifth Amendment, AgeX also entered into an additional Pledge Agreement to add shares of a subsidiary to the collateral under the Security Agreement, and AgeX’s subsidiaries ReCyte, Reverse Bio, and UniverXome each entered into a Guaranty Agreement and Joinder Agreement pursuant to which each of them agreed to guaranty AgeX’s obligations to Juvenescence pursuant to the 2022 Secured Note, as amended by the Fifth Amendment, and to grant Juvenescence a security interest in their respective assets pursuant to the Security Agreement to secure their obligations to Juvenescence.

On November 15, 2023, AgeX drew $500,000 of its credit available under the 2022 Secured Note with Juvenescence. On December 5, 2023, AgeX drew $500,000 of its credit available under the 2022 Secured Note with Juvenescence.

As of December 31, 2023, AgeX had borrowed a total of $20,160,000 under the 2022 Secured Note, of which $7,500,000 was borrowed during the year ended December 31, 2023. During July 2023, $17,992,800 of 2022 Secured Note indebtedness, comprised of $16,660,000 borrowing and $1,332,800 of accrued loan origination fees, was extinguished in exchange for shares of Series A Preferred Stock and Series B Preferred Stock pursuant to the Exchange Agreement. See Note 7, Stockholders’ Equity/(Deficit).

As an arrangement fee for the 2022 Secured Note, AgeX will pay Juvenescence an origination fee in an amount equal to 4% of the amount each draw of loan funds, which will accrue as each draw is funded, and an additional 4% of all the total amount of funds drawn that will accrue following the end of the period during which funds may be drawn from the line of credit. The origination fee will become due and payable on the repayment date or in a pro rata amount with any prepayment of in whole or in part of the outstanding principal balance of the 2022 Secured Note.

2022 Warrants – Upon each drawdown of funds under the 2022 Secured Note prior to June 2, 2023 when the Third Amendment went into effect, AgeX issued to Juvenescence warrants to purchase shares of AgeX common stock (“2022 Warrants”). The 2022 Warrants are governed by the terms of a Warrant Agreement between AgeX and Juvenescence. The number of 2022 Warrants issued with respect to each draw of loan funds was equal to 50% of the number determined by dividing the amount of the applicable loan draw by the applicable Market Price. The Market Price was the last closing price per share of AgeX common stock on the NYSE American preceding the delivery of the notice from AgeX requesting the draw of funds that triggered the obligation to issue 2022 Warrants. The exercise price of the 2022 Warrants is the applicable Market Price used to determine the number of Warrants issued. The 2022 Warrants will expire at 5:00 p.m. New York time three years after the date of issue.

As of December 31, 2023, AgeX had issued to Juvenescence 2022 Warrants to purchase a total of 294,482 shares of AgeX common stock, of which 2022 Warrants to purchase 53,980 shares of AgeX common stock were issued during the year ended December 31, 2023. The exercise prices of the 2022 Warrants issued through December 31, 2023 range from $20.75 per share to $30.94 per share representing the market closing price of AgeX common stock on the NYSE American on the one day prior to delivery of the drawdown notices. The number of shares issuable upon exercise of the warrants and the exercise price per share are subject to adjustment upon the occurrence of certain events such as a stock split or reverse split or combination of the common stock, stock dividend, recapitalization or reclassification of the common stock, and similar events, and have been adjusted to give effect to the Reverse Stock Split..

Conversion of Loan Amounts to Common Stock – In lieu of repayment of funds borrowed, AgeX may convert the loan balance and any accrued but unpaid origination fee into AgeX common stock or “units” if AgeX consummates a sale of common stock (or common stock paired with warrants or other convertible securities in “units”) in which the gross sale proceeds are at least $10,000,000. The conversion price per share or units shall be the lowest price at which shares or units are sold. Juvenescence may convert the loan balance in whole or in part into AgeX common stock at any time at Juvenescence’s election at the closing price per share of AgeX common stock on the NYSE American or other national securities exchange on the date prior to the date Juvenescence gives AgeX notice Juvenescence’s election to convert the loan or a portion thereof into common stock.

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Default Provisions – The loan balance and origination fees may become immediately due and payable prior to the mandatory repayment date if an Event of Default occurs. Events of Default under the 2022 Secured Note include the following: (a) AgeX fails to pay any principal amount payable by it in the manner and at the time provided under and in accordance with the 2022 Secured Note; (b) AgeX fails to pay any other amount payable by it in the manner and at the time provided under and in accordance with the 2022 Secured Note or the Security Agreement described below or any other agreement executed in connection with the 2022 Secured Note (the “Loan Documents”) and the failure is not remedied within three business days; (c) AgeX fails to perform any of its covenants or obligations or fail to satisfy any of the conditions under the 2022 Secured Note or any other Loan Document and, such failure (if capable of remedy) remains unremedied to the satisfaction of Juvenescence (in its sole discretion) for 10 business days after the earlier of (i) notice requiring its remedy has been given by Juvenescence to AgeX and (ii) actual knowledge of the failure by senior officers of AgeX; (d) if any indebtedness of AgeX in excess of $100,000 becomes due and payable, or a breach or other circumstance arises thereunder such that Juvenescence is entitled to declare such indebtedness due and payable, prior to its due date, or any indebtedness of AgeX in excess of $25,000 is not paid on its due date; (e) AgeX stops payment of its debts generally or ceases or threatens to cease to carry on its business or is unable to pay its debts as they fall due or is deemed by a court of competent jurisdiction to be unable to pay its debts as they fall due, or enters into any arrangements with its creditors generally; (f) if (i) an involuntary proceeding (other than a proceeding instituted by Juvenescence or an affiliate of Juvenescence) shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of AgeX and any subsidiary, or of all or a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) an involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for AgeX or a subsidiary or for a substantial part of its assets occurs (other than in a proceeding instituted by Juvenescence or an affiliate of Juvenescence), and, in any such case, such proceeding shall continue undismissed and unstayed for sixty (60) consecutive days without having been dismissed, bonded or discharged or an order of relief is entered in any such proceeding; (g) it becomes unlawful for AgeX to perform all or any of its obligations under the 2022 Secured Note or any authorization, approval, consent, license, exemption, filing, registration or other requirement of any governmental, judicial or public body or authority necessary to enable AgeX to comply with its obligations under the 2022 Secured Note or to carry on its business is not obtained or, having been obtained, is modified in a manner that precludes AgeX or its subsidiaries from conducting their business in any material respect, or is revoked, suspended, withdrawn or withheld or fails to remain in full force and effect; (h) the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against all or any material part of the property or assets of AgeX or a subsidiary if such process is not released, vacated or fully bonded within 60 calendar days after its issue or levy; (i) any injunction, order, judgment or decision of any court is entered or issued which, in the opinion of Juvenescence, materially and adversely affects, or is reasonably likely so to affect, the ability of AgeX or a subsidiary to carry on its business or to pay amounts owed to Juvenescence under the 2022 Secured Note; (j) AgeX, whether in a single transaction or a series of related transactions, sells, leases, licenses, consigns, transfers or otherwise disposes of any material portion of its assets (with any such disposition with respect to any asset or assets with a fair value of at least $250,000 being deemed material), other than (i) certain permitted investments (ii) sales, transfers and dispositions of inventory in the ordinary course of business, (iii) any termination of a lease of real or personal property that is not necessary in the ordinary course of the AgeX’s business, could not reasonably be expected to have a material adverse effect and does not result from AgeX’s default, and (iv) any sale, lease, license, consignment, transfer or other disposition of assets that are no longer necessary in the ordinary course of business or which has been approved in writing by Juvenescence; (k) any of the following shall occur: (i) the security and/or liens created by the Security Agreement or any other Loan Document shall at any time cease to constitute valid and perfected security and/or liens on any material portion of the collateral intended to be covered thereby; (ii) except for expiration in accordance with its terms, the Security Agreement or any other Loan Document pursuant to which a lien is granted by AgeX in favor of Juvenescence shall for whatever reason be terminated or shall cease to be in full force and effect; (iii) the enforceability of the Security Agreement or any other Loan Document pursuant to which a lien is granted by AgeX in favor of Juvenescence shall be contested by AgeX or a subsidiary; (iv) AgeX shall assert that its obligations under the 2022 Secured Note or any other Loan Document shall be invalid or unenforceable; or (v) a loss, theft, damage or destruction occurs with respect to a material portion of the collateral; (l) there is any change in the financial condition of AgeX and its subsidiaries which, in the opinion of Juvenescence, materially and adversely affects, or is reasonably likely so to affect, the ability of AgeX to perform any of its obligations under the 2022 Secured Note; and (m) any representation, warranty or statement made, repeated or deemed made or repeated by AgeX in the 2022 Secured Note, or pursuant to the Loan Documents, is incomplete, untrue, incorrect or misleading in any material respect when made, repeated or deemed made.

Restrictive Covenants – The 2022 Secured Note includes certain covenants that among other matters such as financial reporting: (i) impose financial restrictions on AgeX while the 2022 Secured Note remains unpaid, including restrictions on the incurrence of additional indebtedness by AgeX and its subsidiaries, except that AgeX’s subsidiary Reverse Bio will be permitted to incur debt convertible into equity not guaranteed or secured by the assets of AgeX or any other AgeX subsidiary, (ii) require that AgeX use loan proceeds and funds that may be raised through certain equity offerings only for research and development work, professional and administrative expenses, for general working capital, and for repayment of all or a portion of AgeX’s indebtedness to Juvenescence; and (iii) prohibit AgeX from making additional investments in subsidiaries, unless AgeX obtains the written consent of Juvenescence to a transaction that otherwise would be prohibited or restricted.

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Security Agreement – AgeX has entered into a Security Agreement granting Juvenescence a security interest in substantially all of the assets of AgeX, including a security interest in shares of AgeX subsidiaries that hold certain assets, as collateral for AgeX’s loan obligations. If an Event of Default occurs, Juvenescence will have the right to foreclose on the assets pledged as collateral.

$10 Million Secured Convertible Promissory Note

On March 13, 2023, AgeX and Juvenescence entered into a $10 Million Secured Convertible Promissory Note (the “2023 Secured Note”) pursuant to which Juvenescence has loaned to AgeX $10,000,000. AgeX used the loan proceeds to finance the $10,000,000 loan to Serina under the Serina Note. See Note 4, Convertible Note Receivable, for further information on the Serina Note and the related Serina Note Purchase Agreement.

On July 31, 2023, AgeX and Juvenescence also entered into an amendment to the 2023 Secured Note that mirrors the amendments of the 2022 Secured Note described above, and also creates an earlier time window, ending October 31, 2023, during which Juvenescence may elect to convert any amount outstanding under the 2023 Secured Note into shares of AgeX common stock. After October 31, 2023, Juvenescence may convert outstanding amounts under the 2023 Secured Note into AgeX common stock on any date more than ninety (90) days after the earlier of (a) the occurrence of a Qualified Merger as defined, and (b) March 13, 2024.

The outstanding principal balance of the 2023 Secured Note was scheduled to become due and payable on March 13, 2026. In lieu of accrued interest, AgeX agreed to pay Juvenescence an origination fee in an amount equal to 7% of the loan funds disbursed to AgeX, which will accrue in two installments. The origination fee will become due and payable on the earliest to occur of (i) conversion of the 2023 Secured Note into shares of AgeX common stock, (ii) repayment of the 2023 Secured Note in whole or in part (provided that the origination fee shall be prorated for the amount of any partial repayment), and (iii) the acceleration of the maturity date of the 2023 Secured Note following an Event of Default as defined in the 2023 Secured Note.

During July 2023, the 2023 Secured Note indebtedness, plus a portion of the accrued loan origination fees, was exchanged for Series B Preferred Stock pursuant to the Exchange Agreement.

The 2023 Secured Note includes a provision allowing AgeX to convert the loan balance and any accrued but unpaid origination fee into AgeX common stock or “units” if AgeX consummates a sale of common stock (or common stock paired with warrants or other convertible securities in “units”) in which the gross sale proceeds are at least $10,000,000. If less than $25,000,000 is raised through the sale of common stock or units, the conversion price per share or units shall be the lowest price at which shares or units are sold. If at least $25,000,000 is raised, the conversion price per share shall be 85% of the “Market Price” of AgeX common stock determined as provided in the 2023 Secured Note. AgeX evaluated the 15% discounted conversion feature of the 2023 Secured Note under ASC 815-15, Derivatives and Hedging—Embedded Derivatives, and concluded that it was an embedded derivative which should be bifurcated from the 2023 Secured Note and accounted for separately. The 15% discount was determined to have an immaterial value at inception and life to date of the 2023 Secured Note, as the probability of a future financing event described above is remote. The likelihood of the future qualifying event will be evaluated at the end of each reporting period and any adjustments will be included in Interest expense, net in the Other expense, net section of the consolidated statements of operations.

The 2023 Secured Note includes certain covenants that among other matters require financial reporting and impose certain restrictions on AgeX that are substantially the same as those under the 2022 Secured Note.

AgeX has entered into an Amended and Restated Security Agreement that amends the February 14, 2022 Security Agreement between AgeX and Juvenescence and adds the 2023 Secured Note to the obligations secured by the Security Agreement. The Security Agreement grants Juvenescence a security interest in substantially all of the assets of AgeX, including a security interest in shares of AgeX subsidiaries that hold certain assets, as collateral for AgeX’s loan obligations. If an Event of Default as defined in the 2023 Secured Note occurs, Juvenescence will have the right to foreclose on the assets pledged as collateral with respect to any accrued loan origination fees remaining unpaid under the 2023 Secured Note.

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Registration Rights

AgeX entered into certain Registration Rights Agreements, as amended, pursuant to which AgeX has agreed to register for sale under the Securities Act of 1933, as amended (the “Securities Act”) all shares of AgeX common stock presently held by Juvenescence or that may be acquired by Juvenescence through the exercise of common stock purchase warrants that they hold or that they may acquire pursuant to the 2020 Loan Agreement and pursuant to the 2022 Secured Note, and shares that they may acquire through the conversion of those loans into AgeX common stock. AgeX has filed a registration statement on Form S-3, which has become effective under the Securities Act, for offerings on a delayed or continuous basis covering 467,657 shares of AgeX common stock held by Juvenescence and 92,358 shares of AgeX common stock that may be issued upon the exercise of warrants held by Juvenescence. Juvenescence retains the right to require AgeX to register additional shares of common stock that Juvenescence may acquire through the exercise of warrants or the conversion of loans. AgeX is obligated to pay the fees and expenses of each registered offering under such registration rights agreement except for underwriting discounts and commissions. AgeX and Juvenescence will indemnify each other from certain liabilities in connection the registration, offer, and sale of securities under a registration statement, including liabilities arising under the Securities Act.

AgeX and Juvenescence have entered into a second Registration Rights Agreement pursuant to which AgeX has agreed to use commercially reasonable efforts to register the for sale under the Securities Act the shares of common stock issuable upon conversion of Preferred Stock. A registration statement must be filed upon request of Juvenescence if Form S-3 is available to AgeX. Juvenescence will also have “piggyback” registration rights if AgeX files a registration statement for the sale of shares for itself or other stockholders, subject to certain customary exceptions based on the nature of the registration statement. AgeX will bear the expenses of the registration statement but not underwriting or broker’s commissions related to the sale of the common stock. AgeX and Juvenescence will indemnify each other from certain liabilities in connection the registration, offer, and sale of securities under a registration statement, including liabilities arising under the Securities Act.

Debt Issuance Costs

In accordance with ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, all debt issuance costs are recorded as a discount on the debt and amortized to interest expense over the term of the applicable loan agreement using the effective interest method. Direct debt issuance costs include but are not limited to legal fees, debt origination fees, estimated fair market value of common stock and warrants issued in connection with the loan agreement, and NYSE American additional listing fees for the underlying shares of warrants issued with each drawdown of funds.

The following table summarizes the debt issuance costs and the debt balances net of debt issuance costs by loan agreement as of December 31, 2023 (in thousands):

	Drawdown of Funds	Origination Fee	Debt Exchanged for Preferred Stock	Total Debt	Debt Issuance Costs	Amortization of Debt Issuance Costs	Total Debt, Net
Current
2020 Loan Agreement	$8,000	$-	$(8,000)	$-	$(2,806)	$2,806	$-
2022 Secured Note	20,160	1,590	(17,993)	3,757	(6,197)	6,112	3,672
Total current, net	28,160	1,590	(25,993)	3,757	(9,003)	8,918	3,672
Non-current
2023 Secured Note	10,000	700	(10,007)	693	(666)	666	693
Total debt, net	$38,160	$2,290	$(36,000)	$4,450	$(9,669)	$9,584	$4,365

Related Party Payables, net

From October 2018 through December 2023, AgeX’s Chief Operating Officer, who was also an employee of Juvenescence, was devoting a majority of his time to AgeX’s operations. AgeX reimburses Juvenescence for his services on an agreed-upon fixed annual amount of approximately $280,000. AgeX reimburses Juvenescence for services provided by other Juvenescence employees on a work order basis under a shared services agreement effective January 1, 2023. As of December 31, 2023 and 2022, AgeX had approximately $66,000 and $141,000 payable, respectively, to Juvenescence included in related party payables, net, on the consolidated balance sheets.

Indemnification Agreements

On March 13, 2023, AgeX executed that certain Letter of Indemnification in Lieu of or Supplemental to a Medallion Signature Guarantee (“Letter of Indemnification”), pursuant to which AgeX agreed to indemnify American Stock Transfer & Trust Company, LLC and its affiliates, successors and assigns (the “AST Indemnity”) from and against any and all claims, damages, liabilities or losses arising out of the transfer of all of the AgeX common stock held by Juvenescence to its wholly-owned subsidiary, Juvenescence US Corp. (the “Share Transfer”). In connection with AgeX’s execution of the Letter of Indemnification, AgeX and Juvenescence entered into that certain Transfer of Shares of AgeX Therapeutics, Inc. Common Stock – Indemnification Agreement, pursuant to which Juvenescence agreed to indemnify AgeX against any and all claims, damages, liabilities or losses arising out of the Share Transfer or AST Indemnity.

On December 21, 2023, AgeX executed that certain Letter of Indemnification in Lieu of or Supplemental to a Medallion Signature Guarantee (the “ETC Letter of Indemnification”), pursuant to which AgeX agreed to indemnify Equiniti Trust Company LLC and its affiliates, successors and assigns (the “ETC Indemnity”) from and against any and all claims, damages, liabilities or losses arising out of the transfer 467,657 shares of AgeX common stock held by Juvenescence US Corp. to JuvVentures (the “JUV US Share Transfer”). In connection with AgeX’s execution of the ETC Letter of Indemnification, AgeX, Juvenescence, the ultimate parent company of Juvenescence US Corp. and JuvVentures, entered into that certain Transfer of Shares of AgeX Therapeutics, Inc. Common Stock – Indemnification Agreement, pursuant to which Juvenescence agreed to indemnify AgeX against any and all claims, damages, liabilities or losses arising out of the JUV US Share Transfer or ETC Indemnity.

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6. Warrant Liability

AgeX determines the accounting classification of warrants it issues, as either liability or equity, by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Under ASC 480, Distinguishing Liabilities from Equity, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate AgeX to settle the warrants or the underlying shares by paying cash or other assets, or warrants that must or may require settlement by issuing a variable number of shares. If warrants do not meet liability classification under ASC 480-10, AgeX assesses the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the warrants do not require liability classification under ASC 815-40, and in order to conclude equity classification, AgeX also assesses whether the warrants are indexed to its common stock and whether the warrants are classified as equity under ASC 815-40 or other applicable U.S. GAAP.

As a condition of each amount drawn up to $15,160,000 from the 2022 Secured Note, on receipt of each amount drawn AgeX granted to Juvenescence a number of warrants equal to 50% of the gross value of the relevant advance made. The gross value is the quotient of the drawdown amount and the exercise price. The exercise price was based on the market closing price of AgeX’s common stock on the NYSE American on the one day preceding the delivery of the relevant drawdown notice. See Note 5, Related Party Transactions.

AgeX has utilized the full credit available under the 2022 Secured Note that is subject to warrants and accordingly the warrants were issued for each of the advances of loan funds under the 2022 Secured Note. After all relevant assessments, AgeX determined that the warrants issued under the 2022 Secured Note require classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. In accordance with the accounting guidance, for each reporting period prior to the full drawdown of the entire $15,160,000 of the 2022 Secured Note line of credit subject to warrants, the amount of warrant liability was determined and recognized on the balance sheet for the applicable reporting period based on the number of warrants that would have been issued if $15,160,000 of the 2022 Secured Note line of credit was drawn. The amount of warrant liability attributed to the expected future issuance of warrants upon subsequent loan draws was subsequently adjusted for the fair value of warrants actually issued upon each loan draw, and the number of warrants that could be issued for the remaining credit available was re-measured for the applicable reporting period with changes being recorded as a component of net other expense in the consolidated statements of operations.

Under the Third Amendment, AgeX is not obligated to issue additional warrants to Juvenescence in connection with the receipt of loan funds up to $4 million made available pursuant to the Second Amendment. See Note 5, Related Party Transactions, for further details of the Second Amendment and the Third Amendment.

The fair value of the warrant liabilities was measured using a Black-Scholes option pricing model. Significant inputs into the model at the inception date, the date when warrants were issued upon receipt of amounts drawn during the period, and as of the reporting period end remeasurement dates are as follows:

Black-Scholes Assumptions	Exercise Price (1)	Warrant Expiration Date (2)	Stock Price (3)	Interest Rate (annual) (4)	Volatility (annual) (5)	Time to Maturity (Years)	Calculated Fair Value per Share
Inception Date: 2/14/2022	$27.43	2/13/2025	$24.32	1.80%	122.99%	3	$17.11
Issuance Date: 2/14/2022	$27.43	2/13/2025	$24.32	1.80%	122.99%	3	$17.11
Issuance Date: 2/15/2022	$27.43	2/14/2025	$26.28	1.80%	123.28%	3	$18.81
Period Ended 3/31/2022	$33.06	3/30/2025	$30.04	2.45%	123.28%	3	$21.36
Issuance Date: 4/4/2022	$30.94	4/3/2025	$28.79	2.61%	123.31%	3	$20.59
Issuance Date: 6/6/2022	$25.01	6/5/2025	$28.14	2.94%	122.62%	3	$20.84
Period Ended 6/30/2022	$21.10	6/29/2025	$20.27	2.99%	122.21%	3	$14.53
Issuance Date: 8/16/2022	$23.56	8/15/2025	$22.51	3.19%	121.37%	3	$16.07
Period Ended 9/30/2022	$21.45	9/29/2025	$19.75	4.25%	121.49%	3	$14.09
Issuance Date: 10/21/2022	$24.27	10/20/2025	$21.81	4.52%	120.51%	3	$15.42
Issuance Date: 12/14/2022	$20.75	12/13/2025	$18.99	3.94%	120.01%	3	$13.40
Period Ended 12/31/2022	$19.34	12/30/2025	$19.41	4.22%	119.31%	3	$13.93
Issuance Date: 1/25/2023	$25.85	1/24/2026	$26.42	3.84%	119.17%	3	$18.98
Inception Date: 2/9/2023	$24.72	2/8/2026	$23.20	4.15%	118.94%	3	$16.38
Issuance Date: 2/15/2023	$21.93	2/14/2026	$21.10	4.35%	118.93%	3	$14.99
Period Ended 3/31/2023	$23.25	3/30/2026	$23.32	3.81%	113.43%	3	$16.15
Issuance Date: 4/4/2023	$23.25	4/3/2026	$23.67	3.60%	113.01%	3	$16.39

(1)	Based on the market closing price of AgeX’s common stock on the NYSE American on the day prior to each debt Inception Date, on each presented period ending date, and one day prior to the delivery of the relevant drawdown notice in accordance with terms of the 2022 Secured Note (with such drawdown notice delivery date being shown as the Issuance Date in the table), and as adjusted to reflect the Reverse Stock Split. For this purpose, the date on which the 2022 Secured Note was amended and restated to increase the line of credit by $2,000,000 was treated as a new Inception Date for that portion of the line of credit.

(2)	Warrants are exercisable over a three-year period from each Issuance Date.

(3)	Based on the market price of AgeX’s common stock on the NYSE American as of each date presented.

(4)	Interest rate for U.S. Treasury Bonds, as of each date presented, as published by the U.S. Federal Reserve.

(5)	Based on the historical daily volatility of AgeX common stock as of each date presented.

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The warrants outstanding and fair values at each of the respective valuation dates are summarized below.

Warrant Liability	Credit Line and Draw Amounts (in thousands)		Warrants		Fair Value per Share	Fair Value (in thousands)
Fair value as of January 1, 2022	$-		-		$-	$-
Fair value at initial measurement date of 2/14/2022	13,160	(1)	239,860	(2)	17,11	4,103
Fair value of warrants issued on 2/14/2022	(7,160	)(3)	(130,501	)(4)	17.11	(2,232)
Fair value of warrants issued on 2/15/2022	(1,000	)(3)	(18,226	)(4)	18.81	(343)
Fair value of warrants issued on 4/4/2022	(1,000	)(3)	(16,162	)(4)	20.59	(333)
Fair value of warrants issued on 6/6/2022	(1,000	)(3)	(19,995	)(4)	20.84	(417)
Fair value of warrants issued on 8/16/2022	(1,000	)(3)	(21,222	)(4)	16.07	(341)
Fair value of warrants issued on 10/21/2022	(500	)(3)	(10,301	)(4)	15.42	(159)
Fair value of warrants issued on 12/14/2022	(1,000	)(3)	(24,096	)(4)	13.40	(323)
Change in fair value of warrants	-		-		-	225
Fair value as of December 31, 2022	$500	(1)	12,924	(2)	$13.93	$180
Fair value of warrants issued on 1/25/2023	(500	)(3)	(9,671	)(4)	18.98	(184)
Fair value at initial measurement date of 2/9/2023	2,000	(1)	40,457	(2)	16.38	663
Fair value of warrants issued on 2/15/2023	(1,000	)(3)	(22,801	)(4)	14.99	(342)
Fair value of warrants issued on 4/4/2023	(1,000	)(3)	(21,507	)(4)	16.39	(352)
Change in fair value of warrants	-		-		-	35
Fair value as of December 31, 2023	$-	(1)	-	(2)	$-	$-

(1)	Amount of credit available under the 2022 Secured Note on date of inception and as of each period end date. For this purpose, the date on which the 2022 Secured Note was amended and restated to increase the line of credit by $2,000,000 was treated as a new Inception Date for that portion of the line of credit.

(2)	Number of warrants issuable, as applicable, (a) if the amount of credit available was drawn for measurement as of the applicable inception date, or (b) subsequently for remeasurement as of each period end date.

(3)	Amount of drawdown as of the date presented.

(4)	Number of warrants issued upon receipt of amounts drawn against the 2022 Secured Note as of the date presented.

During the years ended December 31, 2023 and 2022, AgeX recorded a loss of $35,000 and $225,000, respectively, on changes in the fair value of warrants.

The warrant liabilities are considered Level 3 liabilities on the fair value hierarchy as the determination of fair value includes various assumptions about future activities and AgeX’s stock prices and historical volatility as inputs. None of the warrants issued have been exercised.

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7. Stockholders’ Equity/(Deficit)

Preferred Stock

On July 24, 2023, AgeX issued to Juvenescence 211,600 shares of a newly authorized Series A Preferred Stock and 148,400 shares of a newly authorized Series B Preferred Stock in exchange for the cancellation of a total of $36 million of indebtedness consisting of the outstanding principal amount of loans then outstanding under the 2020 Loan Agreement, the 2022 Secured Note, and the 2023 Secured Note, plus the loan origination fees accrued with respect to the 2022 Secured Note and a portion of the loan origination fees accrued pursuant to the 2023 Secured Note. The cancellation of indebtedness in exchange for the Series A Preferred Stock and Series B Preferred Stock (collectively referred to as the “Preferred Stock”) was conducted pursuant to the Exchange Agreement between AgeX and Juvenescence. All of the shares of Preferred Stock were automatically converted into a total of 1,421,666 shares of AgeX common stock on February 1, 2024 in accordance with the terms of the Preferred Stock. See Note 11, Subsequent Events.

Classification of Preferred Stock

On November 7, 2023, certain terms of the Series A Preferred Stock and Series B Preferred Stock was amended (i) to clarify that certain change of control or disposition of asset transactions would be treated as adeemed liquidation if the applicable transaction is approved by the Board of Directors or stockholders of AgeX, and (ii) to provide that in case of such a deemed liquidation transaction holders of Preferred Stock would receive the same type of consideration as that distributed or paid to holders of AgeX common stock. This amendment permits the classification of the Series A Preferred Stock and Series B Preferred Stock as permanent equity effective November 7, 2023.

The redemption rights of the Series A Preferred Stock and Series B Preferred Stock in case of a “deemed liquidation” provide that the holders of AgeX preferred stock would always be entitled to receive the same form of consideration as the holders of AgeX common stock. Accordingly, the preferred stock has been presented in permanent equity section of the consolidated balance sheet.

The following is a description of certain terms of the Preferred Stock that were applicable to the shares of Preferred Stock outstanding as of December 31, 2023. However, all of the Preferred Stock was converted into shares of common stock on February 1, 2024. See Note 11, Subsequent Events.

Dividends – The Preferred Stock is not entitled to receive any payment or distribution of cash or other dividends.

Liquidation Preference – In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of AgeX, subject to the preferences and other rights of any senior stock, before any assets of AgeX shall be distributed to holders of common stock or other junior stock, all of the assets of AgeX available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock and Series B Preferred Stock and any other “parity stock” that may be issued ranking parri passu with those series of Preferred Stock with respect to liquidation rights, in proportion to the number of shares of Series B Preferred Stock and parity stock held by each such holder as of the record date for the determination of holders of Series A Preferred Stock, Series B Preferred Stock, and parity stock entitled to receive such distribution, until AgeX shall have distributed to the holders of those shares an amount of assets having a value equal to the subscription price per share. If the assets of AgeX shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series A Preferred Stock, Series B Preferred Stock and parity stock shall be ratably distributed among such holders. The (i) acquisition of AgeX by another entity by means of any transaction or series of transactions (including, without limitation, any reorganization, merger or consolidation) in which the stockholders of AgeX immediately before such transaction or series of transactions do not own a majority of the outstanding stock of the surviving or acquiring corporation upon completion of such transaction or series of transactions or (ii) a sale of all or substantially all of the assets of AgeX in a single transaction or series of related transactions, shall be deemed a liquidation. On November 7, 2023, certain terms of the liquidation preference were amended.

Conversion of Preferred Stock into Common Stock – Each share of Preferred Stock shall be convertible into a number of shares of AgeX common stock determined by dividing (x) a number equal to the number of dollars and cents comprising the subscription price, by (y) a number equal to the number of dollars and cents comprising the conversion price. The subscription price per share of Preferred Stock is $100 which was paid through the exchange of indebtedness for shares of Preferred Stock. The conversion price per share of Series A Preferred Stock or Series B Preferred Stock is $0.72 which was the closing price of AgeX common stock on the NYSE American on the last trading day immediately preceding the execution of the Exchange Agreement and prior to adjustment to give effect to the Reverse Stock Split.

Optional Conversion – Preferred Stock shall be convertible into common stock at the election of the holder of shares of Preferred Stock at any time and from time to time subject to the limitations on conversion of Series B Preferred Stock discussed below.

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Automatic Conversion – The outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into common stock without any further act of AgeX or its stockholders (“Automatic Conversion”) upon the earliest of: (x) the date on which AgeX or a subsidiary shall have consummated a merger with Serina, or a subsidiary thereof; and (y) February 1, 2024. Further, if the holders of at least a majority of the outstanding shares of Series A Preferred Stock or Series B Preferred Stock approve or consent to the Automatic Conversion of the shares of that series, then the outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, shall be converted into common stock upon such approval or consent.

The outstanding shares of Series B Preferred Stock shall automatically be converted into common stock without any further act of AgeX or its stockholders upon the earliest of: (x) the date on which AgeX or a subsidiary shall have consummated a merger with Serina or a subsidiary thereof; and (y) February 1, 2024.

Adjustment of conversion price and subscription price – If AgeX shall (a) declare a dividend or make a distribution on its common stock in shares of common stock, (b) subdivide or reclassify the outstanding common stock into a greater number of shares, or (c) combine or reclassify the outstanding common stock into a smaller number of shares, the conversion price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted. If AgeX shall (i) declare a dividend or make a distribution on a series of Preferred Stock in shares of Preferred Stock, (ii) subdivide or reclassify the outstanding shares of a series of Preferred Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of a series of Preferred Stock into a smaller number of shares, the subscription price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted. Successive adjustments in the conversion price or subscription price, as applicable, shall be made whenever any event specified above shall occur.

No Fractional Shares – No fractional share of common stock or scrip shall be issued upon conversion of Preferred Stock. Instead of any fractional share of common stock which would otherwise be issuable upon conversion of any Preferred Stock, AgeX will pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest at the then fair value determined in accordance with the terms of the Preferred Stock.

Voting Rights – The following matters shall require the approval of the holders of a majority of the shares of a series of Preferred Stock then outstanding, voting as a separate class: (i) creation of any Preferred Stock ranking as senior stock to the series with respect to liquidation preferences; (ii) repurchase of any shares of common stock or other junior stock except shares issued pursuant to or in connection with a compensation or incentive plan or agreement approved by the Board of Directors for any officers, directors, employees or consultants of AgeX; (iii) any sale, conveyance, or other disposition of all or substantially all AgeX’s property or business, or any liquidation or dissolution of AgeX, or a merger into or consolidation with any other corporation (other than a wholly-owned subsidiary corporation) but only to the extent that the Delaware General Corporation Law requires that such transaction be approved by each class or series of Preferred Stock; (iv) any adverse change in the powers, preferences and rights of, and the qualifications, limitations or restrictions on, the series of Preferred Stock; or (v) any amendment of AgeX’s Certificate of Incorporation or Bylaws that results in any adverse change in the powers, preferences and rights of, and the qualifications, limitations or restrictions on, the series of Preferred Stock. However, the terms of the Preferred Stock do not restrict or limit the rights and powers of the Board of Directors to fix by resolution the rights, preferences, and privileges of, and restrictions and limitations on, stock ranking as parity stock or junior stock to a series of Preferred Stock. Except as may otherwise be required by the Delaware General Corporation Law, as the same may be amended from time to time, the Preferred Stock will have no other voting rights.

Governing Law – The powers, designations, preferences, rights, qualifications, limitations, and restrictions of either series of Preferred Stock, the validity, authorization and issuance of such Preferred Stock, and the conversion of such Preferred Stock into common stock shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof, and all legal proceedings pursuant or with respect to or concerning such matters (a “Proceeding”), whether brought by or against a holder of Preferred Stock or AgeX or any of their respective directors, officers, stockholders, employees or agents, shall be commenced in the state and federal courts sitting in the State of Delaware (the “Delaware Courts”). The Preferred Stock provides that (a) AgeX and each holder of Preferred Stock irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any Proceeding, and irrevocably waives, and agrees not to assert in any Proceeding any claim that they are not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are an improper or inconvenient venue for such Proceeding, and (b) AgeX and each holder of Preferred Stock irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to such party and agrees that such service shall constitute good and sufficient service of process and notice.

Common Stock

AgeX has 200,000,000 shares of common stock, $0.0001 par value per share, authorized. The holders of AgeX’s common stock are entitled to receive ratably dividends when, as, and if declared by the Board of Directors out of funds legally available. Upon liquidation, dissolution, or winding up, the holders of AgeX common stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities and subject to the prior rights of AgeX outstanding preferred shares, if any.

The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of AgeX stockholders. The holders of common stock have no preemptive, subscription, or redemption rights. The outstanding shares of common stock are fully paid and non-assessable.

As of December 31, 2023 and 2022, there were 1,079,080 and 1,079,022 shares of AgeX common stock issued and outstanding, respectively.

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Issuance and Sale of Warrants by AgeX

In connection with the $2,500,000 of drawdowns of loan funds from Juvenescence under the 2022 Secured Note during the year ended December 31, 2023, AgeX issued to Juvenescence 2022 Warrants to purchase 53,980 shares of AgeX common stock. See Note 6, Warrant Liability.

8. Stock-Based Awards

Equity Incentive Plan

Under the 2017 Equity Incentive Plan, as amended (the “Incentive Plan”), AgeX has reserved 241,683 shares of common stock for the grant of stock options or the sale of restricted stock (“Restricted Stock”) or for the settlement of restricted stock units which are hypothetical units issued with reference to common stock (“Restricted Stock Units” or “RSUs”). AgeX may also grant stock appreciation rights (“SARs”) under the Incentive Plan. The Plan also permits AgeX to issue such other securities as its Board of Directors (the “Board”) or the Compensation Committee (the “Committee”) administering the Incentive Plan may determine. Awards of stock options, Restricted Stock, SARs, and RSUs (“Awards”) may be granted under the Incentive Plan to AgeX employees, directors, and consultants.

Awards may vest and thereby become exercisable or have restrictions on forfeiture lapse on the date of grant or in periodic installments or upon the attainment of performance goals, or upon the occurrence of specified events.

No person shall be granted, during any one year period, options to purchase, or SARs with respect to, more than 28,433 shares in the aggregate, or any Awards of Restricted Stock or RSUs with respect to more than 14,216 shares in the aggregate. If an Award is to be settled in cash, the number of shares on which the Award is based shall not count toward the individual share limit.

No Awards may be granted under the Incentive Plan more than ten years after the date upon which the Incentive Plan was adopted by the Board, and no options or SARS granted under the Incentive Plan may be exercised after the expiration of ten years from the date of grant.

Stock Options

Options granted under the Incentive Plan may be either “incentive stock options” within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (“IRC” or the “Code”), or “non-qualified” stock options that do not qualify incentive stock options. Incentive stock options may be granted only to AgeX employees and employees of subsidiaries. The exercise price of stock options granted under the Incentive Plan must be equal to the fair market of AgeX common stock on the date the option is granted. In the case of an optionee who, at the time of grant, owns more than 10% of the combined voting power of all classes of AgeX stock, the exercise price of any incentive stock option must be at least 110% of the fair market value of the common stock on the grant date, and the term of the option may be no longer than five years. The aggregate fair market value of common stock (determined as of the grant date of the option) with respect to which incentive stock options become exercisable for the first time by an optionee in any calendar year may not exceed $100,000.

The exercise price of an option may be payable in cash or in common stock having a fair market value equal to the exercise price, or in a combination of cash and common stock, or other legal consideration for the issuance of stock as the Board or Committee may approve.

Generally, options will be exercisable only while the optionee remains an employee, director or consultant, or during a specific period thereafter, but in the case of the termination of an employee, director, or consultant’s services due to death or disability, the period for exercising a vested option shall be extended to the earlier of 12 months after termination or the expiration date of the option.

Restricted Stock and RSUs

In lieu of granting options, AgeX may enter into purchase agreements with employees under which they may purchase or otherwise acquire Restricted Stock or RSUs subject to such vesting, transfer, and repurchase terms, and other restrictions. The price at which Restricted Stock may be issued or sold will be not less than 100% of fair market value. Employees or consultants, but not executive officers or directors, who purchase Restricted Stock may be permitted to pay for their shares by delivering a promissory note or an installment payment agreement that may be secured by a pledge of their Restricted Stock. Restricted Stock may also be issued for services actually performed by the recipient prior to the issuance of the Restricted Stock. Unvested Restricted Stock for which AgeX has not received payment may be forfeited, or AgeX may have the right to repurchase unvested shares upon the occurrence of specified events, such as termination of employment.

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Subject to the restrictions set with respect to the particular Award, a recipient of Restricted Stock generally shall have the rights and privileges of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld for the recipient’s account, and interest may be credited on the amount of the cash dividends withheld. The cash dividends or stock dividends so withheld and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the recipient in cash or, at the discretion of the Board or Committee, in shares of common stock having a fair market value equal to the amount of such dividends, if applicable, upon the release of restrictions on the Restricted Stock and, if the Restricted Stock is forfeited, the recipient shall have no right to the dividends.

The terms and conditions of a grant of RSUs shall be determined by the Board or Committee. No shares of common stock shall be issued at the time a RSU is granted. A recipient of RSUs shall have no voting rights with respect to the RSUs. Upon the expiration of the restrictions applicable to a RSU, AgeX will either issue to the recipient, without charge, one share of common stock per RSU or cash in an amount equal to the fair market value of one share of common stock.

At the discretion of the Board or Committee, each RSU (representing one share of common stock) may be credited with cash and stock dividends paid in respect of one share (“Dividend Equivalents”). Dividend Equivalents shall be withheld for the recipient’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld. Dividend Equivalents credited to a recipient’s account and attributable to any particular RSU (and earnings thereon, if applicable) shall be distributed in cash or in shares of common stock having a fair market value equal to the amount of the Dividend Equivalents and earnings, if applicable, upon settlement of the RSU. If a RSU is forfeited, the recipient shall have no right to the related Dividend Equivalents.

Stock Appreciation Rights (“SARs”)

A SAR is the right to receive, upon exercise, an amount payable in cash or shares, or a combination of shares and cash, equal to the number of shares subject to the SAR that is being exercised, multiplied by the excess of (a) the fair market value of a common stock on the date the SAR is exercised, over (b) the exercise price specified in the SAR Award agreement. SARs may be granted either as free standing SARs or in tandem with options. No SAR may be exercised later than 10 years after the date of grant.

The exercise price of a SAR shall not be less than 100% of the fair market value of one share of common stock on the date of grant. A SAR granted in conjunction with an option shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option; provided, however, that the SAR by its terms shall be exercisable only when the fair market value per share exceeds the exercise price per share of the SAR or related option. Upon any exercise of a SAR granted in tandem with an option, the number of shares for which the related option shall be exercisable shall be reduced by the number of shares for which the SAR has been exercised. The number of shares for which a SAR issued in tandem with an option shall be exercisable shall be reduced by the number of shares for which the related option has been exercised.

Equity Incentive Plan Awards

A summary of the Incentive Plan activity and related information follows (in thousands except weighted-average exercise price):

	Shares Available for Grant	Number of Options Outstanding	Number of RSUs Outstanding	Weighted- Average Exercise Price
Balance at January 1, 2022	29	96	-	$81.62
Increase option pool	114	-	-	-
Options granted	(3)	3	-	27.76
Options forfeited, cancelled or expired	6	(6)	-	99.12
Restricted stock units vested	-	-	-	-
Balance at December 31, 2022	146	93	-	$79.07
Options granted	(1)	1	-	26.73
Options forfeited, cancelled or expired	11	(11)	-	67.30
Restricted stock units vested	-	-	-	-
Balance at December 31, 2023	156	83	-	$80.28
Options exercisable at December 31, 2023		80		$81.70

There were no exercises of stock options during the years ended December 31, 2023 and 2022. Total proceeds, if all options granted and outstanding as of December 31, 2023 were exercised, would be approximately $6.6 million.

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At December 31, 2023, AgeX had approximately $68,000 of total unrecognized compensation costs related to the stock options and unvested RSUs under the Incentive Plan that will be recognized as expense over a weighted-average period of approximately 1.36 years.

The aggregate intrinsic value of options outstanding and options exercisable were nil as of December 31, 2023.

Stock-Based Compensation Expense

AgeX recorded stock-based compensation expense in the following categories on the accompanying consolidated statements of operations for the years ended December 31, 2023 and 2022 (in thousands):

	Year Ended December 31,
	2023	2022
Research and development	$9	$32
General and administrative	639	728
Total stock-based compensation expense	$648	$760

The weighted-average estimated fair value of stock options granted during the years ended December 31, 2023 and 2022 was $22.41 per share and $24.48 per share, respectively, using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2023	2022
Grant Price	$26.73	$27.76
Expected life (in years)	5.15	5.58
Risk-free interest rates	4.12%	1.74%
Volatility	118.12%	130.71%
Dividend yield	-%	-%

The determination of stock-based compensation is inherently uncertain and subjective and involves the application of valuation models and assumptions requiring the use of judgment. If AgeX had made different assumptions, its stock-based compensation expense and net loss for the years ended December 31, 2023 and 2022 may have been significantly different. See Note 2, Summary of Significant Accounting Policies, for a discussion of the factors used in determining these assumptions.

AgeX does not recognize deferred income taxes for incentive stock option compensation expense and records a tax deduction only when a disqualified disposition has occurred.

9. Income Taxes

Net loss from operations before income taxes for the years ended December 31, 2023 and 2022 was approximately $14.8 million and $10.5 million, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The primary components of the net deferred tax assets and liabilities as of December 31, 2023 and 2022 were as follows (in thousands):

	December 31,
Deferred tax assets/(liabilities):	2023	2022
Net operating loss carryforwards	$14,278	$12,408
Capital loss carryforwards	3,120	3,120
Research and development credit carryforwards	1,178	1,138
Patents and fixed assets	975	879
Stock-based compensation	676	643
Capitalized research expenses	414	211
Other, net	175	62
Valuation allowance	(20,816)	(18,461)
Total net deferred tax assets	$-	$-

A valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax assets will not be realized. AgeX established a full valuation allowance for all periods presented due to the uncertainty of realizing future tax benefits from its net operating loss (“NOL”) carryforwards and other deferred tax assets.

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Income taxes differed from the amounts computed by applying the U.S. federal income tax rate indicated to pretax losses from operations as a result of the following:

	December 31,
	2023	2022
Computed tax benefit at federal statutory rate	21%	21%
Research and development and other credits	-%	1%
State tax benefit, net of effect on federal income taxes	4%	(7)%
Permanent differences	(4)%	-%
Stock-based compensation	(1)%	(2)%
Debt finance equity costs	(5)%	(6)%
Return to provision and other adjustments	-%	(5)%
Change in valuation allowance	(15)%	(2)%
	-%	-%

AgeX has established an accrual for uncertain tax positions related to its U.S. research and development credits. As of December 31, 2023 and 2022, there was no accrued interest related to uncertain tax positions. AgeX does not believe it is reasonably possible that its unrecognized tax benefits will significantly change in the next twelve months. A reconciliation of beginning and ending balances for unrecognized tax benefits is as follows (in thousands):

	December 31,
	2023	2022
Balance at January 1	$379	$-
Additions for tax positions related to the current year	14	23
Additions for tax positions related to prior years	-	356
Reductions for tax positions related to prior years	-	-
Reductions related to settlements	-	-
Reductions related to a lapse of statute	-	-
Balance at December 31	$393	$379

AgeX monitors proposed and issued tax law, regulations, and cases to determine the potential impact of uncertain income tax positions. At December 31, 2023, AgeX had not identified any potential subsequent events that would have a material impact on unrecognized income tax benefits within the next twelve months.

As of December 31, 2023, AgeX has net operating loss carryforwards of approximately $59.7 million for U.S. federal income tax purposes. In general, NOLs and other tax credit carryforwards generated by legal entities in a consolidated federal tax group are available to other members of the tax group depending on the nature of the transaction that a member may enter into while still in the consolidated federal tax group.

As of December 31, 2023, AgeX has net operating losses of approximately $19.8 million for California purposes. In general, NOLs and other tax credit carryforwards generated by legal entities in a combined state tax group are available to other members of the tax group depending on the nature of the transaction that a member may enter into while still in the combined state tax group. Federal net operating losses generated on or prior to December 31, 2017, expire in varying amounts between 2028 and 2037, while federal net operating losses generated after December 31, 2017, carryforward indefinitely. The state net operating losses expire in varying amounts between 2028 and 2043.

As of December 31, 2023, AgeX has research and development tax credit carryforwards for federal and state tax purposes $0.7 million and $0.5 million, respectively. The federal tax credits expire between 2028 and 2043, while the state tax credits have no expiration date.

As of December 31, 2023, AgeX has capital loss carryforwards for federal and state tax purposes of $12.4 million and $5.9 million, respectively. The federal and California capital loss carryforwards will expire in 2026.

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Effective for tax years beginning after December 31, 2021, taxpayers are required to capitalize any expenses incurred that are considered incidental to research and experimentation (“R&E”) activities under IRC Section 174. While taxpayers historically had the option of deducting these expenses under IRC Section 174, the December 2017 Tax Cuts and Jobs Act mandates capitalization and amortization of R&E expenses for tax years beginning after December 31, 2021. Expenses incurred in connection with R&E activities in the US must be amortized over a 5-year period if incurred, and R&E expenses incurred outside the US must be amortized over a 15-year period. R&E activities are broader in scope than qualified research activities considered under IRC Section 41 (relating to the research tax credit). For the year ended December 31, 2023, the Company performed an analysis based on available guidance and determined that it will continue to be in a loss position even after the required capitalization and amortization of its R&E expenses. We will continue to monitor this issue for future developments, but we do not expect R&E capitalization and amortization to require us to pay cash taxes now or in the near future.

For the year ended December 31, 2023, we experienced a loss; therefore, no income tax provision was recorded for the year ended December 31, 2023.

Other Income Tax Matters

Code Section 382 places a limitation (“Section 382 Limitation”) on the amount of taxable income that can be offset by NOL carryforwards after a change in control (generally greater than 50% change in ownership within a three-year period) of a loss corporation. California has similar rules. Generally, after a control change, a loss corporation cannot deduct NOL carryforwards in excess of the Section 382 Limitation. Due to these “change in ownership” provisions, utilization of the NOL and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods.

AgeX and its subsidiaries may be subject to potential income tax examination by U.S. federal or states authorities. These potential examinations may include inquiries regarding the timing and amount of deductions, and compliance with U.S. federal and state tax laws. AgeX filed its first consolidated federal tax return in 2018. AgeX and its current subsidiaries are not subject to tax examination by federal tax authorities for tax years beginning before 2020 and for state tax authorities beginning before 2019. However, the tax authorities may still make adjustments to the net operating loss and credit carryforwards used in open years by AgeX or any of its subsidiaries. Any potential examinations may include inquiries regarding the timing and amount of deductions, and compliance with U.S. federal and state tax laws.

10. Commitments and Contingencies

Office Lease Agreement

AgeX leased office space in Alameda, California. For 2022, base monthly rent was $1,074 and for 2023, base monthly rent is $844 for slightly less space at the same building. The lease also includes office furniture rental, janitorial services, utilities, and internet service.

ASC 842

For the office lease, AgeX has elected to not apply the recognition requirements under ASC 842 and instead recognized the lease payments as lease costs on a straight-line basis over the lease term, as the amount of the lease payments is not deemed material.

There were no future minimum lease commitments as of December 31, 2023.

Litigation – General

AgeX is subject to various claims and contingencies in the ordinary course of its business, including those related to litigation, business transactions, employee-related matters, and others. When AgeX is aware of a claim or potential claim, it assesses the likelihood of any loss or exposure. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, AgeX will record a liability for the loss. If the loss is not probable or the amount of the loss cannot be reasonably estimated, AgeX discloses the claim if the likelihood of a potential loss is reasonably possible and the amount involved could be material. AgeX is not aware of any claim for which a liability has not been accrued and which is likely to have a material adverse effect on its financial condition or results of operations.

Tax Filings

AgeX tax filings are subject to audit by taxing authorities in jurisdictions where it conducts business. These audits may result in assessments of additional taxes that are subsequently resolved with the authorities or potentially through the courts. Management believes AgeX has adequately provided for any ultimate amounts that are likely to result from these audits; however, final assessments, if any, could be significantly different than the amounts recorded in the consolidated financial statements.

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Employment Contracts

AgeX has entered into employment contracts with certain executive officers. Under the provisions of the contracts, AgeX may be required to incur severance obligations for matters relating to changes in control, as defined, and involuntary terminations.

Indemnifications

In the normal course of business, AgeX may provide indemnifications of varying scope under AgeX’s agreements with other companies or consultants, typically for AgeX’s research and development programs. Pursuant to these agreements, AgeX will generally agree to indemnify, hold harmless, and reimburse the indemnified parties for losses and expenses suffered or incurred by the indemnified parties arising from claims of third parties in connection with AgeX’s research and development. Indemnification provisions could also cover third-party infringement claims with respect to patent rights, copyrights, or other intellectual property licensed from AgeX to third parties. Office and laboratory leases will also generally indemnify the lessor with respect to certain matters that may arise during the term of the lease. A sales agreement between AgeX and Chardan Capital Markets, LLC also included indemnification provisions pursuant to which the parties agreed to indemnify each other from certain liabilities that could arise from the offer and sale of AgeX common stock, including liabilities under the Securities Act. Similarly, the Registration Rights Agreement between Juvenescence and AgeX includes indemnification provisions pursuant to which the parties will indemnify each other from certain liabilities in connection with the registration, offer, and sale of securities under a registration statement, including liabilities arising under the Securities Act. AgeX has also agreed to provide the AST Indemnity and ETC Indemnity pursuant to the Letter of Indemnification and ETC Letter of Indemnity described in Note 5, Related Party Transactions. The term of these indemnification obligations will generally continue in effect after the termination or expiration of the particular license, lease, or agreement to which they relate. The potential future payments AgeX could be required to make under these indemnification agreements will generally not be subject to any specified maximum amount. Historically, AgeX has not been subject to any claims or demands for indemnification. AgeX also maintains various liability insurance policies that limit AgeX’s financial exposure and in the case of the AST Indemnity and ETC Indemnity AgeX has received cross-indemnities from Juvenescence against all claims, damages, liabilities or losses arising out of the AST Indemnity and ETC Indemnity. As a result, AgeX believes the fair value of these indemnification agreements is minimal. Accordingly, AgeX has not recorded any liabilities for these agreements as of December 31, 2023 and 2022.

Notice of Delisting

On April 20, 2023, AgeX received a letter (the “2023 Deficiency Letter”) from the staff of the Exchange indicating that AgeX does not meet certain of the Exchange’s continued listing standards as set forth in Sections 1003(a)(i), (ii), and (iii) of the Exchange Company Guide in that AgeX has stockholders equity of less than (A) $2,000,000 and has incurred losses from continuing operations and/or net losses during its two most recent fiscal years, (B) $4,000,000 and has incurred losses from continuing operations and/or net losses during three out of four of its most recent fiscal years, and (C) $6,000,000 or more and has reported losses from continuing operations and/or net losses in its five most recent fiscal years. The 2023 Deficiency Letter states that as AgeX remains subject to the conditions set forth in prior letters from the Exchange with respect to AgeX’s deficiencies in stockholders equity, and if AgeX is not in compliance with all of the Exchange’s stockholders equity standards, or does not make progress consistent with AgeX’s Exchange approved plan to come into compliance with the Exchange’s continued listing standards, by May 17, 2023, the Exchange will initiate delisting proceedings as appropriate.

On May 17, 2023 AgeX received a notice from the staff of the Exchange indicating that they intend to commence proceedings to delist AgeX common stock from the Exchange based upon AgeX’s non-compliance with the stockholders’ equity requirements set forth in Sections 1003(a)(i), (ii) and (iii) of the Exchange’s Company Guide by the end of a compliance plan period that expired on May 17, 2023. Specifically, AgeX did not meet the continued listing standards because it had stockholders equity of less than (A) $2,000,000 and has incurred losses from continuing operations and/or net losses during its two most recent fiscal years, (B) $4,000,000 and has incurred losses from continuing operations and/or net losses during three out of four of its most recent fiscal years, and (C) $6,000,000 or more and has reported losses from continuing operations and/or net losses in its five most recent fiscal years.

On May 24, 2023, AgeX filed a request for a review of the delisting determination by a Committee of the Board of Directors of the Exchange. On May 31, 2023, AgeX received a notice from the staff of the Exchange which scheduled a hearing for July 25, 2023. On July 24, 2023, AgeX issued shares of preferred stock to Juvenescence in exchange for the extinguishment of $36 million of indebtedness owed to Juvenescence for the purpose of remediating the deficiency in stockholders equity, and the hearing at the Exchange scheduled for July 25 was cancelled. See Note 7, Stockholders’ Equity/(Deficit), for further discussion on the classification of preferred stock and amendment to Section 3(b) of the terms of the Series A Preferred Stock and Series B Preferred Stock.

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11. Subsequent Events

On February 9, 2024, AgeX and Juvenescence executed a Sixth Amendment to Amended and Restated Convertible Promissory Note (the “Sixth Amendment”) that extends to May 9, 2024 the “Repayment Date” on which the outstanding principal balance and accrued loan origination fees will become due and payable pursuant to the 2022 Secured Note.

From January 1 through March 20, 2024, AgeX drew in the aggregate $5,800,000 of its credit available under the 2022 Secured Note with Juvenescence.

On February 1, 2024, all outstanding shares of Series A Preferred Stock and Series B Preferred Stock automatically converted into a total of 1,421,666 shares of AgeX common stock in accordance with their terms and after that conversion no shares of AgeX Preferred Stock remained outstanding. Those shares of common stock issued to Juvenescence increased Juvenescence’s direct and indirect holding of outstanding shares of AgeX common stock to 1,889,323 shares, or approximately 75.6% of the shares of common stock outstanding on March 14, 2024, including shares of AgeX common stock held by Juvenescence’s subsidiaries but not taking into account any additional shares of AgeX common stock that Juvenescence may acquire through the conversion of loan balances and the exercise of AgeX common stock purchase warrants or Post-Merger Warrants that were distributed on March 19, 2024.

At the Special Meeting of stockholders on March 14, 2024, AgeX stockholders approved certain matters required for the Merger to be consummated in accordance with the terms of the Merger Agreement. On February 16, 2024, holders of outstanding Serina voting securities approved certain matters required for the Merger to be consummated in accordance with the terms of the Merger Agreement.

On March 14, 2024, AgeX implemented the 1 for 35.17 Reverse Stock Split of its common stock. See Note 1, Organization, Basis of Presentation and Liquidity.

On March 19, 2024, AgeX issued the Post-Merger Warrants to each holder of AgeX common stock as of the dividend record date, March 18, 2024.

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Up to 3,000,568 Shares of common stock Issuable Upon Exercise of Warrants

Up to 1,500,284 Warrants to Purchase Shares of common stock

and Up to 1,889,323 Shares of common stock

Serina Therapeutics, Inc.

PRELIMINARY PROSPECTUS

, 2024

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee		$9,343.86
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

* These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification by the registrant of our directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in our certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The registrant has entered into, and expects to continue to enter into, indemnification agreements with each of our directors and executive officers. These agreements provide that the registrant will indemnify each of our directors and such officers to the fullest extent permitted by law.

Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of our directors and officers and our controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act.

The registrant also maintains standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the registrant.

II-1

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

		Incorporation By Reference
Exhibit Number	Description of Document	Form	SEC File No.	Exhibit	Filing Date

2.1#†	Asset Purchase Agreement, dated as of August 13, 2018, by and between Escape Therapeutics, Inc. and AgeX Therapeutics, Inc.	10-12(b) A-2	001-38519	2.1	8/30/2018

2.2†	Agreement and Plan of Merger and Reorganization, dated August 29, 2023, by and among AgeX Therapeutics, Inc., Canaria Transaction Corporation and Serina Therapeutics, Inc.	8-K	001-38519	2.1	8/30/2023

3.1	Amended and Restated Certificate of Incorporation of Serina Therapeutics, Inc.	8-K	001-38519	3.1	4/1/2024

3.2	Amended and Restated Bylaws of Serina Therapeutics, Inc.	8-K	001-38519	3.2	4/1/2024

4.1	Form of Warrant included in Warrant Agreement dated March 30, 2020.	10-K	001-38519	10.25	3/30/2020

4.2	Form of Warrant included in Warrant Agreement dated February 14, 2022.	8-K	001-38519		2/15/2022

4.3	Form of Post-Merger Warrant included in Warrant Agreement dated March 19, 2024.	10-K	001-38519	4.4	3/22/2024

4.4	Form of Incentive Warrant included in Warrant Agreement dated March 19, 2024.	10-K	001-38519	4.5	3/22/2024

5.1*	Opinion of Bradley Arant Boult Cummings LLP

10.1#	Asset Contribution and Separation Agreement dated August 17, 2017, between Lineage Cell Therapeutics, Inc. and AgeX Therapeutics, Inc.	10-Q	001-12830	10.1	11/9/2017

II-2

10.2#	License Agreement, dated August 17, 2017, between Lineage Cell Therapeutics, Inc. and AgeX Therapeutics, Inc.	10-Q	001-12830	10.2	11/9/2017

10.3‡	AgeX Therapeutics, Inc. 2017 Equity Incentive Plan.	S-8	333-229432	99.1	1/30/2019

10.4‡	Form of AgeX Therapeutics, Inc. Employee Stock Option Agreement.	S-8	333-229432	99.2	1/30/2019

10.5‡	Form of AgeX Therapeutics, Inc. Non-Employee Director Stock Option Agreement.	S-8	333-229432	99.3	1/30/2019

10.6‡	Form of AgeX Therapeutics, Inc. Restricted Stock Agreement.	S-8	333-229432	99.4	1/30/2019

10.7‡	Form of AgeX Therapeutics, Inc. Restricted Stock Unit Agreement.	S-8	333-229432	99.5	1/30/2019

10.8#	Sublicense Agreement, dated September 26, 2017, between Lineage Cell Technology, Inc. and AgeX Therapeutics, Inc.	10-12(b) A-1	001-38519	10.7	7/19/2018

10.9#	License Agreement, dated August 17, 2017, by and between ES Cell International Ptd Ltd., Lineage Cell Therapeutics, Inc. and AgeX Therapeutics, Inc.	10-12(b) A-1	001-38519	10.11	7/19/2018

10.10‡	Employment Agreement, by and between AgeX Therapeutics, Inc. and Hal Sternberg, dated August 21, 2017.	10-12(b)	001-38519	10.17	6/8/2018

10.11	Tax Matters Agreement, dated August 17, 2017, between Lineage Cell Therapeutics, Inc. and AgeX Therapeutics, Inc.	10-12(b) A-1	001-38519	10.15	7/19/2018

10.12	Form of Registration Rights Agreement.	10-12(b) A-1	001-38519	10.16	7/19/2018

10.13	Registration Rights Agreement, dated August 13, 2019, between AgeX Therapeutics, Inc. and Juvenescence Limited.	10-Q	001-38519	10.3	8/14/2019

10.14	Warrant Agreement, dated March 30, 2020, between AgeX Therapeutics, Inc. and Juvenescence Limited, including form of warrant.	10-K	001-38519	10.25	3/30/2020

10.15	Amendment No. 1 to Registration Rights Agreement, dated March 30, 2020, between AgeX Therapeutics, Inc. and Juvenescence Limited.	10-K	001-38519	10.26	3/30/2020

10.16‡	Employment Agreement, by and between AgeX Therapeutics, Inc. and Andrea E. Park, dated May 15, 2020.	10-Q	001-38519	10.3	8/14/2020

10.17	First Amendment to Warrant Agreement, dated July 21, 2020, between AgeX Therapeutics, Inc. and Juvenescence Limited	10-Q	001-38519	10.2	8/14/2020

10.18	Amendment No. 2 to Registration Rights Agreement, dated February 10, 2021, between AgeX Therapeutics, Inc. and Juvenescence Limited.	8-K	001-38519	10.2	2/11/2021

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10.19‡	Amendment to AgeX Therapeutics, Inc. 2017 Equity Incentive Plan.	S-8	333-261997	99.1	1/4/2022

10.20†	Secured Note dated February 14, 2022, executed by AgeX Therapeutics, Inc. and Juvenescence Limited.	8-K	001-38519	10.1	2/15/2022

10.21†	Security Agreement, dated February 14, 2022, between AgeX Therapeutics, Inc. and Juvenescence Limited.	8-K	001-38519	10.2	2/15/2022

10.22	Warrant Agreement, dated February 14, 2022, between AgeX Therapeutics, Inc. and Juvenescence Limited.	8-K	001-38519	10.3	2/15/2022

10.23	Amendment No. 3 to Registration Rights Agreement, dated February 14, 2022, between AgeX Therapeutics, Inc. and Juvenescence Limited.	8-K	001-38519	10.4	2/15/2022

10.24‡	Amendment to AgeX Therapeutics, Inc. 2017 Equity Incentive Plan	8-K	001-38519	10.1	12/12/2022

10.25†	Amended and Restated Secured Convertible Promissory Note, dated February 9, 2023, executed by AgeX Therapeutics, Inc. and Juvenescence Limited	8-K	001-38519	10.1	2/10/2023

10.26	Reaffirmation Agreement, dated February 9, 2023, between AgeX Therapeutics, Inc. and Juvenescence Limited	8-K	001-38519	10.2	2/10/2023

10.27†	Secured Convertible Promissory Note dated March 13, 2023, executed by AgeX Therapeutics, Inc. and Juvenescence Limited	8-K	001-38519	10.1	3/15/2023

10.28†	Amended and Restated Security Agreement, dated March 13, 2023, between AgeX Therapeutics, Inc. and Juvenescence Limited.	8-K	001-38519	10.2	3/15/2023

10.29	Convertible Promissory Note, dated March 15, 2023, between AgeX Therapeutics, Inc. and Serina Therapeutics, Inc.	8-K	001-38519	10.4	3/15/2023

10.30†	Subordination Agreement, dated March 15, 2023, between AgeX Therapeutics, Inc., Serina Therapeutics, Inc. and the other investors signatory thereto	8-K	001-38519	10.5	3/15/2023

10.31	Allonge and Second Amendment to Amended and Restated Convertible Promissory Note dated May 9, 2023, between AgeX Therapeutics, Inc. and Juvenescence Limited.	10-Q	001-38519	10.9	5/12/2023

10.32	Third Amendment to Amended and Restated Secured Convertible Promissory Note, dated June 2, 2023, executed by AgeX Therapeutics, Inc. and Juvenescence Limited.	8-K	001-38519	10.1	6/8/2023

10.33	Registration Rights Agreement, dated July 21, 2023, between AgeX Therapeutics, Inc. and Juvenescence Limited	8-K	001-38519	10.2	7/21/2023

II-4

10.34	Fourth Amendment to Amended and Restated Secured Convertible Promissory Note, executed by AgeX Therapeutics, Inc. and Juvenescence Limited on July 31, 2023	8-K	001-38519	10.1	8/4/2023

10.35	Amendment to Secured Convertible Promissory Note, executed by AgeX Therapeutics, Inc. and Juvenescence Limited on July 31, 2023	8-K	001-38519	10.2	8/4/2023

10.36‡†	Transition Services and Separation Agreement, dated August 9, 2023, between AgeX Therapeutics, Inc. and Michael D. West.	10-Q	001-38519	10.7	8/14/2023

10.37	Form of AgeX Therapeutics, Inc. Lock-Up Agreement	8-K	001-38519	10.3	8/30/2023

10.38	Form of Serina Therapeutics, Inc. Lock-Up Agreement	8-K	001-38519	10.4	8/30/2023

10.39	Letter Agreement, dated August 29, 2023, by and among AgeX Therapeutics, Inc., Serina Therapeutics, Inc. and Juvenescence Limited	8-K	001-38519	10.5	8/30/2023

10.40‡†	Amendment to Transition Services and Separation Agreement, dated October 31, 2023, between AgeX Therapeutics, Inc. and Michael D. West	10-Q	001-38519	10.12	11/14/2023

10.41	Allonge and Fifth Amendment to Amended and Restated Convertible Promissory Note, dated November 9, 2023, between AgeX Therapeutics, Inc. and Juvenescence Limited	10-Q	001-38519	10.13	11/14/2023

10.42†	Form of Pledge Agreement by AgeX Therapeutics, Inc.	10-Q	001-38519	10.14	11/14/2023

10.43	Guaranty Agreement, dated November 9, 2023, between Reverse Bioengineering, Inc., ReCyte Therapeutics, Inc., UniverXome Bioengineering, Inc. and Juvenescence Limited	10-Q	001-38519	10.15	11/14/2023

10.44†	Joinder Agreement, dated November 9, 2023, between Reverse Bioengineering, Inc., ReCyte Therapeutics, Inc., UniverXome Bioengineering, Inc., AgeX Therapeutics, Inc. and Juvenescence Limited	10-Q	001-38519	10.16	11/14/2023

10.45	Sixth Amendment to Amended and Restated Convertible Promissory Note, dated February 9, 2024, between AgeX Therapeutics, Inc. and Juvenescence Limited	8-K	001-38519	10.1	2/14/2024

II-5

10.46	Warrant Agreement, dated March 19, 2024 between AgeX Therapeutics, Inc. and Equiniti Trust Company, LLC	10-K	001-38519	10.49	3/22/2024

10.47	Seventh Amendment to Amended and Restated Convertible Promissory Note, dated March 26, 2024, between AgeX Therapeutics, Inc., the Guarantors party thereto and Juvenescence Limited	8-K	001-38519	10.1	4/1/2024

10.48†#	Agreement with respect to Convertible Notes dated March 26, 2024, among AgeX Therapeutics, Inc., UniverXome Bioengineering, Inc., the Subsidiary Obligors and Juvenescence Limited	8-K	001-38519	10.2	4/1/2024

10.49†	Asset Contribution Agreement dated March 26, 2024 between AgeX Therapeutics, Inc. and UniverXome Bioengineering, Inc.	8-K	001-38519	10.3	4/1/2024

10.50‡	Form of Indemnification Agreement for Officers and Directors	8-K	001-38519	10.4	4/1/2024

10.51‡	Director Compensation Policy	8-K	001-38519	10.5	4/1/2024

10.52‡	Serina Therapeutics Inc. 2024 Equity Incentive Plan.	8-K	001-38519	10.7	4/1/2024

10.53‡	Form of Stock Option Agreement	8-K	001-38519	10.8	4/1/2024

10.54‡	Executive Chairman Agreement	8-K	001-38519	10.1	4/17/2024

16.1	Letter of WithumSmith+Brown, PC to the Securities and Exchange Commission, dated May 3, 2024	8-K	001-38519	16.1	5/3/2024

21.1	List of Subsidiaries	8-K	001-38519	21.1	4/1/2024

23.1*	Consent of Bradley Arant Boult Cummings LLP (included in Exhibit 5.1)

23.2*	Consent of WithumSmith+Brown, PC

23.3*	Consent of Frazier & Deeter, LLC

101.INS*	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)

101.SCH*	Inline XBRL Taxonomy Extension Schema

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

107*	Filing Fee Table

*	Filed herewith.

**	Furnished herewith.

#	Confidential treatment has been granted with respect to portions of this exhibit (indicated by asterisks) and those portions have been separately filed by Lineage Cell Therapeutics, Inc. with the Securities and Exchange Commission.

†	Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission on request.

‡	Management contract or compensatory plan.

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent No more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on May 3, 2024.

SERINA THERAPEUTICS, INC.

By:	/s/ Steven Ledger

Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Balkrishan {Simba) Gill	Executive Chairman of the Board of Directors	May 3, 2024

/s/ Steven Ledger	Interim Chief Executive Officer and Director	May 3, 2024
( Principal Executive Officer)

/s/ Andrea Park	Interim Chief Financial Officer	May 3, 2024
(Principal Financial and Accounting Officer)

/s/ Gregory Bailey	Director	May 3, 2024

/s/ Steven Mintz	Director	May 3, 2024

/s/ Remy Gross	Director	May 3, 2024

/s/ J. Milton Harris	Director	May 3, 2024

/s/ Richard Marshall	Director	May 3, 2024

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